As filed with the U.S. Securities and Exchange Commission on May 12, 2023

Registration No. 333-269156

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ProSomnus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3841	88-2978216
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5675 Gibraltar Drive

Pleasanton, California, 94588

Tel: (844) 537-5337

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Len Liptak

Chief Executive Officer

5675 Gibraltar Drive

Pleasanton, California, 94588

Tel: (844) 537-5337

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Andrew M. Tucker
E. Peter Strand
Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave NW, Suite 900
Washington, DC 20001
Telephone: (202) 689-2800

Approximate date of commencement of proposed sale to public: From time to time after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS        SUBJECT TO COMPLETION        DATED MAY 12, 2023

ProSomnus, Inc.

Primary Offering of

Up to 9,691,508 shares of Common Stock Upon the Exercise of Warrants and the Conversion of Convertible Notes

Secondary Offering of

Up to 9,850,363 Shares of Common Stock

Up to 2,411,848 Warrants

This prospectus relates to the primary issuance by us of up to an aggregate of 9,691,508 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 4,100,250 shares of Common Stock issuable upon the exercise of 4,100,250 warrants (the “Public Warrants”), each of which is exercisable at a price of $11.50 per share, originally issued in the initial public offering of Lakeshore Acquisition I Corp., a Cayman Islands exempted entity (“Lakeshore”), (ii) up to an aggregate of 496,941 shares of Common Stock issuable upon the exercise of 496,941 warrants (the “Private Warrants”), each of which is exercisable at a price of $11.50 per share, that made up a part of the private units originally issued in a private placement in connection with Lakeshore’s initial public offering or were issued at the closing of the Business Combination pursuant to that certain Amended and Restated Purchaser Support Agreement, dated November 28, 2022, (iii) up to 3,179,410 shares of Common Stock issuable upon the conversion of our Senior Secured Convertible Notes due 2025 and Subordinated Secured Convertible Notes due 2026 (the “Convertible Notes,” and such shares, the “Convertible Note Shares”) and (iv) up to 1,914,907 shares of Common Stock issuable upon the exercise of 1,914,907 warrants (the “Convertible Note Warrants” and collectively with the Public Warrants and the Private Warrants, the “Warrants”), each of which is exercisable at a price of $11.50 per share, originally issued in connection with the offering of the Convertible Notes.

This prospectus also relates to the offer and resale from time to time, upon the expiration of lock-up agreements, if applicable, by: (a) the selling stockholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 9,850,363 shares of Common Stock, consisting of (i) 1,025,000 shares of Common Stock, issued in a private placement to the PIPE Investors (as defined below) pursuant to the terms of separate Subscription Agreements (as defined below) in connection with the Business Combination (as defined below), for which the PIPE investors paid $10.00 per share, and, including bonus shares received as described herein, paid an effective price between $5.49 and $7.14, (ii) an aggregate of 1,145,218 shares of Common Stock issued as bonus shares to PIPE Investors or shareholders of the Company  who entered into agreements with Lakeshore not to redeem their shares in connection with the extraordinary general meeting of shareholders of Lakeshore held on December 2, 2022 to approve the Business Combination (the “Extraordinary General Meeting”), 574,035 of which shares were Founders Shares transferred from RedOne Investments Limited (the “Sponsor”) (iii) an aggregate of 1,054,390 shares of Common Stock originally issued to the Sponsor and its affiliates in connection with the initial public offering of Lakeshore (the “Founders Shares”), for which the Sponsor paid approximately $0.017 per share, (iv) an aggregate of 613,917 shares of Common Stock issued at $10.00 per share to Craig-Hallum Capital Group LLC (“CH”) and Roth Capital Partners (“Roth”) in satisfaction of fees payable upon Lakeshore’s completion of its initial business combination as a commission pursuant to that certain Business Combination Marketing Agreement, dated June 10, 2021, by and between Lakeshore and CH, and in satisfaction of the placement agent fee payable in connection with the offering to PIPE Investors (as defined below), (v) 102,306 shares of Common Stock issued at $10.00 per share to Gordon Pointe Capital, LLC in satisfaction of an advisory fee payable by ProSomnus Holdings, Inc. upon consummation of the Business Combination, (vi) an aggregate of 326,713 shares of Common Stock issued as commitment shares in connection with the Convertible Note offering (vii) an aggregate of 1,601 shares of Common Stock issued to former shareholders of ProSomnus Holdings, Inc. valued at $10.00 per share, due to administrative errors in recording the number of shares held by such shareholders prior to the Business Combination, and (viii) 5,581,218 shares of Common Stock held by funds affiliated with HealthpointCapital Partners II, LP (“HPC II”), an affiliate of the Company, which were received as merger consideration in connection with the Business Combination at a price of $10.00 per share, and which are subject to lock-up restrictions set forth herein; and (b) the selling warrant holders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrantholders” and, together with the Selling Stockholders and including their permitted transferees, the “Selling Securityholders”) of up to an aggregate of 2,411,848 Warrants, consisting of 496,941 Private Warrants, which are a component of the private units the Sponsor acquired in connection with the initial public offering at $10.00 per unit (each unit consisted of one ordinary share and three-quarters of one warrant), and 1,914,907 Convertible Note Warrants.

On May 9, 2022, Lakeshore entered into a merger agreement (the “Merger Agreement”), which provided for the business combination between Lakeshore and ProSomnus Holdings Inc., a Delaware corporation (“ProSomnus”). Pursuant to the Merger Agreement, on December 6, 2022, the business combination was effected in two steps: (i) Lakeshore reincorporated to the State of Delaware by merging with and into LAAA Merger Corp., a Delaware corporation (“PubCo”), with PubCo surviving as the publicly traded entity (the “Reincorporation Merger”); and (ii) immediately after the Reincorporation Merger, LAAA Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), was merged with and into ProSomnus, with ProSomnus surviving as a wholly-owned subsidiary of PubCo (the “Acquisition Merger” and together with the Reincorporation Merger and related transactions, the “Business Combination”).

Furthermore, on or about November 28, 2022, Lakeshore entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) for the sale of an aggregate of 1,025,000 shares of Common Stock (the “PIPE Shares”) for an aggregate purchase price of $10.00 in a private placement, which was consummated immediately prior to the closing of the Business Combination (the “PIPE Investment”).

As described herein, the Selling Securityholders named in this prospectus or their permitted transferees, may resell from time to time up to 9,848,762 shares of Common Stock and 2,411,848 Warrants. We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. Our registration of these securities does not mean that the Selling Securityholders will offer or sell any of the securities offered hereby. We will not receive any of the proceeds from such sales of the shares of our Common Stock or Warrants, except with respect to amounts received by us upon the exercise of the Warrants. We could receive up to an aggregate of approximately $74.9 million from the exercise of all Warrants, assuming the exercise in full of such warrants for cash at a price of $11.50 per share. The likelihood that the Selling Securityholders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. On May 9, 2023, the closing price of our Common Stock was $5.01 per share. If the market price of our Common Stock continues to be less than the exercise price, it is unlikely that holders will exercise the Warrants, and therefore unlikely that we will receive any proceeds from the exercise of these warrants and options in the near future, or at all. See “Risk Factors—There is no guarantee that the Warrants will be in the money, and they may expire worthless” for more information.

The Selling Holders will determine the timing, pricing and rate at which they sell such shares into the public market. Significant sales of shares of common stock pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of our common stock. The shares being registered for resale currently represent approximately 61.4% of the total number of shares outstanding, based on the number of shares of Common Stock outstanding as of January 31, 2023, and including the HPC II shares, which are subject to the lock-up restrictions set forth herein. Also, even though the current trading price is significantly below the Company’s initial public offering price, based on the closing price of the Common Stock on May 9, 2023, certain private investors may have an incentive to sell their shares, because they will still profit on sales due to the lower prices at which they purchased their shares as compared to the public investors.

We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock or Warrants. See section entitled “Plan of Distribution” beginning on page 136 of this prospectus.

Our Common Stock and our Public Warrants are listed on the Nasdaq Global Market and Nasdaq Capital Market, respectively, under the symbols “OSA” and “OSAAW,” respectively. On May 9, 2023, the closing price of our Common Stock was $5.01 and the closing price for our Public Warrants was $0.1486.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Common Stock and Warrants is highly speculative and involves a high degree of risk. See “Risk Factors.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of Common Stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, the Selling Stockholders may sell up to 9,848,762 shares of Common Stock and up to 2,411,848 Warrants from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. This prospectus also relates to the issuance by up to 9,691,508 shares of Common Stock upon the exercise of Warrants and the conversion of Convertible Notes. We will receive the proceeds from any exercise of the Warrants for cash.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of the Common Stock, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Stockholders will not make an offer to sell the Common Stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, is accurate only as of the date on the respective cover. Our business, prospects, financial condition or results of operations may have changed since those dates. This prospectus contains, and any prospectus supplement or post-effective amendment may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable. Accordingly, investors should not place undue reliance on this information.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus, the terms “we,” “us,” “our” or “ProSomnus” refer to ProSomnus Holdings, Inc. and its subsidiary prior to the Business Combination and to ProSomnus, Inc. and its subsidiaries subsequent to the Business Combination. In addition, in this prospectus:

●	“Business Combination” refers to the transactions contemplated by the Merger Agreement.
●	“Business Combination Marketing Agreement” refers to that certain Business Combination Marketing Agreement, dated June 10, 2021, by and between Lakeshore and CH.
●	“Closing Date” refers to December 6, 2022, the date on which the Business Combination was consummated.
●	“Closing” refers to the closing of the transactions contemplated under the Merger Agreement.
●	“Common Stock” refers to our common stock, par value $0.0001.
●	“Charter” refers to our Second Amended and Restated Certificate of Incorporation, which took effect upon the Closing.
●	“Debt Investment” means the offering of convertible notes of PubCo with an aggregate principal funding equal to $30 million, in a private placement immediately prior to consummation of the Business Combination pursuant to the definitive agreements, dated August 26, 2022, by and among Lakeshore, ProSomnus and certain investors named therein.
●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.
●	“initial shareholders” refers to the shareholders of Lakeshore immediately prior to the IPO.
●	“IPO” refers to the initial public offering of 5,467,000 units of Lakeshore consummated on June 15, 2021, including the 467,000 units after the full exercise of the over-allotment option on June 28, 2021.
●	“Merger Agreement” refers to that certain Agreement and Plan of Merger, dated May 9, 2022, by and among Lakeshore, Merger Sub, Sponsor, HGP II, LLC, as representative of the Lakeshore public shareholders, and ProSomnus.
●	“PubCo” refers to Lakeshore for all times prior to consummation of the Merger, and ProSomnus, Inc. for all times after the consummation of the Merger.
●	“PubCo Warrants” refers to warrants to purchase shares of ProSomnus, with each whole warrant exercisable for one share of Common Stock.
●	“Securities Act” refers to the Securities Act of 1933, as amended.
●	“Sponsor” refers to RedOne Investment Limited, a British Virgin Islands entity that is owned and controlled by Bill Chen, Lakeshore’s chairman and chief executive officer.
●	“underwriters” refers to Craig-Hallum Capital Group and Roth Capital Partners, the underwriters in the IPO.
●	“US Dollars,” “$” and “USD$” refer to the legal currency of the United States.
●	“U.S. GAAP” refers to accounting principles generally accepted in the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial conditions, results of operations, earnings outlook and prospects of ProSomnus and other statements about the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections titled “ProSomnus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of ProSomnus.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of ProSomnus and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those relating to:

●	our ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably following the Business Combination;
●	diversion of management attention from ongoing business operations due to the Business Combination;
●	disruption of our current plans and operations as a result of the transactions, including operating as a public company;
●	our ability to accesss additional capital if necessary;
●	failure to successfully implement our growth strategy;
●	adoption of our devices by the medical and dental communities;
●	our technologies and intellectual property;
●	government regulation;
●	volatility in the trading price of our securities; and
●	the possibility that we may be adversely affected by other economic, business and/or competitive factors.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this prospectus and attributable to ProSomnus or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, ProSomnus, undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in Common Stock, you should read the entire prospectus carefully, including “Risk Factors” and the financial statements of Lakeshore and ProSomnus and related notes thereto included elsewhere in this prospectus.

The Company

ProSomnus is the first manufacturer of precision, mass-customized oral appliance therapy devices to treat obstructive sleep apnea, which affects over 74 million Americans and is associated with serious comorbidities, including heart failure, stroke, hypertension, morbid obesity and type 2 diabetes. ProSomnus’s patented devices are a more comfortable and less invasive alternative to continuous positive airway pressure (CPAP) therapy, and lead to more effective and patient-preferred outcomes. With more than 200,000 patients treated, we believe that ProSomnus’s devices are the most prescribed oral appliance devices in the United States.

The Background

On December 6, 2022, Lakeshore consummated a series of transactions that resulted in the combination (the “Business Combination”) of Lakeshore with ProSomnus Holdings, Inc., a Delaware Corporation (“ProSomnus Holdings”) pursuant to the previously announced Agreement and Plan of Merger, dated May 9, 2022, by and among Lakeshore, LAAA Merger Sub, Inc. (“Merger Sub”), RedOne Investment Limited (“Sponsor”), as purchaser representative, HGP II, LLC, as representative of ProSomnus’ stockholders, and ProSomnus Holdings, following the approval at the extraordinary general meeting of the shareholders of Lakeshore held on December 2, 2022 (the “Extraordinary General Meeting”). Pursuant to the Merger Agreement, Lakeshore merged with and into LAAA Merger Corp. (“Pubco”), Merger Sub merged with and into ProSomnus Holdings, and Pubco changed its name to ProSomnus, Inc.

Simultaneous with the closing of the Business Combination, Pubco also completed a series of private financings, issuing and selling 1,025,000 shares of its common stock in a private placement to certain PIPE investors (the “Equity PIPE Offering”), entering into non-redemption agreements with holders of an aggregate of approximately 0.395 million public shares of common stock of Lakeshore, and issuing an aggregate of $16.96 million principal value senior secured convertible notes and an aggregate of $17.45 million principal value subordinated secured convertible notes to certain investors pursuant to previously announced Senior Securities Purchase Agreement and Subordinated Securities Purchase Agreement, each dated August 26, 2022.

Our Common Stock and our Public Warrants are listed on the Nasdaq Global Market and Nasdaq Capital Market, respectively, under the symbols “OSA” and “OSAAW,” respectively. On May 9, 2023, the closing price of our Common Stock was $5.01 and the closing price for our Public Warrants was $0.1486.

The rights of holders of our Common Stock and Warrants are governed by our Second Amended and Restated Certificate of Incorporation, our bylaws and the Delaware General Corporation Law (the “DGCL”), and in the case of the warrants, the Warrant Agreement, dated June 10, 2021, by and between Lakeshore and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). See the section entitled “Description of Capital Stock”.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may benefit from specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	presentation of only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus;
●	reduced disclosure about our executive compensation arrangements;
●	no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements;

●	exemption from any requirement of the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may benefit from these exemptions until December 31, 2025 or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (1) December 31, 2025; (2) the first fiscal year after our annual gross revenues are $1.235 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may choose to benefit from some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold stock.

Summary Risk Factors

You should consider all the information contained in this prospectus before making a decision to invest in the Common Stock. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 17. Such risks include, but are not limited to, the following risks with respect to the Company subsequent to the Business Combination:

Risks Related to ProSomnus’s Business and Industry

●	ProSomnus has a limited operating history;
●	ProSomnus has a history of operating losses;
●	the need to raise additional capital;
●	ProSomnus has identified a historical material weakness in its internal control over financial reporting;
●	ProSomnus will not be successful if its devices are not sufficiently adopted by the medical and dental communities;
●	a substantial portion of ProSomnus’s revenue is from sales of a single type of product;
●	risks relating to public health conditions;
●	failure to successfully implement ProSomnus’s growth strategy;
●	sales and marketing efforts may not be successful;
●	failure to educate or train a sufficient number of physicians and dentists;
●	future operating results are difficult to predict and may vary significantly;
●	ProSomnus’s ability to respond in a timely and cost-effective manner to changes in the preferences of dentists or patients;
●	business and results of operations may be impacted by the extent to which patients achieve adequate levels of third-party insurance reimbursement;
●	precision intraoral medical devices are currently not recommended by most sleep physicians;
●	ProSomnus faces significant competition;
●	ProSomnus precision intraoral medical devices may become obsolete;

●	potential international sales are subject to a number of risks;
●	the maintenance of single supply relationships for certain of ProSomnus’s key machines and raw materials;
●	failure of dentists to pay for their purchases on a timely basis;
●	the risk of product liability claims;
●	inability to maintain adequate product liability insurance;
●	the risk of warranty claims.

Risks Related to Intellectual Property

●	Dependence on patents and proprietary technology;
●	confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information;
●	intellectual property infringement claims;
●	failure to secure trademark registrations;
●	claims that ProSomnus employees have wrongfully used or disclosed alleged trade secrets.

Risks Related to Government and Regulation

●	Failure to obtain government approvals;
●	expense of clinical trials that may be required to support regulatory submissions in the United States;
●	results of clinical trials may not support further clinical development or commercialization;
●	modifications to the ProSomnus precision intraoral medical devices may require additional FDA approvals;
●	inspection and market surveillance by the FDA;
●	ProSomnus precision intraoral medical devices are subject to extensive governmental regulation;
●	relationships with dentists, other healthcare providers, and third-party payors will be subject, to federal and state healthcare fraud and abuse laws;
●	misuse or off-label use of ProSomnus precision intraoral medical devices;
●	the adverse effect of violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti- bribery and anti-kickback laws.

General Risk Factors

●	Damage to ProSomnus’s reputation;
●	ProSomnus’s headquarters, digital medical device modeling processes, and other manufacturing processes are principally located in regions that are subject to earthquakes and other natural disasters;

●	if payments from commercial or governmental payors are significantly delayed, reduced, or eliminated;
●	significant changes in ProSomnus’s payor mix;
●	ProSomnus may pursue acquisitions of complementary businesses or technologies;
●	ProSomnus’s business is seasonal;
●	dependence on certain key personnel;
●	members of ProSomnus’s board of directors will have other business interests and obligations;
●	the need to carefully manage expanding operations;
●	downturns or volatility in general economic conditions;
●	ProSomnus’s management team has limited experience;
●	inadequate internal controls;
●	actual operating results may differ significantly;
●	qualification as an “emerging growth company”;
●	unaudited pro forma financial information included herein is not indicative of actual financial position or results of operations.

The Ownership of Our Securities

●	Our ability to meet the continued listing requirements of Nasdaq;
●	concentration of ownership among our officers, directors and their affiliates;
●	future sales of a substantial number of shares of Common Stock in the public market;
●	the exercise of registration rights granted in connection with the Business Combination;
●	there is no guarantee that our Warrants will be in the money, and they may expire worthless;
●	ProSomnus’s ability to issue common and preferred stock without further stockholder approval;
●	the absence of cash dividends in the future;
●	volatility in the trading price of our securities;
●	analyst coverage of our securities; and
●	anti-takeover provisions in our governing documents.

Corporate Information

ProSomnus’s principal executive offices are located at 5675 Gibraltar Drive, Pleasanton, CA 94588, USA, and ProSomnus’s telephone number is (844) 537-5337.

THE OFFERING

Issuer	ProSomnus, Inc.

Shares of Common Stock Offered by us	9,691,508 shares of Common Stock issuable upon the exercise of Warrants and the conversion of Convertible Notes.

Shares of Common Stock Offered by the Selling Securityholders	Up to 9,848,762 shares of Common Stock

Warrants Offered by the Selling Securityholders	Up to 2,411,848 Warrants, consisting of 496,941 Private Warrants and 1,914,907 Convertible Note Warrants.

Exercise Price of Warrants	$11.50 per share, subject to adjustment as defined herein.

Shares of Common Stock Outstanding Prior to Exercise of All Warrants as of April 30, 2023	16,048,181 shares.

Shares of Common Stock Outstanding Assuming Exercise of All Warrants as of April 30, 2023	22,560,279 shares.

Use of Proceeds

We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders. We could receive up to an aggregate of approximately $74.9 million from the exercise of the warrants, assuming the exercise in full of all of such warrants for cash.

The likelihood that the Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. On May 9, 2023, the closing price of our Common Stock was $5.01 per share. If the market price of our Common Stock continues to be less than the exercise price, it is unlikely that holders will exercise the Warrants, and therefore unlikely that we will receive any proceeds from the exercise of these warrants and options in the near future, or at all. See “Risk Factors—There is no guarantee that the Warrants will be in the money, and they may expire worthless” for more information.

We expect to use the net proceeds from the exercise of the warrants for general corporate purposes. See “Use of Proceeds.”

Market for Common Stock and Public Warrants	Our Common Stock and our Public Warrants are listed on the Nasdaq Global Market and Nasdaq Capital Market, respectively, under the symbols “OSA” and “OSAAW,” respectively.

Risk Factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

In this prospectus, unless otherwise indicated, the number of shares of Common Stock outstanding as of April 30, 2023 and the other information based thereon:

●	Does not reflect 2,411,283 shares of Common Stock reserved for issuance under our 2022 Equity Incentive Plan;
●	Does not reflect the potential issuance of up to 3,000,000 Earn Out Shares; and
●	Does not reflect the exercise of Warrants to purchase up to 6,512,098 shares of Common Stock or conversion of Convertible Notes convertible into up to 3,179,410 shares of Common Stock as of April 30, 2023.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF PROSOMNUS

The unaudited pro forma condensed combined financial statements are based on Lakeshore’s historical financial statements for the period January 1, 2022 through December 6, 2022 (closing of the Business Combination) and for the period from January 6, 2021 (inception) through December 31, 2021 and ProSomnus’s historical consolidated financial statements for the nine months ended September 30, 2022 and for the year ended December 31, 2021, adjusted to give effect to the Business Combination, equity investments in the form of non-redeeming public shares and PIPE investments, and the convertible notes facilities.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 is derived from the audited financial statements of ProSomnus, Inc. and fully reflect the effect to the Business Combination and the other events outlined in the Merger Agreement.

The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2022 and 2021 combines Lakeshore’s historical unaudited financial statements for the period January 1, 2022 through December 6, 2022 (closing of the Business Combination) and audited financial statements for the period from January 6, 2021 (inception) through December 31, 2021 and ProSomnus’s historical audited consolidated financial statements for the years ended December 31, 2022 and 2021, adjusted to give effect to the Business Combination, equity investments in the form of non-redeeming public shares and PIPE investments, and the convertible notes facilities as if they had occurred as of January 1, 2021.

Notwithstanding the legal form of the Business Combination, the Business Combination has been accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Lakeshore has been treated as the acquired company and ProSomnus has been treated as the acquirer for financial statement reporting purposes.

The pro forma adjustments that are directly attributable to the Business Combination, equity investments in the form of non-redeeming public shares and PIPE investments, and convertible notes facilities are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company.

The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company post consummation of the Business Combination, equity investments in the form of non-redeeming public shares and PIPE investments, and the convertible notes facilities.

The unaudited pro forma condensed combined financial information is for illustrative purposes only.

The financial results may have been materially different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Lakeshore and ProSomnus have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared based on the information upon the Closing of the Business Combination:

●	Non-redeeming shareholders retained an aggregate of 480,637 shares, and non-redeeming shareholders that entered into agreements with Lakeshore and ProSomnus to not redeem received an aggregate of 340,085 bonus shares.
●	New PIPE investors received 1,025,000 shares at $10.00 per share, and received an aggregate of 805,133 bonus shares.
●	574,035 founder shares were transferred to non-redeeming shareholders that entered into agreements with Lakeshore and ProSomnus to not redeem and new PIPE investors, as a source of bonus shares.
●	Underwriters, advisors and convertible notes placement agents totally forfeited $1,640,010 of compensation in exchange of new issuance of 164,010 shares as a source of bonus shares, to be issued to non-redeeming shareholders that entered into agreements with Lakeshore and ProSomnus to not redeem and new PIPE investors.
●	Source of bonus shares also include new issuance of shares up to 410,025 shares.

Based on the above, the pro forma outstanding shares of PubCo ordinary shares immediately after the Business Combination is as follows:

	Pro Forma Combined
	Number of Shares	%
Non-redeeming public shareholders	820,722	5.1%
New PIPE investors	1,830,133	11.4%
Sponsor shares and private shares holders	1,054,390	6.6%
Former ProSomnus shareholders	11,293,283	70.4%
Shares issued to underwriters and debt placement agents	716,223	4.5%
Bonus shares issued to Junior Notes purchasers	326,713	2.0%
Total shares outstanding	16,041,464	100.0%

ProSomnus is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and the related transactions. The selected unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that PubCo will experience. Lakeshore and ProSomnus have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2022

			Transaction
			Accounting
	ProSomnus	Lakeshore	Adjustments	Pro Forma
	(Historical)	(Historical	(Note 2)	Combined
Revenue, net	$19,393,343	$—	$—	$19,393,343
Cost of Revenue	9,127,338	—	—	9,127,338
Total operating expenses	21,741,498	2,798,741	—	24,540,239
Operating loss	(11,475,493)	(2,798,741)	—	(14,274,234)
Net loss	$(7,145,320)	$(2,366,142)	$—	$(11,637,164)
Net loss per share, basic and diluted	$(0.71)			$(0.73)

Selected Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

			Transaction
			Accounting
	ProSomnus	Lakeshore	Adjustments	Pro Forma
	(Historical)	(Historical)	(Note 2)	Combined
Revenue, net	$14,074,649	$—	$—	$14,074,649
Cost of Revenue	6,764,319	—	—	6,764,319
Total operating expenses	12,132,868	301,591	5,457,764	17,892,223
Operating loss	(4,822,538)	(301,591)	(5,457,764)	(10,581,893)
Net loss	$(5,977,407)	$(299,625)	$(10,043,161)	$(16,320,193)
Net loss per share, basic and diluted	$(1.51)			$(1.02)

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this prospectus, including the consolidated financial statements and the accompanying notes and matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating an investment in the Common Stock. The following risk factors apply to the business and operations of ProSomnus and also apply to the business and operations of PubCo following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to realize the anticipated benefits of the Business Combination and may have an adverse effect on the business, cash flows, financial condition and results of operations of PubCo following the consummation of the Business Combination. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business, cash flows, financial condition and results of operations.

Risks Related to ProSomnus’s Business and Industry

Our business has a limited operating history, which may make it difficult to evaluate the prospects for our future viability and predict our future performance. As such, you cannot rely upon our historical operating performance to make an investment or voting decision regarding ProSomnus.

ProSomnus, Inc. (formerly known as ProSomnus Holdings, Inc., DTI Holdings Inc. and MicroDental Inc.) was incorporated in 2006, for most of its history, its primary business was the operation of a chain of dental laboratories. In October 2016, it sold the dental laboratory business and retained the sleep apnea business it started in 2014, and formed ProSomnus Sleep Technologies, Inc. as a wholly owned subsidiary to operate that business. Accordingly, we have a limited operating history and must be evaluated in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations.

In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown obstacles. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in emerging and rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations, and our business, financial condition, and results of operations could be adversely affected.

We have a history of operating losses and may never achieve cash flow positive or profitable results of operations.

Since we began our ProSomnus business in 2016, we have not been profitable and have incurred losses and cash flow deficits. For the fiscal years ended December 31, 2022 and 2021, we reported net losses of $7.1 million and $6.0 million, respectively, and negative cash flow from operating activities of $10.3 million and $4.6 million, respectively. Accumulated deficit as of December 31, 2022 was $210.8 million.

We anticipate that we will continue to report losses and negative cash flow. There is therefore a risk that we will be unable to operate our business in a manner that generates positive cash flow or profit, and our failure to operate our business profitably could damage our reputation and stock price.

Based on cash flow projections from operating and financing activities and existing balance of cash and cash equivalents and investments, management is of the opinion that the Company has sufficient funds for sustainable operations, and it will be able to meet its payment obligations from operations and debt related commitments for at least one year from the issuance date of these financial statements.

The Company’s ability to continue as a going concern is dependent on management’s ability to control operating costs and maintain revenue growth forecast. However, additional funding will be necessary to fund future discovery research, pre-clinical and clinical activities. We will seek additional funding through public financings, debt financings, collaboration agreements, strategic alliances and licensing arrangements. Although we have been successful in raising capital in the past, there is no assurance that we will be successful in obtaining such additional financing on acceptable terms, or at all, and we may not be able to enter into collaborations or other arrangements. If we are unable to obtain funding, we could be forced to delay, reduce or eliminate our research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect our business prospects, and even our ability to continue operations.

We have identified a historical material weakness in our internal control over financial reporting.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2022 and 2021, our independent registered public accounting firms identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness in our case arose from the accounting for certain complex transactions and a lack of expertise for such accounting issues. While remediation efforts have been made, if we are unable to remedy our material weakness, or if we generally fail to establish and maintain effective internal controls appropriate for a public company, we may be unable to produce timely and accurate financial statements, and we may conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price.

We will not be successful if our ProSomnus precision intraoral medical devices are not sufficiently adopted by the medical and dental communities for the treatment of Obstructive Sleep Apnea (OSA).

Our success depends both on the sufficient acceptance and adoption by the dental and medical communities of our ProSomnus precision intraoral medical devices as a non-invasive treatment for the treatment of mild to moderate OSA and potentially severe OSA in the future and on heightening public awareness of the prevalence of OSA to increase the number of undiagnosed patients who seek treatment. Currently, a relatively limited number of dentists and other medical professionals provide ProSomnus precision intraoral medical devices for the treatment of OSA. We cannot predict how quickly, if at all, the medical and dental communities will accept our precision intraoral medical devices, or, if accepted, the extent of their use.

For us to be successful:

●	our dentist customers and referring physicians must believe that the ProSomnus precision intraoral medical devices offer meaningful clinical and economic benefits for the treating provider and for the patient as compared to the other surgical and non-surgical procedures or devices currently being used to treat individuals with OSA, and referring physicians must write a prescription for the use of ProSomnus precision intraoral medical devices;
●	our dentist customers must use ProSomnus precision intraoral medical devices to treat OSA either as a stand-alone treatment or in combination with procedures to treat other areas of upper airway obstruction and achieve acceptable clinical outcomes in the patients they treat;
●	our dentist customers must believe patients will pay for ProSomnus precision intraoral medical devices out-of-pocket or have qualifying medical insurance, and patients must believe that paying out-of-pocket or using their medical insurance for treatment is the best alternative to either doing nothing or entering into another treatment option; and
●	our dentist customers must be willing to commit the time and resources required to learn the new clinical and technical skills required to treat patients with OSA using ProSomnus precision intraoral medical devices.

Studies have shown that a significant percentage of people who have OSA remain undiagnosed and therefore do not seek treatment, or those who are diagnosed with OSA may be reluctant to seek treatment or incur significant costs of treatment given the less severe nature of their condition, the potentially negative lifestyle effects of Continuous Positive Airway Pressure (CPAP) and other traditional treatments, and the lack of awareness of new treatment options. If there is not an increase in public awareness of the prevalence of OSA or if the medical and dental communities are slow to adopt, or fail to adopt, ProSomnus precision intraoral medical devices as a treatment for individuals with OSA, we would suffer a material adverse effect on our business, financial condition, and results of operations.

We derive a substantial portion of our revenue from sales of a single type of product (ProSomnus precision intraoral medical devices) and expect to continue to do so, which leaves us reliant on the commercial viability of the ProSomnus precision intraoral medical devices.

Currently, our only products are ProSomnus precision intraoral medical devices. We expect a secondary source of revenue to be remote monitoring services, which we expect to introduce soon. We expect that sales of our ProSomnus precision intraoral medical devices will account for a significant amount of our revenue for the foreseeable future. We currently market and sell our ProSomnus precision intraoral medical devices primarily in the United States and Canada, with a very limited presence in very few select European countries and Australia. Because the ProSomnus precision intraoral medical devices are different from current surgical and non-surgical treatments for OSA, we cannot assure you that dentists in corroboration with physicians will use our products, and demand for our products may decline or may not increase as quickly as we expect. Also, we cannot assure you that the ProSomnus precision intraoral medical devices will compete effectively as a treatment alternative to other more well-known and well- established therapies, such as CPAP, palatal surgical procedures, or other oral appliance therapy devices.

Since our ProSomnus precision intraoral medical devices currently represent our only products, we are significantly reliant on the level of recurring sales of the ProSomnus precision intraoral medical devices and decreased or lower than expected sales or recruitment of physicians and sleep dentists to recommend our products would have a material adverse effect on our business, financial condition, and results of operations.

We expect to introduce remote monitoring services soon. We may be unable to launch these new services on time, at all, or without significant additional expense, and such services may not be as popular as we anticipated, which would have a material adverse effect on our business, financial condition, and results of operations.

We face risks relating to public health conditions such as the COVID-19 pandemic, which could adversely affect our dentist customers, sleep physicians, our business, and our results of operations.

Our business and prospects have been and could be materially adversely affected by the COVID-19 pandemic or recurrences of COVID-19 (such as the emergence of the Omicron variant in the United States in December 2021) or any other similar diseases in the future. Material adverse effects from COVID-19 and similar diseases could result in numerous known and currently unknown ways including from quarantines and lockdowns which impair our marketing and sales efforts to dentists or other medical professionals and limit patient visits to sleep dentists and physicians. During the COVID-19 pandemic, dental offices throughout the U.S. and Canada shut down for extended periods of time (and may be shut down again due to recurrences of COVID-19), thus negatively impacting our product revenues. The pandemic and reactions to the pandemic or future outbreaks of COVID-19 could also impair the timing of obtaining necessary consents and approvals from the FDA, as its employees could also be under such quarantines and lockdowns and their time could be mandatorily required to be allocated to more immediate global and domestic concerns relating to COVID-19. In addition, we purchase materials for our products from suppliers located in affected areas, and we may not be able to timely procure required materials. The effects of the COVID-19 pandemic have also placed travel restrictions on us, as well as temporary closures of the facilities of our suppliers as non-essential medical and dental procedures have been limited, which could also adversely impact our business. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could reduce the demand for our products and impair our business prospects including being unable to raise additional capital on acceptable terms to us, if at all.

We may not be able to successfully implement our growth strategy by successfully attracting sleep dentists and sleep physicians on a timely basis or at all, which could harm our business, financial condition, and results of operations.

The growth of our business depends on our ability to execute our plan to attract new sleep dentists and sleep physicians. Our ability to recruit sleep dentists and sleep physicians depends on many factors, including our ability to:

●	achieve brand awareness in new and existing markets;
●	convince sleep dentists and sleep physicians of the value of our products and services and to make the required investments in becoming a provider of ProSomnus precision intraoral medical devices;
●	manage costs, which could give rise to delays or cost overruns;

●	recruit, train, and retain qualified dentists, dental hygienists, physicians, physician assistants, medical technologists and other staff in our local markets;
●	obtain favorable reimbursement rates for our precision intraoral medical devices and remote monitoring services and for services rendered at dental or physician offices relating to our precision intraoral medical devices;
●	develop new products and services;
●	expand to new markets;
●	outperform competitors; and
●	maintain adequate information systems and other operational system capabilities.

Further, applicable laws, rules, and regulations (including licensure requirements) could negatively impact our ability to recruit sleep dentists that provide our devices to their patients.

Accordingly, we may not be able to achieve our planned growth or, even if we are able to grow our base of sleep dentists as planned, we may not be profitable or otherwise perform as planned. We may also struggle to recruit and train ProSomnus employees which could limit our ability to deliver product in a timely manner. Failure to successfully implement our growth strategy would likely have an adverse impact on our business, financial condition, and results of operations.

Our sales and marketing efforts may not be successful.

We currently market and sell our ProSomnus precision intraoral medical devices to a limited number of licensed professionals, primarily sleep dentists. Approximately 2.4% of dentists in the United States have been trained in providing our ProSomnus precision intraoral medical devices. The commercial success of our ProSomnus precision intraoral medical devices ultimately depends upon a number of factors, including the number of sleep dentists who provide our ProSomnus precision intraoral medical devices to their patients, the number of devices provided by these dentists, the number of patients who become aware of our ProSomnus precision intraoral medical devices by self-referral or referrals by their primary care or sleep physicians, the number of patients who elect to use our ProSomnus precision intraoral medical devices, and the number of patients who, having successfully used our ProSomnus precision intraoral medical devices, endorse and refer our ProSomnus precision intraoral medical devices to other potential patients..

Although we sell our products directly to sleep dentists, our experience in marketing and selling our ProSomnus precision intraoral medical devices through a direct sales organization in the United States is limited. We may not be able to maintain a suitable sales force in the United States or internationally or train a suitable number of sleep dentists and physicians. Our marketing and sales efforts may not be successful in increasing awareness and sales of our ProSomnus precision intraoral medical devices.

The failure to educate or train a sufficient number of physicians and dentists in the use of our ProSomnus precision intraoral medical devices could reduce the market acceptance of our ProSomnus precision intraoral medical devices and reduce our revenue.

It is critical to the success of our sales efforts that there is an increasing number of sleep dentists and sleep physicians familiar with, trained in, and proficient in the use of our ProSomnus precision intraoral medical devices. Currently, sleep dentists learn to use our ProSomnus precision intraoral medical devices through hands-on, on-site training or virtual training by our representatives. However, to receive this training, dentists must be aware of our ProSomnus precision intraoral medical devices as a treatment option for OSA and be interested in using our ProSomnus precision intraoral medical devices in their practice. We cannot predict the extent to which dentists will dedicate the time and energy necessary for adequate training in the use of our ProSomnus precision intraoral medical devices, have the knowledge of or experience in the clinical outcomes of our ProSomnus precision intraoral medical devices, or feel comfortable enough using our ProSomnus precision intraoral medical devices to recommend it to their patients. Even if a dentist is well versed in our ProSomnus precision intraoral medical devices, he or she may be unwilling to require patients to pay for the oral device out-of-pocket if not covered by medical insurance. If dentists do not continue to accept and recommend our ProSomnus precision intraoral medical devices, our revenue could be materially and adversely affected.

Our marketing activities may not be successful.

We incur costs and expend other resources in our marketing efforts to attract and retain sleep dentists, referring physicians and patients. Our marketing activities are principally focused on increasing brand awareness in the communities in which we provide services. We expect to undertake marketing campaigns to increase awareness about our presence and our service capabilities. If we are not successful in these efforts, we will have incurred expenses without materially increasing revenue.

Our future operating results are difficult to predict and may vary significantly from quarter to quarter, which may adversely affect the price of our Common Stock.

Our limited history of sales of our ProSomnus precision intraoral medical devices, together with our history of losses, make prediction of future operating results difficult. You should not rely on our past revenue growth as any indication of future growth rates or operating results. Our valuation and the price of our securities likely will fall in the event our operating results do not meet the expectations of analysts and investors. Comparisons of our quarterly operating results are an unreliable indication of our future performance because they are likely to vary significantly based on many factors, including:

●	our inability to attract demand for and obtain acceptance of our precision intraoral medical devices for the treatment of OSA by dentists, physicians, and patients;
●	the success of alternative therapies and surgical procedures to treat individuals with OSA, and the possible future introduction of new products and treatments for OSA;
●	our ability to maintain current pricing for our products;
●	our ability to expand by recruiting additional sleep dentists and physicians in leading major metropolitan areas;
●	the expansion and rate of success of our marketing and advertising efforts to patients, dentists and physicians, and the rate of success of our direct sales force in the United States and internationally;
●	failure of suppliers to deliver machinery or raw materials or provide services in a cost effective and timely manner;
●	our failure to develop, find, or market new products and/or services;
●	the successful completion of current and future clinical studies, and the possibility that the results of any future study may be adverse to our product and services, or reveal some heretofore unknown risk to patients from treatment using our precision intraoral medical devices;
●	actions relating to ongoing FDA compliance;
●	the volume and timing of orders from dentists;
●	our ability to obtain reimbursement for our ProSomnus precision intraoral medical devices and remote monitoring services for the treatment of OSA from third-party healthcare insurers;
●	the willingness of patients to pay out-of-pocket for treatment using ProSomnus precision intraoral medical devices in the absence of reimbursement from third-party healthcare insurers for the treatment of OSA;
●	decisions by one or more commercial health insurance companies to preclude, deny, limit, reduce, eliminate, or curtain reimbursement for treatment in whole or part by our precision intraoral medical devices precision intraoral medical devices;
●	unanticipated delays in the development and introduction of our future products and services and/or our inability to control costs;
●	the effects of global or local pandemics or epidemics, such as COVID-19, and resulting governmental responses;

●	seasonal fluctuations in revenue due to the elective nature of sleep-disordered breathing treatments, including our ProSomnus precision intraoral medical devices, as well as seasonal fluctuations resulting from adverse weather conditions, earthquakes, floods, or other acts of nature in certain areas or regions that result in power outages, transportation interruptions, damages to one or more of our facilities, food shortages, or other events which may cause a temporary or long-term disruption in patient priorities, finances, or other matters; and
●	general economic conditions as well as those specific to our customers and markets.

We may not be able to respond in a timely and cost-effective manner to changes in the preferences of physicians, dental sleep medicine providers or patients.

Our ProSomnus precision intraoral medical devices are subject to changing preferences of both physicians and dental sleep medicine providers that provide our precisions intraoral medical devices to patients and the patients themselves. A shift in preferences away from the precision intraoral medical devices we offer would result in our results of operations in future periods to be materially adversely impacted.

Further clinical studies of our ProSomnus precision intraoral medical devices may adversely impact our ability to generate revenue if they do not demonstrate that our devices are clinically effective for currently specified or expanded indications or if they are not completed in a timely manner.

We have conducted a number of clinical studies of the use of our ProSomnus precision intraoral medical devices to treat patients with mild to moderate OSA in the United States and Canada. We are also involved in a number of ongoing clinical studies evaluating clinical outcomes from the use of our ProSomnus precision intraoral medical devices, including prospective, randomized, placebo-controlled studies, as well as clinical studies that are structured to obtain additional clearances from the FDA for expanded clinical indications for use of our ProSomnus precision intraoral medical devices, including for the treatment of severe OSA.

We cannot assure you that these clinical studies will continue to demonstrate that our ProSomnus precision intraoral medical devices provide clinical effectiveness for individuals diagnosed with mild to moderate OSA or will demonstrate that such devices also provide clinical effectiveness for individuals diagnosed with severe OSA, nor can we assure you that the use of our ProSomnus precision intraoral medical devices will prove to be safe and effective in clinical studies under United States or international regulatory guidelines for any expanded indications. Additional clinical studies of our ProSomnus precision intraoral medical devices may identify significant clinical, technical, or other obstacles that will have to be overcome prior to obtaining clearance from the applicable regulatory bodies to market our ProSomnus precision intraoral medical devices for such expanded indications.

Individuals selected to participate in these further clinical studies must meet certain anatomical and other criteria to participate. We cannot assure you that an adequate number of individuals can be enrolled in clinical studies on a timely basis. Further, we cannot assure you that the clinical studies will be completed as planned. A delay in the analysis and publication of the positive outcomes data from these clinical studies, or the presentation or publication of negative outcomes data from these clinical studies, including data related to approval of our ProSomnus precision intraoral medical devices for expanded indications, may materially impact our ability to increase revenue through sales and negatively impact our stock price.

Our business and results of operations may be impacted by the extent to which patients using our ProSomnus precision intraoral medical devices achieve adequate levels of third-party insurance reimbursement.

The cost of treatments for OSA, such as CPAP, and most surgical procedures generally are covered and reimbursed in whole or part by third-party healthcare insurers. Our ProSomnus precision intraoral medical devices are customized oral appliances, most of which currently qualify for reimbursement for the treatment of mild to moderate OSA. Our ability to generate future revenue from additional sales of our ProSomnus precision intraoral medical devices and remote monitoring services for the treatment of OSA may be materially limited by the extent to which reimbursement of our ProSomnus precision intraoral medical devices and remote monitoring services for the treatment of OSA is available in the future. In addition, third-party healthcare insurers are increasingly challenging the prices charged for medical products and procedures. Any changes in this reimbursement system or reimbursement levels could materially affect our ability to continue to grow our business.

Reimbursement and healthcare payment systems in international markets vary significantly by country and reimbursement for our ProSomnus precision intraoral medical devices may not be available at all under either government or private reimbursement systems.

If we are unable to achieve reimbursement approvals in international markets, it could have a negative impact on market acceptance of our ProSomnus precision intraoral medical devices and potential revenue growth in the markets in which these approvals are sought.

We face significant competition in the rapidly changing market for treating OSA, and we may be unable to manage competitive pressures.

The market for treating OSA, including sleep apnea in people of all ages, is highly competitive and evolving rapidly. We compete as a front-line therapy in the OSA treatment market for patients with mild to moderate OSA. According to the American Sleep Apnea Association, over 100 different oral appliances are FDA cleared for the treatment of snoring and obstructive sleep apnea. Our ProSomnus precision intraoral medical devices must compete with more established products, treatments, and surgical procedures, which may limit our growth and negatively affect our business. Many of our competitors have an established presence in the field of treating OSA and have established relationships with pulmonologists, sleep clinics, and ear, nose and throat specialists (ENTs), which play a significant role in determining which product, treatment, or procedure is recommended to the patient. We believe certain of our competitors are attempting to develop innovative approaches and new products for diagnosing and treating. We cannot predict the extent to which ENTs, oral maxillofacial surgeons, primary care physicians, or pulmonologists would or will recommend our ProSomnus precision intraoral medical devices over new or other established devices, treatments, or procedures.

Moreover, we are in the early stages of implementing our business plan and have historically had limited resources with which to market, develop and sell our ProSomnus precision intraoral medical devices. Many of our competitors have substantially greater financial and other resources than we do, including larger research and development staffs who have more experience and capability in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals, and manufacturing, marketing, selling, and distributing products. Some of our competitors may achieve patent protection, regulatory approval, or product commercialization more quickly than we do, which may decrease our ability to compete. If we are unable to be competitive in the market for OSA, our revenue will decline, which would negatively affect our results of operations.

Our ProSomnus precision intraoral medical devices may become obsolete if we are unable to anticipate and adapt to rapidly changing technology.

The medical device industry is subject to rapid technological innovation and, consequently, the life cycle of any particular product can be short. Alternative products, procedures, or other discoveries and developments to treat OSA may render our ProSomnus precision intraoral medical devices obsolete.

Furthermore, the greater financial and other resources of many of our competitors may permit them to respond more rapidly than we can to technological advances. If we fail to develop new technologies, products, or services to upgrade or improve our existing ProSomnus precisions intraoral medical devices to respond to a changing market before our competitors are able to do so, our ability to market our products and generate substantial revenue may be limited.

Our potential international sales are subject to a number of risks that could seriously harm our ability to successfully commercialize our ProSomnus precision intraoral medical devices in international markets.

We do not have any significant international sales outside of Canada, although we hope to more broadly introduce our ProSomnus precision intraoral medical devices into international markets in the future. Our ability to generate international sales is subject to several risks, including:

●	our ability to recruit and train the appropriate staff;
●	our ability to obtain appropriate regulatory approvals to market our ProSomnus precision intraoral medical devices in certain countries;
●	our ability to identify sleep dentists and sleep physicians in international markets;
●	the impact of recessions in economies outside the United States;
●	greater difficulty in negotiating with socialized medical systems, maintaining profit margins comparable to those achieved in the United States, collecting accounts receivable, and longer collection periods;

●	unexpected changes in regulatory requirements, tariffs, or other trade barriers;
●	weaker intellectual property rights protection in some countries;
●	potentially adverse tax consequences; and
●	political and economic instability.

The occurrence of any of these events could seriously harm our future international sales and our ability to successfully commercialize our products in international markets, thereby limiting our growth and revenue.

We maintain supply relationships for certain of our key manufacturing systems and raw materials, and our business and operating results could be harmed if supply is restricted or ends or the price of raw materials used in our manufacturing process increases.

We are highly dependent on manufacturers of specialized oral scanning equipment, milling machines, and advanced medical grade raw materials for the fabrication of our precision intraoral medical devices. We maintain supply relationships for many of these systems and materials. We are also committed to purchasing the vast majority of our advanced medical grade Class VI polymer, the primary raw material used in our manufacturing of our precision intraoral medical devices, from a certain sources. While it is our goal to have multiple sources to procure certain key components, in some cases it may not be economically practical or feasible to do so. To mitigate this risk, we maintain an awareness of alternate supply sources that could provide our components with minimal or no modification to the current version of our precision intraoral medical devices, practice supply chain management, maintain safety stocks of critical components and have arrangements with our key vendors to manage the availability of critical components. If these or other suppliers encounter financial, operating, or other difficulties or if our relationship with them changes, we might not be able to quickly establish or qualify replacement sources of supply and could face production interruptions, delays, and inefficiencies. In addition, technological changes by our vendors could disrupt our manufacturing process or require expensive, time-consuming development efforts to adapt and integrate new equipment or processes. Our growth may exceed the capacity of one or more of these manufacturers to produce the needed equipment and materials in sufficient quantities to support our growth. Conversely, in order to secure supplies for production of our precision intraoral medical devices, we sometimes enter into non-cancelable purchase commitments with vendors, which could impact our ability to adjust our inventory to reflect declining market demands. If demand for our products is less than we expect, we may experience additional excess and obsolete inventories and be forced to incur additional charges and our profitability may suffer. In the event of technology changes, delivery delays, or shortages of or increases in price for these items, our business and growth prospects may be harmed.

The failure of dentists to pay for their purchases of our ProSomnus precision intraoral medical devices on a timely basis could reduce our future revenue and negatively impact our liquidity.

The timing and extent of our future growth in revenue depends, in part, on our ability to continue to increase the number of sleep dentists using our ProSomnus precision intraoral medical devices, as well as expanding the number of our ProSomnus precision intraoral medical devices used by these dentists. To the extent one or more of our large dentist customers fails to pay us for our ProSomnus precision intraoral medical devices on a timely basis, we may be required to discontinue selling to these dentists and find new customers, which could reduce our future revenue and negatively impact our liquidity.

Our revenues may depend on our patients’ and providers’ receipt of adequate reimbursement from private insurers and government sponsored healthcare programs.

Political, economic, and regulatory influences continue to change the medical device industry in the United States. The ability of patients to pay fees for our devices will partially depend on the extent to which reimbursement for the costs of such materials and related treatments will continue to be available from private health coverage insurers and other similar organizations. We may have difficulty gaining market acceptance for the products we sell if third-party payors do not provide adequate coverage and reimbursement to physicians and care providers. Major third-party payors, such as private healthcare insurers, periodically revise their payment methodologies based, in part, upon changes in government sponsored healthcare programs. We cannot predict these periodic revisions with certainty, and such revisions may result in adverse changes to reimbursement for certain specified devices, potentially adversely impacting our business, results of operations, and financial conditions.

The sales of our devices will depend in part on the availability of reimbursement by third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors often challenge the price and cost-

effectiveness of medical devices and services. Governmental approval of medical products does not guarantee that these third-party payors will pay for the products. Even if third-party payors do accept our medical devices, the amounts they pay may not be adequate to enable us to realize a profit. Legislation and regulations affecting the pricing of devices may change before our products and services are approved for marketing, and any such changes could further limit reimbursement, if any.

We face the risk of product liability claims that could be expensive, divert management’s attention, and harm our reputation and business.

Our business exposes us to the risk of product liability claims that are inherent in the testing, manufacturing, and marketing of medical devices. This risk exists even if a device is cleared or approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA or an applicable foreign regulatory authority. Our ProSomnus precision intraoral medical devices are designed to affect, and any future products will be designed to affect, important bodily functions and processes. Any side effects, manufacturing defects, misuse, or abuse associated with our ProSomnus precision intraoral medical devices could potentially result in patient injury or death. The medical device industry has historically been subject to extensive litigation over product liability claims, and we cannot offer any assurance that we will not face product liability suits. We may be subject to product liability claims if our ProSomnus precision intraoral medical devices cause, or merely appear to have caused, patient injury or death. In addition, an injury that is caused by the activities of our suppliers, such as those who provide us with components and raw materials, may be the basis for a claim against us. Product liability claims may be brought against us by patients, healthcare providers, or others selling or otherwise coming into contact with our ProSomnus precision intraoral medical devices, among others. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities and reputational harm. In addition, regardless of merit or eventual outcome, product liability claims may result in:

●	costs of litigation;
●	distraction of management’s attention from our primary business;
●	the inability to commercialize our ProSomnus precision intraoral medical devices or new products;
●	decreased demand and brand reputation for our ProSomnus precision intraoral medical devices;
●	product recalls or withdrawals from the market;
●	withdrawal of clinical trial participants;
●	substantial monetary awards to patients or other claimants; or
●	loss of sales.

Any recall or market withdrawal of our products may delay the supply of those products to our customers and may impact our reputation. We can provide no assurance that we will be successful in initiating appropriate market recall or market withdrawal efforts that may be required in the future or that these efforts will have the intended effect of preventing product malfunctions and the accompanying product liability that may result. Such recalls and withdrawals may also be used by our competitors to harm our reputation for safety or be perceived by patients as a safety risk when considering the use of our products, either of which could have a material adverse effect on our business, financial condition, and results of operations.

We may not be able to maintain adequate product liability insurance.

Our product liability and clinical study liability insurance is subject to deductibles and coverage limitations. Our product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms or otherwise protect against potential product liability claims, we could be exposed to significant liabilities.

We bear the risk of warranty claims on our ProSomnus precision intraoral medical devices.

We bear the risk of warranty claims on our ProSomnus precision intraoral medical devices. We may not be successful in claiming recovery under any warranty or indemnity provided to us by our suppliers or vendors in the event of a successful warranty claim against us by a customer or that any recovery from such vendor or supplier would be adequate. In addition, warranty claims brought by our customers or patients related to third-party components may arise after our ability to bring corresponding warranty claims against such suppliers expires, which could result in costs to us.

Risks Related to Intellectual Property

We depend on our patents and proprietary technology, which we may not be able to protect.

Our success depends, in part, on our ability to obtain and maintain patent protection for our ProSomnus precision intraoral medical devices and our manufacturing process and the confidentiality of proprietary technology. Our success further depends on our ability to obtain and maintain trademark protection for our name and mark, to preserve our trade secrets and know-how, and to operate without infringing the intellectual property rights of others.

We cannot assure investors that we will continue to innovate and file new patent applications, or that if any filed future patent applications will result in granted patents. We cannot assure you that any of our patents pending will result in issued patents, that any current or future patents will not be challenged, invalidated, or circumvented, that the scope of any of our patents will exclude competitors or that the patent rights granted to us will provide us any competitive advantage or protect our products. The patent position of device companies, including ours, is generally uncertain and involves complex legal and factual considerations and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated, or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, protocols and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

Any patents we have obtained or do obtain may be challenged by re-examination or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. If we were to initiate legal proceedings against a third party to enforce a patent related to one of our products, the defendant in such litigation could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, as are validity challenges by the defendant against the subject patent or other patents before the United States Patent and Trademark

Office (“USPTO”). Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO, or made a misleading statement, during prosecution. Additional grounds for an unenforceability assertion include an allegation of misuse or anticompetitive use of patent rights, and an allegation of incorrect inventorship with deceptive intent. Third parties may also raise similar claims before the USPTO even outside the context of litigation. The outcome is unpredictable following legal assertions of invalidity and unenforceability. With respect to the validity question, for example, we cannot be certain that no invalidating prior art existed of which we and the patent examiner were unaware during prosecution. These assertions may also be based on information known to us or the USPTO. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the claims of the challenged patent. Such a loss of patent protection would or could have a material adverse impact on our business.

The standards that the USPTO (and foreign equivalents) use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in device patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others.

However, there can be no assurance that our technology will not be found in the future to infringe upon the rights of others or be infringed upon by others. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes. In such a case, others may assert infringement claims against us, and should we be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights.

In addition to any damages we might have to pay, we may be required to obtain licenses from the holders of this intellectual property. We may fail to obtain any of these licenses or intellectual property rights on commercially reasonable terms. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Conversely, we may not always be able to successfully pursue our claims against others that infringe upon our technology. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors.

In addition to patents, we rely on trademarks to protect the recognition of our company and products in the marketplace. We also rely on trade secrets, know-how, and proprietary knowledge that we seek to protect, in part, through confidentiality agreements with employees, consultants and others. We cannot assure you that our proprietary information will not be shared, our confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and disclosure of our trade secrets or proprietary information could compromise any competitive advantage that we have, which could have a materially adverse effect on our business.

Our success depends, in part, on our ability to protect our proprietary rights to the technologies used in our products and our proprietary technology. We depend heavily upon confidentiality agreements with our officers, employees, consultants, and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us complete or even sufficient protection and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. If we fail to protect and/or maintain our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, and/or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business.

We may face intellectual property infringement claims that would be costly to resolve.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry, and our competitors and others may initiate intellectual property litigation, including as a means of competition. Intellectual property litigation is complex and expensive, and outcomes are difficult to predict. We cannot assure you that we will not become subject to patent infringement claims, litigation, or interference proceedings to determine the priority of inventions. Litigation or regulatory proceedings also may be necessary to enforce our patent or other intellectual property rights. We may not always have the financial resources to assert patent infringement suits or to defend ourselves from claims. An adverse result in any litigation could subject us to liabilities or require us to seek licenses from or pay royalties to others that may be substantial. Furthermore, we cannot predict the extent to which the necessary licenses would be available to us on satisfactory terms, if at all.

Our failure to secure trademark registrations could adversely affect our ability to market our products and operate our business.

Our trademark applications in the United States and any other jurisdictions where we may file may not be allowed registration, and we may not be able to maintain or enforce our registered trademarks. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our products and our business.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the medical device industry, we may employ individuals who were previously employed at other companies similar to ours, including our competitors or potential competitors. We may become subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to Government and Regulation

Our failure to obtain government approvals, including required FDA approvals, or to comply with ongoing governmental regulations relating to our technologies and products could delay or limit introduction of our products and result in failure to achieve revenue or maintain our ongoing business.

Our development activities and the manufacture and marketing of our ProSomnus precision intraoral medical devices are subject to extensive regulation for safety, efficacy, and quality by numerous government authorities in the United States and internationally. Before receiving FDA or foreign regulatory clearance to market our products which are not presently approved, we will have to demonstrate that these products are safe and effective in the patient population and for the indications that are to be treated. Clinical trials, manufacturing, and marketing of medical devices are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug, and Cosmetic Act and other federal, state, and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution, and promotion of medical devices. As a result, regulatory approvals for our products not yet approved or that we may develop in the future can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial, and other resources.

Clinical trials that may be required to support regulatory submissions in the United States are expensive. We cannot assure that we will be able to complete any required additional clinical trial programs successfully within any specific time period, and if such clinical trials take longer to complete than we project, our ability to execute our current business strategy will be adversely affected.

Conducting clinical trials is a lengthy, time-consuming, and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through clinical trials the safety and effectiveness of our products. We have incurred, and we will continue to incur, substantial expense for, and devote a significant amount of time to, product development, pilot trial testing, clinical trials, and regulated, compliant manufacturing processes.

Even if completed, we do not know if these trials will produce statistically significant or clinically meaningful results sufficient to support an application for marketing approval. If and how quickly we complete clinical trials is dependent in part upon the rate at which we are able to advance the rate of patient enrollment, and the rate to collect, clean, lock, and analyze the clinical trial database.

Patient enrollment in trials is a function of many factors. These include the design of the protocol; the size of the patient population; the proximity of patients to and availability of clinical sites; the eligibility criteria for the study; the perceived risks and benefits of the product candidate under study; the medical investigators’ efforts to facilitate timely enrollment in clinical trials; the patient referral practices of local physicians; the existence of competitive clinical trials; and whether other investigational, existing, or new products are available or cleared for the indication. If we experience delays in patient enrollment and/or completion of our clinical trial programs, we may incur additional costs and delays in our development programs and may not be able to complete our clinical trials on a cost-effective or timely basis. Accordingly, we may not be able to complete the clinical trials within an acceptable time frame, if at all. If we fail to enroll and maintain the number of patients for which the clinical trial was designed, the statistical power of that clinical trial may be reduced, which would make it harder to demonstrate that the product candidate being tested in such clinical trial is safe and effective. Further, if we or any third party have difficulty enrolling a sufficient number of patients in a timely or cost-effective manner to conduct clinical trials as planned, or if enrolled patients do not complete the trial as planned, we or a third party may need to delay or terminate ongoing clinical trials, which could negatively affect our business.

The results of our clinical trials may not support either further clinical development or the commercialization of any new product candidates or modifications to existing products.

Even if our ongoing or contemplated clinical trials are completed as planned, their results may not support either the further clinical development or the commercialization of any new product candidates or modifications of existing products. The FDA or government authorities may not agree with our conclusions regarding the results of our clinical trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results from any later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for indicated uses. This failure would cause us to abandon a product candidate or a modification to any existing product and may delay development of other product candidates. Any delay in, or termination of, our clinical trials could delay the filing of our 510(k)’s and, ultimately, our ability to commercialize our product candidates and generate product revenue. Each Class I and Class II medical device marketed in the United States must receive a 510(k) clearance from the FDA. A 510(k) is a premarket submission made to FDA to demonstrate that the device to be marketed is at least as safe and effective as, or substantially equivalent to, a legally marketed device. Companies must compare their device to one or more similar legally marketed devices, commonly known as “predicates,” and make and support their substantial equivalency claims. The submitting company may not proceed with product marketing until it receives an order from the FDA declaring a device substantially equivalent.

The substantially equivalent determination is usually made within 90 days and is based on the information submitted by the applicant.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials. A number of companies in the medical technology industry have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.

Modifications to our ProSomnus precision intraoral medical devices may require additional FDA approvals which, if not obtained, could force us to cease marketing and/or recall the modified device until we obtain new approvals.

After a device receives a 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a premarket approval (“PMA”). PMA is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices. Class III devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. Currently, we do not market devices within this Class III category, nor do we intend to in the foreseeable future. However, the FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified devices until 510(k) clearance or PMA approval is obtained. We cannot assure you that the FDA would agree with any of our decisions not to seek 510(k) clearance or PMA approval. If the FDA requires us to seek 510(k) clearance or PMA approval for any modification, we also may be required to cease marketing and/or recall the modified device until we obtain a new 510(k) clearance or PMA approval.

Our ProSomnus precision intraoral medical device has received 510(k) Class II clearance from the FDA for treating mild to moderate OSA and snoring in adults.

We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions which may materially affect our business operations.

Although we are not currently subject to any FDA warning letters, censures or audits, we are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

●	fines, injunctions, and civil penalties;
●	recall, detention, or seizure of our products;
●	the issuance of public notices or warnings;
●	operating restrictions, partial suspension, or total shutdown of production;
●	refusing our requests for a 510(k) clearance of new products;

●	withdrawing a 510(k) clearance already granted; and
●	criminal prosecution.

The FDA also has the authority to request repair, replacement, or refund of the cost of any medical device manufactured or distributed by us. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.

Our ProSomnus precision intraoral medical devices are subject to extensive governmental regulation that could prevent us from selling our ProSomnus precision intraoral medical devices or introducing new and/or improved products and services in the United States or internationally.

Our precision intraoral medical devices, manufacturing activities, and remote monitoring services are subject to extensive regulation by a number of governmental agencies, including the FDA and comparable international regulatory bodies. We are required to:

●	obtain clearance from the FDA and certain international regulatory bodies before we can market and sell our products;
●	satisfy all content requirements for the sales and promotional materials associated with our ProSomnus precision intraoral medical devices; and
●	undergo rigorous inspections of our facilities, manufacturing and quality control processes, records, and documentation.

Compliance with the rules and regulations of these various regulatory bodies may delay or prevent us from introducing any new models of our ProSomnus precision intraoral medical devices or other new products or services. In addition, government regulations may be adopted that could prevent, delay, modify, or rescind regulatory clearance or approval of our products.

Our manufacturing activities are further required to demonstrate compliance with the FDA’s quality system regulations. The FDA enforces their quality system regulations through pre-approval and periodic post- approval inspections by representatives from the FDA. These regulations relate to product testing, vendor qualification, design control, and quality assurance, as well as the maintenance of records and documentation.

If we fail to conform to these regulations, the FDA may take actions that could seriously harm our business. These actions include sanctions, including temporary or permanent suspension of our operations, product recalls and marketing restrictions. A recall or other regulatory action could substantially increase our costs, damage our reputation, and materially affect our operating results.

Our relationships with dentists, other healthcare providers, and third-party payors will be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Healthcare providers (including dentists), physicians, and third-party payors in the United States and elsewhere will play a primary role in the recommendation of our ProSomnus precision intraoral medical devices. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers, and third-party payors may subject us to various federal and state fraud and abuse laws and other healthcare laws, including, without limitation, the federal Anti-Kickback Statute, the federal civil and criminal false claims laws, and the law commonly referred to as the Physician Payments Sunshine Act and regulations. These laws will impact, among other things, our clinical research, sales, marketing, and educational programs. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct or may conduct our business. The laws that will affect our operations include, but are not limited to:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering, or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, in return for the purchasing, recommending, leasing, or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between medical device manufacturers on the one hand, and physicians and patients on the other. The Patient Protection and Affordable Care Act, as amended (or the PPACA), amended the intent requirement of the federal Anti-Kickback Statute and, as a result, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it;

●	federal civil and criminal false claims laws, including, without limitation, the False Claims Act, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other government payors that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government. The PPACA provides, and recent government cases against medical device manufacturers support, the view that federal Anti-Kickback Statute violations and certain marketing practices, including off-label promotion, may implicate the False Claims Act;
●	the federal Health Insurance Portability and Accountability Act of 1996 (or HIPAA), which created new federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or making false or fraudulent statements to defraud any healthcare benefit program, regardless of the payor (e.g., public or private);
●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (or HITECH), and its implementing regulations, and as amended again by the final HIPAA omnibus rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to HIPAA, published in January 2013, which imposes certain requirements relating to the privacy, security, and transmission of individually identifiable health information without appropriate authorization by entities subject to the rule, such as health plans, healthcare clearinghouses and healthcare providers, and their respective business associates;
●	federal transparency laws, including the federal Physician Payments Sunshine Act, which is part of the PPACA, that require certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (or CMS), information related to: (i) payments or other “transfers of value” made to physicians and teaching hospitals; and (ii) ownership and investment interests held by physicians and their immediate family members;
●	state and foreign law equivalents of each of the above federal laws, state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, and state laws that require medical device companies to comply with the specific industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or to adopt compliance programs as prescribed by state laws and regulations, or that otherwise restrict payments that may be made to healthcare providers; and
●	state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws.

It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations, or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal, and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion of our products from government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements, and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of our operations.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

The misuse or off-label use of our ProSomnus precision intraoral medical devices may harm our reputation in the marketplace, result in injuries that lead to product liability suits, or result in costly investigations, fines, or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

We train our marketing personnel and direct sales force to not promote our ProSomnus precision intraoral medical devices for uses outside of the FDA-cleared indications for use, known as off-label uses. We cannot, however, prevent a dental or medical professional from using our ProSomnus precision intraoral medical devices off-label when, in their independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury or other side effects to patients if physicians attempt to use our ProSomnus precision intraoral medical devices off-label. Furthermore, the use of our ProSomnus precision intraoral medical devices for indications other than those cleared by the FDA or cleared by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients.

Given that we are aware that, notwithstanding our training guidelines, certain sleep dentists may use our ProSomnus precision intraoral medical devices off-label, there is a risk that we could face regulatory scrutiny as a result of such use. If the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violations that do not necessitate a warning letter, injunction, seizure, civil fine, or criminal penalties. It is also possible that other federal, state, or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil, and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs, and the curtailment of our operations.

In addition, dentists may misuse our ProSomnus precision intraoral medical devices or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our ProSomnus precision intraoral medical devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend, and result in sizeable damage awards against us that may not be covered by insurance.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti- bribery and anti-kickback laws with respect to our activities outside the United States.

We distribute our products to locations within and outside the United States in Canada. Our business plan also anticipates distribution of our products outside of the United States and Canada. The U.S. Foreign Corrupt Practices Act, and other similar anti-bribery and anti-kickback laws and regulations, generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. As we expect to expand our international operations in the future, we will become increasingly subjected to these laws and regulations. We cannot assure you that we will be successful in preventing our agents from taking actions in violation of these laws or regulations. Such violations, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations, and cash flows.

Risks Related to our Securities

There can be no assurance we will be able to comply with the continued listing standards of Nasdaq for our Common Stock.

Our Common Stock and our Public Warrants are listed on the Nasdaq Global Market and Nasdaq Capital Market, respectively, under the symbols “OSA” and “OSAAW,” respectively. In order to maintain such listing, we must satisfy minimum financial and other continued listing requirements and standards. In the event we fail to comply with the continued listing requirements of Nasdaq, we can provide no assurance that any action taken by us to restore compliance with listing requirements would prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement, improve our stockholders’ equity or otherwise prevent future non-compliance with Nasdaq’s continued listing requirements. In such event, Nasdaq would delist our Common Stock. If our Common Stock or Warrants are subsequently delisted, it would likely have a negative effect on the price of such securities and would impair your ability to sell or purchase such securities when you wish to do so.

Concentration of ownership among ProSomnus’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Our directors and executive officers and their affiliates as a group beneficially own approximately 7.8% of our outstanding Common Stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of our certificate of incorporation and any approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Sales of a substantial number of shares of our securities in the public market could cause the price of our securities to fall.

As of December 31, 2022, we had approximately 16,048,181 outstanding shares of Common Stock. An additional 339,000 shares were reserved in escrow. We had outstanding warrants to purchase 6,512,087 shares of our Common Stock. On May 9, 2023, the closing price on Nasdaq for our Common Stock was $5.01 and for our Public Warrants was $0.1486.

These outstanding Warrants became exercisable 30 days following the Closing at an exercise price of $11.50 per share. In addition, 2,411,283 shares of Common Stock will be available for future issuance under the 2022 Incentive Plan. To the extent such warrants are exercised, or we grant additional stock options or other stock-based awards under the 2022 Incentive Plan, additional shares of Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market.

Furthermore, although the shares of Common Stock issued in the Business Combination are subject to lock-up restrictions, as described elsewhere in this prospectus, upon the lapse of these lock-up restrictions, a substantial number of additional shares of Common Stock will become eligible for resale in the public market.

Sales of a substantial number of shares of Common Stock or warrants in the public market or the perception that these sales might occur could depress the market price of the Common Stock and/or warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock and warrants.

The grant and future exercise of registration rights may adversely affect the market price of our securities upon consummation of the Business Combination.

Pursuant to the registration rights agreement entered into in connection with the Business Combination and which is described elsewhere in this prospectus, certain stockholders can demand that we register their registrable securities under certain circumstances and also have piggyback registration rights for these securities in connection with certain registrations of securities that we undertake.

We have filed and intend to maintain this registration statement to which this prospectus forms a part in order to facilitate registration of those sales. The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our securities post-Business Combination.

There is no guarantee that our Warrants will be in the money, and they may expire worthless.

As of the date of this prospectus, we have 6,512,098 Warrants outstanding. The exercise price for our Warrants is $11.50 per share. The likelihood that the holders of the Warrants will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock, which is currently below the exercise price for our Warrants. If the market price of our Common Stock continues to be less than the exercise price, it is unlikely that holders will exercise the Warrants, and therefore unlikely that we will receive any proceeds from the exercise of these warrants and options in the near future, or at all.

Our amended and restated certificate of incorporation grants our board the power to issue additional shares of common and preferred stock and to designate series of preferred stock, all without stockholder approval.

As of December 31, 2022, we are authorized to issue 101,000,000 shares of capital stock, of which 1,000,000 shares will be authorized as preferred stock. Our board of directors, without any action by our stockholders, may designate and issue shares of preferred stock in such series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Delaware law.

The rights of holders of our preferred stock that may be issued could be superior to the rights of holders of Common Stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of the Common Stock. Further, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then current holders of our capital stock and may dilute the book value per share.

Neither ProSomnus nor Lakeshore has ever paid cash dividends on its capital stock, and we do not anticipate paying dividends in the foreseeable future.

Neither ProSomnus nor Lakeshore has ever paid cash dividends on any of its capital stock and we currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of our Common Stock will be the sole source of gain for the foreseeable future.

The trading price our securities is likely to be volatile, and you may not be able to sell our securities at or above the price you paid.

We expect the trading price of our Common Stock and Warrants to be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

●	actual or anticipated fluctuations in operating results;
●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;
●	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the industry in general;
●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;
●	operating and share price performance of other companies that investors deem comparable to us;
●	our focus on long-term goals over short-term results;
●	the timing and magnitude of our investments in the growth of our business;
●	actual or anticipated changes in laws and regulations affecting our business;
●	additions or departures of key management or other personnel;
●	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;
●	our ability to market new and enhanced products and technologies on a timely basis;
●	sales of substantial amounts of the Common Stock by executive officers, directors or significant stockholders or the perception that such sales could occur;
●	changes in our capital structure, including future issuances of securities or the incurrence of debt;
●	the impact of the COVID-19 pandemic and the response of governments and business to the pandemic; and
●	general economic, political and market conditions.

In addition, the stock market in general, and Nasdaq in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our securities, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

If securities or industry analysts issue an adverse opinion regarding our Common Stock or do not publish research or reports about us, the price and trading volume of our securities could decline.

The trading market for our Common Stock and Warrants will depend in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of our Common Stock and Warrants. The price of our Common Stock and Warrants could also decline if one or more equity research analysts downgrade their recommendations with respect to our Common Stock and Warrants, change their price targets, issue other unfavorable commentary or cease publishing reports about us or our business. If one or more equity research analysts cease coverage of the company, we could lose visibility in the market, which in turn could cause the price of our securities to decline.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We may redeem outstanding Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. We will have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. The Private Warrants have terms and provisions that are identical to those of the warrants sold as part of the LAAA Units, including with respect to redeemability.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the Common Stock issuable upon exercise of such Warrants is effective and a current prospectus relating to the Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

The value received upon exercise of the Warrants (1) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Warrants.

In the event we elect to redeem the Warrants that are subject to redemption, we will mail the notice of redemption by first class mail, postage prepaid, not less than thirty days prior to the redemption date to the registered holders of the Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice, and we are not required to provide any notice to the beneficial owners of such warrants. Additionally, while we are required to provide such notice of redemption, we are not separately required to, and do not currently intend to, notify any holders of when the Warrants become eligible for redemption. If you do not exercise your Warrants in connection with a redemption, including because you are unaware that such Warrants are being redeemed, you would only receive the nominal redemption price for your Warrants.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and bylaws, and in applicable law, could impair a takeover attempt.

Our amended and restated certificate of incorporation and bylaws afford certain rights and powers to our board of directors that could contribute to the delay or prevention of an acquisition that it deems undesirable, including:

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;
●	the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;
●	the right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which may prevent stockholders from being able to fill vacancies on our board of directors;
●	the requirement that a special meeting of stockholders may be called only by our board of directors or the chairman of the board of directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and
●	the requirement for the affirmative vote of holders of at least 75% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of our amended and restated certificate of incorporation or to amend our amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt.

We are also subject to Section 203 of the Delaware General Corporation Law and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of Common Stock, and could also affect the price that some investors are willing to pay for the Common Stock.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the amended and restated certificate of incorporation. In addition, the amended and restated certificate of incorporation and bylaws will provide that, to the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims and result in increased costs for investors to bring a claim. Alternatively, if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Sales of shares of our Common Stock, or the perception of such sales, pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of our Common Stock.

The Selling Securityholders will determine the timing, pricing and rate at which they sell the shares being registered for resale on the registration statement of which this prospectus forms a part into the public market. Significant sales of shares of Common Stock pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of our Common Stock. The shares being registered for resale currently represent approximately 61.4% of the total number of shares outstanding, based on the number of shares of Common Stock outstanding as of January 31, 2023. Also, even though the current trading price is significantly below the Company’s initial public offering price, based on the closing price of the Common Stock on April  [●], 2023, certain private investors may have an incentive to sell their shares, because they will still profit on sales due to the lower prices at which they purchased their shares as compared to the public investors.

On May 9, 2023, the closing price of the Common Stock was $5.01 per share. The initial public offering price of our units was $10.00 per unit, with each unit consisting of one share of Common Stock and three-quarters of one warrant to purchase one share of Common Stock at an exercise price of $11.50 per share.

While certain Selling Securityholders may experience a positive rate of return based on the current trading price of our Common Stock, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price of our Common Stock. Based on the closing price of the Common Stock on May 9, 2023, which was $5.01 per share, and assuming the resale by the Selling Securityholders of all 9,850,363 shares of Common Stock being registered on the registration statement of which this prospectus forms a part, the Selling Securityholders could earn approximately $49.4 million in aggregate proceeds from the resale of such shares. The PIPE Shares were purchased at a price of $10.00 per share, however, bonus shares issued or transferred to such PIPE Investors may meaningfully lower the per share price the PIPE Investors paid for their shares to between $5.49 and $7.14. The Founder Shares were purchased for an aggregate price of $25,000, or $0.017 per share, and, therefore, based on the closing price of the Common Stock on May 9, 2023, holders of such shares would earn an aggregate profit of $5.3 million from the resale of such shares. The shares issued to CH, Roth, and Gordon Pointe Capital LLC were issued at $10.00 per share in satisfaction of fees due and payable in connection with the consummation of the Business Combination. The 326,713 shares issued to holders as commitment shares in connection with the Convertible Note offering were issued in exchange for the noteholders agreeing to participate in the Convertible Note offering and therefore the potential profit (if any) such Selling Securityholder would earn from the resale of all such shares is unknown. The 1,552 shares and 49 shares of Common Stock issued to former shareholders of ProSomnus Holdings, Inc. were issued at $10.00 per share. The 5,581,218 shares of Common Stock held by HPC II were received as merger consideration shares at $10.00 per share and are subject to the lock-up restrictions described herein. The 496,941 shares of Common Stock issuable upon exercise of the Private Warrants will be issued at a price of $11.50 per share (the exercise price of the Private Warrants) and, therefore, based on the closing price of the Common Stock on May 9, 2023, such holders would not earn any profit from the resale of such shares. The 1,914,907 warrants issued to holders of Convertible Note in connection with the Convertible Note offering were issued in exchange for the noteholders agreeing to participate in the Convertible Note offering and therefore the potential profit (if any) such Selling Securityholder would earn from the resale of all such warrants or the shares underlying such warrants is unknown.

General Risk Factors

Damage to our reputation or our brand could negatively impact our business, financial condition, and results of operations.

We must grow the value of our brand to be successful. We intend to develop a reputation based on the high quality of our products, services, and trained personnel, as well as of our particular culture and the experience of our patients with our recommended sleep dentists. If we do not make investments in areas such as marketing and advertising, as well as personnel training, the value of our brand may not increase or may be diminished. Any incident, real or perceived, regardless of merit or outcome, that adversely affects our brand, such as, but not limited to, patient disability or death due to malpractice or allegations of malpractice or failure to comply with federal, state, or local regulations, including allegations or perceptions of non-compliance or failure to comply with ethical and operational standards, could significantly reduce the value of our brand, expose us to negative publicity, and damage our overall business and reputation.

Our headquarters, digital medical device modeling processes, and other manufacturing processes are principally located in regions that are subject to earthquakes and other natural disasters.

Our corporate headquarters, sales, and marketing organization and manufacturing processes are in a single facility located in Pleasanton, California. Such location is in an earthquake zone and may be subject to other natural disasters. If there is a major earthquake or any other natural disaster in a region where our facility is located, our ability to respond to customer inquiries or manufacture and ship our precisions intraoral medical devices could be compromised which could result in our customers experiencing a significant delay in receiving their devices and a decrease in service levels for a period of time. Any such business interruption could materially and adversely affect our business, financial condition, and results of operations.

If payments from commercial or governmental payors are significantly delayed, reduced, or eliminated, our business, prospects, results of operations, and financial condition could be adversely affected.

We will depend upon revenue from sales of our ProSomnus precision intraoral medical devices, and in turn indirectly on reimbursement from third-party payors for such devices. The amount that dentists receive in payment for our ProSomnus precision intraoral medical devices may be adversely affected by factors we do not control, including federal or state regulatory or legislative changes, cost-containment decisions, and changes in reimbursement schedules of third-party payors. Any reduction or elimination of these payments could have a material adverse effect on our business, prospects, results of operations, and financial condition.

Additionally, the reimbursement process is complex and can involve lengthy delays. Also, third-party payors may reject, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that additional supporting documentation is necessary, or for other reasons. Retroactive adjustments by third-party payors may be difficult or cost prohibitive to appeal, and such changes could materially reduce the actual amount received by patients or dentists. Delays and uncertainties in the reimbursement process may be out of our control and may adversely affect our business, prospects, results of operations, and financial condition.

Significant changes in our payor mix resulting from fluctuations in the types of patients seen by dentists could have a material adverse effect on our business, prospects, results of operations, and financial condition.

Our results may change from period to period due to fluctuations in dentists’ payor mix. Payor mix refers to the relative amounts we receive from the mix of persons or entities that pay or reimburse dentists for healthcare services. Payment or reimbursement amounts can vary from payor to payor, by geographic jurisdiction, and over time. A significant shift in our payor mix toward a higher percentage of self-pay or patients whose treatment is paid in whole or part by a governmental payor, could occur for reasons beyond our control and could lessen demand for our ProSomnus precision intraoral medical devices, which in turn could have a material adverse effect on our business, prospects, results of operations, and financial condition.

We may pursue acquisitions of complementary businesses or technologies, which could divert the attention of management and which may not be integrated successfully into our existing business.

We may pursue acquisitions or licenses of technology to, among other things, expand the scope of products and services we provide. We cannot guarantee that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms, or that we will be able to successfully integrate the operations of any acquired business into our existing business. The acquisition and integration of another business or technology would divert management attention from other business activities, including our core business. In addition, we may borrow money or issue capital stock to finance acquisitions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage, and the issuance of capital stock could dilute the interests of our stockholders.

Our business is seasonal, which impacts our results of operations.

We believe that the patient volumes of sleep medicine healthcare will be sensitive to seasonal fluctuations in urgent care and primary care activity. Typically, winter months see a higher occurrence of influenza, bronchitis, pneumonia, and similar illnesses; however, the timing and severity of these outbreaks vary dramatically.

Additionally, as consumers shift toward high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred, which may lead to lower than expected patient volume or an increase in bad debt expense during that period. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.

We depend on certain key personnel.

We substantially rely on the efforts of our current senior management, including our co-founder and Chief Executive Officer, Leonard Liptak and our co-founder and Chief Technology Officer, Sung Kim. Our business would be impeded or harmed if we were to lose their services. In addition, if we are unable to attract, train, and retain highly skilled technical, managerial, product development, sales, and marketing personnel, we may be at a competitive disadvantage and unable to develop new products or increase revenue. The failure to attract, train, retain and effectively manage employees could negatively impact our research and development, sales and marketing and reimbursement efforts. In particular, the loss of sales personnel could lead to lost sales opportunities as it can take several months to hire and train replacement sales personnel. Uncertainty created by turnover of key employees could adversely affect our business.

Members of our board of directors will have other business interests and obligations to other entities.

None of our independent directors will be required to manage our business as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to us, provided that such activities do not compete with the business of our company or otherwise breach their agreements with us. We are dependent on our directors and executive officers to successfully operate our company. Their other business interests and activities could divert time and attention from operating our business.

We will need to carefully manage our expanding operations to achieve sustainable growth.

To achieve increased revenue levels, market our products internationally, complete clinical studies and develop future products, we believe that we will be required to periodically expand our operations, particularly in the areas of sales and marketing, clinical research, reimbursement, research and development, manufacturing, and quality assurance. As we expand our operations in these areas, management will face new and increased responsibilities. To accommodate any growth and compete effectively, we must continue to upgrade and improve our information systems, procedures, and controls across our business, as well as expand, train, motivate, and manage our workforce. Our future success will depend significantly on the ability of our current and future management to operate effectively. Our personnel, systems, procedures, and controls may not be adequate to support our future operations. If we are unable to effectively manage our expected growth, this could have a material adverse effect on our business, financial condition, and results of operations.

Downturns or volatility in general economic conditions could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Our revenues and profitability depend significantly on general economic conditions and the demand for our products in the markets in which our customers and their patients are located. Weaknesses in the global economy and financial markets, including the current weaknesses resulting from the ongoing COVID-19 pandemic or geopolitical instability, could lead to lower demand for our products. A decline in patient or customer demand can affect the need that customers have for our products, and the money or insurance available to pay for our devices. Any further adverse changes in economic conditions, including any recession, economic slowdown or disruption of credit markets, or the outbreak of war or conflict, may also lead to lower demand for our products. Volatile and uncertain economic conditions can make it difficult to accurately forecast and plan future business activities.

All of these factors related to general economic conditions, which are beyond our control, could adversely impact our business, financial condition, results of operations and liquidity.

Our management team has limited experience managing a public company.

Most members of our management team have limited or no experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. There are significant obligations that we will be subject to relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage our transition to being a public company. These new obligations and added scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, operating results and financial condition.

Inadequate internal controls could result in inaccurate financial reporting.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, our stockholders could lose confidence in our financial reporting, which could adversely affect results of our business and our enterprise value.

We will need to undertake significant efforts to strengthen our processes and systems and adapt them to changes as our business evolves (including with respect to becoming a publicly traded company). This continuous process of maintaining and adapting our internal controls is expensive and time-consuming, and requires significant management attention. We cannot be certain that our internal control measures will, in the future, provide adequate control over our financial processes and reporting. Furthermore, as our business evolves and if we expand through acquisitions of other companies or make significant investments in other companies or enter into joint development and similar arrangements, our internal controls may become more complex and we will require significantly more resources to ensure our internal controls remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm identify material weaknesses, the disclosure of that fact, even if quickly remediated, could reduce the market’s confidence in our financial statements and harm our enterprise value.

Our actual operating results may differ significantly from our guidance.

From time to time, we provide forward looking estimates regarding our future performance that represent our management’s estimates as of a point in time. These forward-looking statements are based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance on our projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions and conditions, some of which will change. The principal reason that we provide forward looking information is to provide a basis for our management to discuss our business outlook with stockholders. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of our forward-looking statements will not materialize or will vary significantly from actual results. Accordingly, our forward-looking statements are only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our forward-looking statements and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making investment decisions.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on- golden parachute voting requirements, and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that are held by non-affiliates exceeds $700.0 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Common Stock in Lakeshore’s initial public offering of units, consummated on June 15, 2021 (the “IPO”). In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our securities less attractive because we will rely on these exemptions, which may result in a less active trading market for our securities.

The unaudited pro forma financial information included herein is not indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

USE OF PROCEEDS

All of the Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Company will receive up to an aggregate of approximately $74.9 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The Company expects to use the net proceeds from the exercise such warrants for other general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such warrants. To the extent that warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of such warrants will decrease. See “Description of Capital Stock” for additional information regarding the warrants.

The likelihood that the Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. On May 9, 2023, the closing price of our Common Stock was $5.01 per share. If the market price of our Common Stock continues to be less than the exercise price, it is unlikely that holders will exercise the Warrants, and therefore unlikely that we will receive any proceeds from the exercise of these warrants and options in the near future, or at all. See “Risk Factors—There is no guarantee that the Warrants will be in the money, and they may expire worthless” for more information.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Common Stock. Pursuant to the Registration Rights Agreement, the Company will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements are based on Lakeshore’s historical financial statements for the period January 1, 2022 through December 6, 2022 (closing of the Business Combination) and for the period from January 6, 2021 (inception) through December 31, 2021 and ProSomnus’s historical consolidated financial statements for the nine months ended September 30, 2022 and for the year ended December 31, 2021, adjusted to give effect to the Business Combination, equity investments in the form of non-redeeming public shares and PIPE investments, and the convertible notes facilities.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 is derived from the audited financial statements of ProSomnus, Inc. and fully reflect the effect to the Business Combination and the other events outlined in the Merger Agreement.

The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2022 and 2021 combines Lakeshore’s historical unaudited financial statements for the period January 1, 2022 through December 6, 2022 (closing of the Business Combination) and audited financial statements for the period from January 6, 2021 (inception) through December 31, 2021 and ProSomnus’s historical audited consolidated financial statements for the years ended December 31, 2022 and 2021, adjusted to give effect to the Business Combination, equity investments in the form of non-redeeming public shares and PIPE investments, and the convertible notes facilities as if they had occurred as of January 1, 2021.

Notwithstanding the legal form of the Business Combination, the Business Combination has been accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Lakeshore has been treated as the acquired company and ProSomnus has been treated as the acquirer for financial statement reporting purposes.

The pro forma adjustments that are directly attributable to the Business Combination, equity investments in the form of non-redeeming public shares and PIPE investments, and convertible notes facilities are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company.

The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company post consummation of the Business Combination, equity investments in the form of non-redeeming public shares and PIPE investments, and the convertible notes facilities.

The unaudited pro forma condensed combined financial information is for illustrative purposes only.

The financial results may have been materially different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Lakeshore and ProSomnus have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared based on the information upon the Closing of the Business Combination:

●	Non-redeeming shareholders retained an aggregate of 480,637 shares, and non-redeeming shareholders that entered into agreements with Lakeshore and ProSomnus to not redeem received an aggregate of 340,085 bonus shares.
●	New PIPE investors received 1,025,000 shares at $10.00 per share, and received an aggregate of 805,133 bonus shares.
●	574,035 founder shares were transferred to non-redeeming shareholders that entered into agreements with Lakeshore and ProSomnus to not redeem and new PIPE investors, as a source of bonus shares.
●	Underwriters, advisors and convertible notes placement agents totally forfeited $1,640,010 of compensation in exchange of new issuance of 164,010 shares as a source of bonus shares, issued to non-redeeming shareholders that entered into agreements with Lakeshore and ProSomnus to not redeem and new PIPE investors.
●	Source of bonus shares also included a new issuance of shares up to 410,025 shares.

Based on the above, the pro forma outstanding shares of PubCo ordinary shares immediately after the Business Combination is as follows:

	Pro Forma Combined
	Number of Shares	%
Non-redeeming public shareholders	820,722	5.1%
New PIPE investors	1,830,133	11.4%
Sponsor shares and private shares holders	1,054,390	6.6%
Former ProSomnus shareholders	11,293,283	70.4%
Shares issued to underwriters and debt placement agents	716,223	4.5%
Bonus shares issued to Junior Notes purchasers	326,713	2.0%
Total shares outstanding	16,041,464	100.0%

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2022

December 31,
2022
ASSETS
Current assets:
Cash and cash equivalents	$15,916,141
Accounts receivable, net	2,843,148
Inventory	639,945
Prepaid expenses and other current assets	1,846,870
Total current assets	21,246,104
Property and equipment, net	2,404,402
Right-of-use assets, net	9,283,222
Other assets	262,913
Total assets	$33,196,641

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,101,572
Accrued expenses	3,706,094
Revolving line of credit	—
Subordinated loan and security agreement	—
Equipment financing obligation	58,973
Finance lease liabilities	1,008,587
Operating lease liabilities	215,043
Total current liabilities	7,090,269

Subordinated loan and security agreement, net of current portion	—
Equipment financing obligation, net of current portion	185,645
Finance lease liabilities, net of current portion	2,081,410
Operating lease liabilities, net of current portion	5,525,562
Subordinated notes	—
Senior Convertible notes	13,651,000
Subordinated Convertible note	10,355,681
Earnout Liability	12,810,000
Warrant liability	1,991,503
Deferred rent	—
Total noncurrent liabilities	46,600,801
Total liabilities	53,691,070

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.0001 par value, 100,000, shares authorized, 16,041,464 shares issued and outstanding at December 31, 2022	1,604
Additional paid-in capital	190,298,562
Accumulated deficit	(210,794,595)
Total stockholders’ deficit	(20,494,429)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$33,196,641

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2022

			Transaction
			Accounting
	ProSomnus	Lakeshore	Adjustments		Pro Forma
	(Year Ended December 31, 2022)	(Jan 1, 2022 to Dec 6, 2022)	(Note 2)		Combined
Revenue
Revenue, net	$19,393,343	$—	$—		$19,393,343
Cost of Revenue	9,127,338	—	—		9,127,338
Gross Profit	10,266,005	—	—		10,266,005
Operating Expenses
Research and development	2,981,271	—	—		2,981,271
Sales and marketing	8,865,328	—	—		8,865,328
General and administrative	9,894,899	2,798,741	—		12,693,640
Total operating expenses	21,741,498	2,798,741	—		24,540,239
Operating loss	(11,475,493)	(2,798,741)	—		(14,274,234)
Other income (expense)
Interest expense/income	(6,119,806)	432,599	4,253,138	AA	(5,349,463)
			(432,599)	CC
			(1,401,085)	DD
			(2,081,710)	EE

Change in fair value of earnout liability	9,260,000	—	—		9,260,000
Change in fair value of debt	553,235	—	—		553,235
Change in fair value of warrant liability	3,234,586	—	20,756	BB	3,234,586
Loss on extinguishment of debt	(2,597,842)	—	—		(2,597,842)
Total other income (expense)	4,330,173	432,599	(2,104,946)		2,637,070
Loss before income taxes	(7,145,320)	(2,366,142)	—		(11,637,164)
Provision for income taxes	—	—	—		—
Net loss	$(7,145,320)	$(2,366,142)	$—		$(11,637,164)
Net loss per share, basic and diluted	$(0.71)				$(0.73)
Weighted average shares outstanding, basic and diluted	10,021,632				16,041,464

Net income per share, redeemable ordinary shares-basic and diluted		$0.05
Weighted average shares outstanding, redeemable ordinary shares-basic and diluted		4,823,733
Net loss per share, non-redeemable ordinary shares-basic and diluted		$(1.58)
Weighted average shares outstanding, non-redeemable ordinary shares-basic and diluted		1,635,493

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

			Transaction
			Accounting
	ProSomnus	Lakeshore	Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 2)		Combined
Revenue
Revenue, net	$14,074,649	$—	$—		$14,074,649
Cost of Revenue	6,764,319	—	—		6,764,319
Gross Profit	7,310,330	—	—		7,310,330
Operating Expenses
Research and development	1,889,208	—	—		1,889,208
Sales and marketing	5,776,084	—	—		5,776,084
General and administrative	4,467,576	301,591	5,457,764	GG	10,226,931
Total operating expenses	12,132,868	301,591	5,457,764		17,892,223
Operating loss	(4,822,538)	(301,591)	(5,457,764)		(10,581,893)
Other income (expense)
Interest expense/income	(3,245,220)	1,966	2,910,303	AA	(8,019,562)
			(1,966)	CC
			(1,499,985)	DD
			(2,228,655)	EE
			(3,956,005)	FF
Forgiveness of PPP loans	2,281,262	—	—		2,281,262
Change in fair value of warrant liability	(190,911)	—	190,911	BB	—
Total other income (expense)	(1,154,869)	1,966	(4,585,397)		(5,738,300)
Net loss	$(5,977,407)	$(299,625)	$(10,043,161)		$(16,320,193)
Net loss per share, basic and diluted	$(1.51)				$(1.02)
Weighted average shares outstanding, basic and diluted	3,957,783				16,041,464

Net income per share, redeemable ordinary shares-basic and diluted		$0.38
Weighted average shares outstanding, redeemable ordinary shares-basic and diluted		3,020,358
Net loss per share, non-redeemable ordinary shares-basic and diluted		$(1.01)
Weighted average shares outstanding, non-redeemable ordinary shares-basic and diluted		1,448,654

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Lakeshore was treated as the “acquired” company for financial reporting purposes. This determination is primarily based on ProSomnus’s legacy stockholders comprise 70.4% of the voting power of ProSomnus, Inc., directors appointed by ProSomnus constituting seven of the seven members of the ProSomnus, Inc.’s board of directors, ProSomnus’s operations prior to the acquisition comprising the only ongoing operations of ProSomnus, Inc., and ProSomnus’s senior management comprising all of the senior management of ProSomnus, Inc.

Accordingly, for accounting purposes, the financial statements of ProSomnus, Inc. represent a continuation of the financial statements of ProSomnus with the Business Combination treated as the equivalent of ProSomnus issuing stock for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore are included in ProSomnus Inc’s balance sheet at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of ProSomnus in future reports of ProSomnus, Inc.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 are derived from the audited financial statements of ProSomnus, Inc. and fully reflect the effect to the Business Combination and the other events outlined in the Merger Agreement. The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2022 and 2021 give pro forma effect to the Business Combination and the other transactions contemplated by the Merger Agreement as if they had been consummated on January 1, 2021.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022 and 2021

The adjustments included in the unaudited pro forma condensed combined statement of operations for the years ended December 31, 2022 and 2021 are as follows:

(AA) Reflects the elimination of interest expense on ProSomnus’s debts that are repaid and settled as if the Business Combination closed, and the indebtedness was settled, on January 1, 2021.

(BB) Reflects the elimination of the change in fair value of ProSomnus’s warrant liability that converted to ProSomnus, Inc.’s ordinary shares prior to the Closing.

(CC) Represents the elimination of investment income related to the investments held in the Lakeshore Trust Account.

(DD) Represents the increase in interest expense for Senior convertible notes as if the notes were executed on January 1, 2021. This amount is calculated as face value multiplied by Senior notes interest rate of 9% per annum.

(EE) Represents the increase in interest expense for Junior convertible notes as if the notes were executed on January 1, 2021. This amount is calculated as face value multiplied by Junior notes interest rate of Prime rate + 9% per annum, and the Prime rate applied is 4%.

(FF) Represents the increase in the weighted average shares in connection with the issuance for the following transactions, which are weighted as if they had been issued for the entire period:

Increase of ordinary shares	No. of shares
Non-redeeming public shareholders	820,722
New PIPE investors	1,830,133
Sponsor shares and private shares holders	1,054,390
Former ProSomnus shareholders	11,293,283
Shares issued to underwriters and debt placement agents	716,223
Bonus shares issued to Junior Notes purchasers	326,713
Total	16,041,464

3. Net Loss per Share

Net loss per share is calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented.

Following the Closing, the Eligible ProSomnus Equity holders have the right to receive up to 3,000,000 Earn-out Shares, issuable upon the occurrence of the Earn-out Triggering Event during the Earn-out Period. Because the Earn-out Shares are contingently issuable based upon ProSomnus, Inc. reaching specified thresholds that have not been achieved, the Earn-out Shares have been excluded from basic and diluted pro forma net loss per share.

The unaudited pro forma condensed combined financial information has been prepared based on the latest information upon the Closing of the Business Combination:

●	Non-redeeming shareholders retained an aggregate of 480,637 shares, and non-redeeming shareholders that entered into agreements with Lakeshore and ProSomnus to not redeem received an aggregate of 340,085 bonus shares;
●	New PIPE investors received 1,025,000 shares at $10.00 per share, and received an aggregate of 805,133 bonus shares;
●	574,035 founder shares were transferred to non-redeeming shareholders that entered into agreements to not redeem with Lakeshore and ProSomnus and new PIPE investors, as a source of bonus shares.
●	Underwriters, advisors and convertible notes placement agents totally forfeited $1,640,010 of compensation in exchange of new issuance of 164,010 shares as a source of bonus shares, issued to non-redeeming shareholders that entered into agreements with Lakeshore and ProSomnus to not redeem and new PIPE investors.
●	Source of bonus shares also included a new issuance of shares up to 410,025 shares.

	Year Ended	Year Ended
	December 31, 2021	December 31, 2022
Pro forma net loss	$(16,320,193)	$(11,637,164)
Weighted average shares outstanding – basic and diluted	16,041,464	16,041,464
Net loss per share – basic and diluted	$(1.02)	$(0.73)
Weighted average shares outstanding – basic and diluted
Non-redeeming public shareholders	820,722	820,722
New PIPE investors	1,830,133	1,830,133
Sponsor shares and private shares holders	1,054,390	1,054,390
Former ProSomnus shareholders	11,293,283	11,293,283
Shares issued to underwriters and debt placement agents	716,223	716,223
Bonus shares for Junior Notes buyers	326,713	326,713
Total	16,041,464	16,041,464

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock and our Public Warrants are listed on the Nasdaq Global Market and Nasdaq Capital Market, respectively, under the symbols “OSA” and “OSAAW,” respectively. As of March 31, 2023, there were 335 holders of record of our Common Stock.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends by us in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PROSOMNUS

The following discussion and analysis of the financial condition and results of operations of ProSomnus Holdings, Inc. and its subsidiary prior to the Business Combination and for ProSomnus, Inc. and its subsidiaries subsequent to the Business Combination (for purposes of this section, collectively referred to as the “ProSomnus,” “Company,” “we,” “us” and “our”) should be read together with ProSomnus’s audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, together with the related notes thereto, included in this prospectus. This discussion contains forward-looking statements based upon current beliefs, plans, and expectations that involve numerous risks, uncertainties and assumptions, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Business Combination Transaction

On May 9, 2022, Lakeshore and ProSomnus executed the Merger Agreement. Pursuant to the Merger Agreement, the business combination was to be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of Lakeshore, Lakeshore would reincorporate to the State of Delaware by merging with and into LAAA Merger Corp., a Delaware corporation and wholly-owned subsidiary of Lakeshore (“PubCo”), with PubCo surviving as the publicly traded entity (the “Reincorporation Merger”); and (ii) immediately after the Reincorporation Merger, LAAA Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), would be merged with and into ProSomnus, with ProSomnus surviving as a wholly-owned subsidiary of PubCo (the “Acquisition Merger”). The Merger Agreement is by and among Lakeshore, PubCo, Merger Sub, ProSomnus and HGP II, LLC, as the representative of the stockholders of ProSomnus (“Stockholders’ Representative”), and RedOne Investment Limited, as the representative of the shareholders of Lakeshore. The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”

On December 6, 2022, Lakeshore consummated a series of transactions that resulted in the combination (the “Business Combination”) of Lakeshore with ProSomnus Holdings, Inc., a Delaware Corporation (“ProSomnus Holdings”) pursuant to the previously announced Agreement and Plan of Merger, dated May 9, 2022 (the “Merger Agreement”), by and among Lakeshore, Merger Sub, RedOne Investment Limited (“Sponsor”), as purchaser representative, Stockholders’ Representative, and ProSomnus Holdings, following the approval at the extraordinary general meeting of the shareholders of Lakeshore held on December 2, 2022 (the “Special Meeting”). Pursuant to the Merger Agreement, Lakeshore merged with and into PubCo, Merger Sub merged with and into ProSomnus Holdings, and Surviving Pubco changed its name to ProSomnus, Inc., resulting in ProSomnus Holdings being a wholly owned subsidiary of ProSomnus Inc.

Simultaneous with the closing of the Business Combination, Surviving Pubco also completed a series of private financings, issuing and selling 1,025,000 shares of its common stock in a private placement to certain PIPE investors (the “Equity PIPE Offering”), entering into non-redemption agreements with holders of an aggregate of approximately 0.48 million public shares of common stock of Lakeshore, and issuing an aggregate of $16.96 million principal value senior secured convertible notes and an aggregate of $17.45 million principal value subordinated secured convertible notes to certain investors pursuant to previously announced Senior Securities Purchase Agreement and Subordinated Securities Purchase Agreement, each dated August 26, 2022. Pursuant to the terms of the Merger Agreement, the total consideration for the Business Combination and related transactions (the “Merger Consideration”) was approximately $113 million. In connection with the Special Meeting, holders of 2,380,246 shares of Lakeshore ordinary shares sold in its initial public offering exercised their right to redeem those shares for cash prior to the redemption deadline of November 30, at a price of $10.238 per share, for an aggregate payment from Lakeshore’s trust account of approximately $24.37 million.

After taking into account the aggregate payment in respect of the redemption, Lakeshore’s trust account had a balance immediately prior to the Closing of approximately $4.92 million. Such balance in the trust account, together with approximately $10.250 million in proceeds from the PIPE Financing and approximately $30 million in proceeds from the Convertible Notes offering, were used to pay transaction expenses and other liabilities of Lakeshore, pay certain transaction expenses of ProSomnus, and pay off approximately $11.53 million in debt of ProSomnus at closing, with the remaining being deposited in ProSomnus’ cash account.

As a result of the Reincorporation Merger and the Business Combination, holders of Lakeshore ordinary shares automatically received common stock of Surviving Pubco, and holders of Lakeshore warrants automatically received warrants of Surviving Pubco with substantively identical terms. At the Closing of the Business Combination, 1,054,390 ordinary shares of Lakeshore owned by the Sponsor, which we refer to as the founder shares, automatically converted into an equal number of shares of Surviving Pubco common stock, and 196,256 Private Placement Warrants held by the Sponsor, each exercisable for one ordinary share of Lakeshore at $11.50 per share, automatically converted into warrants to purchase one share of Surviving Pubco common stock at $11.50 per share with substantively identical terms.

In addition, at the Closing of the Business Combination, the Sponsor transferred 574,035 of its founder shares, and Surviving Pubco issued an aggregate of approximately 571,183 shares of common stock to certain PIPE Investors.

Additionally, ProSomnus stockholders (other than holders of ProSomnus Subordinated Debt) may be entitled to receive up to 3.0 million earn-out shares in three tranches:

●	the first tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $12.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing;
●	the second tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $15.00 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing; and
●	the third tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $17.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing.

The earn-out shares will be allocated among ProSomnus’s stockholders in proportion to the number of shares issued to them at the Closing that continue to be held by them.

Concurrently with the execution of the Merger Agreement, in May and September 2022, the Company and certain holders of the Bridge Loans executed a conversion addendum. Upon notice of the Business Combination Agreement, the holders of the Bridge Loans had up to 10 days to elect to convert into Series A Redeemable Convertible Preferred Stock. Immediately prior to the closing of the Business Combination, the Bridge Loans will automatically convert into the number of Series A Redeemable Convertible Preferred Stock as equal to the repayment amount of the Bridge Loans divided by the Conversion Price. The Conversion Price is defined as the quotient of the aggregate consideration to be paid to all holders of the Series A Redeemable Convertible Preferred Stock divided by the outstanding number of Series A Redeemable Convertible Preferred Stock, including the shares into which the Bridge Loans convert. Holders of Bridge Loans totaling $2,550,000 elected to convert, immediately prior to the Acquisition Merger. The remaining $100,000 principal amount of the Bridge Loan and accrued and unpaid interest thereon was paid in cash at closing of the Acquisition Merger. In addition, the indebtedness arising under ProSomnus’s loan agreement dated August 9, 2019, by and among ProSomnus Sleep Technologies, Inc. and the lenders signatory thereto, in the aggregate principal amount of $6,490,000 (collectively with the Bridge Loan, the “ProSomnus Subordinated Debt”), will also convert into shares of ProSomnus Common Stock immediately prior to the Acquisition Merger.

On September 29, 2022, ProSomnus entered into the Second Amendment and Loan Security Agreement (“Second Amendment”) to the subordinated loan and security agreement effective in April 2021. The Second Amendment established a convertible bridge loan advance of up to $2,000,000 to ProSomnus from the lender (“Convertible Bridge Loan Advance”). The interest rate of the Convertible Bridge Loan Advance is 14% and the maturity date is the earlier of the date of the bridge loan conversion event or September 29, 2023. The bridge loan conversion event is the termination of the Merger Agreement or the occurrence of any event that would result in the termination of the Merger Agreement as defined in the Merger Agreement. If the bridge loan conversion has not occurred, and the Convertible Bridge Loan Advance is not repaid in full on the maturity date, the default interest will bear additional 6.0% per annum. Interest is paid in arrears at December 29, 2022 and at the maturity date. Prepayment of the Convertible Bridge Loan Advance is permitted in increments of $100,000 at any time, and the prepayment requires the payment of all accrued and unpaid interest as well as a prepayment premium. The prepayment premium is the incremental amount of interest that would have been paid for the term of the convertible bridge advance and has not yet been paid. ProSomnus received $500,000 from the Convertible Bridge Loan Advance on September 29, 2022. After September 30, 2022, ProSomnus has received $1,500,000 from the Convertible Bridge Loan Advance. Also, see the Subsequent Events footnote of the consolidated financial statements, which discloses closing of $30,000,000 Convertible Notes.

While the legal acquirer in the Merger Agreement is Lakeshore, for financial accounting and reporting purposes under GAAP, PubCo will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of ProSomnus in many respects. Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of ProSomnus with the Business Combination treated as the equivalent of ProSomnus issuing stock for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of ProSomnus in future reports of PubCo.

Overview

We are a commercial medical technology company focused on the development, manufacturing and marketing of precision intraoral medical devices, a new option for treating and managing patients with mild to moderate Obstructive Sleep Apnea (“OSA”). Each ProSomnus precision intraoral device is personalized based on the anatomy and treatment plan for each patient. Our patented precision devices are engineered to create unique, consistent and predictable biomechanical advantages that lead to effective, comfortable, economical and patient-preferred treatment outcomes for patients with OSA.

Our ProSomnus precision intraoral devices are classified by the U.S. Food and Drug Administration (the “FDA”) as Class II medical devices for the treatment of snoring and mild to moderate OSA. We received pre-market notification and FDA clearance pursuant to Section 510(k) of the Federal Food, Drug, and Cosmetic Act (“FDCA”) for our first intraoral device in July 2014 and our devices have been commercially available in the United States since August 2014. To date, over 200,000 ProSomnus precision devices have been prescribed for patients.

Sleep apnea is a serious and chronic respiratory disease that negatively impacts the sleep, health, and quality of life for millions of patients in the United States and around the world. OSA is the most common form of sleep apnea. OSA is a medical condition characterized by a cessation of breathing when the tongue, soft palate, and other related tissues in the back of the throat collapse and block the upper airway during sleep, temporarily decreasing the oxygen concentration in the blood. During an OSA episode, the diaphragm and chest muscles must work harder to overcome the obstruction and open the airway. These episodes disrupt the sleep cycle, reduce airflow to vital organs, stress the body, and create a negative feedback loop. If untreated, OSA increases the risk of high blood pressure, hypertension, heart failure, stroke, coronary artery disease and other life-threatening diseases. OSA is associated with a reduction in quality-of-life factors including a higher risk of motor vehicle and operator accidents, workplace errors, absenteeism and more.

Until ProSomnus, there have been few alternatives for OSA patients who refuse or fail CPAP. Historically, treatment alternatives to CPAP have consisted of surgical procedures or legacy oral appliances. Surgical procedures, such as hypoglossal nerve stimulation and maxillomandibular advancement, can be invasive, irreversible, expensive, and only suitable for a narrow range of patient types. Legacy oral appliances, historically, have been associated with inconsistent and unreliable performance. We believe that there is both an urgent clinical need and a strong market opportunity for a treatment alternative that is effective, non-surgical, convenient, and more economical.

We market and sell our precision intraoral devices to providers in the United States and in select countries around the world through a direct sales force. Our direct sales force focuses their education, promotional and sales efforts on dentists who have developed a specialty in dental sleep medicine, and the physicians who are actively treating OSA. We intend to make investments to scale our commercial reach in identified markets around the world.

We generated revenue of $19.4 million, with a gross margin of 52.9% and a net loss of $7.1 million, for the year ended December 31, 2022, compared to revenue of $14.1 million, with a gross margin of 51.9% and a net loss of $6.0 million, for the year ended December 31, 2021.

Description of Certain Components of Financial Data

Revenue, net

We derive all of our revenue from the sale of our custom precision intraoral medical devices used to treat patients diagnosed with Obstructive Sleep Apnea. Our revenue recognition policies are discussed in more detail in Note 1 to our consolidated financial statements and notes thereto included elsewhere in this report.

Cost of Revenue

Cost of revenue consists primarily of materials and the costs related to the production of the intraoral device, including employee compensation, stock-based compensation, other employee-related expenses, inbound shipping and allocable manufacturing overhead costs. ProSomnus has a policy to classify initial recruiting and training costs of new manufacturing employees as part of research and development expenses in the consolidated statements of operations.

Research and development

Research and development expenses consist of production costs for prototypes, test and pre-production units, supplies, consulting, clinical studies and personnel costs, including salaries, bonuses and benefits. Most of our research and development expenses are related to developing new products and services. Consulting expenses are related to research and development activities as well as clinical and regulatory activities and certain third-party engineering costs. Research and development expenses are expensed as incurred. We expect to continue to make investments in product development. As a result, research and development expenses are expected to increase modestly in absolute dollars as the research and development efforts increase.

Sales and marketing

Sales and marketing expenses consist of salaries, commissions, bonuses, benefits and travel costs for employees engaged in sales and marketing activities, as well as website, advertising, conferences and other promotions. By design, sales and marketing costs are tied to sales performance and increase as sales and corresponding revenues increase.

General and administrative

General and administrative expenses primarily consist of labor, bonuses, benefits, general insurance, office expenses and outside services. Outside services consist of audit, tax, legal and other professional fees. We expect that general and administrative expenses will increase in absolute dollars as a result of operating as a public company.

Other income (expense), net

Other income (expense) primarily relates to interest expense as well as a gain from change in fair value of warrants and convertible debt (including interest on Senior and Subordinated convertible notes), a changes in fair value of Earn-out liability, loss on the extinguishment of debt related to the Second Amendment and the Convertible Bridge Loan Advance and gain from forgiveness of Paycheck Protection Program (“PPP”) loans.

The components of interest expense include interest expense payable under subordinated notes, subordinated loan and security agreements, unsecured subordinated promissory notes, equipment financing and capital lease obligations.

Provision for income taxes

The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes as well as net operating loss carryforwards and tax credit carryforwards. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed “more-likely-than-not” to be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods. The Company recorded a full valuation allowance as of December 31, 2022 and December 31, 2021. Based on available evidence, we believe that it is more likely than not that we will be unable to utilize all our deferred tax assets in the future.

Article I.The Company evaluates the tax positions taken in the course of preparing its tax returns to determine whether tax positions are more-likely-than-not of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized. Interest and penalties associated with unrecognized tax benefits, if any, are classified as income tax expense in the statement of operations.

COVID-19

In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. We continue to closely monitor the recent developments surrounding the continued spread and potential resurgence of COVID-19. The COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on our operations, particularly as a result of preventive and precautionary measures that we, other businesses, and governments are taking. Demand may shift over time, as the impacts of the COVID-19 pandemic may go through several phases of varying severity and duration.

Please refer to the section titled “Risk Factors” included elsewhere in this report for more information.

Results of Operations

The following is a discussion of our results of operations for the periods shown below, and our accounting policies are described in Note 1 in our consolidated financial statements for the years ended December 31, 2022 and 2021 included elsewhere in this annual report.

	Year Ended December31,		Change		Year Ended December 31,		Change
	2022	2021	$	%	2021	2020	$	%
Revenue, net	$19,393,343	$14,074,649	$5,318,694	37.8%	$14,074,649	$8,286,050	$5,788,599	69.9%
Cost of Revenue	9,127,338	6,764,319	2,363,019	34.9%	6,764,319	4,165,659	2,598,660	62.4%
Gross profit	10,266,005	7,310,330	2,955,675	40.4%	7,310,330	4,120,391	3,189,939	77.4%
Gross margin %	52.9%	51.9%			51.9%	49.7%

Operating expenses
Research and development	2,981,271	1,889,208	1,092,063	57.8%	1,889,208	1,470,748	418,460	28.5%
Sales and marketing	8,865,328	5,776,084	3,089,244	53.5%	5,776,084	3,515,976	2,260,108	64.3%
General and administrative	9,894,899	4,467,576	5,427,323	121.5%	4,467,576	3,309,319	1,158,257	35.0%
Total operating expenses	21,741,498	12,132,868	9,608,630	79.2%	12,132,868	8,296,043	3,836,825	46.2%

Other (expense) income
Interest expense	(6,119,806)	(3,245,220)	(2,874,586)	88.6%	(3,245,220)	(2,007,363)	(1,237,857)	61.7%
Forgiveness of PPP loans	—	2,281,262	(2,281,262)	n/m	2,281,262	—	2,281,262	n/m
Change in fair value of earnout liability	9,260,000	—	9,260,000	n/m	—	—	—	n/m
Change in fair value of debt	553,235	—	553,235	n/m	—	—	—	n/m
Change in fair value of warrant liability	3,234,586	(190,911)	3,425,497	n/m	(190,911)	—	(190,911)	n/m
Loss on extinguishment of debt	(2,597,842)	—	(2,597,842)	n/m	—	10,000	(10,000)	n/m
Total other (expense) income	4,330,173	(1,154,869)	5,485,042	(474.9)%	(1,154,869)	(1,997,363)	842,494	(42.2)%

Net loss before income taxes	(7,145,320)	(5,977,407)	(1,167,913)	19.5%	(5,977,407)	(6,173,015)	195,608	(3.2)%

Provision for income taxes	—	—	—	—%	—	—	—	—%

Net loss	$(7,145,320)	$(5,977,407)	$(1,167,913)	19.5%	$(5,977,407)	$(6,173,015)	$195,608	(3.2)%

(n/m = not meaningful)

Comparison of the Fiscal Years ended December 31, 2022 and 2021

Revenues increased by $5.3 million, or 37.8%, for the year ended ended December 31, 2022, compared to $14.1 million for the year ended ended December 31, 2021. This increase was primarily driven by increased adoption of the use of our precision devices, increased sales and marketing investments, and mix shift to the new EVO Product, all of which contributed to increased unit volumes.

Revenue from the Company’s largest customer was 5.7% for the year ended December 31, 2022, and 6.0% for the year ended December 31, 2021.

Total cost of revenue increased by $2.4 million, or 34.9%, for the year ended December 31, 2022, compared to $6.8 million for the year ended December 31, 2021. The increase was primarily due to product costs associated with higher sales volume of our devices and an increase in the cost of materials and supplies.

Gross profit increased by $3.0 million, or 40.4% for the year ended December 31, 2022, compared to $7.3 million for the year ended December 31, 2021. The increase was attributable to an increase in Net Revenue of $5.3 million as discussed above, partially offset by an increase in Cost of Revenue of $2.3 million.

Research and development expenses increased by $1.1 million, or 57.8%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. This increase was primarily driven by an increase in headcount-related personnel and consulting costs of $0.9 million and $0.2 million in other expenses in research and development.

Sales and marketing expenses increased by $3.1 million, or 53.5%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. This increase was primarily driven by an increase in personnel and consulting-related expenses of $1.7 million due to expansion of the sales team. Sales and marketing events increased $1.0 million, and travel and in-person events increased $0.4 million.

General and administrative expenses increased by $5.4 million, or 121.5%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. This increase was driven primarily by $2.2 million on account of stock based compensation, $1.5 million related to increase in personnel costs and bonuses, $1.1 million increase in costs that scale with revenue including credit card fees, recruiting, software, utilities, and depreciation and $0.3 million increase in costs related to investor relations and $0.1 million related to compensation plan tools.

Total other expense decreased by $5.5 million, or 474.9%, from an expense of $1.1 million for the year ended December 31, 2021, to an income of $4.3 million for year ended December 31, 2022. This decrease was primarily driven by change in fair value of earnout liabilities, debt and warrant liabilities of $9.3 million,$ 0.6 million and $3.4 million, respectively. This was offset by an increase of $2.9 million in interest expenses and a $2.5 million loss of extinguishment of debt. There was a gain of $2.3 million from Payroll Protection Program loan forgiven in year ended December 31, 2021.

Factors Affecting Results of Operations

The following factors have been important to our business, and we expect them to impact our results of operations and financial condition in future periods:

(a)	Expansion of North American direct sales organization and international expansion

The core focus of our sales initiative is to expand our direct sales organization in North America. With representatives located in high-value metropolitan areas, the direct sales organization will focus primarily on dentists and physicians who are practicing sleep medicine. The main purpose of this initiative is to increase case volume from these dentists and physicians by facilitating a referral relationship between dentists and physicians, helping them expand the dental sleep medicine aspect of their practices and educating them on the advantages of the ProSomnus intraoral devices. We also intend to further expand our sales to integrated health systems and hospital networks. We are currently initiating the marketing and sales of our ProSomnus intraoral devices in several European countries and intend to further expand our marketing and direct sales into international markets.

(b)	Product line extensions and remote patient monitoring services

We intend for product line extensions to focus on enabling ProSomnus to capture a larger share of treatments for patients with OSA, snoring and other related sleep-disordered breathing conditions. We expect that each product line extension will be designed to optimize ProSomnus products for a wider range of case types, treatment philosophies, and indications. We expect that each product line extension will utilize our unique manufacturing platform and potentially create additional opportunities for intellectual property.

We received FDA clearance for an intraoral device that enables remote patient monitoring services in November 2020. The sales of such remote patient monitoring services in connection with our intraoral devices could result in an additional recurring revenue stream that is reimbursable by insurance. Our remote patient monitoring services will be based on the incorporation of a sensor into the ProSomnus intraoral devices that provides continuous monitoring of physiological health data that physicians want and cannot typically obtain from CPAP or other intraoral appliance therapy devices. Our market research indicates that our remote patient monitoring services could be a significant driver of greater market acceptance and expansion and result in significant future revenues.

LIQUIDITY AND CAPITAL RESOURCES

Going Concern and Management’s Plans

On December 6, 2022, on consummation of the Busines Combination, we received $4.92 million of cash held in Lakeshore’s trust account from its initial public offering, net of redemptions of Lakeshore’s public stockholders of $24.4 million; $10.25 million of cash in connection with the PIPE Equity financing and approximately $30 million in proceeds from the Convertible Notes offering. These proceeds were used to pay transaction expenses and other liabilities of Lakeshore, pay certain transaction expenses of ProSomnus, and pay off approximately $11.53 million in debt of ProSomnus at closing, with the remaining being deposited in ProSomnus’ cash account.

We have incurred significant cash burn and recurring net losses, which include a net loss of $7.1 million and $6.0 million for the fiscal years ended December 31, 2022 and 2021, respectively, and have incurred an accumulated deficit of $210.8 million as of December 31, 2022.

As we continue to invest in the development of new products and sales and marketing, we expect to continue to incur cash burn and recurring net losses for the foreseeable future until such time that our product and services sales generate enough gross profit to cover our operating expenses. Based on cash flow projections from operating and financing activities and existing balance of cash and cash equivalents and investments, management is of the opinion that the Company has sufficient funds for sustainable operations, and it will be able to meet its payment obligations from operations and debt related commitments for at least one year from the issuance date of these financial statements. Based on the above considerations, the Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

The Company’s ability to continue as a going concern is dependent on management’s ability to control operating costs and maintain revenue growth forecast. Management believes the Company will be able to meet its obligations and operations for twelve months after the issuance of the consolidated financial statements in March 2023. However, additional funding will be necessary to fund future discovery research, pre-clinical and clinical activities. We intend to seek additional funding through public financings, debt financings, collaboration agreements, strategic alliances and licensing arrangements. Although we have been successful in raising capital in the past, there is no assurance that we will be successful in obtaining such additional financing on acceptable terms, or at all, and we may not be able to enter into collaborations or other arrangements. If we are unable to obtain funding, we could be forced to delay, reduce or eliminate our research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect our business prospects, even our ability to continue operations.

(a)Cash and Cash equivalents

As of December 31, 2022, we had cash and cash equivalents of $15.9 million. Our future capital requirements may vary from those currently planned and will depend on various factors including further development costs, commercialization strategy, international expansion, and regulatory costs. If we need additional funds and are unable to obtain funding on a timely basis, we may need to significantly curtail our product development and commercialization efforts to provide sufficient funds to continue our operations, which could adversely affect our business prospects.

(b)	Cash flows

The following table summarizes our cash flows for the periods indicated:

	Year Ended
	December 31,
	2022	2021
Net cash provided by (used in):
Operating activities	$(10,238,905)	$(4,634,934)
Investing activities	(1,353,662)	(301,302)
Financing activities	26,008,126	4,881,264
Net increase (decrease) in cash and cash equivalents	$14,415,559	$(54,972)

Net cash used in operating activities

For the year ended December 31, 2022, net cash used in operating activities of $10.2 million was due primarily to a net loss of $7.1 million, changes in operating assets and liabilities of $1.5 million, offset by non-cash items of $1.6 million. Changes in operating assets and liabilities were driven primarily by $1.7 million of prepaid expenses, and other current assets of $1.1 million and an increase in other assets of $0.1 million, offset by an increase in accounts payable of $1.1 million, and an increase in accrued compensation and other accrued expenses of $0.4 million. Non-cash items primarily consisted of depreciation, amortization, non-cash interest expense, change in fair value of earnout liabilities of $9.3 million, change in fair value of debt of $0.6 million, change in fair value of warrant liabilities of $3.2 million and loss on extinguishment of debt of $2.6 million.

For the year ended December 31, 2021, net cash used in operating activities of $4.6 million was due primarily to a net loss of $6.0 million, non-cash items of $0.3 million and changes in operating assets and liabilities of $1.6 million. Non-cash items primarily consisted of forgiveness of the PPP loans, depreciation, and non-cash interest expense. Changes in operating assets and liabilities were driven primarily by an increase in accrued expenses and accounts payable of $2.6 million, partially offset by an increase in accounts receivable and inventory of $0.9 million.

Net cash used in investing activities

For the year ended December 31, 2022, net cash used in investing activities of $1.4 million was due primarily to purchases of property and equipment.

For the year ended December 31, 2021, net cash used in investing activities of $0.3 million was due primarily to purchases of property and equipment.

Net cash provided by financing activities

For the year ended December 31, 2022, net cash provided by financing activities of $26.0 million was primarily due to proceeds of $9.5 million from PIPE equity financing, $4.9 million from Lakeshore trust, $27.5 million from issuance of Senior and Subordinated Convertible notes, $24.4 million from line of credit, $5.3 million from unsecured subordinated promissory notes and $0.4 million from proceeds of subordinated notes. Financing cash inflows were partially offset by repayments of $24.9 million on the line of credit, repayment of unsecured subordinated promissory notes of $0.6 million, principal payments under finance lease and equipment financing obligations of $1.3 million, repayments of subordinated loan and security agreements of $10.7 million, and repayments of subordinated notes of $0.1 million and payment of issuance costs on account of merger transaction of $8.2 million.

For the year ended December 31, 2021, net cash provided by financing activities of $4.9 million was primarily due to proceeds of $17.5 million from borrowings under the line of credit, proceeds of $2.8 million from issuance of subordinated notes, proceeds of $2.0 million from the issuance of a subordinated loan and security agreement, and $1.0 million in proceeds from the issuance of notes payable under the PPP loan program. Total financing cash inflows amounted to $23.3 million and were partially offset by repayments of $17.0 million on the line of credit, principal payments under capital lease obligations of $0.8 million, and repayments of subordinated loan and security agreements of $0.6 million.

(c)	Contractual obligations

Below is a summary of short-term and long-term anticipated cash requirements under contractual obligations existing as of December 31, 2022.

	Total	2023	After 2023
Recorded contractual obligations:
Senior Convertible notes	$13,651,000	$—	$13,651,000
Subordinated Convertible note	10,355,681	—	10,355,681
Other*	9,075,220	1,282,603	7,792,617
Total	$33,081,901	$1,282,603	$31,799,298

* Represents finance and operating lease liabilities, equipment financing obligations and payable under commission settlement

During September 2022, we entered into an agreement with an effective date of January 1, 2022, with the chairman of our Board of Directors to provide consulting services. The consultant received $120,000 in the year ended December 31, 2022. Upon completion of the business combination, the consultant became our full-time employee as of January 1, 2023.

During January 2022, we entered into an agreement with an external consulting firm to provide investor and public relations consulting services. The monthly fee was $20,000 prior to business combination. Additionally, upon completion of the business combination, the vendor received a payment of $200,000 and may receive an additional $200,000 in the form of common stock. We pay a fee of $34,000 per month after the business combination. The agreement terminates on the last date of the month following the second anniversary of the business combination completion date.

During November 2021, we entered into an agreement with an external consulting firm to act as the placement agent for a future business combination. Upon completion of the business combination transaction, the consulting firm earned approximately nine percent of the gross proceeds raised in the transaction, these were paid in common stock of the company.

During March 2021, we entered into an agreement with an external consulting firm to provide consulting and advisory services. Upon completion of the business combination transaction, the consulting firm was paid compensation of approximately $1.2 million, which was paid in common stock of the company.

As of December 31, 2022, we did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources.

Liquidity Update

Our liquidity needs are to fund our initiatives set forth in “Description of ProSomnus’s Business—Our Strategy.” Proceeds from the Business Combination, PIPE Investment and Convertible Notes were used to repay outstanding borrowings and transaction expenses. In addition, we expect to use proceeds to fund our near-term growth strategies, which include, (i) expanding our direct sales organization, (ii) international expnsion, (iii) developing our brand and marketing, (iv) develop scientific data to further validate our products, (v) expand and develop our product lines, (vi) to fund our debt payment obligations, and (vii) for general corporate purposes.

We believe proceeds from the Business Combination, PIPE Investment and Convertible Notes offering, and more efficient use of our working capital, will provide sufficient cash on-hand to fund our expenditures for the next year. However, the Company will continuously evaluate its liquidity needs, and may seek to opportunistically access additional liquidity, including through either the debt or equity capital markets, or refinancing of our debt obligations. We believe the completion of this offering, the registration of the underlying shares, and the resulting listing and trading of the Company’s securities on Nasdaq will facilitate such potential future fundraising efforts by expanding access to a broader population of potential investors. If it is determined that we have insufficient liquidity to fund our strategies, we may modify the scope of our hiring and marketing and we may reprioritize our strategies, which may have an adverse impact on our ability to achieve our growth objectives.

Warrant Proceeds

The exercise of Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Common Stock and the spread between the exercise price of the Warrant and the market price of our Common Stock at the time of exercise. For example, to the extent that the price of our Common Stock exceeds $11.50 per share, it is more likely that holders of our Warrants will exercise their Warrants. If the price of our Common Stock is less than $11.50 per share, it is unlikely that such holders will exercise their Warrants. As of May 9, 2023, the closing price of our Common Stock was $5.01 per share, which is significantly less than the Warrant exercise price of $11.50. Even if our Warrants are in the money, there can be no assurance that Warrant holders will exercise their Warrants prior to their expiration. The Warrants are exercisable on a cashless basis under certain circumstances specified in the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the aggregate amount of cash we would receive from the exercise of the Warrants will decrease. Our Public Warrants under certain conditions, as described in the Warrant Agreement, are redeemable by the Company at a price of $0.01 per warrant or on a cashless basis. Our Private Placement Warrants are not redeemable so long as they are held by thee Sponsor or its permitted transferees (except as otherwise set forth herein). As such, it is possible that we may never generate any or only very limited cash proceeds from the exercise of our Warrants.

As of the date of this prospectus, we have neither included nor intend to include any potential cash proceeds from the exercise of our Warrants in our short-term or long-term liquidity sources or capital resource planning. We do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on our primary sources of cash discussed above to continue to support our operations. Therefore, the availability or unavailability of any proceeds from the exercise of our Warrants is not expected to affect our ability to fund our operations. We will continue to evaluate the probability of Warrant exercise over the life of our Warrants and the merit of including potential cash proceeds from the exercise thereof in our liquidity sources and capital resources planning.

To the extent such Warrants are exercised, additional Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock, which increases the likelihood of periods when our Warrants will not be in the money prior to their expiration.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While our significant accounting policies are described in more detail in Note 1 in our consolidated financial statements for the years ended December 31, 2022 and 2021 included elsewhere in this report, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

(a)	Emerging Growth Company

ProSomnus is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. ProSomnus has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, ProSomnus, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ProSomnus’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

(b)	Inventory

Inventory is recorded at the lower of cost or net realizable value under standard costing method of accounting. Inventories primarily consist of purchased raw materials. We regularly review whether the net realizable value of inventory is lower than its carrying value. If the valuation shows that the net realizable value is lower than the carrying value, we take a charge to cost of revenue and directly reduce the carrying value of the inventory. Indicators that could result in inventory write-downs include damaged or slow-moving materials and supplies.

(c)	Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are as follows:

Manufacturing equipment	3 to 7 years

Computers and software	3 years

Furniture	7 years

Leasehold Improvements	Shorter of remaining lease term or estimated useful life

Maintenance and repairs are charged to operations as incurred.

Through December 31, 2022, equipment capitalized under capital lease obligations was included in property and equipment. Property and equipment capitalized under capital lease obligations were amortized using a straight-line method over the shorter of the life of the lease or the useful life of the asset, which ranges from 3 to 7 years, and was included in depreciation expense in the consolidated statements of operations. On January 1, 2022 the Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (“ASC 842”), which impacted the classification of equipment formerly capitalized under capital lease obligations. The equipment related to capital leases, now finance leases, have been reclassified from property and equipment to right-of-use assets on the consolidated balance sheet.

(d)	Redeemable Convertible Preferred Stock

We record all shares of redeemable convertible preferred stock at their respective issuance price, less issuance costs on the dates of issuance. The redeemable convertible preferred stock was presented outside of stockholders’ deficit in the consolidated balance sheets.

(e)	Convertible Notes

The Company accounts for its derivatives in accordance with ASC 815-10, Derivatives and Hedging, or ASC 815-15, Embedded Derivatives, depending on the nature of the derivative instrument. ASC 815 requires each contract that is not a derivative in its entirety be assessed to determine whether it contains embedded derivatives that are required to be bifurcated and accounted for as a derivative financial instrument. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if the combined instrument is not accounted for in its entirety at fair value with changes in fair value recorded in earnings, the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms as the embedded derivative would qualify as a derivative instrument. Embedded derivatives are measured at fair value and remeasured at each subsequent reporting period, and recorded within convertible notes, net on the accompanying Consolidated Balance Sheets and changes in fair value recorded in other expense within the Consolidated Statements of Operations.

The Company determined the Senior and Subordinated convertible notes, issued in connected with the merger transaction, contained multiple embedded derivatives that are required to be bifurcated, two of which are conversion features. As per ASC 815, if there is a conversion feature that is required to be bifurcated, the cash conversion feature and beneficial conversion feature guidance is not applicable to such conversion feature and the fair value election is allowable provided the debt was not issued at a substantial premium. As the proceeds received at issuance from these Convertible Notes do not exceed the principal amount that will be paid at maturing, there is no substantial premium.

Under the fair value election as prescribed by ASC 815, the Company will not bifurcate the embedded instruments and fair value the Senior and Subordinated convertible notes. The company will record changes in fair value through the consolidated statement of operations as a fair value adjustment of the convertible debt each reporting period, with the portion of the change that results from a change in the instrument-specific credit risk recorded separately in other comprehensive income, if applicable. The Company has also elected not to separately present interest expense related to the Senior and Subordinated Promissory Notes and the entire change in fair value of the instrument will be recorded as a fair value adjustment of convertible debt within the consolidated statement of operations.

(f)	Warrants

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash other income or expense on the consolidated statements of operations.

(g)	Revenue Recognition

The Company creates customized precision milled intraoral devices. When devices are sold, they include an assurance-type warranty guaranteeing the manufacture of the product in accordance with the prescription for a period of 3 years from the date of sale.

In accordance with ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” the Company recognizes revenue upon meeting the following criteria:

●	Identifying the contract with a customer: Customers submit authorized prescriptions and dental impressions to the Company. Authorized prescriptions constitute the contract with customers.
●	Identifying the performance obligations within the contract: The sole performance obligation is the shipment of a completed customized intraoral device.
●	Determining the transaction price: Prices are determined by standardized pricing sheets and adjusted for estimated returns, discounts and allowances.
●	Allocating the transaction price to the performance obligations: The full transaction price is allocated to the shipment of the completed intraoral device as it is the only element in the transaction.
●	Recognize revenue as the performance obligation is satisfied: revenue is recognized upon transfer of control which occurs upon shipment of the product.

The Company does not require collateral or any other form of security from customers. Inbound shipping and handling costs related to sales are billed to customers. Outbound shipping costs are not billed to customers and are included in sales and marketing expenses. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.

Standalone selling price for the various intraoral device models are determined using the Company’s standard pricing sheet. The Company invoices customers upon shipment of the product and invoices are due within 30 days. Amounts that have been invoiced are recorded in accounts receivable and revenue as all revenue recognition criteria have been met. The Company does not offer a financing component related to its sales arrangements.

We utilize the practical expedient which permits expensing of costs to obtain a contract when the expected amortization period is one year or less, which typically results in expensing commissions paid to employees. We expense sales commissions paid to employees as revenue are recognized.

ProSomnus devices are custom manufactuctures to match the patients specific anatomy and the prescription submitted by the healthcare provider for each patient. A prescription includes four components: (1) records of the patient’s upper dental anatomy; (2) records for the patient’s lower dental anatomy; (3) records for the patient’s jaw position; and (4) documentation that includes required information such as the healthcare provider’s license number and any additional instructions. The records of the patient’s upper dental anatomy are used to personalize the upper splint component for the ProSomnus device to ensure that the upper splint component fits the patient’s upper teeth. The records of the patient’s lower dental anatomy are used to personalize the lower splint component for the ProSomnus device to ensure that the lower splint component fits the patient’s lower teeth. The records of the patient’s jaw position are used to personalize the relationship of the ProSomnus device’s prescription posts which determine the positional relationship between the upper and lower splint components for the ProSomnus device. The aforementioned description of personalization is included in our regulatory documents such as our FDA 510(k) clearances. After the typical sale we are not required to perform any additional personalization.

Key contract terms for intraoral devices include:

●	a 3-year warranty from the date of manufacture for all devices, except for Medicare devices, which have a 5-year warranty. Our warranty covers the device against defects in workmanship and materials. ProSomnus will replace or repair any device with unsatisfactory workmanship or materials quality;
●	no warranty for device fit if the provided patient records are distorted. ProSomnus will not offer a warranty if the records do not meet basic requirements, such as minimum vertical clearance;
●	the warranty is voided if device damage is attributed to patient misuse or if the healthcare provider makes structural changes to the device;
●	the healthcare provider must return a defective device, as part of our compliance with our quality management system; and
●	our standard turnaround time for manufacturing a device is seven business days plus shipping time.

Our only post delivery performance obligation associated with the sale of our device is our warranty. There are no obligations to train sleep dentists, sleep physicians or other providers.

Our transaction prices are our list prices for our products less the applicable discount schedule

●	List prices. Our list prices consider competitive reference prices, economic value added relative to competitive products, manufacturing costs, manufacturing capacity dynamics, insurance reimbursement amounts, and our business strategy. We continuously monitor these considerations for the purposes of establishing list prices for new products and for managing the list prices for existing products. We evaluate existing list prices at least annually. However, we also evaluate existing list prices whenever there is a major change in any of these components (for example, a competitor increases their list prices 20%).
●	Competitive Reference Prices. We continuously monitor competitive reference prices and weigh the pros and cons of adjusting our list prices when competitors price new products or adjust list prices for existing products.
●	Manufacturing Costs. We continuously monitor manufacturing costs. There are, generally, five types of manufacturing costs that we consider when evaluating the list price of a product: direct labor, materials, supplies, factory overhead costs and factory overhead labor. We continuously monitor these five types of manufacturing costs and evaluate our list prices accordingly.
●	Insurance Reimbursement Amounts. Payors routinely change the coverage policies and amounts for various products and procedures. We continuously monitor these reimbursement trends and the implications these trends might have on the price sensitivity of our customers.

●	Business Strategy. There are certain situations where the company may wish to adjust a list price upward or downward based on business strategy. For example, if the company is launching a new product, the company may wish to adjust list prices downward to stimulate trial orders for the new product.
●	Discount Schedules. The Company offers discount schedules that are applied to the relevant list price for a product. The discount schedule is based on certain order volume thresholds. The greater the order volume, the higher the discount. The rationale for volume-based discounts is that it is more efficient for our Company to service customers with higher order volumes. Thus, our Company shares these efficiencies with customers in the form of the volume-based discounts with the objective of lower costs to treat patients.

As a result of our list prices and discount schedule being somewhat formulaic, our pricing is consistent for customers who fall within the same order volume level.

(h)	Earn-out Arrangement

In connection with the Business Combination and pursuant to the Merger Agreement, eligible legacy ProSomnus stockholders and stock options and restricted share units (RSUs) holders are entitled to receive an aggregate of 3,000,000 shares of the Company’s Class A common shares (“Earn-out Shares”) upon the Company achieving certain Earn-out triggering events during the Earn-out Period (as described in Note 10 of our consolidated financial statements included in this Annual Report Form 10-K).

In accordance with ASC 815, Earn-out Shares issuable these common stockholders in respect of such common stock are not solely indexed to the common stock and therefore are accounted for as Earn-out liability on the consolidated balance sheet at the date of merger transaction and subsequently remeasured at each reporting date with changes in fair value recorded a component of other expense, net in the consolidated statements of operations.

The estimated fair value of the Earn-out Shares is determined using a Monte Carlo simulation prioritizing the most reliable information available. The assumptions utilized in the calculation are based on the achievement of certain stock price milestones, including the current Company common stock price, expected volatility, risk-free rate, expected term and dividend rate. If the applicable triggering event is achieved for a tranche, the Company will account for the Earn-out Shares for such tranche as issued and outstanding common stock. The Earn-out triggering events were not achieved as of December 31, 2022.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 1 to our consolidated financial statements and notes thereto for the years ended December 31, 2022 and 2021 included elsewhere in this report.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in the ordinary course of business. Market risk represents the risk of loss that may impact our results of operations or financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates. We do not hold, issue, or enter into any financial instruments for speculative or trading purposes.

Interest rate risk

Our cash and cash equivalents as of December 31, 2022 consisted of $15.9 million in bank accounts. We believe that we do not have any material exposure to changes in the fair value of these assets. We do not believe that a hypothetical 10% change in interest rates would have a material effect on our consolidated cash flows or operating results.

Effects of Inflation

Inflation generally affects us by increasing our cost of raw materials, labor and research and development expenses. We do not believe inflation has had a material effect on our results of operations during the periods presented in this prospectus.

DESCRIPTION OF PROSOMNUS’S BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to “ProSomnus,” “we,” “us,” “our,” and other similar terms refer to ProSomnus Holdings, Inc. and its consolidated subsidiaries prior to the Business Combination and to ProSomnus, Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

We are a medical technology company focused on the development, manufacturing and marketing of precision intraoral medical devices, a new non-invasive option for treating and managing patients with mild to moderate obstructive sleep apnea (OSA). Each ProSomnus precision intraoral device is personalized based on the anatomy and treatment plan for each patient. Our patented precision devices are engineered to create unique, consistent and predictable biomechanical advantages that lead to effective, comfortable, economical and patient preferred treatment outcomes for patients with OSA.

Each ProSomnus precision intraoral device consists of a series of two splints, one that fits over the upper teeth and another that fits over the lower teeth. Each splint contains lateral prescription posts that precisely and comfortably posture the jaw forward at a prescribed position that opens the airway in the back of the throat to prevent the airway from collapsing at night, minimizing obstruction, snoring and allowing air to flow more easily. The jaw position can be changed by swapping out an upper or lower splint and replacing it with another splint that contains slightly different lateral prescription posts similar to how clear aligner trays are swapped out for orthodontic treatment.

Our ProSomnus precision intraoral devices are classified by the U.S. Food and Drug Administration (the FDA) as Class II medical devices for the treatment of snoring and mild to moderate OSA. We received pre-market notification and FDA clearance pursuant to Section 510(k) of the Federal Food, Drug, and Cosmetic Act (FDCA) for our first intraoral device in July 2014 and our devices have been commercially available in the United States since August 2014. To date, over 200,000 ProSomnus precision devices have been prescribed for patients.

Sleep apnea is a serious and chronic, respiratory, disease that negatively impacts a patient’s sleep, breathing, health, and quality of life. OSA is the most common form of sleep apnea. OSA is a medical condition characterized by a cessation of breathing when the tongue, soft palate, and other related tissues in the back of the throat collapse and obstruct the upper airway during sleep, temporarily decreasing the oxygen concentration in the blood. During an OSA episode, the diaphragm and chest muscles must work harder to overcome the obstruction and open the airway. These episodes disrupt the sleep cycle, reduce airflow to vital organs, stress the body, and create a negative feedback loop. If untreated, OSA increases the risk of high blood pressure, hypertension, heart failure, stroke, coronary artery disease and other life-threatening diseases. In addition to severe comorbidities, untreated OSA is associated with a reduction in everyday quality-of-life, such as an increase in daytime sleepiness, and an impairment of cognitive function which increases the risk of motor vehicle accidents, poor workplace performance and absenteeism.

OSA is a highly prevalent medical disorder. In 2019, Lancet Respiratory Medicine reported that nearly one billion people globally had OSA, including 74 million adults in the United States. Studies report that the prevalence of OSA is increasing, driven by demographic and social health trends. Industry reports and studies estimate that approximately 80% of people with OSA are undiagnosed. Frost and Sullivan estimated that the cost of undiagnosed OSA was $149.6 billion in 2015. In 2010 McKinsey estimated the cost of untreated OSA to be between $65 billion and $165 billion.

We believe that the OSA market is ripe for disruption due to the limitations of current therapies. Continuous Positive Airway Pressure (CPAP), the primary incumbent therapy, delivers air pressure into the patient’s airway through a face or nasal mask for the purpose of overcoming obstructions during the night. Many patients find CPAP treatment cumbersome, uncomfortable, claustrophobic, and generally difficult to tolerate; we estimate based on clinical studies that 35%-65% of OSA patients fail to tolerate CPAP.

We believe there is a significant population of people with mild to moderate OSA who seek an alternative to CPAP and are eligible for treatment with ProSomnus devices. Industry reports estimate that approximately 7 million people in the United States have stopped using their CPAP machines, representing a significant immediate market opportunity for ProSomnus. We estimate that the failed CPAP opportunity is growing by 700,000 people in the United States each year. We believe that there is a substantial opportunity outside of the United States and that there is a substantial opportunity for ProSomnus device therapy as a frontline alternative to CPAP for patients mild to moderate OSA, particularly with increasing public awareness and medical education.

Prior to the ProSomnus precision intraoral device, there were few alternatives for OSA patients who refuse or fail CPAP. Historically, treatment alternatives to CPAP have consisted of surgical procedures or legacy dental products. Invasive surgical procedures, such as hypoglossal nerve stimulation and maxillomandibular advancement, can be irreversible, expensive, and only suitable for a narrow range of patient types such as severe OSA patients within a limited BMI range. Legacy dental products have historically been associated with inconsistent and unreliable performance. We believe that there is both an urgent clinical need and a strong market opportunity for a treatment alternative that is effective, comfortable, non-surgical, convenient, and more economical.

Disease management is another important unmet need and opportunity for providers, payors and patients. OSA is a chronic, lifelong, respiratory disease. None of the current therapies are designed to cure OSA. As a result, healthcare providers, patients and payors must manage the disease for the remainder of each patient’s life. Current therapies provide therapeutic data about the function of the device. However, our interviews with leading sleep medicine experts indicate a strong need to efficiently and continuously monitor each patient’s physiologic response to the treatment in an effort to better manage the disease. Physiologic data types include heart rate, blood pressure and blood oxygen levels. Disease management is a significant opportunity for ProSomnus and we are developing a novel product that we believe will fulfill the need and benefit clinicians and their patients.

We believe our ProSomnus precision intraoral devices overcome many of the limitations of CPAP and other current treatments of OSA, such as dental products, Hypoflossal Nerve Stimulation and other treatments, by providing the following key benefits:

●	Highly effective for mild and moderate OSA. ProSomnus precision intraoral devices are highly effective for the treatment of patients with mild and moderate OSA, which accounts for two-thirds of all OSA patients. ProSomnus devices have demonstrated efficacy on par with CPAP for patients with mild to moderate OSA and higher levels of nightly adherence in published studies. The combination of efficacy and nightly adherence suggest that ProSomnus precision intraoral devices are a highly effective treatment option for patients who have OSA.
●	High patient satisfaction. ProSomnus intraoral devices are customized, more comfortable, and less invasive than CPAP, legacy dental products and surgical treatments, making it a good choice for both patients and providers. In a 31-patient study performed by us and supported by feedback from patients and providers, “A Multi-Center Preference Study of a Novel Oral Appliance Design and Material” published in Sleep (May 2021), 100% of patients preferred the ProSomnus intraoral device over CPAP and other legacy dental product therapy devices. Our patient satisfaction advantage is driven by high patient adherence, fewer side effects than CPAP and other therapies, resolution of symptoms, achievement of patient treatment goals, ease of use with minimal cleaning and device maintenance required and minimal disruption to patient bedtime and sleeping habits and routines.
●	Proprietary, innovative technology. Our ProSomnus intraoral devices are the result of our innovative design capabilities, manufacturing processes and high performance medical grade class VI materials. We have developed proprietary software that uses artificial intelligence to design precision intraoral devices that will precisely fit the unique anatomy and treatment plan for each patient. These designs are rendered using our proprietary, highly automated, and scalable manufacturing process that utilizes algorithm-driven robotic milling and finishing. ProSomnus precision intraoral medical devices offer high-performance medical grade materials and patented, biomechanically superior features compared to alternative therapies. We believe our intellectual property (IP) portfolio, consisting of patents, know-how and trademarks, protects our novel device designs and innovative manufacturing processes and gives us a competitive advantage in the market.
●	Safe and effective treatment for OSA. Our ProSomnus precision intraoral devices are a safe and effective treatment option for OSA and have received FDA clearance pursuant to Section 510(k) of the FDCA as a Class II medical device for the treatment of snoring and mild to moderate OSA.
●	Economical. ProSomnus intraoral devices cost significantly less than CPAP, surgical treatment options, and legacy dental products. Based on publicly available insurance reimbursement schedules, the costs associated with delivering ProSomnus intraoral devices are an estimated 80% less than CPAP and 95% less than surgical options. Our cost advantages over legacy appliances are driven by low initial manufacturing costs, significant lower ongoing maintenance costs and fewer adjustments, fewer repair and remakes

●	Fewer side effects. ProSomnus intraoral devices are engineered to prevent both short- and long-term side effects. We designed our intraoral devices to mitigate unnecessary jaw pain, discomfort and tooth movement, and we believe that our high adherence rates indicate that patients find any side effects insignificant compared to the health and quality of life improvements provided by our devices. Side effects are defined as events that result in the discontinuation of therapy, which lead to a reduction in adherence and ultimately effectiveness.

The results of multiple scientific investigations, which include both company supported and independent studies that evaluated approximately 1,400 patients in total, indicate that ProSomnus devices are effective, efficacious, demonstrate excellent patient compliance rates, reduce sleep apnea events, improve sleep-related quality of life, reduce snoring, help achieve patients’ treatment objectives, and are preferred by patients. In addition, these investigations report high levels of adherence, mitigation of common side effects, strong patient preference for ProSomnus devices over alternatives, and improvements in treatment efficiency. For more information on these studies, see “—Clinical Results and Studies.”

The NOTUS3 clinical trial, a third-party investigation published in the Journal of Clinical Sleep Medicine in March 2022, was designed to predict, and evaluate, the efficacy and outcomes of oral appliance therapy for the treatment of OSA. The study reported that 94% of mild and moderate OSA patients were successfully treated using a ProSomnus precision intraoral device. After a six month follow-up period, 85% reported that they achieved their treatment goal with the ProSomnus device and 97% of patients reported a reduction in snoring with a median improvement of six points on a ten-point scale. The Syracuse, Detroit and Multi-center registries, two papers published by the United States Military, and the NOTUS2 study reported similar results for patients with mild to moderate OSA treated with ProSomnus precision intraoral devices.

Two company supported studies, “Efficacy and Effectiveness of the ProSomnus® [IA] Sleep Device for the Treatment of Obstructive Sleep Apnea: EFFECTS Study” (sample size: 28 patients) published in Cureus (June 2, 2021) and “Evaluation of a new oral appliance with objective compliance recording capability: a feasibility study” (sample size: 8 patients) published in Journal of Dental Sleep Medicine (2018;5(2)), reported compliance rates of 93.6% and 87.9%; and mean nightly use of 7.2 and 7.4 hours using ProSomnus devices, making ProSomnus devices the only commercially available OSA treatment to objectively record nightly use that meets the American Academy of Sleep Medicine (AASM) and American Academy of Dental Sleep Medicine (AADSM) recommendations for nightly sleep. The 7.2 hours of mean nightly use is approximately 61% better than what is reported in the literature for CPAP.

Regarding the mitigation of side effects, an independent study, “Assessment of potential tooth movement and bite changes with a hard acrylic sleep appliance: A 2-year clinical study” (sample size: 18 patients) published in Journal of Dental Sleep Medicine (2019;6(2)) found no statistically or clinically significant changes to tooth position, bite or lower anterior teeth position during the 2.3 year mean test period; and an independent study “Comparative assessment of changes in pharyngeal airway space in cases of obstructive sleep apnea with a customized mandibular repositioning appliance — a clinical study” (sample size: 10 patients) published in Sleep Science (2021 Jan-Mar), found that patients treated with ProSomnus devices reported increase in airway space, improvement in sleepiness and less daytime discomfort, a significant improvement in apnea hypopnea sleep apnea index, oxygen desaturation index, respiratory disturbance index, heart rate, snoring and mean oxygen saturation of arterial blood as compared to baselines, and no significant change in dental occlusion.

ProSomnus therapy is a covered benefit for mor ethan 200 million beneficiaries of private medical insurance, Medicare, and a growing number of public health insurance programs offered in many countries around the world. In the United States an estimated 70% of treatments are paid for by private insurances, 25% are covered by Medicare and the remaining 5% are paid out-of-pocket by the patient.

Typically, the managing physician screens the at-risk person and orders a sleep test. The majority of sleep tests are now conducted at home, expanding access to care. If the test confirms OSA, the managing physician prescribes a treatment modality. If ProSomnus therapy is prescribed, the patient is referred to a therapy provider trained in oral appliance therapy. The oral appliance therapy provider administers the therapy and refers the patient back to the managing physician for follow up.

Oral appliance therapy providers are typically reimbursed by private medical insurance in the range of approximately $2,000 to $3,500 per patient for intraoral appliance therapy and by Medicare in the range of approximately $1,250 to $1,800 per patient for intraoral appliance therapy. The average amount varies by insurance provider and Medicare jurisdiction. At these reimbursement levels, we believe that intraoral appliance therapy offers therapy providers an attractive ratio of revenue per chair time in comparison to other procedures.

We market and sell our precision intraoral devices to physicians and therapy providers in the United States and in select countries around the world through a direct sales force. We currently have direct sales representatives in the United States and in Europe. Our direct sales force focuses their education, promotional and sales efforts on physicians and therapy providers who have developed a specialty in sleep medicine. Therapy providers are typically dentists, ENTs, nurse practioners, and physician assistants who have undergone training in sleep medicine and oral appliance therapy.

We generated revenue of $19.4 million, with a gross margin of 52.9% and a net loss of $7.1 million, for the year ended December 31, 2022, compared to revenue of $14.1 million, with a gross margin of 51.9% and a net loss of $6.0 million, for the year ended December 31, 2021. Accumulated deficit incurred from October 2016, after separating from MicroDental Laboratories, to December 31, 2022 was $45.2 million. Including the accumulated deficit incurred by MicroDental Laboratories prior to the sale of that entity in October 2016, accumulated deficit as of December 31, 2022 was $210.8 million.

Our Competitive Strengths

We believe the continued growth of our company will be supported by the following competitive strengths:

●	Patient preferred therapy. ProSomnus precision intraoral devices utilize a patented and proprietary combination of technologies to create a treatment experience that patients prefer, based on our studies. Our devices are small and comfortable. Our devices are the only OSA treatment utilizing Medical Grade Class VI rated materials, the most rigorous standard of biocompatibility according to US Pharmacopia, which makes our devices hygienic and easy to keep clean. Our patented iterative titration system makes it easy for patients to use our device and maintain normal bedtime and morning routines.
●	Efficacy for mild to moderate OSA. ProSomnus precision intraoral devices have demonstrated efficacy for the treatment of mild to moderate OSA. We believe that demonstrating efficacy on par with CPAP will enable us to position ProSomnus therapy as a viable alternative to patients who refuse and fail CPAP or simply prefer a different treatment option.
●	Large, growing market. Approximately 1 billion people worldwide suffer from OSA, with approximately 74 million located in North America. Only approximately 15 – 20% of sufferers in the United States are currently diagnosed, but diagnosis rates are expected to increase in the near term as clinical support, access to care, nearable/wearable diagnostic technologies, health economics and market awareness broaden. We believe that we are uniquely positioned to address this growing market.
●	Front-line therapy. The AASM and the AADSM updated their guidelines in 2017 to recommend oral appliances as front-line treatment options for patients who preferred them over CPAP.
●	Sales momentum. Since receiving FDA clearance as a Class II medical device in July 2014, order volumes have grown approximately 86% compounded annually. Over 150,000 ProSomnus precision intraoral medical devices have been prescribed to date. We believe that ProSomnus precision intraoral devices have rapidly become a front-line device of choice for leading sleep dentists in the United States, and we have been named in Inc. Magazine’s List of 5,000 Fastest-Growing Private Companies for the past three consecutive years.
●	Strong customer metrics. In 2021, we experienced a 98% retention rate among our top 100 customers, which are primarily sleep dentists, and a 26% increase in revenue from such customers. Our largest customer represents approximately 5% of our revenues. We have a well-established provider network across the United States. Our precision intraoral devices are authorized for use by the US Army, US Navy, US Air Force and Veterans Affairs hospitals by the US Department of Defense policy regarding sleep apnea.
●	Significantly lower cost than CPAP and surgical treatments, and reimbursable by private medical insurance, Medicare and public health insurance programs in many countries. The cost of therapy is an important consideration for patients and healthcare payors and providers. We believe that our digital prescription and manufacturing process enables us to produce more cost effectively than our competitors. Unlike CPAP and other therapies, ProSomnus precision intraoral devices do not require the types of expensive ongoing consumables and device adjustments that are associated with CPAP and other treatment options. In addition, our ProSomnus intraoral devices are covered by medical insurance and Medicare in the United States, and by social health insurance programs in a growing number of countries around the world.
●	Experienced management team. Our management team has deep expertise operating and growing medical and dental device businesses. Our Chief Executive Officer Leonard Liptak, our Chief Technology Officer Sung Kim, and our Executive Chairman

Laing Rikkers, have over fifty years of management experience in the medical and dental device space, and our management team has substantial experience in operating differentiated medical and dental device businesses including sales, marketing, manufacturing, finance, research and development, clinical and medical affairs.
●	Scalable, mass customized manufacturing platform. ProSomnus has built a proprietary manufacturing platform that enables high levels of precision, personalized, customized medical device manufacturing without compromising quality, service or the ability to scale. ProSomnus utilizes proprietary device design software and milling robots that are controlled by software to achieve high levels of precision, repeatability, quality, service and scalability.

Our Strategy

Our goal is to become a global leader in OSA solutions by delivering patients and providers effective, safe, economical, non-invasive and patient-preferred medical devices for treating and managing OSA. We believe the following strategies will play a critical role in achieving this goal and our future growth:

●	Expansion of North American direct sales organization. The core focus of our sales initiative is to expand our direct sales organization in North America. With representatives located in high-value metropolitan areas, the direct sales organization will focus primarily on dentists and physicians who are practicing sleep medicine. The main purpose of this initiative is to increase case volume from these dentists and physicians by facilitating a referral relationship between dentists and physicians, helping them expand the dental sleep medicine aspect of their practices and educating them on the advantages of the ProSomnus intraoral devices. We also intend to further expand our sales to integrated health systems and hospital networks.
●	International expansion. We are currently initiating the marketing and sales of our ProSomnus intraoral devices in several European countries and intend to further expand our marketing and direct sales into international markets. ProSomnus devices have obtained a CE mark, and have conformed with additional regulatory requirements for target countries.
●	Establish ProSomnus as the brand of choice. Our marketing team is working to establish ProSomnus as the “brand of choice” among dentists and physicians who practice sleep medicine. We believe that marketing will raise awareness of our products and services, predispose sleep medicine practitioners to doing business with us and generate qualified leads for sales organization through sponsorship of continuing education seminars, conferences and events.
●	Science-backed marketing. We continue to develop scientific data to further validate the advantages of ProSomnus products, engage key opinion leaders who perform research, and support the goal of establishing ProSomnus as the leading brand in sleep medicine. We expect that data will continue to be developed with the intent of having studies published in peer-reviewed journals and presented at conferences, as well as utilized in sales and marketing materials.
●	Product line extensions. We intend for product line extensions to focus on enabling ProSomnus to capture a larger share of treatments for patients with OSA, snoring and other related sleep disordered breathing conditions. We expect that each product line extension will be designed to optimize ProSomnus products for a wider range of case types, treatment philosophies, and indications. We expect that each product line extension will utilize our unique manufacturing platform and potentially create additional opportunities for intellectual property.
●	Remote monitoring services. We received FDA clearance for an intraoral device that enables remote patient monitoring services in November 2020. The sales of such remote monitoring services in connection with our intraoral devices could result in an additional recurring revenue stream that is reimbursable by insurance.

Our remote patient monitoring services will be based on the incorporation of a sensor into the ProSomnus intraoral devices that provides continuous monitoring of physiological health data that physicians want and cannot typically obtain from CPAP or other intraoral appliance therapy devices. Our market research indicates that our remote monitoring services could be a significant driver of greater market acceptance and expansion and result in significant future revenues.

●	Manufacturing automation. We continue to invest in process improvements and technologies that improve our quality and service levels and expand our capacity to meet demand for our devices. We have developed proprietary software the automates the design of our precision, mass customized devices. We have developed proprietary software the controls our milling robots. We believe there is significant opportunity to continue improving quality, service and yield rates by continuously improving the software that controls our design and milling processes, as well as automation technologies pertaining to pre-manufacturing and finishing. Automation will have the added benefit of increasing manufacturing efficiency and delivering higher gross margins over time.

Market Opportunity

About Obstructive Sleep Apnea (OSA)

OSA is a medical condition characterized by a cessation of breathing, when the tongue, soft palate and other related tissues in the back of the throat collapse and obstruct the upper airway during sleep, temporarily decreasing the oxygen concentration in the blood. During an OSA episode, the diaphragm and chest muscles must work harder to overcome the obstruction and open the airway. These episodes disrupt the sleep cycle, reduce airflow to vital organs, stress the body, and create a negative feedback loop. The lack of airflow can last anywhere from ten seconds to more than a minute, and in severe cases may occur 30 or more times during an hour of sleep. The reduction in blood oxygen triggers an arousal that transiently wakens the patient and opens the airway, leading to a temporary restoration of normal breathing. This cycle occurs throughout the night, decreasing the overall quality of a patient’s sleep, negatively affecting a patient’s breathing, health and significantly reducing their quality of life.

The following diagram depicts a typical OSA event in which the base of the tongue falls back and restricts airflow.

The severity of OSA is measured by the frequency of apnea or hypopnea events per hour. Apneas are a complete restriction of the airway and hypopneas are a greater than 50% restriction in the airway, both of which are accompanied by a significant decrease in the oxygen levels in the blood. The total number of apneas and hypopneas per hour of sleep is referred to as the Apnea-Hypopnea Index, or AHI. The severity of

OSA is based on the following AHI ranges:

●	Normal range: AHI < 5 events per hour
●	Mild OSA: 5 ≤ AHI < 15 events per hour
●	Moderate OSA: 15 ≤ AHI < 30 events per hour
●	Severe OSA: AHI ≥ 30 events per hour

Symptoms and Diagnosis of Obstructive Sleep Apnea

Patients struggling with OSA typically have signs and symptoms but are unaware of their condition. Patients who are obese, male or of advanced age are at higher risk for OSA. A common first indicator is that a patient is a heavy snorer. Beyond snoring, a patient may also experience lack of energy, headaches, depression, memory or concentration problems, excessive daytime sleepiness, drowsy driving, nighttime gasping and dry mouth.

The impact of heavy snoring creates unrest for both the patient and his or her bed partner. The bed partner’s inability to sleep without interruption often drives the patient to obtain medical advice, usually from their frontline healthcare provider, which is typically a primary care physician or a dentist. If the provider believes the patient may suffer from OSA, they will refer the patient to a sleep medicine physician for diagnosis. The sleep physician will then typically order a sleep study, or polysomnogram, to determine a definitive diagnosis of OSA. This type of sleep study often requires the patient to stay overnight at the sleep center, attached to a variety of monitors and sensors that measure the patient’s airflow, sleep quality, blood oxygen levels and breathing patterns. More recently, physicians have begun prescribing home sleep tests, or HSTs, in lieu of in-office polysomnograms, to help diagnose OSA. We expect that as the use of HSTs, which are more convenient for patients than in-office polysomnograms, continues to increase, the number of patients diagnosed with OSA will also increase.

Comorbidities Associated with OSA and Economic Costs if Untreated

Repetitive cessation of breathing during sleep can have a substantial negative impact on affected patients and their quality of life. Published research shows a strong correlation between OSA and negative health outcomes, including:

●	heart failure;
●	hypertension;
●	stroke;
●	atrial fibrillation;
●	type 2 diabetes;
●	obesity;
●	heart attack;
●	acute coronary syndrome; and
●	depression.

An 18-year longitudinal follow-up study at the University of Wisconsin demonstrated the risk of these co-morbidities. The 1,522-person Wisconsin Sleep Cohort sample reported significantly reduced survival rates for individuals with untreated OSA.

Untreated OSA is also associated with significantly higher healthcare costs. A report by Frost and Sullivan, commissioned by the American Academy of Sleep Medicine, estimates that the cost of untreated OSA was $149.6 billion in 2015, and that the people with untreated OSA are three times more expensive than people with OSA who are treated. In 2010 McKinsey estimated the cost of untreated OSA to be between $65 billion and $165 billion.

Prevalence of Sleep Apnea

We believe the prevalence of OSA is large and growing. In 2019, The Lancet Respiratory Medicine estimated that nearly 1 billion adults aged 30 – 69 years have mild to severe OSA globally and approximately 74 million adults aged 30 – 69 years have mild to severe OSA in North America, suggesting that the condition is both underdiagnosed and under-recognized. There are two types of sleep apnea: OSA and Central Sleep Apnea, or CSA. OSA is the most common form of sleep apnea and is caused by a physical obstruction of the airway. By contrast, CSA is far less common and is caused by the brain’s inability to send appropriate signals to the muscles in the chest that control breathing. Our ProSomnus precision intraoral medical devices are designed to treat patients with OSA.

Current Treatments for OSA and their Limitations

There are several treatment options for OSA. CPAP is the most commonly prescribed therapy for patients with OSA. The other common approaches for treating patients with OSA are surgical procedures (including implantable devices) and intraoral appliance therapy devices.

CPAP

CPAP is delivered through a face or nasal mask that connects through a hose to a bedside air pump. The pump forces air through the hose to the mask and down the patient’s throat, keeping the airway open and allowing the patient to breathe. In order for treatment with CPAP to be most effective, the mask must form an airtight seal on the patient’s face or nose and the mask must be worn every night.

CPAP is the incumbent therapy and has demonstrated improvements in AHI during sleep tests. Patient-reported sleep quality and reductions in daytime sleepiness associated with the number of hours of use. Many patients who use a CPAP device report symptom relief, increased energy levels, and an improvement in mental sharpness during the day.

Despite the efficacious treatment CPAP offers, overall nightly therapeutic effectiveness is limited by low patient compliance. Based on published literature, we estimate that only approximately 35% to 65% of patients prescribed a CPAP device are compliant with the therapy. Commonly cited reasons patients fail to use their CPAP device on a regular basis include mask discomfort, mask leakage, pressure intolerance, skin irritation, nasal congestion, nasal drying, nosebleeds, claustrophobia, social concerns, and lack of intimacy. Low patient compliance persists despite the development of various CPAP device improvements and auxiliary technologies designed to improve patient comfort and treatment through a variety of methods, including coaching, patient education and remote monitoring.

Legacy Dental Product Therapy Devices

Legacy dental product therapy is an alternative treatment to CPAP that is preferable for many patients due to comfort, convenience and the lack of side effects in comparison with CPAP. However, legacy dental product therapy devices suffer from imprecision, which can limit the efficacy and predictability of the treatment. When dental product manufacturers create their devices, their process capability is typically plus or minus several millimeters, which can lead to the finished oral appliance deviating significantly from the patient’s anatomy, prescription, and treatment plan, thereby compromising efficacy, comfort and overall performance. A difference of several millimeters is thought to be clinically significant. The mean airway width for a patient with OSA is approximately 10 millimeters. Several studies establish the dose dependent relationship between oral appliance jaw repositioning and treatment efficacy, further indicating the importance of precision when repositioning the mandible.

Surgical Procedures

In cases of OSA where CPAP has failed or patients have discontinued treatment, surgery may be an alternate therapy. Three of the primary surgical procedures for treating OSA are uvulopalatopharyngoplasty, or UPPP, maxillomandibular advancement, or MMA, and hypoglossal nerve stimulation, or HNS. In a UPPP procedure, the surgeon remodels the structure of the airway by removing excess tissue that is believed to be responsible for obstructing the airway. This can include the uvula, part of the soft palate or roof of the mouth, excess throat tissue, tonsils, adenoids and part of the tongue. Although the most common surgical procedure for OSA, UPPP has only a 33% to 50% success rate, and its efficacy fades with time. In an MMA procedure, a surgeon reconstructs the lower jaw by breaking the jaw and inserting spacers to reposition it forward by approximately 10 millimeters. This surgery is thought to be more effective than UPPP, but it is considered an extreme procedure due to the dramatic change in physical appearance it can cause. Both of these are invasive inpatient procedures that irreversibly alter the patient’s anatomy and require extended and painful recovery periods. The typical recovery period for a UPPP procedure is three weeks, and for an MMA procedure is several months. While these procedures may be effective in reducing OSA, the success rates vary widely.

Other surgical options for the treatment of OSA include hypoglossal nerve stimulation. HNS is a surgically implanted system that includes a pulse generator implanted in the patient’s body, an implanted stimulation lead that delivers the signal from the pulse generator to the hypoglossal nerve, an implanted sensing lead that measures breathing patterns, and a remote control. Currently HNS has a very narrow indication for use, limited to severe OSA patients who have failed CPAP. In addition to being invasive, HNS is expensive.

We believe there is a significant population in the United States and globally with OSA who are eligible for ProSomnus precision intraoral devices and are unable to use or get consistent benefit from CPAP. We believe that there is both an urgent clinical need and a strong market opportunity for an effective, non- invasive, convenient and economical alternative to CPAP and surgical procedures to treat OSA.

ProSomnus Precision Intraoral Medical Devices — Our Solution for Treatment of OSA

We believe that ProSomnus precision intraoral medical devices are well positioned to address the limitations of competing OSA therapies by offering a more effective, convenient and economical therapy for patients, providers and payors. Utilizing a proprietary precision manufacturing platform, ProSomnus intraoral devices are more precise, comfortable, customizable and easier to use than other current treatments. We believe that ProSomnus precision intraoral devices offer the opportunity for better effectiveness, adherence, outcomes and fewer side effects than CPAP.

ProSomnus precision intraoral medical devices are personalized for each patient based on their unique anatomy, treatment plan and prescription, similar to eyeglass lenses or clear aligners for orthodontic treatment. Each ProSomnus intraoral device consists of a series of two splints, one that fits over the upper teeth and another that fits over the lower teeth. Each splint contains a lateral prescription post that precisely and gently postures the jaw at the prescribed position and opens the airway in the back of the throat to prevent the airway from collapsing at night, minimizing obstructions, snoring and allowing breathing to flow more easily. Jaw position can be changed by swapping out an upper or lower splint and replacing it with another splint that contains a slightly different lateral prescription post position, like how clear aligner trays are swapped out for orthodontic treatment.

We believe that precision prescription transfer enables ProSomnus devices to perform better than other treatment options, including traditional oral appliances. A study supported by ProSomnus was designed to evaluate the prescription transfer precision of several leading traditional oral appliances and ProSomnus devices. One millimeter of variance to the prescribed jaw position is generally recognized as a clinically significant level of variance. The study reported that traditional oral appliances exhibited approximately 3.7 millimeters variance to the prescribed jaw position. The implication is that approximately 29% of traditional oral appliances satisfy the prescription transfer specification, with 71% falling outside of the prescription transfer specification limit. The study also reported that ProSomnus devices demonstrated approximately 0.3 millimeters of variance to the prescribed jaw position, well within the one-millimeter threshold. The implication is that 99% of ProSomnus devices fall within the prescription transfer specification. We believe that our precision prescription transfer advantage, enabled by our unique digital manufacturing platform, translates into performance benefits for the provider and patient.

ProSomnus intraoral devices are designed to make it easy for the patient to follow a normal bedtime routine and adhere to therapy, every night. For example, patients can talk, read, watch TV and drink water while wearing their ProSomnus intraoral device. Patients can go to the bathroom without removing it. They can travel with it. ProSomnus intraoral devices are easy to keep clean, do not require power, water or the bulky equipment and accessories associated with CPAP, and are easy to replace if lost.

Patient Treatment Process

Most potential patients learn they may be a possible candidate for OSA therapy from their bedpartners, physician examinations, word of mouth recommendation, search engines and medical websites, education and advertising campaigns, and/or dentist examinations. Some useful predictive information can be obtained from self-reported questionnaires given to the patient in advance of a formal evaluation, and this procedure may simplify the clinical assessment of patients. Medical organizations are beginning to include screening for OSA in routine physical examinations or during other medical evaluations, particularly for patients who are symptomatic.

We believe that dentists are uniquely positioned to identify patients who are at risk of OSA and refer patients to physicians for diagnosis. During routine dental examinations, dentists can identify certain anatomical risk factors such as a small upper airway. They can ask a few simple screening questions or provide questionnaires to further examine a patient’s likelihood of having OSA. Data indicates that most patients visit their dentists more frequently than they visit their primary care physician, placing dentists in an important position for OSA screening. The AASM asserts that dentists have the access and expertise to screen for OSA and refer patients for diagnosis, and the American Dental Association has recommended that all dentists perform OSA screening. The combination of these facts places dentists in a unique position for the screening of OSA and will likely increase awareness and diagnosis rates over time.

If a primary care physician or dentist believes that a patient may have OSA, he or she will generally refer the patient to a sleep physician, who will typically order either a home sleep apnea test or a full polysomnography test, which provides detailed information on sleep state, respiratory behavior and gas exchange abnormalities, in addition to a range of other variables including body position, heart rate and rhythm, and muscle tone and activity. The sleep physician then makes a diagnosis based on the results of the sleep test.

If a patient is diagnosed with sleep apnea and is a candidate for intraoral appliance therapy, the physician will prescribe intraoral appliance therapy as the treatment modality and make a referral to a sleep dentist. The sleep dentist then prescribes a particular intraoral appliance therapy device, such as one of our ProSomnus precision intraoral devices. The dentist typically takes an impression of the patient’s teeth using an intraoral scanner and sends the data and a prescription to us. The ProSomnus precision intraoral device is then designed based on the provided digitized patient information and the dentist’s prescription. A milling robot fabricates the device from medical grade (U.S. Pharmacopeia (USP) Class VI compliant) polymer, using a series of milling tools that are controlled by milling strategy software. The device is then labeled and polished. The finished device is then packaged and sent to the dentist for delivery to the patient.

The manufacture of a ProSomnus intraoral device typically takes seven production days, in comparison with several weeks for legacy dental product. Upon receipt of the customized ProSomnus intraoral device by the dentist, the patient will visit the dentist for the fitting of the device. The patient may then take a new post- treatment home sleep apnea test or a polysomnography test to determine the efficacy of the ProSomnus intraoral device on the patient. Though dental sleep providers report that many patients are treated without need for adjustment, dentists easily adjust the treatment by instructing the patient to swap upper or lower splints that contain different prescription settings.

Market Opportunity

The North America obstructive sleep apnea device market was estimated to be $3.47 billion dollars in 2021 (Market Data Forecast). The market is forecasted to expand at a compound annual growth rate of 8.1% between 2022 and 2027 (Market Data Forecast). Research estimates that there are 74 million adults in North America with Obstructive Sleep Apnea, of which 18 million have been diagnosed. The underlying drivers of growth are the obesity and aging population trends. Studies indicate that the incidence and severity of OSA is correlated with obesity and age. We believe there is a significant population of people in North America with mild to moderate OSA who seek an alternative to CPAP and are eligible for treatment with ProSomnus devices. Industry reports estimate that approximately 7 million people with OSA of all severities in the United States have stopped using CPAP, representing a $4 billion dollar immediate opportunity for ProSomnus. We estimate that the failed CPAP opportunity is growing by 700,000 people in the United States each year. We believe that there is a substantial opportunity outside of the United States. We also believe there is a substantial opportunity for ProSomnus device therapy as a frontline alternative to CPAP for patients mild to moderate OSA, particularly with increasing public awareness and medical education. And there is an opportunity for ProSomnus’s next generation devices to enable more efficient disease management via remote patient monitoring technologies.

Clinical Results and Studies

A significant and growing body of published clinical evidence, including approximately 1,400 unique patient data points from multiple studies evaluated across several independent and company supported clinical investigations, supports the efficacy, compliance, safety, patient preference and symptom alleviation of ProSomnus therapy for patients with OSA.

Below is a high level summary of these studies:

Study Name	Sample Size	Classification	Key Finding	Reference
Military 3	360	Independent	Improved Quality of Life	US Army Public Health Center Report: Obstructive Sleep Apnea Surveillance and Oral Appliance Therapy Evaluation, Active Duty U.S. Army, 2014–2019, May 2022
Military 1	288	Independent	88.1% success for all severities	Knowles S, Dekow M, Williamson ML. Oral Appliances for OSA Treatment: Meeting the Quadruple Aim. Mil Med. 2021 Aug 19:usab316. doi: 10.1093/milmed/usab316. Epub ahead of print. PMID: 34411239.
San Diego Registry	211	Independent	AHI and ESS Improved

Rohatgi R. Is the Relationship Between OAT Outcomes, Dosage and OAT Device Type as Expected? A Private Practice, Retrospective Cohort Study. Journal of Dental Sleep Medicine. Vol. 6, No.3 2019. Abstract #030.

Syracuse	115	Independent	91% success for mild/moderate	Sall E. Precision Oral Appliance Therapy: The Prime-Time Treatment for OSA. World Sleep Congress. Rome, Italy. Poster Abstract #289. March 2022.
NOTUS3	58	Independent	94% success for mild/moderate

Mosca EV, Bruehlmann S, Zouboules SM, et al. In-home mandibular repositioning during sleep using MATRx plus predicts outcome and efficacious positioning for oral appliance treatment of obstructive sleep apnea. J Clin Sleep Med. 2022;18(3):911–919.

Multi-Center	55	Company Supported	98% success for mild/moderate	Smith K; Carollo J; Desai A; Murphy M. Efficacy of a Novel Precision Iterative Device and Material. World Sleep Congress. Rome, Italy. Poster Abstract #081. March 2022.
Detroit Registry	50	Independent	92% success for mild/moderate	Murphy M, Munro K. Device Design’s Impact on Dose in Oral Appliance Therapy. Journal of Dental Sleep Medicine. Vol. 8, No. 3 2021. Abstract #004.
NOTUS2	48	Independent	90% success for mild/moderate

Remmers JE, Topor Z, Grosse J, Vranjes N, Mosca EV, Brant R, Bruehlmann S, Charkhandeh S, Zareian Jahromi SA. A Feedback-Controlled Mandibular Positioner Identifies Individuals With Sleep Apnea Who Will Respond to Oral Appliance Therapy. J Clin Sleep Med. 2017 Jul 15;13(7):871-880. doi: 10.5664/jcsm.6656. PMID: 28502280; PMCID: PMC5482578.

Multicenter preference	31	Company Supported	100% preferred

Elliott E, Ehtessabian J, Murphy M, Rein J, Seltzer N, Schwartz D, Shah S, Smith K. A Multi-Center Preference study of a Novel Oral Appliance Design and Material for Better Provider, Physician, Patient and Payer Acceptance. SLEEP Journal. Vol. 44, Abstract Supplement, 2021. Abstract #440. Page A 174.

EFFECTS Study	28	Company Supported	93.6% compliance

Stern J, Lee K, Kuhns D, et al. (June 02, 2021) Efficacy and Effectiveness of the ProSomnus® [IA] Sleep Device for the Treatment of Obstructive Sleep Apnea: EFFECTS Study. Cureus 13(6): e15391. DOI 10.7759/cureus.15391

Alaska 3	26	Independent	62% improvement	Hu JC, Comisi JC. Vertical dimension in dental sleep medicine oral appliance therapy. Gen Dent. 2020 Jul-Aug;68(4):69-76. PMID: 32597782.
Military 2	24	Independent	87.5% success for all severities	Kang CRS, Knowles S, Dekow M. The Success of Oral Appliance Therapy Based on Symptom-Driven Titration. Mil Med. 2022 Aug 20:usac248. doi: 10.1093/milmed/usac248. Epub ahead of print. PMID: 35986605.
Carlton Study	20	Independent	75% improvement	Carlton D, Is Selecting the Appropriate Sleep Device Important for You and Your Patient Important? Dental Sleep Practice, Summer 2016.
UoP	18	Independent	No change in teeth/bite	Vranjes N, Santucci G, Schulze K, Kuhns D, Khai A. Assessment of potential tooth movement and bite changes with a hard-acrylic sleep appliance: A 2-year clinical study. J Dent Sleep Med. 2019;6(2)

India	10	Independent	No change in teeth/bite

Aziz R, Somaiah S, Kalha AS, Reddy G, Muddaiah S, Shetty B. Comparative assessment of changes in pharyngeal airway space in cases of obstructive sleep apnea with a customized mandibular repositioning appliance - a clinical study. Sleep Sci. 2021 Jan-Mar;14(Spec

				1):16-24. doi: 10.5935/1984-0063.20200072. PMID: 34917269; PMCID: PMC8663729.
Alaska 2	8	Company Supported	87.9% compliance	Hu J, Liptak L. Evaluation of a new oral appliance with objective compliance recording capability: a feasibility study. Journal of Dental Sleep Medicine. 2018;5(2):47–50.
Alaska 1	7	Company Supported	71% improvement	Hu et al, Dental Sleep Practice, March 2015.

Efficacy

Based on our own market intelligence surveys and third-party surveys, efficacy is one of the primary considerations for a managing physician when selecting a treatment modality.

The table below highlights the key findings from 5 studies comprising 326 unique patients that evaluate the efficacy of treating patients with mild to moderate OSA utilizing ProSomnus precision intraoral devices. ProSomnus precision devices demonstrated a weighted average success rate of 93% in these studies that reported data for patients with mild and moderate OSA.

	Sample	Success
Study Reference	Size	Criteria	Key Finding
Sall et al, World Sleep Congress, 2022	115	AHI < 10	91% Success Mild/Mod OSA
Mosca et al, JCSM, 2022	58	ODI < 10	94% Success Mild/Mod OSA
Remmers et al, JCSM, 2017	48	ODI < 10	90% Success Mild/Mod OSA
Murphy et al, JDSM, 2021	50	AHI < 10	92% Success Mild/Mod OSA
Smith et al, World Sleep Congress, 2022	55	AHI < 10	98% Success Mild/Mod OSA
Total	326	Average	93% Success Mild/Mod OSA

Seven additional studies, including 936 unique patients, report on the efficacy associated with treating OSA patients of all severity levels with ProSomnus precision intraoral devices. Three independent studies published by the US Army, US Army Public Health Center Report on Obstructive Sleep Apnea Surveillance in 2022, Knowles in Military Medicine 2021, Kang in Military Medicine 2022, evaluated 360, 288, and 24 patients, respectively. The US Army Public Health Center Report, 2022, found that patients treated indicated

improvements in sleep and quality of life. Knowles, 2021, reported that 88.1% of patients with all severities of OSA were successfully treated, and that patients treated with precision intraoral devices represented significant cost savings over alternative treatments such as CPAP. Kang, 2022, concluded that 87.5% of patients with OSA of all severities were successfully treated. Rohatgi in JDSM 2019, reported that 211 consecutively treated patients with ProSomnus precision devices experienced statistically and clinically significant improvements in OSA events and sleepiness even with practicing a conservative approach to jaw repositioning. Hu et al in General Dentistry 2020, reported a 62% mean reduction of OSA events without titrating the prescription for 26 patients diagnosed with OSA. Carlton in Dental Sleep Practice 2016, and Hu in Dental Sleep Practice 2015, reported 75% and 71% improvement in OSA events for 20 and 7 patients, respectively.

Compliance

Two company supported studies, published in peer-reviewed medical journals involving thirty-six total patients, evaluated patient compliance with ProSomnus precision intraoral devices. Both studies utilized ProSomnus devices fitted with thermo-sensors to objectively record nightly use. The table below highlights the key findings from these studies.

	# of Patients	Baseline AHI	Compliance Rate	Mean Nightly Usage
Stern, Cureus, 2021	28	21.8	93.6%	7.2 +/- 0.9 hours
Hu, JDSM, 2018	8	37.2	87.9%	7.4 +/- 1.4 hours

These studies demonstrate a high level of compliance at 93.6% and 87.9%, and mean nightly usage of 7.2 and 7.4 hours per night, with ProSomnus precision devices. For context, based on published literature we estimate the compliance rates for CPAP devices to be between 35% and 65%, and mean nightly use of approximately 4.5 hours. We believe that ProSomnus precision intraoral devices are the only devices that have demonstrated, in multiple studies using objectively recorded data, mean nightly use that meets or exceeds the AASM and AADSM recommended 7 hours of mean nightly usage.

Side Effects

Two studies, both independent, evaluated patients treated with ProSomnus precision intraoral devices for tooth position and bite changes for a minimum duration of 2 years. Tooth position and bite changes are dental oriented side effects commonly associated with CPAP and legacy dental products. The table below provides the key highlights from these studies.

	UoP Study	India Study
# of ProSomnus Therapy Patients	18	10
Mean Follow Up Duration	2.3 years	2.0 years
Tooth Position Changes Statistically Significant?	No	No
Bite Changes Statistically Significant?	No	No

In both studies, ProSomnus precision intraoral devices did not demonstrate the types of unwanted tooth movements and unwanted bite changes that have been reported in the literature with CPAP and legacy dental products. None of the tooth movements and bite changes were calculated as being statistically significant.

Patient Preference

The American Academy of Sleep Medicine notes that it is important for healthcare providers to consider patient preference when selecting a treatment modality, “patient preference for OAs (oral appliances) versus CPAP should be considered by the treating sleep physician before therapy is prescribed.” Elliott et al conducted a 31-patient preference study with the scientific abstract published in the journal, Sleep, in 2021. Their study intercepted 31 patients in treatment with CPAP or traditional oral appliances and converted them to ProSomnus precision devices. 100% of patients stated that they preferred the ProSomnus precision devices to their prior device.

Snoring

ProSomnus therapy is indicated by the FDA for the treatment of snoring. At six-month follow-up, 96.7% of participants in the independent NOTUS3 study reported a median improvement in snoring of 6 levels on a 10-point scale. See table below. The EFFECTS study utilized the Snore Severity Score (“SSS”), and reported a statistically significant improvement in snoring when the patients were treated with ProSomnus precision devices.

Sales and Marketing

We sell our ProSomnus intraoral devices through a direct sales force that primarily targets sleep dentists, sleep physicians, primary care providers, otolarygologists (ENTs), and other integrated healthcare service providers. We have an established provider network across the United States. ProSomnus devices are authorized by the United States Department of Defense and US Army for the treatment of service men and woman who have OSA. We are currently initiating the marketing and sales of our ProSomnus intraoral devices in several European countries and intend to further expand our marketing and direct sales into international markets.

The AASM practice guidelines specify dentists with OSA training as the primary channel for delivering and managing intraoral appliance therapy for patients with OSA. Dentists can further specialize in sleep medicine by obtaining a credential of Diplomate from the American Board of Dental Sleep Medicine (ABDSM).

ABDSM diplomates are sleep trained dentists who have demonstrated competency in sleep medicine and who must actively engage in continuing education to maintain their credential. We estimate that approximately 6,000 dentists in the United States practice dental sleep medicine, a key call point for our sales and marketing efforts.

We currently have twelve direct sales representatives in the North America and four in Europe, for a total of sixteen direct sales representatives. We project increasing our count of direct sales representative to eighty over the forecast horizon. Increasing the count of direct sales representatives is one of the main growth drivers for our revenue projections. We seek to recruit sales representatives with strong direct sales backgrounds, experience in the dental or respiratory medicine markets, and core knowledge of medical device coding, medical affairs, and reimbursement. We believe there is a robust talent pool of sales professionals with relevant skills and experience. Our expectations for sales representative productivity are largely based on the historical performance of our sales representatives, management experience, and data available for comparable medical device companies with direct sales representatives. We anticipate normal variability in the performance of our sales representatives relative to our productivity expectations. Variability is largely driven by the performance of each representative, but also other factors such as the timing of when each representative is hired within a period.

Our company has put into place several programs to increase the probability of each representative achieving productivity expectations. These programs, which are continuously updated, include:

●	Marketing, to increase customer awareness, strengthen our brand, and generate leads.
●	Medical Affairs, to provide each representative with clinical data about our devices.
●	OSA Training, to ensure that each representative has a basic understanding of the disease.

●	Clinical Training, to ensure that each representative understands key clinical processes.
●	Product Training, to ensure that each representative understands our devices and technology.
●	Regulatory Training, to ensure each representative conforms with required regulations.
●	Sales Systems, to provide our representatives with tools to effectively manage their territory.
●	Commission Programs, to incentivize performance and de-risk underperformance.

We also utilize direct communication channels to inform and educate patients about ProSomnus intraoral devices and to enable them to connect with active qualified sleep dentists that offer our intraoral devices. Our primary methods of patient, physician and dentist outreach are search engine marketing, social media advertising, medical and dental journal advertising, trade shows and clinical education and in-office engagement of dentists and physicians. The objective of this outreach is to raise awareness of OSA and make it easy for at risk people to access care by using our website to read educational materials and find a list of providers in their area.

We utilize a five-stage prescription decision process to organize our sales and marketing efforts for the purpose of optimizing demand for our devices. This process is largely based upon a tried-and-true understanding of how healthcare providers select medical devices. The five stages to our process are: 1. Problem/opportunity awareness; 2. Information search; 3. Evaluation of options; 4. Prescription decision; and 5. Post-prescription activity.

The objective of the first stage, Problem/opportunity awareness, is to make the healthcare provider aware that our devices might help them to address problems or opportunities for their patients with OSA. This is largely accomplished through clinical education programming, ranging from sponsoring a conference such as the AASM or AADSM annual meetings to advertising in relevant medical journals. Healthcare providers that respond to our awareness programming are considered leads.

The objective of the second stage of our process, Information search, is to make it easy for healthcare providers, particularly the leads from our Problem/opportunity stage, to find information about our devices. We accomplish this by providing copies of relevant journal articles, references of healthcare providers who are already prescribing our devices, or sponsoring speakers at conferences.

Evaluation of options is the third stage of our marketing and sales process. The objective for this stage is to help healthcare providers make rational and conscious comparisons between our devices and competitive alternatives. This stage of the process largely involves a sales representative providing a healthcare provider with white papers, studies, journal articles, scientific abstracts, specifications and other technical details about our devices.

The fourth stage of our process is Prescription decision. The objective of the Prescription decision stage is to facilitate a trial order from the healthcare provider. Programming for this stage focuses on preparing the healthcare provider to prescribe a ProSomnus device in the form of pricing agreements, in-servicing, providing prescription pads, instructions for use, and other documents necessary to prescribe a device.

Post-prescription activity is the fifth stage of our prescription decision marketing and sales process. This stage involves a sales representative conducting post-prescription surveillance regarding any previously prescribed devices

Third Party Reimbursement

We typically sell our ProSomnus intraoral devices to sleep dentists. These customers in turn bill various third-party payors, such as commercial payors, Medicare and the various social health plans of various countries around the world, for the cost of the device. The list price for each product is based upon an analysis of competitive prices, capacity dynamics, marginal manufacturing costs, incremental value created to the customer and our business strategy. We offer a quarterly volume-based discount program, as well as incentives for new customers.

In the United States third-party payors require physicians and dentists to identify the service for which they are seeking reimbursement by using Current Procedural Terminology (CPT) codes, which are created and maintained by the American Medical Association (AMA). Our ProSomnus precision intraoral medical devices can be billed in and out of network to most commercial payors under the E0486 or K1027 CPT codes. The devices under CPT codes E0486 and K1027 are reimbursable by many major commercial medical payors following a medical diagnosis of OSA. Dentists and other healthcare providers are typically reimbursed by private medical insurance in the range of approximately $2,000 to $3,500 per patient for intraoral appliance therapy, although medical insurance is never a guarantee of payment, and patient deductibles and policy limitations may vary. Preauthorization may be required for reimbursement and preauthorization requirements may vary based on the payor policies and patient’s insurance coverage. Although many patients pay for treatment out of pocket on a fee-for-service basis, the availability of health insurance coverage is an important consideration for many patients who desire using our ProSomnus intraoral medical devices. Commercial medical insurance policies have different reimbursement policies which may affect availability of reimbursement.

Dentists typically remain out of network with commercial health insurance payors, but this depends on the individual practice and the commercial payor guidelines in each state. As out of network providers, dentists can set their own fees and balance bill the patient for the cost of care not covered by the patient’s health insurance. The AMA provides fee ranges for all billable CPT codes. A dentist must set their own fees for the CPT codes billed in their office that are within their scope of practice.

ProSomnus intraoral medical devices under the E0486 and K1027 HCPCS codes are reimbursable by Medicare or Medicaid. Physician reimbursement under Medicare generally is based on a defined fee schedule, the Physician Fee Schedule, through which payment amounts are determined by the relative values of the professional service rendered. Dentists and other healthcare providers are typically reimbursed by Medicare in the range of approximately $1,250 to $1,800 per patient for intraoral appliance therapy. The average amount varies by Medicare jurisdiction.

Manufacturing and Supply

We have developed a proprietary digital precision manufacturing platform that enables us to produce intraoral medical devices with greater speed, better precision and increased personalization parameters at lower cost points than our competitors’ intraoral appliances. After a sleep dentist takes an impression of the patient’s teeth using an intraoral scanner or other device, they send it to us along with a prescription. We then use our proprietary, artificial intelligence-driven software to create a custom design for the intraoral device using the digitized patient information and the dentist’s prescription. Once the design is complete, we use computer-assisted manufacturing and a robotic milling machine to fabricate the device from medical grade (USP Class VI compliant) polymer. The device is then labeled, polished, packaged and sent to the dentist for delivery to the patient.

Our quality system is required to be in compliance with the Quality System regulations enforced by the FDA, and similar regulations enforced by other worldwide regulatory authorities. We have a formal, documented quality system by which quality objectives are defined, understood and achieved. Systems, processes and procedures are implemented to ensure high levels of product and service quality. We monitor the effectiveness of the quality system based on internal data and direct customer feedback and strive to continually improve our systems and processes, taking corrective action, as needed.

Since the manufacturing process of our products requires substantial and varied technical expertise, we believe that our manufacturing capabilities are important to our success. In order to produce our highly customized, highly precise intraoral medical devices in volume, we have developed a number of proprietary processes and technologies. These technologies include complex software algorithms and solutions, artificial intelligence, and the highest quality medical grade materials. To increase the efficiency of our manufacturing processes, we continue to focus our efforts on software development and the improvement of rate-limiting processes. We continuously upgrade our proprietary, three-dimensional treatment planning software to enhance computer analysis of treatment data and to reduce time spent on manual and judgmental tasks for each case, thereby increasing the efficiency of our technicians. In addition, to improve efficiency and increase the scale of our operations, we continue to invest in the development of automated systems for the fabrication and packaging of our intraoral devices.

Research and Development

We are committed to investing in world-class technology development, which we believe is critical to achieving our goal of establishing our ProSomnus intraoral devices as the standard method for treating OSA. Our research and development expenses were $3.0 million and $1.9 million for the years ended December 31, 2022 and 2021, respectively.

Our research and development activities are directed toward developing the technology innovations that we believe will deliver our next generation of products and platforms. These activities range from accelerating product and clinical innovation to developing manufacturing process improvements to researching future technologies and products. We received FDA clearance for an intraoral device that enables remote patient monitoring services in November 2020. We believe that these services could provide us with an additional recurring revenue stream.

Competition

Our industry is subject to significant competition and rapid change from the introduction of new products and technologies and other activities of industry participants. We currently compete as a first-line therapy in the OSA treatment market for patients with mild to moderate OSA. We intend to also compete as a first-line therapy for patients with severe OSA if we receive clearance from the FDA to do so. There are several treatment options for patients with OSA depending on the level of severity of the disease, ranging from lifestyle changes to surgery. The goals of therapy are to resolve signs and symptoms of OSA, improve sleep quality, normalize and reduce the AHI, and generally increase blood oxygen saturation levels.

We consider our primary competition to be manufacturers and providers of both CPAP and legacy intraoral appliance products. Providers of CPAP devices include ResMed, Philips Respironics and Fisher & Paykel. These companies are focused on CPAP devices, with efforts to increase the rate of diagnosis worldwide. To address adherence issues, these companies are focused on home monitoring technologies.

Legacy dental products (most of which represent variations on the same mandibular advancement device platform) are typically delivered by licensed dentists and are usually fabricated in a dental laboratory. According to the American Sleep Apnea Association, over 100 different intraoral appliances are FDA cleared for the treatment of snoring and OSA. Manufacturers include SomnoMed, DynaFlex, and Respire.

We believe other emerging businesses are in the early stages of developing other intraoral appliance devices which incorporate novel technologies.

We may also compete with makers of surgically implanted upper airway stimulation devices for the treatment of OSA, including Inspire Medical (Inspire).

Some of our competitors have more financial resources than we do, while others have a more diversified set of products and end markets. Accordingly, such competitors may be able to more quickly respond to innovations, changes in patient demand, and market developments, and to better withstand external economic or market factors.

Intellectual Property

We rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality agreements to protect our intellectual property rights, including entering into invention assignment agreements with our employees in the ordinary course of their employment. As of March 31, 2023, we have rights to: nine (9) issued U.S. utility patents, which will expire between Dec. 24, 2034, and Oct. 23, 2038, assuming all required fees are paid; one (1) issued U.S. design patent; three (3) pending U.S. patent applications, six (6) issued and active foreign patents and ten (10) pending foreign and WIPO-PCT patent applications.

Our patents cover unique product features, methods and processes.

Family	Product coverage	Type of Protection	Jurisdictions	Expiration
002	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device,	Compositions (products of manufacture),	United States, Europe,	December 24, 2034

	CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	methods of using, methods of making (manufacturing)	Canada

004	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device, CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	Products of manufacture (kits) and methods of manufacturing	United States	July 17, 2034

005	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device, CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	Compositions (products of manufacture), methods of using, methods of making (manufacturing)	United States, Europe, Canada	July 17, 2037

007	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device, CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	Products of manufacture	United States	April 26, 2039

008	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device, CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	Compositions (products of manufacture), methods of using, methods of making (manufacturing)	Pending PCT	September 24, 2041

009	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device, CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	Design	United States	October 5, 2036

011	MicrO2 Sleep and Snore Device, IA Sleep and Snore Device, CA Sleep and Snore Device, PH Sleep and Snore Device, EVO Sleep and Snore Device and future devices	Compositions (products of manufacture)	United States, Australia, Canada, China, Europe, Japan, Korea	December 11, 2040

We also rely, in part, upon unpatented trade secrets, know-how and continuing technological innovation, and may in the future rely upon licensing opportunities to develop and maintain our competitive position. We protect our proprietary rights through a variety of methods, including confidentiality and assignment agreements with suppliers, employees, consultants and others who may have access to our proprietary information.

There is no active patent litigation involving any of our patents and we have not received any notices of patent infringement. Our industry faces claims of infringement and litigation regarding patent and other intellectual property rights. Patent infringement is an ongoing risk, in part because other companies in our industry could have patent rights that may not be identifiable as we develop our products and services. Litigation may be necessary to enforce our intellectual property rights, and we may have to defend ourselves against infringement claims

Government Regulation

Our products and our operations are subject to extensive regulation by the FDA and other federal and state authorities in the United States, as well as comparable authorities in the EEA. Our products are subject to regulation as medical devices under the Federal Food, Drug, and Cosmetic Act, or FDCA, as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

In addition to U.S. regulations, we are subject to a variety of regulations in the EEA governing clinical trials and the commercial sales and distribution of our products. Whether or not we have or are required to obtain FDA clearance or approval for a product, we will be required to obtain authorization before commencing clinical trials and to obtain marketing authorization or approval of our products under the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials or commercialize our products in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA clearance or approval.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification or pre-market approval (PMA). Under the FDCA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device.

These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed (for which the FDA has not required a PMA submission) prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or another commercially available device that was cleared to through the 510(k) process. The FDA has 90 days from the date of the pre- market equivalence acceptance to authorize or decline commercial distribution of the device. However, similar to the PMA process, clearance may take longer than this three-month window, as the FDA can request additional data. If the FDA resolves that the product is not substantially equivalent to a predicate device, then the device acquires a Class III designation, and a PMA must be approved before the device can be commercialized.

Our company markets and manufacturers Class II, FDA cleared, medical devices. Our MicrO2 medical device has a 510(k) clearance as a Class II medical device with the FDA for the treatment of mild to moderate OSA and snoring. Our CA medical device has a 510(k) clearance as a Class II medical device with the

FDA for the treatment of mild to moderate OSA and snoring. Our MicrO2 and CA 510(k) clearances include options for the provider to add Micro-recorders for the purpose of monitoring patient compliance. Our EVO has a 510(k) clearance as a Class II medical device with the FDA for the treatment of mild to moderate OSA and snoring. This device also has a 510(k) clearance as a Class II medical device with the FDA for the treatment of mild to moderate OSA and snoring with Patient Monitoring technology to monitor the performance of the device and the health of the patient.

Our FDA 510(k) clearances are summarized in the table below.

Indications for Use
Device Name	FDA 510(k) #	Decision Date	OSA	Snoring
MicrO2 OSA Device	K133683	7/24/14	Yes	Yes
MicrO2 OSA Device with Micro-Recorder	K161624	11/7/16	Yes	Yes
ProSomnus CA Sleep and Snore Device; ProSomnus CA Sleep and Snore Device with Micro-Recorder	K172859	11/22/17	Yes	Yes
ProSomnus EVO Sleep and Snore Device; ProSomnus EVO Sleep and Snore Device with Patient Monitoring	K202529	11/20/20	Yes	Yes
ProSomnus EVO PH Sleep and Snore Device	K221889	10/6/2022	Yes	Yes

We are currently engaged with the FDA in a process to determine the safety and efficacy of our ProSomnus precision intraoral devices for the treatment of severe OSA, as an additional expanded indication for use. We intend to apply for a 510(k) clearance for this expanded indication upon completion of our clinical study.

Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified, but are subject to the FDA’s premarket notification and clearance process in order to be commercially distributed. We do not have any Class III devices.

PMA Pathway

Class III devices require PMA approval before they can be marketed although some pre-amendment Class III devices for which the FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA application, the manufacturer must demonstrate that the device is safe and effective, and the PMA application must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA application, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA application, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a preapproval inspection of the applicant or its third-party manufacturers.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported a PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition a PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a new PMA application or a PMA supplement. PMA supplements often require submission of the same type of information as a PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA application, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA application are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

Clinical Trials

Clinical trials are almost always required to support a PMA application and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies us that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may require a response on such deficiencies or permit a clinical trial to proceed under a conditional approval.

In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non- significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

●	establishment registration and device listing with the FDA;
●	QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;
●	labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced and provide adequate directions for use and that all claims are substantiated, and also prohibit the promotion of products for unapproved or off-label uses and impose other restrictions on labeling; FDA guidance on off-label dissemination of information and responding to unsolicited requests for information;
●	the federal Physician Sunshine Act and various state and foreign laws on reporting remunerative relationships with healthcare customers;

●	the federal Anti-Kickback Statute (and similar state laws) prohibiting, among other things, soliciting, receiving, offering or providing remuneration intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as Medicare or Medicaid.

A person or entity does not have to have actual knowledge of this statute or specific intent to violate it to have committed a violation;

●	the federal False Claims Act (and similar state laws) prohibiting, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing, or knowingly and improperly avoiding or decreasing, an obligation to pay or transmit money to the federal government. The government may assert that claim includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statute;
●	clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of a supplement for certain modifications to PMA devices;
●	medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;
●	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;
●	complying with the new federal law and regulations requiring Unique Device Identifiers (UDI) on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database (GUDID);
●	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and
●	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

We may be subject to similar foreign laws that may include applicable post-marketing requirements such as safety surveillance. Our manufacturing processes are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. As a manufacturer, our facilities, records and manufacturing processes are subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR or other applicable regulatory requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products.

The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls or a public warning letter that could harm both our reputation and revenue. Any potential consequences of off-label use of our intraoral devices are the responsibility of the treating dentist; however, we may face consequences related to such off-label use.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

●	recalls, withdrawals, or administrative detention or seizure of our products;
●	operating restrictions or partial suspension or total shutdown of production;
●	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;
●	withdrawing 510(k) clearances or PMAs that have already been granted;
●	refusal to grant export or import approvals for our products; or
●	criminal prosecution.

Regulation of Medical Devices in the EEA

There is currently no premarket government review of medical devices in the EEA (which is comprised of the 27 Member States of the European Union (“EU”) plus Norway, Liechtenstein, and Iceland). However, all medical devices placed on the market in the EEA must meet the relevant essential requirements laid down in Annex I of Directive 93/42/EEC concerning medical devices (the “Medical Devices Directive” or “MMD”). There is also a directive specifically addressing Active Implantable Medical Devices (Directive 90/385/EEC) (the “Active Implantable Medical Devices Directive” or “AIMDD”). The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices available in the EU. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter. Compliance with a standard developed to implement an essential requirement also creates a rebuttable presumption that the device satisfies that essential requirement.

To demonstrate compliance with the essential requirements laid down in Annex I to the MDD, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Conformity assessment procedures require an assessment of available clinical evidence, literature data for the product, and post-market experience in respect of similar products already marketed. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can self-declare the conformity of its products with the essential requirements (except for any parts which relate to sterility or metrology), a conformity assessment procedure requires the intervention of a notified body. Notified bodies are organizations designated by an EU country to assess the conformity of certain products before being placed on the market. These bodies carry out tasks related to conformity assessment procedures set out in the legislation and typically audit and examine a product’s technical dossiers and the manufacturers’ quality system. If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE Mark to the device, which allows the device to be placed on the market throughout the EEA. Once the product has been placed on the market in the EEA, the manufacturer must comply with requirements for reporting incidents and field safety corrective actions associated with the medical device.

In order to demonstrate safety and efficacy for their medical devices, manufacturers must conduct clinical investigations in accordance with the requirements of Annex X to the MDD, Annex 7 to the AIMDD, and applicable European and International Organization for Standardization (“ISO”) standards, as implemented or adopted in the EEA Member States. Clinical investigations for medical devices usually require the approval of an ethics review board and approval by or notification to the national regulatory authorities. Both regulators and ethics committees also require the submission of serious adverse event reports during a study and may request a copy of the final study report.

On May 25, 2017, the new Medical Devices Regulation (2017/745 or “MDR”) entered into force, which repeals and replaces the EU MDD and AIMDD. Unlike directives, which must be implemented into the national laws of the EEA Member States, regulations are directly applicable, i.e., without the need for adoption of EEA Member State laws implementing them, in all EEA Member States and are intended to eliminate current differences in the regulation of medical devices among EEA Member States. The MDR, among other things, is intended to establish a uniform, transparent, predictable, and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The MDR was due to become applicable in

May 2021, but in light of COVID-19, on April 23, 2020, the European Parliament and the Council of the EU adopted a proposal to extend the transitional period of the MDR by one year, i.e. until May 26, 2021. However, devices lawfully placed on the market pursuant to the MDD or AIMDD prior to May 26, 2021 may generally continue to be made available on the market or put into service until May 26, 2025. Once applicable, the new regulations will among other things:

●	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;
●	establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance, and safety of devices placed on the market;
●	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;
●	set up a central database to provide patients, healthcare professionals, and the public with comprehensive information on products available in the EU; and
●	address strengthened rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

Following the end of the “Brexit” Transition Period, from January 1, 2021 onwards, the Medicines and Healthcare Products Regulatory Agency (“MHRA”) will be responsible for the UK medical device market. The new regulations will require medical devices to be registered with the agency (but manufacturers will be given a grace period of four to 12 months to comply with the new registration process). Manufacturers based outside the UK will need to appoint a UK Responsible Person to register devices with the MHRA in line with the grace periods. By July 1, 2023, in the UK (England, Scotland, and Wales), all medical devices will require a UKCA (UK Conformity Assessed) mark but CE marks issued by EU notified bodies will remain valid until this period. However, UKCA marking alone will not be recognized in the EU. The rules for placing medical devices on the Northern Ireland market will differ from those in the UK.

Similarly, we are subject to regulations and product registration requirements in many foreign countries in which we may sell our products, including in the areas of:

•	design, development, manufacturing, and testing;
•	product standards;
•	product safety;
•	product safety reporting;
•	marketing, sales, and distribution;
•	packaging and storage requirements;
•	labeling requirements;
•	content and language of instructions for use;
•	clinical trials;
•	record keeping procedures;
•	advertising and promotion;
•	recalls and field corrective actions;

•	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;
•	import and export restrictions;
•	tariff regulations, duties, and tax requirements;
•	registration for reimbursement; and
•	necessity of testing performed in country by distributors for licensees.

The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements.

Federal, State, and Foreign Fraud and Abuse and Physician Payment Transparency Laws

In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal and state laws restrict our business practices. These laws include, without limitation, foreign, federal, and state anti- kickback and false claims laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including stock, stock options, and the compensation derived through ownership interests.

Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Conduct and business arrangements that do not fully satisfy one of these safe harbor provisions may result in increased scrutiny by government enforcement authorities. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the federal Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

The majority of states also have anti-kickback laws which establish similar prohibitions and in some cases may apply more broadly to items or services covered by any third-party payor, including commercial insurers and self-pay patients.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The federal civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil federal civil False Claims Act.

Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

In addition, private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the federal civil False Claims Act in the name of the government and share in the proceeds of the lawsuit. The government may further prosecute conduct constituting a false claim under the federal criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious or fraudulent and, unlike the federal civil False Claims Act, requires proof of intent to submit a false claim.

The Civil Monetary Penalty Law imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent, or offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) also created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. For example, the advertising and promotion of our products is subject to EU directives concerning misleading and comparative advertising and unfair commercial practices, as well as specific EEA Member State legislation governing the advertising and promotion of medical devices. These laws, which vary between jurisdictions (thus making compliance more complex), may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals. Many EEA Member States have adopted specific anti-gift statutes that further limit commercial practices for our products, in particular vis- à-vis healthcare professionals and organizations. Also, many U.S. states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.

Additionally, there has been a recent trend of increased foreign, federal, and state regulation of payments and transfers of value provided to healthcare professionals or entities. The federal Physician Payments Sunshine Act imposes annual reporting requirements on certain drug, biologics, medical supplies and device manufacturers for which payment is available under Medicare, Medicaid or CHIP for payments and other transfers of value provided by them, directly or indirectly, to physicians, as defined by statute, certain other healthcare providers beginning in 2022, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Manufacturers must submit reports by the 90th day of each calendar year. Many EU Member States have adopted national “Sunshine Acts” which impose similar reporting and transparency requirements (often on an annual basis) on certain drug, biologics and medical device manufacturers. Certain foreign countries and U.S. states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation, and other remuneration to healthcare professionals and entities.

Violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to device manufacturers may result in significant penalties, including the imposition of significant civil, criminal and administrative penalties, damages, disgorgement, monetary fines, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and/or oversight if the entity becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of operations.

Data Privacy and Security Laws

We are also subject to various federal, state, and foreign laws that protect personal information including certain patient health information, such as the EU General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act (“CCPA”) which became effective as of January 2020, and restrict the use and disclosure of patient health information by healthcare providers, such as HIPAA, as amended by HITECH, in the United States.

HIPAA established uniform standards governing the conduct of certain electronic healthcare transactions and requires certain entities, called covered entities, to comply with standards that include the privacy and security of protected health information (“PHI”). HIPAA also requires business associates, such as independent contractors or agents of covered entities that have access to PHI in connection with providing a service to or on behalf of a covered entity, of covered entities to enter into business associate agreements with the covered entity and to safeguard the covered entity’s PHI against improper use and disclosure.

The HIPAA privacy regulations cover the use and disclosure of PHI by covered entities as well as business associates, which are defined to include subcontractors that create, receive, maintain, or transmit PHI on behalf of a business associate. They also set forth certain rights that an individual has with respect to his or her PHI maintained by a covered entity, including the right to access or amend certain records containing PHI, or to request restrictions on the use or disclosure of PHI. The security regulations establish requirements for safeguarding the confidentiality, integrity, and availability of PHI that is electronically transmitted or electronically stored. HITECH, among other things, established certain health information security breach notification requirements. A covered entity must notify any individual whose PHI is breached according to the specifications set forth in the breach notification rule. The HIPAA privacy and security regulations establish a uniform federal “floor” and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing PHI or insofar as such state laws apply to personal information that is broader in scope than PHI as defined under HIPAA.

HIPAA requires the notification of patients, and other compliance actions, in the event of a breach of unsecured PHI. If notification to patients of a breach is required, such notification must be provided without unreasonable delay and in no event later than 60 calendar days after discovery of the breach. In addition, if the PHI of 500 or more individuals is improperly used or disclosed, we would be required to report the improper use or disclosure to the U.S. Department of Health and Human Services (“HHS”) which would post the violation on its website, and to the media. Failure to comply with the HIPAA privacy and security standards can result in significant civil monetary penalties and criminal penalties.

HIPAA authorizes state attorneys general to file suit on behalf of their residents for violations. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to file suit against us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care cases in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities, and their business associates for compliance with the HIPAA privacy and security standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty paid by the violator.

In addition, California enacted the CCPA, effective January 1, 2020, which, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for “protected health information” maintained by a covered entity or business associate, it may regulate or impact our processing of personal information depending on the context. Further, the California Privacy Rights Act (“CPRA”), recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt-outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required.

In the EU, the EEA and the United Kingdom we are subject to laws that restrict our collection, control, processing, and other use of personal data (i.e. data relating to an identifiable living individual) including the GDPR and the United Kingdom Data Protection Act 2018 (and any applicable national laws implementing the GDPR). We process personal data in relation to our operations, including clinical investigations. We process data of our employees, contractors, suppliers, distributors, service providers, and our customers, as well as patient or clinical investigation participants, including health and medical information of such participants. We need to ensure compliance with the GDPR (and any applicable national laws implementing the GDPR) in each EU and EEA jurisdiction where we are established or are otherwise subject to the GDPR (i.e., jurisdictions in which we are targeting or monitoring EU and EEA located individuals, or offering goods or services to EU located individuals. We also need to ensure compliance with the Data Protection Act 2018.

The GDPR imposes onerous accountability obligations including: maintaining a record of data processing; implementing policies and a privacy governance framework; disclosing to data subjects how their personal data is to be used; limiting retention of personal data; mandatory data breach notification requirements; and high standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. In addition, the GDPR permits EU Member State derogations for certain matters and, accordingly, we are also subject to EU national laws relating to the processing of genetic data, biometric data, and health data. We have a robust program that we believe ensures compliance with these obligations. Fines for certain breaches of the GDPR are significant: up to the greater of EUR 20 million or 4% of total global annual turnover. In addition to the foregoing, a breach of the GDPR could result in regulatory investigations, reputational damage, orders to cease/ change our use of data, enforcement notices, as well potential civil claims including class action type litigation where individuals suffer harm.

We are also subject to GDPR requirements with respect to cross-border transfers of personal data out of the EU and we need to ensure that such transfers are legitimized by valid transfer solutions and/or derogations under the GDPR (where required), including by entering into the EU Commission approved model contracts for the transfer of personal data to third countries (i.e., the standard contractual clauses). The law is also developing rapidly and, in July 2020, the Court of Justice of the EU limited how organizations could lawfully transfer personal data from the EEA to the United States. As such, there is a possibility that the standard contractual clauses may be invalidated as a compliant data transfer mechanism in the near future. In addition, following the end of the Transition Period, the UK has become a “third party” for the purposes of EU-to-UK personal data transfers. The significant implications of this are mitigated by the agreement of a 4-6 month grace period, during which time the EU Commission will consider whether to grant an adequacy decision which would continue to permit unrestricted EU-to-UK personal data transfers following the expiry of the grace period. We have enlisted the help of external advisors to implement a robust GDPR program that we believe achieves and maintains compliance with these obligations, but it is likely it will require us to expend additional capital and other resources for upcoming GDPR changes.

We depend on a number of third parties in relation to the operation of our business, a number of which process personal data on our behalf. With each new provider we perform security assessments and detailed due diligence, enter into contractual arrangements which require that they only process personal data according to our instructions, and which require that they have sufficient technical and organizational security measures in place. We have enlisted the help of external advisors to provide assistance in implementing these contractual arrangements with our existing providers. There is no assurance that these contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, storage, and transmission of such information. Any violation of data or security laws by our third party processors could have a material adverse effect on our business and result in the fines and penalties outlined above.

We are also subject to evolving EU privacy laws on cookies and e-marketing. The EU is in the process of replacing the E-Privacy Directive with a new set of rules in the form of a regulation, which will be directly applicable to all EU Member States. The draft E-Privacy Regulation imposes strict opt-in marketing rules with limited exceptions for business-to-business communications, alters rules on third-party cookies, web beacons, and similar technology and significantly increases fining powers to the same levels as the GDPR (i.e. the greater of 20 million Euros or 4% of total global annual revenue for certain breaches). The e-Privacy Regulation is still going through the European legislative process and commentators expect it to be agreed during 2021, after which a two-year transition period will follow before it is in force. We have enlisted the help of external advisors to implement a robust GDPR program that achieves and maintains compliance with these obligations, but it is likely it will require us to expend additional capital and other resources for upcoming GDPR changes.

Healthcare Reform

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access.

Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for the procedures associated with the use of our products. The cost containment measures that payors and providers are instituting and the effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our products.

The implementation of the Affordable Care Act in the United States, for example, has changed healthcare financing and delivery by both governmental and private insurers substantially, and affected medical device manufacturers significantly. The Affordable Care Act, among other things, provided incentives to programs that increase the federal government’s comparative effectiveness research, and implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians, and other providers to improve the coordination, quality, and efficiency of certain healthcare services through bundled payment models. Additionally, the Affordable Care Act expanded eligibility criteria for Medicaid programs and created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the Affordable Care Act. By way of example, the Tax Cuts and Jobs Acts was enacted, which, among other things, removes penalties for not complying with the individual mandate to carry health insurance, beginning in 2019. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, ruled that the Affordable Care Act’s individual mandate to carry insurance coverage is a critical and inseverable feature of the Affordable Care Act, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the Affordable Care Act are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court’s decision that the individual mandate was unconstitutional but remanded the case back to the District Court to determine whether the remaining provisions of the Affordable Care Act are invalid as well. The U.S. Supreme Court is currently reviewing the case, although it is unclear how the Supreme Court will rule. It is also unclear how other efforts, if any, to challenge, repeal or replace the Affordable Care Act will impact the Act or our business.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, the Budget Control Act of 2011, among other things, included reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2021, unless additional Congressional action is taken. Additionally, the American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

We expect additional state and federal healthcare reform measures to be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products or additional pricing pressure.

Anti-Bribery and Corruption Laws

Our U.S. operations are subject to the FCPA. We are required to comply with the FCPA, which generally prohibits covered entities and their intermediaries from engaging in bribery or making other prohibited payments to foreign officials for the purpose of obtaining or retaining business or other benefits. In addition, the FCPA imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of “off books” slush funds from which such improper payments can be made. We also are subject to similar anticorruption legislation implemented in Europe through EU Member State laws and under the Organization for Economic Co-operation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

Seasonality

Historically, ProSomnus has experienced seasonality in the first and fourth quarters. Revenues have been more robust in the fourth quarter and less robust in the first quarter, and we expect this trend to continue. Seasonality is largely attributable to patients in the United States who are actively managing their out-of-pocket expenses, which may be higher in the beginning of the year when patients are less likely to have met the annual deductibles for their private insurance policies, and lower toward the end of the year when patients are more likely to have met their annual deductibles.

Human Capital

As of December 31, 2022, we had 125 employees in North America and four in Europe. None of our employees is subject to a collective bargaining agreement or represented by a trade or labor union. We believe that our turnover and productivity levels are at acceptable levels.

Properties

Our corporate headquarters are located at 5675 Gibraltar Drive, Pleasanton, CA 94588 and consists of approximately 12,500 square feet of space under a lease that expires on January 31, 2024.

We believe that these facilities are adequate for our current and near-term operations. We are in the process of securing a larger facility to support medium and longer-term future growth.

Corporate Information

We incorporated under the laws of the State of Delaware in March 2016. Our principal executive offices are located at 5675 Gibraltar Drive, Pleasanton, CA 94588, and our telephone number is (844) 537-5337. The Company maintains a website at the following address: www.ProSomnus.com. The information on the Company’s website is not incorporated by reference in this report. We make available on or through our website certain reports and amendments to those reports that we file with or furnish to the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”). These include our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We make this information available on our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. In addition, we routinely post on the “Investors” page of our website news releases, announcements and other statements about our business and results of operations, some of which may contain information that may be deemed material to investors. Therefore, we encourage investors to monitor the “Investors” page of our website and review the information we post on that page.

The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at the following address: http://www.sec.gov.

Legal Proceedings

As of December 31, 2022, we were not a party to any material legal proceedings. From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Regardless of the outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputational harm and other factors.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following table sets forth the names, ages and positions of the directors and executive officers of ProSomnus, Inc. as of March 31, 2023.

Name	Age	Position
Leonard Liptak	49	Chief Executive Officer and Director
Laing Rikkers	52	Executive Chair
Brian Dow	53	Chief Financial Officer
Sung Kim	42	Chief Technical Officer
William Johnson	51	Lead Independent Director
Leonard Hedge	66	Director
Jason Orchard	46	Director
Steven Pacelli	51	Director
Heather Rider	64	Director

Background of Directors and Executive Officers

Leonard Liptak serves as Chief Executive Officer and Director. Mr. Liptak has served as CEO, Co-founder and Director of ProSomnus Sleep Technologies since 2016, where he has overseen operations, strategy and financial performance of ProSomnus. From 2011 to 2016, Mr. Liptak served as President of MicroDental Laboratories, a network of dental labs that fabricate high-quality dental restorations and appliances, until its successful sale to Modern Dental Group. Prior to that, Mr. Liptak served in marketing at Stryker Neurovascular and a variety of roles at 3M, including Global Business Manager. Mr. Liptak earned his BA from Brown University and MBA from the University of Minnesota, Carlson School of Management.

Mr. Liptak’s history managing and operating ProSomnus, as well as his extensive industry knowledge, qualify him to serve on the board of directors.

Laing Rikkers serves as Executive Chair. Ms. Rikkers has served as Director and Co-founder of ProSomnus Sleep Technologies since 2016, including serving as Chairman from 2016 to 2018 and from 2019 to 2021, and Executive Chairman January 2022 to present. Ms. Rikkers serves as Managing Member of HGP II, LLC and HGP III, LLC, the general partners of HealthpointCapital Partners II, LP and HealthpointCapital Partners III, LP, respectively. Ms. Rikkers has also served as Managing Director of HealthpointCapital LLC, a private equity firm and manager of the principal stockholders of ProSomnus, since 2004 and Managing Director of HealthpointCapital Management LLC from 2018 to 2022. Ms. Rikkers served as a director of MicroDental Laboratories and BioHorizons Inc., a joint venture with Henry Schein Inc., and as a board observer for multiple growth stage, dental and healthcare companies. She received her BA from Harvard University and her MA degree from Teachers College, Columbia University.

Ms. Rikkers’s history advising and managing ProSomnus in its growth and operations, as well as her significant experience advising dental and healthcare companies qualify her to serve on the board of directors.

Brian B. Dow has served as our Chief Financial Officer since March 2023. Mr. Dow previously served and the Chief Financial Officer of Agendia N.V., a commercial stage molecular diagnostic company, from June 2020 to February 2023, and as the Chief Financial Officer, Senior Vice President, Finance and Administration, Treasurer and Secretary of Pulse Biosciences, a medical technology company developing a novel energy-based tissue treatment platform, from November 2015 to December 2019. Prior to his tenure at Pulse, from 2010 to 2015 Mr. Dow was the Vice President and Principal Accounting Officer of Pacific Biosciences of California, a leading provider of next generation genetic sequencing instruments. Mr. Dow held a series of financial officer positions with Northstar Neuroscience, Inc., a development stage medical device company, from 2006 to 2010, most recently serving as the Chief Financial Officer. Prior to 2006, Mr. Dow had 14 years of increasing responsibilities in financial management of publicly traded companies and in public accounting as a manager with Ernst and Young. Mr. Dow is recognized as a licensed Certified Public Accountant by the Washington State Board of Accountancy and holds a Bachelor of Science in Management from the Georgia Institute of Technology.

Sung Kim serves as Chief Technology Officer. Mr. Kim is the Co-Founder of ProSomnus Sleep Technologies, serving as its Chief Technology officer since 2019 and VP of Engineering & Operations from 2016 to 2019. Mr. Kim was Director of Engineering at MicroDental Laboratories from 2013 to 2016. Prior to that, he worked for 3M Company for over 7 years holding several senior level product development and engineering positions and has either authored or co-authored several patents related to the dental and orthodontic industries. Mr. Kim earned his BS in Mechanical Engineering from California Polytechnic State University, San Luis Obispo.

William Johnson serves as Lead Independent Director and Chairman of the Audit Committee. Mr. Johnson has served as Director for ProSomnus Sleep Technologies since 2016, including serving as Chairman from 2018 to 2019, and Chairman of the Audit Committee from 2016 to 2018 and 2019 to present, and has been the Managing Director and Chief Financial Officer of HealthpointCapital Management, LLC since 2016. Mr. Johnson served as the Chief Executive Officer of MicroDental, Inc. from 2015 to 2016, and the Chief Financial Officer of MicroDental from 2013 to 2015. Mr. Johnson served as Chief Financial Officer for Harvest Meat from 2012 to 2013, interim Chief Financial Officer for Ryerson Inc. in 2012, Chief Financial Officer for Brinderson Engineers & Construction from 2009 to 2011, Chief Financial Officer of PNA Group in 2008 and SVP of Finance from 2007 to 2008. Earlier in his career, Mr. Johnson worked in a variety of roles at companies responsible for financial reporting and accounting, including Earle M Jorgensen Co. and American Hospital Supply Corporation. He began his career at Ernst & Whinney, CPA’s (now Ernst & Young) as an auditor. Mr. Johnson earned BS from Indiana University, Kelley School of Business, and his MBA with a concentration in Finance from Mercer University, Stetson School of Business. He is a Certified Public Accountant and a Certified Financial Planner.

Mr. Johnson’s significant experience with financial reporting and accounting, as well as experience as an auditor and with financial advising and management, qualify him to serve on the board of directors.

Leonard Hedge serves as Director. Mr. Hedge has served as a member of the Board of Directors of Convergent Dental, a privately owned dental equipment and technology company, since 2013, and as a member of the board of directors of ProSomnus Sleep Technologies since 2016. He formerly served as a director at MicroDental Laboratories, OrthoAccel, a privately owned dental device company, and Six Month Smiles, a private company providing dental aligners and braces. Prior to his retirement, Mr. Hedge served as Senior Vice President of Business Operations at Align Technology Inc. from 2007 to 2013. Mr. Hedge focused on the design and implementation of core business processes and cross-functional collaboration to support Align’s long-term goals and strategic initiatives. He served as Vice President of Operations at Align from 2002 to 2007 and also served as its Vice President of Manufacturing from 1999 to 2002 and helped create Align’s world-class mass customized manufacturing technology and processes. He served as Vice President of Operations for Plynetics Express Corporation, a leading provider of product development and engineering services, from 1996 to 1998. From 1991 to 1996, he led the accelerated product development initiative at Beckman Instruments Diagnostic Systems Group as Manager for Prototype Manufacturing and Process Development. Prior to Beckman, Mr. Hedge led mechanical fabrication operations for 13 years at General Dynamics in Pomona California. Mr. Hedge received his BS from La Verne University.

Mr. Hedge’s extensive experience serving on boards of directors in the industry, as well as over forty years of experience leading and managing organizations in the defense, manufacturing, medical device and dental device sectors qualify him to serve on the board of directors.

Jason Orchard serves as Director. Mr. Orchard has been with Spring Mountain Capital (“SMC”), a private investment management firm specializing in alternative asset investing, since 2004 and has served as a Managing Director since 2008. During his time at SMC he has served as Investment Analyst, Chief Financial Officer, and Portfolio Manager. In 2007, he led the firm’s initial efforts into special situation and thematic investments that have become the foundation of the SMC Total Return Fund. Today, he manages the SMC Total Return Fund and serves on the Investment Committee for the SMC’s Total Return Fund, Private Capital Fund, and West Harlem Innovation Fund. Prior to joining SMC in 2004, he was a Senior Analyst for Rutherford Asset Management LLC, which actively managed an $800 million hedge fund of funds portfolio for a private family office. Mr. Orchard has also been associated with Stern Stewart & Company as a Senior Analyst in the Financial Institutions Group and Arthur Andersen, L.L.P. as a Senior Consultant in the Strategy, Finance, and Economics Group. Mr. Orchard graduated with honors from Villanova University with a BS in Finance and is a Chartered Financial Analyst.

Mr. Orchard’s extensive industry knowledge, investment experience, and career analyzing and advising companies across sectors qualify him to serve on the board of directors.

Steven Pacelli serves as Director. Mr. Pacelli has held a variety of roles at Dexcom, Inc. over the past 15 years. Since 2021, he has served as Executive Vice President and Managing Director of Dexcom Ventures. He also served as Executive Vice President of Strategy and Corporate Development from 2012 to 2021 and a variety of other roles since 2006. Prior to Dexcom, Mr. Pacelli served as a corporate attorney specializing in finance, mergers and acquisitions, and general corporate matters, and in an executive role as general counsel of several privately held companies. Mr. Pacelli serves on the board of directors of Biocom California, the largest and most experienced leader and advocate for California’s life science sector, and on the boards of directors of several nonprofit organizations and trade groups. Mr. Pacelli earned a BS from the University of California, Los Angeles, and a JD from the University of Virginia. He is a member of the State Bar of California.

Mr. Pacelli’s experience counseling high growth companies, his deep industry knowledge and his legal knowledge qualify him to serve on the board of directors.

Heather Rider serves as a Director. Ms. Rider served on the board of directors of Intricon Corporation (Nasdaq: IIN), a joint development manufacturer of components for micro-medical technology, from 2020 to 2022, and has served on the board of directors of Inogen, Inc. (Nasdaq: INGN), a manufacturer of oxygen therapy technology, since 2014. From 2012 to 2013, Ms. Rider served as Vice President, Global Human Resources of Cymer, Inc., a publicly-traded supplier of light sources for semiconductor manufacturing that was acquired by ASML Holding NV in 2013. From October 2010 to September 2012, Ms. Rider served as Senior Vice President, Global Human Resources of Alphatec Holdings, Inc. (Nasdaq: ATEC), a medical device company focused on surgical treatment of spine disorders, and from 2006 to 2010, she served as Vice President, Human Resources of Intuitive Surgical, Inc. (Nasdaq: ISRG), a manufacturer of robotic surgical systems. From 2001 to 2005, Ms. Rider served as Senior Vice President of Global Human Resources of Sunrise Medical, Inc., a global manufacturer and distributor of durable medical equipment. From 1998 to 2001, Ms. Rider served as Vice President of Human Resources of Biosense Webster, a member of the Johnson & Johnson family of companies, and a medical device manufacturer. Ms. Rider earned her BA from Claremont McKenna College, and her MBA from Pepperdine Graziadio Business School.

Ms. Rider’s experience counseling high-growth and technology companies, as well as her experience working with and advising public companies, qualify her to serve on the board of directors.

Family Relationships

There are no familial relationships among our directors and executive officers.

Board Composition

Our business and affairs are organized under the direction of our board of directors. The board of directors consists of seven members. Laing Rikkers serves as Executive Chair of the Board. The primary responsibilities of the board of directors is to provide oversight, strategic guidance, counseling, and direction to ProSomnus’s management. The board of directors meets on a regular basis and additionally as required.

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes, Class A, Class B and Class C, with members of each class serving staggered three-year terms. The directors are assigned to the following classes:

●	Class A consist of Mr. Pacelli and Mr. Hedge, whose terms will expire at our 2023 annual meeting of stockholders;
●	Class B will consist of Mr. Orchard, Ms. Rider, and Ms. Rikkers, whose terms will expire at our 2024 annual meeting of stockholders; and
●	Class C will consist of Mr. Johnson and Mr. Liptak, whose terms will expire at our 2025 annual meeting of stockholders.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

Director Independence

As a result of our Common Stock being listed on the Nasdaq, we adhere to the listing rules of the Nasdaq in affirmatively determining whether a director is independent. Our board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Each of the directors other than Mr. Liptak and Ms. Rikkers qualify as independent directors as defined under the listing rules of the Nasdaq, and our board consists of a majority of independent directors, as defined under the rules of the SEC and Nasdaq Listing Rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.

Board Oversight of Risk

One of the key functions of our board of directors will be informed oversight of its risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, our board of directors will be responsible for monitoring and assessing strategic risk exposure and our audit committee will have the responsibility to consider and discuss the combined company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Our compensation committee will also assess and monitor whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Our board of directors established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors adopted a written charter for each of these committees, which complies with the applicable requirements of current Nasdaq Listing Rules. Copies of the charters for each committee are available on the investor relations portion of ProSomnus’s website. The composition and function of each committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.

Audit Committee

The members of the audit committee are Mr. Johnson (Chair), Mr. Pacelli, and Mr. Orchard. Our board of directors has determined that each of the members of the audit committee will be an “independent director” as defined by, and meet the other requirements of the Nasdaq Listing Rules applicable to members of an audit committee and Rule 10A-3(b)(i) under the Exchange Act, including that each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board of directors examined each audit committee member’s scope of experience and the nature of their prior and current employment. The audit committee will meet on at least a quarterly basis. Both the combined company’s independent registered public accounting firm and management intend to periodically meet privately with our audit committee.

The audit committee will assist the board of directors in monitoring the integrity of the combined company’s financial statements, its compliance with legal and regulatory requirements, and the independence and performance of its internal and external auditors. The audit committee’s principal functions include:

●	reviewing our annual audited financial statements with management and ProSomnus’s independent auditor, including major issues regarding accounting principles, auditing practices and financial reporting that could significantly affect financial statements;
●	reviewing quarterly financial statements with management and the independent auditor, including the results of the independent auditor’s reviews of the quarterly financial statements;

●	recommending to our board of directors the appointment of, and continued evaluation of the performance of, independent auditors;
●	approving the fees to be paid to the independent auditor for audit services and approving the retention of independent auditors for non-audit services and all fees for such services;
●	reviewing periodic reports from the independent auditor regarding the auditor’s independence, including discussion of such reports with the auditor;
●	reviewing the adequacy of the overall control environment, including internal financial controls and disclosure controls and procedures; and
●	reviewing with our management and legal counsel legal matters that may have a material impact on financial statements or compliance policies and any material reports or inquiries received from regulators or governmental agencies.

Audit Committee Financial Expert

Our board of directors has determined that Mr. Johnson qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, our board of directors considered Mr. Johnson’s formal education, training, and previous experience in financial roles.

Compensation Committee

The members of the compensation committee are Ms. Rider (Chair), Mr. Johnson, and Mr. Hedge. Our board of directors has determined that each of the members will be an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a compensation committee. The board of directors has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfy the independence requirements of the Nasdaq. The compensation committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.

The compensation committee is responsible for establishing the compensation of senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits as well as director compensation. The compensation committee also administers ProSomnus’s equity incentive plans. The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Mr. Pacelli (Chair), Ms. Rider and Mr. Hedge. PubCo’s board of directors determined that each of the members will be an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a nominating committee. The nominating and corporate governance committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.

The nominating and corporate governance committee will be responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating and corporate governance committee also will be responsible for developing a set of corporate governance policies and principles and recommending to our board of directors any changes to such policies and principles.

Guidelines for Selecting Director Nominees

The nominating committee will consider persons identified by its stockholders, management, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating and corporate governance committee charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to our board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on our board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by stockholders and other persons.

Board Diversity

While we do not have a formal policy on diversity, our board of directors, as part of its review of potential director candidates, considers each candidate’s character, judgment, skill set, background, reputation, type and length of business experience, personal attributes, and a particular candidate’s contribution to that mix. While no particular criteria are assigned specific weights, the board of directors believes that the backgrounds and qualifications of our directors, as a group, should provide a composite mix of experience, knowledge, backgrounds and abilities that will allow our board of directors to be effective, collegial and responsive to the nature of our business and our needs, and satisfy the requirements of applicable the rules and regulations, including the rules and regulations of the SEC.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees. A copy of ProSomnus’s code of ethics is available on its website. ProSomnus also intends to disclose future amendments to, or waivers of, its code of ethics, as and to the extent required by SEC regulations, on its website.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee was at any time one of ProSomnus’s officers or employees. None of ProSomnus’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of our board of directors or compensation committee.

Shareholder and Interested Party Communications

Stockholders and interested parties may communicate with our board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of ProSomnus, Inc., 5675 Gibraltar Drive, Pleasanton, CA 94588. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Limitations of Liability and Indemnification of Directors and Officers

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have purchased and intend to maintain director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to the combined company, including matters arising under the Securities Act. Our amended and restated certificate of incorporation and by-laws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated by-laws further provide that we will indemnify any other person whom we have the power to indemnify under Delaware law. In addition, we have entered into customary indemnification agreements with each of our officers and directors.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the combined company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

References to the “Company,” “ProSomnus,” “our,” “us” or “we” in the following section refer to ProSomnus prior to the Business Combination.

Executive Compensation

We are currently considered an “emerging growth Company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table, as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years and an Outstanding Equity Awards at Fiscal Year End Table for our last completed fiscal year. These reporting obligations extend only to the following “Named Executive Officers,” who are the individuals who served as our principal executive officer and the next two most highly compensated executive officers at the end of the fiscal year 2022.

This section discusses material components of the executive compensation programs for ProSomnus’s executive officers who area named in the “Summary Compensation Table” below. In 2022, ProSomnus’s “named executive officers” and their positions were as follows:

●	Leonard Liptak, Chief Executive Officer;
●	Melinda Hungerman, Former Chief Financial Officer*;
●	Sung Kim, Chief Technology Officer;
●	Mark Murphy, Chief Growth Officer.

* Ms. Hungerman served as Chief Financial Officer until February 28, 2023, and now serves as Vice President of Finance.

This discussion may contain forward-looking statements that are based on ProSomnus’s current plans, considerations, expectations, and determinations regarding future compensation programs.

Summary Compensation Table

The following table contains information pertaining to the compensation of ProSomnus’s named executives for the year ending December 31, 2022.

			Stock Awards
			Performance	Non-Equity
			Plan	Incentive Plan
			Compensation	Compensation
Name and Position	Year	Salary ($)	($)	($)	Total ($)
Leonard Liptak	2022	333,750	480,570	631,597	1,445,917
Chief Executive Officer	2021	316,346	—	150,000	466,346
Brian Dow	2022	—	—	—	—
Chief Financial Officer(1)	2021	—	—	—	—
Melinda Hungerman	2022	170,256	89,035	332,704	591,995
Former Chief Financial Officer(2)	2021	158,654	—	82,500	241,154
Sung Kim	2022	205,006	108,199	249,625	562,830
Chief Technology Officer	2021	187,885	—	82,500	270,385
Mark Murphy	2022	225,000	62,665	10,201	297,866
Chief Growth Officer	2021	195,000	—	60,000	255,000
(1)	Mr. Dow joined the Company as Chief Financial Officer on March 1, 2023.
(2)	Ms. Hungerman served as Chief Financial Officer until February 28, 2023, and now serves as Vice President of Finance.

2022 Grants of Plan-Based Awards

The following table summarizes information about the non-equity incentive awards and equity based awards granted to our named executive officers in 2022:

		All Other	All Other	Exercise or	Grant Date
		Stock Awards:	Option Awards:	Base Price	Fair Value
		# of Shares	# of Securities	of Options	of Options
		of Stock or	Underlying	or Awards	and Awards
Name	Grant Date	Units	Options	($/Share)	($)
Len Liptak	5/4/2022	219,454	—	0.44	96,428
	12/6/2022	38,414	—	10.00	384,142
Brian Dow	—	—	—	—	—
Melinda Hungerman	5/4/2022	40,658	—	0.44	17,865
	12/6/2022	7,117	—	10.00	71,170
Sung Kim	5/4/2022	49,409	—	0.4394	21,710
	12/6/2022	8,649	—	10.00	86,488
Mark Murphy	5/4/2022	28,616	—	0.44	12,574
	12/6/2022	5,009	—	10.00	50,091

Retirement Plans

ProSomnus currently maintains a 401(k) plan for its employees, including named executives, who satisfy certain eligibility requirements. ProSomnus’s named executives are eligible to participate in its 401(k) plan on the same terms as other eligible employees. ProSomnus believes that providing a 401(k) plan enhances the desirability of its executive compensation package, and further incentivizes its employees, including named executives, to perform.

Employee Benefits

All of ProSomnus’s eligible employees, including named executives, may participate in its health and benefits plans, including:

●	Medical, dental and vision benefits;
●	Flexible spending accounts;
●	Life insurance;
●	Short and long-term disability insurance.

ProSomnus believes the aforementioned benefits are necessary and appropriate to providing a competitive compensation package to eligible employees, including named executives.

Employment Agreements

We have entered into employment agreements with Leonard Liptak, Chief Executive Officer; Laing Rikkers, Executive Chairman; Brian Dow, Chief Financial Officer; Melinda Hungerman, former Chief Financial Officer; Sung Kim, Chief Technology Officer; and Mark Murphy, Chief Growth Officer.

The executives’ employment agreements provide for “at will” employment until terminated by the executive or the Company. The employment agreements may be terminated: by us upon death or disability, or with or without cause; by the executive with our without good reason; or terminated by mutual agreement. If the employment agreement is terminated by death or disability, we shall pay the executive or his or her estate any accrued salary, unpaid bonus, pro-rata bonus for the current year, and accrued and unused vacation benefits. If the employment agreement is terminated by us for cause, by the executive without good reason, or in mutual agreement, we shall pay the executive any accrued salary, unpaid bonus, pro-rata bonus for the current year, and accrued and unused vacation benefits. If the employment agreement is terminated by us without cause or by the executive for good reason, we shall pay the executive all accrued and unpaid salary, bonus and benefits, plus twelve months’ salary for the Chief Executive Officer, and six months’ salary for the other executives, plus 12 months’ insurance benefit.

Mr. Liptak, Ms. Rikkers, Mr. Dow, Ms. Hungerman and Mr. Kim are entitled to receive an annual base salary of $500,000, $250,000, $385,000, $270,000 and $300,000, respectively, and performance-based incentive compensation up to 75%, 75%, 50%, 50% and 50% of base salary, respectively, at such time and such performance thresholds to be determined from time to time by our Board. Such incentive compensation may take the form of cash or stock payments. Mr. Liptak, Ms. Rikkers, Mr. Dow, Ms. Hungerman and Mr. Kim are also entitled to one-time equity grants of 1.7%, 1.7%, 0.9%, 0.5% and 1.7% of PubCo’s outstanding equity at the time of the Business Combination, respectively.

The employment agreements also provide the executives with benefits in the event of termination without cause or if the executive resigns for good reason. In such an event, the executives are entitled to receive (i) continuing payments of the executive’s then-current base salary for a period of 6 to 12 months following termination of employment, less applicable withholdings, (ii) any unpaid or undetermined cash bonus from the prior year plus a portion of the current year cash bonus (iii) accelerated vesting as to all or a portion of the executive’s then outstanding and unvested equity grants, and (iv) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the executive and their respective dependents until the earlier of (A) the executive or their eligible dependents become covered under similar plans, or (B) a period of 12 months.

2022 Equity Incentive Plan Overview

In connection with the Business Combination, we adopted the ProSomnus, Inc. 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”).

The 2022 Equity Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or equity-related cash-based awards. Directors, officers and other employees of ProSomnus and its subsidiaries, as well as others performing consulting or advisory services for ProSomnus, will be eligible for grants under the ProSomnus Equity Incentive Plan.

The purpose of the 2022 Equity Incentive Plan is to enhance ProSomnus’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to ProSomnus by providing these individuals with equity ownership opportunities, and to encourage profitability and growth through short-term and long-term incentives that are consistent with ProSomnus’s objectives. Equity awards are intended to motivate high levels of performance and align the interests of ProSomnus’s directors, employees and consultants with those of its stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in ProSomnus and providing a means of recognizing their contributions to the success of ProSomnus. Lakeshore’s board of directors and management believe that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining highly qualified individuals who will help ProSomnus meet its goals.

Set forth below is a summary of the material terms of the 2022 Equity Incentive Plan, which is qualified in its entirety by the text of the 2022 Equity Incentive Plan. For further information about the 2022 Equity Incentive Plan, we refer you to the complete copy of the 2022 Equity Incentive Plan.

Summary of the Material Features of the 2022 Equity Incentive Plan

Eligibility. The 2022 Equity Incentive Plan allows for grants, under the direction of the board of directors or compensation committee, as the plan administrator, of stock options, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units and other stock or equity-related cash-based awards to employees, consultants and directors who, in the opinion of the plan administrator, are in a position to make a significant contribution to ProSomnus’s long-term success. All employees, directors and consultants of ProSomnus and its affiliates will be eligible to participate in the 2022 Equity Incentive Plan. Following the Business Combination, it is expected that approximately 100 individuals were initially eligible to participate in the 2022 Equity Incentive Plan.

Shares Available for Issuance. The Plan provides for the future issuance of 2,411,283 shares of ProSomnus common stock, representing 15% of the number of shares of ProSomnus common stock outstanding following the Business Combination (after giving effect to the Redemption) plus: (i) the number of shares of ProSomnus common stock that remain unallocated and available for grant at the Closing of the Business Combination under the ProSomnus Holdings Inc. 2017 Equity Incentive Plan or that are forfeited, expire or are canceled without issuance under the ProSomnus Holdings Inc. 2017 Equity Incentive Plan following the Closing, which number shall not exceed 2,600,751. The 2022 Equity Incentive Plan also provides for an annual increase on the first day of each fiscal year during the period beginning with fiscal year 2023 and ending on the second day of fiscal year 2032, equal to the lesser of (a) 4% of the number of outstanding shares of ProSomnus common stock on such date, and (b) an amount determined by the plan administrator. Generally, shares of ProSomnus common stock reserved for awards under the 2022 Equity Incentive Plan that lapse or are forfeited will be added back to the share reserve available for future awards. However, shares delivered to or withheld to pay withholding taxes or any applicable exercise price will not be available for issuance under the 2022 Equity Incentive Plan. In addition, any shares repurchased on the open market using exercise price proceeds will not be available for issuance under the 2022 Equity Incentive Plan.

The aggregate grant date fair value of shares granted to any non-employee director under the 2022 Equity Incentive Plan and any other cash compensation paid to any non-employee director in any calendar year may not exceed $750,000; increased to $1,000,000 in the year in which such non-employee director initially joins the board of directors.

Stock Options. Stock options granted under the 2022 Equity Incentive Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive stock options may be granted to employees of ProSomnus and its affiliates, and the aggregate fair market value of a share of ProSomnus common stock determined at the time of grant with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. Non-qualified options may be granted to employees, directors and consultants of ProSomnus and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of ProSomnus common stock on the date of grant, and the term of the option may not be longer than ten years. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of ProSomnus capital stock, the exercise price may not be less than 110% of the fair market value of the ProSomnus common stock on the date of grant and the term of the option may not be longer than five years.

Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for one year after termination of service on account of death or total and permanent disability, but will not be exercisable if the termination of service was due to cause.

Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain time or performance-based vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that generally dividend equivalents may accrue but will not be paid during the restricted period, and the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote the restricted shares, but he or she may not sell the shares until the restrictions are lifted.

Restricted Stock Units. Restricted stock units are phantom shares that vest in accordance with terms and conditions established by the plan administrator and when the applicable restrictions lapse, the grantee will be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement. Dividend equivalents may accrue but will not be paid prior to and only to the extent that, the restricted stock unit award vests. The holder of restricted stock units does not have the rights and privileges of a regular stockholder, including the ability to vote the restricted stock units.

Other Stock-Based Awards and Performance-Based Awards. The Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights and unrestricted stock awards. The plan administrator may award such stock-based awards subject to such conditions and restrictions as it may determine. We may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards also include performance-based restricted shares and restricted stock units. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.

Plan Administration. In accordance with the terms of the 2022 Equity Incentive Plan, the board of directors may authorize ProSomnus’s compensation committee to administer the 2022 Equity Incentive Plan. The compensation committee may delegate part of its authority and powers under the 2022 Equity Incentive Plan to one or more ProSomnus directors and/or officers, but only the compensation committee can make awards to participants who are subject to the reporting and other requirements of Section 16 of the Exchange Act. In accordance with the provisions of the 2022 Equity Incentive Plan, the plan administrator determines the terms of awards, including, which employees, directors and consultants will be granted awards, the number of shares subject to each award, the vesting provisions of each award, the termination or cancellation provisions applicable to awards, and all other terms and conditions upon which each award may be granted in accordance with the 2022 Equity Incentive Plan.

In addition, the plan administrator may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the 2022 Equity Incentive Plan and does not require stockholder approval under the rules of Nasdaq, and (ii) any such amendment will be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant unless such amendment is required by applicable law or necessary to preserve the economic value of such award.

Stock Dividends and Stock Splits. If ProSomnus common stock is subdivided or combined into a greater or smaller number of shares or if ProSomnus issues any shares of ProSomnus common stock as a stock dividend, the number of shares of ProSomnus common stock deliverable upon exercise of an option issued or upon issuance of an award will be appropriately increased or decreased proportionately, and appropriate adjustments will be made in the exercise price per share of stock options or purchase price, if any, and performance goals applicable to performance-based awards, if any, to reflect such subdivision, combination or stock dividend.

Corporate Transactions. Upon a merger or other reorganization event, the ProSomnus board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2022 Equity Incentive Plan, as to some or all outstanding awards:

●	provide that all outstanding options will be assumed or substituted by the successor corporation;
●	upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant within a specified number of days of such notice;
●	in the event of a merger pursuant to which holders of ProSomnus common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to option holder participants equal to the difference between the merger price times the number of shares of ProSomnus common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;
●	with respect to other stock awards, provide that outstanding awards will be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event;
●	with respect to stock awards, and in lieu of any of the foregoing, provide that, upon consummation of the transaction, each outstanding stock award will be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of ProSomnus common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the board of directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction); and
●	upon consummation of a Corporate Transaction, to the extent not assumed or substituted by the successor or cashed out, the outstanding awards will terminate.

Amendment and Termination. The 2022 Equity Incentive Plan may be amended by ProSomnus’s stockholders. It may also be amended by the board of directors or the compensation committee, provided that any amendment which is of a scope that requires stockholder approval as required by (i) the rules of Nasdaq or (ii) for any other reason, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent unless such amendment is required by applicable law or necessary to preserve the economic value of such award.

Duration of Plan. The Plan will expire by its terms on December 6, 2032.

Federal Income Tax Considerations

The material federal income tax consequences of the issuance and exercise of stock options and other awards under the 2022 Equity Incentive Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2022 Equity Incentive Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options: Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to ProSomnus at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and ProSomnus will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.

Non-Qualified Options: Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options. A non-qualified option ordinarily will not result in income to the optionee or deduction to ProSomnus at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to ProSomnus in an amount equal to the optionee’s compensation income. An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding taxable compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

Stock Grants: With respect to stock grants under the 2022 Equity Incentive Plan that result in the transfer of shares that are not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary compensation income equal to the fair market value of shares received. ProSomnus generally will be entitled to a deduction in an amount equal to the ordinary compensation income recognized by the grantee. With respect to stock grants involving the transfer of shares that are subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares are not subject to a substantial risk of forfeiture. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of the substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which they previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the restricted shares. ProSomnus generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Restricted Stock Units: The grantee recognizes no income until vested shares are issued pursuant to the terms of the grant. At that time, the grantee must generally recognize ordinary compensation income equal to the fair market value of the shares received. ProSomnus generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

New Plan Benefits

Grants under the 2022 Equity Incentive Plan will be made at the discretion of the plan administrator or other delegated persons, and we cannot determine at this time either the persons who will receive awards under the 2022 Equity Incentive Plan or the amount or types of any such awards. The value of the awards granted under the 2022 Equity Incentive Plan will depend on a number of factors, including the fair market value of the ProSomnus common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2022, with respect to shares of our common stock that may be issued, subject to certain vesting requirements, under existing and future awards under our 2022 Equity Incentive Plan.

	A	B	C
Number of
Securities
Remaining
	Number of		Available for
	Securities to be	Weighted-	Future Issuance
	Issued Upon	Average	Under Equity
	Exercise of	Exercise Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants,	Warrants,	Reflected in
	Rights and RSUs	Rights and RSUs	Column (A))
Plan Category
Equity compensation plans approved by security holders	—	N/A	2,411,283
Equity compensation plans not approved by security holders	—	N/A	—
Total	—	—	2,411,283

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock upon the completion of the Business Combination by:

●	each person known by us to be the beneficial owner of more than 5% of any class of Surviving Pubco’s common stock; and
●	each of our officers and directors;

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

In the table below, percentage ownership is based on 16,376,630 shares of common stock outstanding as of April 14, 2023. The table below does not include the common stock underlying the Private Warrants held by Sponsor or its affiliates because these securities are not exercisable until the registration statement of which this prospectus forms a part is effective. This table also excludes any Earnout Shares.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 5675 Gibraltar Drive, Pleasanton, CA 94588.

	Number of
	Shares
	Beneficially
Name and Address of Beneficial Owner	Owned	% of Class
Directors and Named Executive Officers
Leonard Liptak	465,706	2.8%
Laing Rikkers(1)	354,390	2.2
Brian Dow	—	—
Melinda Hungerman	191,536	1.2
Sung Kim	107,316	*
Mark Murphy	92,008	*
William Johnson	76,526	*
Leonard Hedge	70,255	*
Jason Orchard	—	—
Steven Pacelli	18,200	*
Heather Rider	9,100	*
All executive officers and directors as a group (10 individuals)	1,385,037	8.5%

Greater than Five Percent Holders:
HealthpointCapital, LLC(2)	6,660,239	40.7%
*	Less than 1%

(1)	Ms. Rikkers serves on the investment committee at HealthpointCapital, LLC, but does not have beneficial ownership over shares held by the HPC Funds. Ms. Rikkers disclaims beneficial ownership of shares held by the HPC Funds, except to the extent of any pecuniary interest therein.
(2)	Includes interests to be acquired by funds (“HPC Funds”) managed by HealthpointCapital, LLC and/or its affiliates (“HPC”) in connection with the Business Combination. Voting and dispositive power over the shares is held by an investment committee at HealthpointCapital, LLC, composed of more than three individuals, one of whom is Ms. Rikkers and none of whom have beneficial ownership over the shares. Ms. Rikkers disclaims beneficial ownership of such shares held by the HPC Funds, except to the extent of any pecuniary interest therein. HPC’s address is 3708 Ashford Place, Greenville, NC 27858.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2022 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or 1% of our average total assets, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.” For the purposes of this section, “Lakeshore” refers to Lakeshore Acquisition I Corp. prior to the Business Combination.

Related Person Policy

Our code of ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations includes any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving us.

In addition, our audit committee, pursuant to its charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all the members of the audit committee is required to approve a related party transaction.

Certain Transactions of Lakeshore

On January 8, 2021, a total of 1,437,500 insider shares were issued to Lakeshore’s sponsor (“Sponsor”) at a price of approximately $0.017 per share for an aggregate of $25,000. On May 11, 2021, the Sponsor surrendered 553,314 insider shares, and then Lakeshore re-issued this portion of insider shares, purchased by hedge funds and representatives of underwriters and certain of their affiliates with nominal price. Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of Lakeshore’s initial business combination or earlier if, subsequent to its initial business combination, Lakeshore consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. On June 28, 2021, Lakeshore cancelled an aggregated of 70,750 insider shares in connection with the partial exercise of the IPO underwriter’s over-allotment option.

On June 15, 2021, Lakeshore’s sponsor, hedge funds and the representatives of underwriters and certain of their affiliates purchased an aggregate of 250,000 Private Units in a private placement at $10.00 per Private Unit. On June 28, 2021, Lakeshore consummated a private sale of an additional 11,675 Private Units to the above-mentioned private unit purchasers at $10.00 per Private Unit.

On February 10, 2021, Lakeshore issued a $450,000 principal amount unsecured promissory note to Lakeshore’s sponsor, and Lakeshore had received such amount as of the issuance date. The note was non-interest bearing and was fully repaid on June 14, 2021.

Lakeshore entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in its amended and restated memorandum and articles of association.

Other than reimbursement of any out-of-pocket expenses incurred in connection with activities on Lakeshore’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, was permitted to be paid to the Sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to Lakeshore’s initial business combination. Lakeshore’s independent directors reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or Lakeshore’s or their affiliates and were responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties. Total reimbursement paid to the Sponsor, officers or directors amounted to $44,504 from January 6, 2021 (Inception) to September 30, 2022. The balance amount was nil at September 30, 2022.

In September 2021, Lakeshore made a temporary payment of $30,000 to the Sponsor for the purpose of leasing an office on behalf of Lakeshore. Lakeshore cancelled this arrangement and the Sponsor returned the funds to Lakeshore on October 19, 2021. On

September 12, 2022, the Company issued an unsecured promissory note in the aggregate principal amount of $200,000 to RedOne Investment Limited, the Sponsor.

Lakeshore entered into a registration rights agreement with respect to the insider shares and the Private Units, among other securities.

Certain Transactions of ProSomnus

ProSomnus is party to the following transactions in which related parties of ProSomnus have a material interest:

Subordinated Notes

Prior to January 2020, ProSomnus received advances under unsecured subordinated promissory note agreements for gross proceeds of $2,208,299. These advances are subordinate to ProSomnus’s line of credit and ProSomnus’s Subordinated Loan and Security Agreement described in the Notes to its financial statements included elsewhere in this proxy statement/prospectus. The Company received advances under unsecured subordinated promissory note agreements for total proceeds of $2,765,000 and $1,125,228 during the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, $1,440,000 of these advances were made by ProSomnus’s stockholders, directors and employees. The maturity date of the notes are 5 years after the date they are funded and noteholders can elect to receive interest quarterly at 15% per annum, or PIK interest at 20% per annum. These notes were converted into Common Stock upon the Closing of the Business Combination.

Registration Rights Agreement

In connection with the Business Combination, on December 6, 2022, LAAA Merger Corp. (“Pubco”), Lakeshore’s initial shareholders and certain existing stockholders of ProSomnus enter into a registration rights agreement to provide for the registration of the Common Stock received by them in the Acquisition Merger and the Reincorporation Merger. The initial shareholders and the ProSomnus stockholders are entitled to (i) make four written demands for registration under the Securities Act of all or part of their shares and (ii) “piggy-back” registration rights with respect to registration statements filed following the consummation of the Business Combination. PubCo will bear the expenses incurred in connection with the filing of any such registration statements.

Voting and Support Agreement

In connection with their entry into the Merger Agreement, Lakeshore and ProSomnus entered into a Voting and Support Agreement, dated as of May 9, 2022 (the “Voting and Support Agreement”), with certain ProSomnus stockholders, pursuant to which such ProSomnus stockholders agreed, among other things, (i) to vote the Company Stock (as defined in the Merger Agreement) held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) authorize and approve any amendment to ProSomnus’s Organizational Documents (as defined in the Merger Agreement) that is deemed necessary or advisable by ProSomnus for purposes of effecting the transactions contemplated under the Merger Agreement, and (iii) to not transfer, during the term of the Voting and Support Agreement, any Company Stock owned by them, except as permitted under the terms of the Voting and Support Agreement.

Non-Competition and Non-Solicitation Agreement

On December 6, 2022, Lakeshore, ProSomnus and each of Leonard Liptak, Sung Kim, Melinda Hungerman and Laing Rikkers (the “Key Management Members”) entered into non-competition and non-solicitation agreements (the “Non-Competition and Non-Solicitation Agreements”), pursuant to which the Key Management Members and their affiliates will agree not to compete with Lakeshore during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities. The agreements also contain customary non-disparagement and confidentiality provisions.

Indemnification Agreements

On December 6, 2022, ProSomnus entered into indemnification agreements, dated as of the Closing Date, with each of ProSomnus’s directors and executive officers. Each indemnification agreement provides for indemnification and advancements by ProSomnus of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to ProSomnus or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Employment Agreements and Other Transactions with Executive Officers

ProSomnus has entered into employment agreements and offer letter agreements with certain of its executive officers and reimburses affiliates for reasonable travel related expenses incurred while conducting business on behalf of ProSomnus. See the section entitled “Information About ProSomnus — Executive Compensation — ProSomnus’s Executive Officer and Board Member Compensation.”

Lock-up Agreements

In connection with the Business Combination, the legacy ProSomnus equityholders, including HPC II, entered into lock-up agreements that restrict such holder’s ability to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Business Combination for a period of six months after the closing of the Business Combination, provided that shares not held by Significant Company Stockholders (as such term is defined in the Merger Agreement, and which term includes HPC II) may be released from the lock-up restrictions, only if the volume weighted average price of the Company’s Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30 consecutive trading days beginning 90 days after the closing of the Business Combination.

DESCRIPTION OF CAPITAL STOCK

The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Charter, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and our amended and restated bylaws, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the Charter and our amended and restated bylaws in their entirety for a complete description of the rights and preferences of our securities.

We are a Delaware company and our affairs are governed by its certificate of incorporation, as amended and restated from time to time, and the Delaware General Corporation Law, which we refer to as the “DGCL” or “Delaware Law” below, and the common law of the State of Delaware. The charter authorizes the issuance of 101,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

As of December 31, 2022, we had 16,041,464 shares of Common Stock outstanding. The holders of Common Stock are be entitled to one vote for each share held on all matters to be voted on by shareholders and do not have cumulative voting rights. There are no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of Common Stock voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends, if and when declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our Company, our stockholders will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock have no conversion, preemptive or other subscription rights, and there will be no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

If we issue preferred stock, such preferred stock may have priority over Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation.

Our charter grants our board of directors the authority, without further stockholder authorization, to issue from time to time up to 1,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. Although we have no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of Common Stock, could adversely affect the rights and powers, including voting rights, of the Common Stock and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Warrants

Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per whole share. We will not issue fractional shares. The Warrants will become exercisable 30 days following the completion of the Business Combination and will expire five years after the consummation of the Business Combination. However, except as set forth below, no Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares. Notwithstanding the foregoing, if a registration statement covering the Common Stock issuable upon exercise of the Warrants is not effective within 90 days from the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise the Warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Warrants will expire five years after the completion of the Business Combination at 5:00 p.m., Eastern Standard Time.

We may redeem the outstanding Warrants, in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the Warrants are exercisable,
●	upon a minimum of 30 days’ prior written notice of redemption,

●	if, and only if, the last sales price of Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption, and
●	if, and only if, there is a current registration statement in effect with respect to the Common Stock underlying the Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 trigger price as well as the $11.50 warrant exercise price per whole share after the redemption notice is issued and not limit our ability to complete the redemption.

If we call the Warrants for redemption as described above, our management will have the option to require all warrant holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole Warrant for that number of Common Stock equal to the quotient obtained by dividing (x) the product of the number of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 20 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether we will exercise our option to require all warrant holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of the Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share capitalizations, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Warrants will be exercisable and we will not be obligated to issue Common Stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is current and the shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Common Stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the Common Stock issued and outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share capitalizations payable in shares of Common Stock, or by a split of the Common Stock or other similar event), we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

Transfer Agent

The transfer agent and registrar for our securities is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law and Our Charter

We have certain anti-takeover provisions in place as follows:

Staggered board of directors

Our charter provides that subject to the rights of any series of preferred stock outstanding, our board of directors shall be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The number of directors in each class shall be as nearly equal as possible. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual or special meetings.

Because the board of directors is classified, directors may be removed only for cause. Further, our charter provides for the removal of directors for cause only by the affirmative vote of at least 75% of the total voting power of all the then outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class (other than those directors elected by the holders of any series of Preferred Stock, who shall be removed pursuant to the terms of such Preferred Stock).

Authorized but unissued shares

Our authorized but unissued Common Stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

Appointment of directors

Our charter provides that newly created directorships (including those created by the board) or any vacancy on the board of directors may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. The exercise of this authority may prevent stockholders from being able to fill vacancies on our board of directors.

Special meeting of stockholders

Our amended and restated bylaws provide that special meetings of stockholders may be called only at the direction of the board of directors of us or the chairman of the board of directors. The existence of this provision could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Advance notice requirements for stockholder proposals and director nominations

Our amended and restated bylaws provide that stockholders of record seeking to bring business before our special meeting of stockholders, or to nominate candidates for election as directors at our special meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary at our principal executive offices not later than the 60th day nor earlier than 90th day prior to the meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.

Stockholder action by written consent

Our charter and amended and restated bylaws provide that any action required or permitted to be a taken by stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent unless such action is recommended or approved by all members of the board of directors then in office.

Supermajority voting requirements

Our charter and amended and restated bylaws require the affirmative vote of holders of at least 75% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of its proposed charter or to amend its amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt.

Exclusive forum selection

Our charter requires that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of us to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our charter or bylaws (as either may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our charter or bylaws (including any right, obligation, or remedy thereunder) or (v) any action asserting a claim against us governed by the internal affairs doctrine. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. To the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in our second amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum.

Although we believe this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Section 203 of the Delaware General Corporation Law

We did not opt out of Section 203 of the DGCL under the Charter. As a result, pursuant to Section 203 of the DGCL, we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

●	our board of directors approved the acquisition prior to its consummation;
●	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or
●	the Business Combination is approved by our board of directors, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on liability and indemnification of directors and officers

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have purchased and intend to maintain director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to the combined company, including matters arising under the Securities Act. Our amended and restated certificate of incorporation and by-laws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated by-laws further provide that we will indemnify any other person whom we have the power to indemnify under Delaware law. In addition, we have entered into customary indemnification agreements with each of our officers and directors.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the combined company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the ownership and disposition of our Common Stock. This summary deals only with Common Stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our Common Stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

●	an individual citizen or resident of the United States;
●	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is subject to United States federal income taxation regardless of its source; or
●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Common Stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of our Common Stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Common Stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Common Stock, the excess will be treated as gain from the disposition of our Common Stock (the tax treatment of which is discussed below under “— Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Common Stock generally will not be subject to United States federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);
●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
●	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Common Stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner of an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our Common Stock, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Common Stock.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of Common Stock or Warrants being offered for resale by this prospectus, which consist of:

●	1,025,000 shares of Common Stock, issued in a private placement to the PIPE Investors (as defined below) pursuant to the terms of separate Subscription Agreements (as defined below) in connection with the Business Combination;
●	an aggregate of 1,145,218 shares of Common Stock issued as bonus shares to PIPE Investors or shareholders of the Company who entered into agreements with Lakeshore not to redeem their shares in connection with the extraordinary general meeting of shareholders of Lakeshore held on December 2, 2022 to approve the Business Combination (the “Extraordinary General Meeting”);
●	an aggregate of 1,054,390 shares of Common Stock originally issued to RedOne Investment Limited (the “Sponsor”) and its affiliates in connection with the initial public offering of Lakeshore;
●	an aggregate of 613,917 shares of Common Stock issued at $10.00 per share to Craig-Hallum Capital Group LLC (“CH”) and Roth Capital Partners (“Roth”) in satisfaction of fees payable upon Lakeshore’s completion of its initial business combination as a commission pursuant to that certain Business Combination Marketing Agreement, dated June 10, 2021, by and between Lakeshore and CH, and in satisfaction of the placement agent fee payable in connection with the offering to PIPE Investors;
●	102,306 shares of Common Stock issued at $10.00 per share to Gordon Pointe Capital, LLC in satisfaction of an advisory fee payable by ProSomnus Holdings, Inc. upon consummation of the Business Combination;
●	an aggregate of 326,713 shares of Common Stock issued as commitment shares in connection with the Convertible Note offering;
●	1,552 shares and 49 shares of Common Stock issued to former shareholders of ProSomnus Holdings, Inc. valued at $10.00 per share, due to administrative errors in recording the number of shares held by such shareholders prior to the Business Combination;
●	5,581,218 shares of Common Stock received by HealthpointCapital Partners II, LP, our affiliate, as merger consideration in connection with the Business Combination;
●	an aggregate of 496,941 Private Warrants;
●	and an aggregate of 1,914,907 Convertible Note Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Common Stock and Warrants set forth in the table below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock or Warrants after the date of this prospectus.

The following tables provide, as of the date of this prospectus, information regarding the beneficial ownership of our Common Stock and Warrants of each Selling Stockholder, the number of shares of Common Stock or Warrants that may be sold by each Selling Stockholder under this prospectus and that each Selling Stockholder will beneficially own after this offering. The immediately following table also sets forth the percentage of Common Stock beneficially owned by a Selling Stockholder after giving effect to the sale by the Selling Stockholder of all securities being offered hereby, based on 16,048,181 shares of Common Stock outstanding as of December 6, 2022, including 11,300,000 shares issued as Merger Consideration, 1,025,000 shares of common stock issued in connection with the PIPE financing, and reflects the valid redemption of 2,380,246 ordinary shares by public stockholders of Lakeshore. The shares of Common Stock issuable upon exercise of the Warrants are not included in the table below as the table assumes the Warrants are sold in the offering prior to their exercise by the applicable Selling Securityholder. The following table does not include Public Warrants or the primary issuance of shares of Common Stock underlying the Public Warrants. The following table does not include the Convertible Notes or the primary issuance of shares of Common Stock upon conversion of the Convertible Notes.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock or Warrants. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities in transactions exempt from registration under the Securities Act.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of December 6, 2022 concerning the Common Stock and Warrants that may be offered from time to time by each Selling Securityholder with this prospectus. For the purposes of this following table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Please see the section entitled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these shares of Common Stock and Warrants.

Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o ProSomnus, Inc. 5675 Gibraltar Drive, Pleasanton, CA 94588.

				Maximum
	Number of			Number	Maximum Number
	Shares of		Number of	of Shares of	of Warrants	Number of		Number of
	Common		Warrants	Common Stock	To Be	Shares		Warrants
	Stock		Owned	To Be	Sold	of Common		Owned
	Owned Prior		Prior to	Sold Pursuant	Pursuant	Stock		After
Name of Selling	to		the	to this	to this	Owned After		the
Securityholder	the Offering		Offering	Prospectus	Prospectus	the Offering	%(1)	Offering	%
RedOne Investment Limited(2)	386,458		210,669	386,458	210,669	—	—	—	—
Heather D Rider(3)	9,100		—	9,100	—	—	—	—	—
Leander Swift Rikkers 2002 Trust	4,550		—	4,550	—	—	—	—	—
Laura Laing Rikkers 2004 Trust UAD	4,550		—	4,550	—	—	—	—	—
Cannon Power of Appointment Trust dated August 17, 2010	9,100		—	9,100	—	—	—	—	—
Geoffrey Swortwood	45,501		—	45,501	—	—	—	—	—
William S. Johnson(4)	67,426		—	9,100	—	58,326	*	—	—
Steven R. Pacelli(5)	18,200		—	18,200	—	—	—	—	—
Multi-Pass Investments Limited	182,005		—	182,005	—	—	—	—	—
Sheila Gujrathi	91,002		—	91,002	—	—	—	—	—
David L. Helfet MD	18,200		—	18,200	—	—	—	—	—
SMC Holdings II, LP - Class Sleep	188,068		296,456	188,068	296,456	—	—	—	—
Jane A. Darling	9,100		—	9,100	—	—	—	—	—
Margaret Onkey	9,100		—	9,100	—	—	—	—	—
HealthpointCapital Partners II, LP(6)	1,079,021	(7)	—	1,079,021	—	—	—	—	—
HealthpointCapital Partners II, LP(6)	3,269,531	(8)	—	3,269,531	—	—	—	—	—
HealthpointCapital LLC(6)	18,215	(8)	—	18,215	—	—	—	—	—
HealthpointCapital Partners III, LP(6)	1,646,677	(8)	—	1,646,667	—	—	—	—	—
HealthpointCapital Partners, LP(6)	540,220	(8)	—	540,220	—	—	—	—	—
HPT VI Holdings SLP(6)	106,575	(8)	—	106,575	—	—	—	—	—
Kamshad Raiszadeh, M.D.	35,000		—	35,000	—	—	—	—	—
Jeffrey Rein	7,000		—	7,000	—	—	—	—	—
Frank Financial 401k PSP FBO Todd Frank	7,000		—	7,000	—	—	—	—	—
Kevin B. Murphy	10,500		—	10,500	—	—	—	—	—
Wendy Weisshaar	7,000		—	7,000	—	—	—	—	—
Erika C. Mason	35,000		—	35,000	—	—	—	—	—
Edward T. Sall MD	7,000		—	7,000	—	—	—	—	—
Pacific Premier Trust	7,000		—	7,000	—	—	—	—	—
John E Remmers	7,000		—	7,000	—	—	—	—	—
Pathfinder Partners, L.P.	14,000		—	14,000	—	—	—	—	—
Scott Danoff	7,000		—	7,000	—	—	—	—	—
Eugene Santucci DDS	7,000		—	7,000	—	—	—	—	—
Suzanne Thai	7,000		—	7,000	—	—	—	—	—
Martin P. Abelar	7,000		—	7,000	—	—	—	—	—
Vincent Balsamo Revocable Trust	7,000		—	7,000	—	—	—	—	—
Christopher Swanson	14,000		—	14,000	—	—	—	—	—
Global Sleep Solutions Ltd	3,500		—	3,500	—	—	—	—	—
Jeff Huisman	7,000		—	7,000	—	—	—	—	—
Polar Multi-Strategy Master Fund	386,872		87,623	386,872	87,623	—	—	—	—
AIGH Investment Partners, LP	129,967		—	129,967	—	—	—	—	—
WVP Emerging Manager Onshore Fund, LLC - AIGH Series	33,030		—	33,030	—	—	—	—	—
WVP Emerging Manager Onshore Fund, LLC - Optimized Equity Series	9,371		—	9,371	—	—	—	—	—
Cedarview Opportunities Master Fund, LP	25,000		174,531	25,000	174,531	—	—	—	—
Cetus Capital VI, L.P.	83,333		581,771	83,333	581,771	—	—	—	—
Nautilus Master Fund, L.P.	25,000		174,531	25,000	174,531	—	—	—	—
Cohanzick Absolute Return Master Fund	5,582		25,262	5,582	25,262	—	—	—	—
RiverPark Strategic Income Fund	33,418		151,260	33,418	151,260	—	—	—	—
Destinations Global Fixed Income Opportunities Fund	68,379		309,502	68,379	309,502	—	—	—	—
Leaffilter North Holdings Inc.	7,068		31,997	7,068	31,997	—	—	—	—
Intrepid Income Fund	0		33,919	0	33,919	—	—	—	—
Crossingbridge Low Duration High Yield Fund	19,856		73,872	19,856	73,872	—	—	—	—
Destinations Low Duration Fixed Income Fund	16,613		61,806	16,613	61,806	—	—	—	—
MAZ Partners LP(9)	26,023		13,480	26,023	13,480	—	—	—	—
Myda SPAC Select LP(9)	39,037		20,221	39,037	20,221	—	—	—	—
CR Financial Holding, Inc. (9)	52,720		24,847	52,720	24,847	—	—	—	—
Eight Is Awesome LLC(9)	18,451		8,696	18,451	8,696	—	—	—	—
Jesse Pichel(9)	8,786		4,141	8,786	4,141	—	—	—	—
Robert Louis III Stephenson(9)	8,786		4,141	8,786	4,141	—	—	—	—
Scott Jonathan Bronson(9)	8,786		4,141	8,786	4,141	—	—	—	—
AMG Trust(9)	7,908		3,727	7,908	3,727	—	—	—	—
John Carter Lipman(9)	52,720		24,847	52,720	24,847	—	—	—	—
Willian Frederick Hartfiel III(9)	15,612		7,358	15,612	7,358	—	—	—	—
Kevin Patrick Harris(9)	15,612		7,358	15,612	7,358	—	—	—	—
Steven Lee Dyer(9)	15,612		7,358	15,612	7,358	—	—	—	—
Donald Ryan Hultstrand(9)	5,884		2,773	5,884	2,773	—	—	—	—
Yan Wang(9)	58,000		22,000	58,000	22,000	—	—	—	—
Junrong Xu(9)	23,200		8,800	23,200	8,800	—	—	—	—
Zhenzhong Huo(9)	23,200		8,800	23,200	8,800	—	—	—	—
Zhengjun Jin(9)	23,200		8,800	23,200	8,800	—	—	—	—
Lan Tan(9)	4,640		1,760	4,640	1,760	—	—	—	—
Outpost Capital LLC(9)	17,400		6,600	17,400	6,600	—	—	—	—
Chen Li(9)	2,900		1,100	2,900	1,100	—	—	—	—
Jianzhong Lu(9)	2,900		1,100	2,900	1,100	—	—	—	—
Yan Zhu(9)	5,800		2,200	5,800	2,200	—	—	—	—
H. David Sherman(9)	11,600		4,400	11,600	4,400	—	—	—	—
Craig-Hallum Capital Group LLC(10)	478,661		—	478,661	—	—	—	—	—
Roth Capital Partners, LLC(10)	135,256		—	135,256	—	—	—	—	—
Gordon Pointe(11)	102,306		—	102,306	—	—	—	—	—
Jack Dehaney	1,552		—	1,552	—	—	—	—	—
W. Bruce Steever	49		—	49	—	—	—	—	—
*	Represents beneficial ownership of less than 1%.
(1)	The percentage of beneficial ownership after this offering is calculated based on 16,048,181 shares of Common Stock outstanding as of the date of this prospectus. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)	RedOne Investment Limited is Sponsor of Lakeshore Acquisition I Corp., our predecessor by merger. Certain officers and directors of Lakeshore may have a pecuniary interest in RedOne Investment Limited.
(3)	Heather Rider is a director.
(4)	William Johnson is a director.
(5)	Steven Pacelli is a director.
(6)	One of our directors, Laing Rikkers, serves on the investment committee at HealthpointCapital, LLC, which manages but does not have beneficial ownership over shares held by HealthpointCapital Partners II, LP and the affiliated Healthpoint Capital funds. Ms. Rikkers disclaims beneficial ownership of shares held by HealthpointCapital Partners II, LP and the affiliated HealthpointCapital funds, except to the extent of any pecuniary interest therein.
(7)	Shares acquired in the PIPE Investment, which are not subject to lock-up restrictions.
(8)	Shares acquired as merger considerations, which are subject to the lock-up restrictions set forth herein. See “Certain Relationships and Related Party Transactions—Lock-up Agreements.”
(9)	Member of the Sponsor ownership group.
(10)	Underwriter for the initial public offering of Class A common stock of our predecessor by merger, Lakeshore Acquisition I, Corp.
(11)	Financial advisor for ProSomnus Holdings, Inc.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in- interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits Subscribers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, (ii) they may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, as determined by RMI; or (iii) it has been two years from the Closing Date. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The financial statements of ProSomnus, Inc. as of December 31, 2022 and for the year ended December 31, 2022 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon, which report includes an explanatory paragraph concerning the adoption of ASC 842 on January 1, 2022, and included in this prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of ProSomnus, Inc. as of December 31, 2021 and for the year ended December 31, 2021 have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Lakeshore as of December 31, 2021 and for period from January 6, 2021 (inception) through December 31, 2021 have been audited by UHY LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this prospectus and are included herein in reliance upon the authority of UHY LLP as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Nelson Mullins Riley & Scarborough LLP, Washington, D.C. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us, Lakeshore, ProSomnus, and the Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
PROSOMNUS, INC.

Reports of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2022 and 2021	F-4

Consolidated Statements of Operations for the Years Ended December 31, 2022 and 2021	F-5

Consolidated Statements of Redeemable Preferred Stock and Stockholders’ Defecit for the Years Ended December 31, 2022 and 2021	F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2022 and 2021	F-7

Notes to Consolidated Financial Statements	F-8

LAKESHORE ACQUISITION I CORP.	F-37

Unaudited Condensed Consolidated Balance Sheet as of September 30, 2022 and Condensed Balance Sheet as of December 31, 2021	F-37

Unaudited Condensed Consolidated Statements of Operations for the three months ended September 30, 2022, the nine months ended September 30, 2022, the three months ended September 30, 2021 and the period from January 6, 2021 (Inception) to September 30, 2021

F-38

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the three months ended September 30, 2022, the nine months ended September 30, 2022, the three months ended September 30, 2021 and the period from January 6, 2021 (Inception) to September 30, 2021

F-39

Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2022 and the period from January 6, 2021 (Inception) to September 30, 2021	F-40

Notes to Unaudited Condensed Consolidated Financial Statements	F-41

Report of Independent Registered Public Accounting Firm (PCAOB ID 1195)	F-55

Balance Sheet of December 31, 2021	F-56

Statement of Operations for the period from January 6, 2021 (inception) through December 31, 2021	F-57

Statement of Changes in Shareholders’ Equity from January 6, 2021 (inception) through December 31, 2021	F-58

Statement of Cash Flows from January 6, 2021 (inception) through December 31, 2021	F-59

Notes to Financial Statements	F-60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Prosomnus, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Prosomnus, Inc. (the “Company”) as of December 31, 2022 and the related consolidated statement of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the ended December 31, 2022 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Notes 2, 4 and 7 to the consolidated financial statements, the Company has changed its method of accounting for leases as January 1, 2022 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2022

Portland, Maine

April 14, 2023

PCAOB ID Number 688

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of ProSomnus, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ProSomnus, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2021, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and with auditing standards generally accepted in the United States of America (GAAS). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 1 to the financial statements, the Company relies on its principal stockholder’s support for its financing needs.

/s/ Singer Lewak LLP

We have served as the Company’s auditor from 2014 to 2022

San Jose, California
April 2, 2022

PROSOMNUS, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2022 and 2021

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$15,916,141	$1,500,582
Accounts receivable, net of allowance for doubtful accounts of $162,635 and $100,000 as of December 31, 2022 and 2021, respectively	2,843,148	2,098,982
Inventory	639,945	378,769
Prepaid expenses and other current assets	1,846,870	148,207
Total current assets	21,246,104	4,126,540
Property and equipment, net	2,404,402	3,356,595
Right-of-use assets, net	9,283,222	—
Other assets	262,913	154,797
Total assets	$33,196,641	$7,637,932

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,101,572	$955,648
Accrued expenses	3,706,094	3,078,578
Revolving line of credit	—	587,816
Subordinated loan and security agreement	—	968,493
Equipment financing obligation	58,973	55,333
Finance lease liabilities	1,008,587	926,104
Operating lease liabilities	215,043	—
Total current liabilities	7,090,269	6,571,972

Subordinated loan and security agreement, net of current portion	—	6,589,563
Equipment financing obligation, net of current portion	185,645	244,617
Finance lease liabilities, net of current portion	2,081,410	866,853
Operating lease liabilities, net of current portion	5,525,562	—
Subordinated notes	—	7,331,254
Senior Convertible notes	13,651,000	—
Subordinated Convertible note	10,355,681	—
Earnout Liability	12,810,000	—
Warrant liability	1,991,503	562,244
Deferred rent	—	57,741
Total noncurrent liabilities	46,600,801	15,652,272
Total liabilities	53,691,070	22,224,244

Commitments and contingencies

Series B redeemable convertible preferred stock, $0.0001 par value, 7,610,700 shares authorized; 7,288,333 shares issued and outstanding at December 31, 2021; liquidation preference of $26,237,999 at December 31, 2021	—	12,389,547
Series A redeemable convertible preferred stock, $0.0001 par value, 26,250 shares authorized; 26,245 shares issued and outstanding at December 31, 2021; liquidation preference of $26,245,000 at December 31, 2021	—	26,245,000

Stockholders’ deficit:
Common stock, $0.0001 par value, 100,000,000 and 36,038,535 shares authorized at December 31, 2022 and 2021, respectively; 16,041,464 and 24,566,386 shares issued and outstanding at December 31, 2022 and 2021, respectively	1,604	2,456
Additional paid-in capital	190,298,562	150,425,960
Accumulated deficit	(210,794,595)	(203,649,275)
Total stockholders’ deficit	(20,494,429)	(53,220,859)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$33,196,641	$7,637,932

See notes to consolidated financial statements.

PROSOMNUS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2022 and 2021

	2022	2021

Revenue	$19,393,343	$14,074,649

Cost of revenue	9,127,338	6,764,319

Gross profit	10,266,005	7,310,330

Operating expenses
Research and development	2,981,271	1,889,208
Sales and marketing	8,865,328	5,776,084
General and administrative	9,894,899	4,467,576
Total operating expenses	21,741,498	12,132,868

Net Loss from Operations	(11,475,493)	(4,822,538)

Other income (expense)
Interest expense	(6,119,806)	(3,245,220)
Gain on PPP loans	—	2,281,262
Change in fair value of earnout liability	9,260,000	—
Change in fair value of debt	553,235	—
Change in fair value of warrant liability	3,234,586	(190,911)
Loss on extinguishment of debt	(2,597,842)	—
Total other income (expense)	4,330,173	(1,154,869)

Net loss before income taxes	(7,145,320)	(5,977,407)

Provision for income taxes	—	—

Net loss	$(7,145,320)	$(5,977,407)

Net loss per share attributable to common stockholders, basic and diluted	$(0.71)	$(1.51)

Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	10,021,632	3,957,783

See notes to consolidated financial statements.

PROSOMNUS, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ DEFICIT

For the years ended December 31, 2022 and 2021

	Redeemable Convertible Preferred Stock								Additional		Total
	Series B		Series A		Common Stock		Class A Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2021	7,288,333	$12,389,547	26,245	$26,245,000	24,184,697	$2,418	—	$—	$150,421,286	$(197,671,868)	$(47,248,164)
Vesting of restricted stock awards	—	—	—	—	381,689	38	—	—	(38)	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	4,712	—	4,712
Net loss	—	—	—	—	—	—	—	—	—	(5,977,407)	(5,977,407)
Balance as of December 31, 2021	7,288,333	12,389,547	26,245	26,245,000	24,566,386	2,456	—	—	150,425,960	(203,649,275)	(53,220,859)
Vesting of options	—	—	—	—	854,507	85	—	—	2,156,915	—	2,157,000
Issuance of Series A Preferred - Convertible Bridge Notes	—	—	13,081	—	—	—	—	—	13,080,756	—	13,080,756
Issuance of Series A Preferred - ProSomnus Common Holders	—	—	5,945	—	—	—	—	—	—	—	—
Issuance of Series B Preferred Stock for Warrants	161,112	16	—	—	—	—	—	—	579,984	—	579,984
Merger Recapitalization - Preferred	(7,449,445)	(12,389,563)	(45,271)	(26,245,000)	—	—	7,208,865	721	38,635,975	—	38,636,696
Merger Recapitalization - Common	—	—	—	—	(25,420,893)	(2,541)	4,084,418	408	—	—	(2,132)
Issuance of Common Stock - services	—	—	—	—	—	—	716,223	72	7,159,090	—	7,159,162
Issuance costs - ProSomnus Inc.	—	—	—	—	—	—	—	—	(12,640,679)	—	(12,640,679)
Conversion of LAAA Founder Common Stock	—	—	—	—	—	—	1,054,390	105	(105)	—	—
Issuance of Common Stock - Lakeshore Public Stockholders	—	—	—	—	—	—	820,722	82	(82)	—	—
Issuance of Common Stock - PIPE Equity	—	—	—	—	—	—	1,830,133	183	10,249,817	—	10,250,000
Issuance of Common Stock - PIPE Debt SPA Shares	—	—	—	—	—	—	326,713	33	478,834	—	478,867
Assumption of SPAC Assets and Liabilities	—	—	—	—	—	—	—	—	2,242,097	—	2,242,097
Earn-out liability	—	—	—	—	—	—	—	—	(22,070,000)	—	(22,070,000)
Net loss	—	—	—	—	—	—	—	—	—	(7,145,320)	(7,145,320)
Balance as of December 31, 2022	—	$—	—	$—	—	$—	16,041,464	$1,604	$190,298,561	$(210,794,595)	$(20,494,429)

See notes to consolidated financial statements.

PROSOMNUS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2022 and 2021

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,145,320)	$(5,977,407)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on PPP loans	—	(2,281,262)
Depreciation	424,359	827,568
Amortization of finance right-of-use asset	772,870	—
Amortization of operating right-of-use asset	207,464	—
Noncash interest	5,004,260	710,444
Amortization of debt discount	145,228	140,544
Bad debt expense	138,850	105,256
Stock-based compensation	2,157,000	4,712
Change in Earnout Liability	(9,260,000)	—
Change in fair value of debt	(553,235)	—
Change in fair value of warrant liability	(3,234,586)	190,911
Loss on extinguishment of debt	2,597,842	—
Changes in operating assets and liabilities:
Accounts receivable	(883,016)	(745,714)
Inventory	(261,176)	(167,836)
Prepaid expenses and other current assets	(1,745,180)	26,174
Other assets	(108,116)	(92,414)
Accounts payable	1,145,924	180,655
Accrued expenses	517,277	2,443,435
Operating lease liability	(159,348)	—
Net cash used in operating activities	(10,238,905)	(4,634,934)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,353,662)	(301,302)
Net cash used in investing activities	(1,353,662)	(301,302)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from PIPE Equity Financing	9,450,000	—
Proceeds from SPAC Trust	4,920,826	—
Issuance costs paid in closings	(8,243,247)	—
Proceeds from Issuance of Convertible Notes	27,452,121	—
Proceeds from line of credit	24,362,059	17,543,950
Repayments of line of credit	(24,949,874)	(16,956,135)
Proceeds from issuance of subordinated notes	375,000	2,765,000
Repayments of subordinated notes	(75,000)	—
Principal payments on finance lease obligations	(1,222,270)	(777,431)
Principal payments on equipment financing obligation	(56,126)	(49,662)
Proceeds from Paycheck Protection Program loans	—	1,003,112
Proceeds from subordinated loan and security agreement	—	1,955,067
Repayments of subordinated loan and security agreement	(10,652,314)	(602,637)
Proceeds from issuance of unsecured subordinated promissory notes	5,260,908	—
Repayments of unsecured subordinated promissory notes	(613,956)	—
Net cash provided by financing activities	26,008,126	4,881,264
Net increase (decrease) in cash and cash equivalents	14,415,559	(54,972)
Cash and cash equivalents at beginning of year	1,500,582	1,555,554
Cash and cash equivalents at end of year	$15,916,141	$1,500,582
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,189,279	$648,322
Cash paid for franchise taxes	$6,480	$7,652
Supplemental disclosure of noncash investing and financing activities:
Acquisition of property and equipment through capital leases	$—	$985,857
Acquisition of property and equipment through finance financing	$2,233,834	$—
Addition of ROU assets from finance lease modification	$239,000	$—
Conversion of Bridge Notes into Equity	$13,080,756
Issuance of stock for repayment of Subordinated Loan and Security agreement and Bridge Loan (secured subordinated loan)	$800,000
Issuance of Subordinated convertible notes for repayment of Subordinated Loan and Security agreement and Bridge Loan (secured subordinated loan)	$2,547,879
Issuance of common stock warrants in connection with senior and subordinated convertible notes	$1,991,503	$—
Issuance of common stock in exchange for investment banking services	$7,159,162	$—
Issuance of redeemable convertible preferred stock warrant in connection with subordinated loan and security agreement	$—	$143,333

See notes to consolidated financial statements.

PROSOMNUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2022 and 2021

NOTE 1 — DESCRIPTION OF THE BUSINESS

Company Organization

ProSomnus, Inc., and its wholly owned subsidiaries, ProSomnus Holdings, Inc., ProSomnus Sleep Technologies, Inc. (collectively, the “Company”) is an innovative medical technology company that develops, manufactures, and markets its proprietary line of precision intraoral medical devices for treating and managing patients with obstructive sleep apnea (“OSA”).

The Company is located in Pleasanton, California and was incorporated as Delaware company on May 3, 2022. Its accounting predecessor company, Sleep Technologies, Inc. was incorporated in Delaware on March 2, 2016.

On December 6, 2022, Lakeshore Acquisition I Corp. (“Lakeshore”) consummated a series of transactions that resulted in the combination (the “Business Combination”) of Lakeshore with ProSomnus Holdings, Inc. and its wholly-owned subsidiary, Prosomnus Sleep Technologies, Inc., pursuant to an Agreement and Plan of Merger, dated May 9, 2022. Pursuant to the Merger Agreement, Lakeshore merged with and into ProSomnus Holdings, and changed its name to ProSomnus, Inc.

The transaction was accounted for as a reverse recapitalization with ProSomnus Sleep Technologies, Inc. being the accounting acquirer and Lakeshore as the acquired company for accounting purposes. Accordingly, all historical financial information presented in the consolidated financial statements represents the accounts of ProSomnus Sleep Technologies, Inc.

Prior to the Business Combination, Lakeshore’s units, public shares, and public warrants were listed on The Nasdaq Global Market under the symbols “LAAU,” “LAAA,” and “LAAW,” respectively. On December 6, 2022, the Company’s Class A common stock and public warrants began trading on Nasdaq, under the symbols “OSA” and “OSAAW,” respectively.

NOTE 2 – BASIS OF ACCOUNTING AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements were prepared on the accrual basis of accounting in accordance with principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany balances and transactions have been eliminated in consolidation.

Liquidity and Management’s Plans

The Company has incurred recurring losses from operations and recurring negative cash flows from operating activities. At December 31, 2022, the Company had a working capital of $14.2 million and cash and cash equivalents of $15.9 million. The Company expects to continue to incur net losses for the foreseeable future as it continues the development of its products.

On December 6, 2022, on consummation of the Busines Combination, we received $4.92 million of cash held in Lakeshore’s trust account from its initial public offering, $10.25 million of cash in connection with the PIPE Equity financing and approximately $30 million in proceeds from the Convertible Notes offering. These proceeds were used to pay transaction expenses and other liabilities of Lakeshore, pay certain transaction expenses of ProSomnus, and pay off approximately $11.53 million in debt of ProSomnus at closing, with the remaining being deposited in ProSomnus’ cash account.

Based on cash flow projections from operating and financing activities and existing balance of cash and cash equivalents and investments, management is of the opinion that the Company has sufficient funds for sustainable operations, and it will be able to meet its payment obligations from operations and debt related commitments for at least one year from the issuance date of these financial statements. Based on the above considerations, the Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

The Company’s ability to continue as a going concern is dependent on management’s ability to control operating costs and maintain revenue growth forecast. Management believes there is not substantial doubt about the ability of the Company to meet its obligations and operations for twelve months after the issuance of the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Actual results could differ from these estimates, and such differences could materially affect the results of operations reported in future periods. The Company’s most significant estimates in these consolidated financial statements relate to the fair value of Senior and Subordinated convertible notes, fair value of Earnout liability, fair value of warrants, provision for doubtful accounts receivable, the warranty and earned discount accruals, future revenue estimates used to calculate the current and long-term portions due under the subordinated loan agreement, the effective interest rates of the subordinated loan agreement, measurement of tax assets and liabilities and stock-based compensation.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of accounts receivable and cash.

The Company sells its products to customers primarily in North America and Europe. To reduce credit risk, management performs periodic credit evaluations of its customers’ financial condition. No customers exceeded more than 10% of the Company’s revenue or accounts receivables as of and for the years ended December 31, 2022 and 2021.

The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (“FDIC”). The Company believes its credit risk is mitigated due to the high quality of the banks in which it places its deposits.

Fair Value of Financial Instruments

The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.

This accounting standard establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs that may be used to measure fair value:

Level 1 Inputs — The valuation is based on quoted prices in active markets for identical instrument.

Level 2 Inputs — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model — based valuation techniques for which all significant assumptions are observable in the market.

Level 3 Inputs — The valuation is based on unobservable inputs that are supported by minimal or no market activity and that are significant to the fair value of the instrument. Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies, or similar techniques that incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument, or valuations that require significant management judgment or estimation.

Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

Change in Fair Value of Senior and Subordinated Convertible Notes

Under the fair value election as prescribed by ASC 815, the Company will record changes in fair value through the consolidated statement of operations as a fair value adjustment of the convertible debt each reporting period, with the portion of the change that results from a change in the instrument-specific credit risk recorded separately in other comprehensive income, if applicable. The Company has also elected not to separately present interest expense related to the Senior and Subordinated Promissory Notes and the entire change in fair value of the instrument will be recorded as a fair value adjustment of convertible debt within the consolidated statement of operations.

As a result of the merger transaction, the company assumed an Earn-out liability, which is remeasured each reporting period. Given the unobservable nature of the inputs, the fair value measurement of the deferred earn-out is deemed to use Level 3 inputs. The Earn-out liability  was accounted for as a liability as of the date of the merger transaction and will be remeasured to fair value until the Earnout Triggering Events are met.

The Company believes the carrying amounts of financial instruments including cash and cash equivalents, accounts receivable (net of allowance for doubtful accounts), accounts payable, and revolving line of credit approximate fair value due to their short-term nature.

Comprehensive Income

Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It consists of net income and other gains and losses affecting stockholders’ equity that, under U.S. GAAP, are excluded from net income. Comprehensive income is equal to the net income for the years ended December 31, 2022 and 2021.

Cash and Cash Equivalents

The company considers all demand deposits with an original maturity to the Company of 90 days or less as cash and cash equivalents. The Company places its cash and cash equivalents with high credit-quality financial institutions. As of years ended December 31, 2022 and 2021, the Company had $15.9 million and $1.5 million of cash, respectively, and there were no cash equivalents.

Accounts Receivable

The Company reports accounts receivables at net realizable value. The Company has not historically assessed finance charges on past due accounts, but retains the right to do so. The allowance for doubtful accounts is estimated based on historical write-off percentages and management’s assessment of specific past due or delinquent customer accounts. The delinquency status of customers is determined by reference to contractual terms. Doubtful accounts are written off against the allowance for doubtful accounts after collection efforts have been exhausted and are recorded as recoveries of bad debts, if subsequently collected. The allowance for doubtful accounts amounted to $162,635 and $100,000 as of December 31, 2022 and 2021, respectively. All accounts receivable are primarily from customers located in North America and Europe.

Inventory

Inventory is recorded at the lower of cost or net realizable value under the first-in, first-out method of accounting. Inventories primarily consist of purchased raw materials. The Company regularly reviews whether the net realizable value of its inventory is lower than its carrying value. If the valuation shows that the net realizable value is lower than the carrying value, the Company takes a charge to cost of revenue and directly reduces the carrying value of the inventory. Indicators that could result in inventory write-downs include damaged or slow-moving materials and supplies.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are as follows:

Manufacturing equipment	3 to 7 years
Computers and software	3 years
Furniture	7 years
Leasehold Improvements	Shorter of remaining lease term or estimated useful life

Maintenance and repairs are charged to operations as incurred.

Through December 31, 2021, equipment capitalized under capital lease obligations was included in property and equipment. Property and equipment capitalized under capital lease obligations were amortized using a straight-line method over the shorter of the life of the lease or the useful life of the asset, which ranges from three to seven years, and was included in depreciation expense in the consolidated statements of operations. On January 1, 2022 the Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (“ASC 842”), which impacted the classification of equipment formerly capitalized under capital lease obligations. The equipment related to capital leases, now finance leases, have been reclassified from property and equipment to right-of-use assets on the consolidated balance sheet.

Occasionally, the Company enters into finance lease arrangements for various machinery, equipment, computer-related equipment, or software. The Company records amortization of assets leased under finance lease arrangements.

Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset many not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or the fair value less costs to sell. No such impairments have been identified during the years ended December 31, 2022 and 2021.

Redeemable Convertible Preferred Stock

All Series A and Series B redeemable convertible preferred stock were converted into common shares of the Company on close of the merger transaction in December 2022. Prior to the merger transaction, the Company recorded all shares of redeemable convertible preferred stock at their respective issuance price, less issuance costs on the dates of issuance. The redeemable convertible preferred stock was presented outside of stockholders’ deficit in the consolidated balance sheets. When redeemable convertible preferred stock was considered either then currently redeemable or probable of becoming redeemable, the Company selected a policy to recognize changes in the redemption value immediately, as they would have occured and adjust the carrying value of redeemable convertible preferred stock to the greater of the redemption value at the end of each reporting period or the initial carrying amount.

Senior and Subordinated Convertible Notes

The Company accounts for its derivatives in accordance with, ASC 815-10, Derivatives and Hedging, or ASC 815-15, Embedded Derivatives, depending on the nature of the derivative instrument. ASC 815 requires each contract that is not a derivative in its entirety be assessed to determine whether it contains embedded derivatives that are required to be bifurcated and accounted for as a derivative financial instrument. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if the combined instrument is not accounted for in its entirety at fair value with changes in fair value recorded in earnings, the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms as the embedded derivative would qualify as a derivative instrument. Embedded derivatives are measured at fair value and remeasured at each subsequent reporting period, and recorded within convertible notes, net on the accompanying Consolidated Balance Sheets and changes in fair value recorded in other expense within the Consolidated Statements of Operations. Debt discounts under these arrangements are amortized to interest expense using the interest method over the earlier of the term of the related debt or their earliest date of redemption.

Upon the consummation of the Business Combination, the Company issued Senior and Subordinated Convertible Notes. The Company analyzed various redemption, conversion and settlement features, and other derivative instrument features of these Convertible Notes offering.

●	The Company identified that the (i) redemption features, (ii) Lender’s Optional Conversion feature, (iii) Lender’s Optional Conversion Upon Merger Event feature and (iv) Additional interest rate upon certain events feature meet the definition of a derivative. (See Footnote 8 – Debt). The Company analyzed the scope exception for all the above features under ASC 815-10-15-74(a).
●	Based on the further analysis, the Company identified that the (i) Lender’s Optional Conversion feature, (ii) Lender’s Optional Conversion Upon Merger Event feature and (iii) Additional interest rate upon certain events feature, do not meet the settlement criteria to be considered indexed to equity. The Company concluded that each of these features should be classified as a derivative liability measured at fair value with the changes in Fair Value in the Consolidated Statement of Operations.
●	The Company also identified that the redemption features are settled in cash and do not meet the indexed to equity and the equity classification scope exception, thus, they must be bifurcated from the convertible notes and accounted for separately at fair value on a recurring basis reflecting the changes in Fair Value in the Consolidated Statement of Operations.

The Company determined the Notes contained multiple embedded derivatives that are required to be bifurcated, two of which are conversion features.

As per ASC 815, if there is a conversion feature that is required to be bifurcated, the cash conversion feature and beneficial conversion feature guidance is not applicable to such conversion feature and the fair value election is allowable provided the debt was not issued at a substantial premium. The Company concluded that the Senior and Subordinated Convertible Notes were not issued at a premium and hence the Company elected the fair value option under ASC 815-15-25. The Company elected to record changes in fair value through the Consolidated Statement of Operations as a fair value adjustment of the convertible debt each reporting period (with the portion of the change that results from a change in the instrument-specific credit risk recorded separately in other comprehensive income, if applicable). The Company has also elected not to separately present interest expense related to the Senior and Subordinated Promissory Notes and the entire change in fair value of the instrument will be recorded as a fair value adjustment of convertible debt within the Consolidated Statement of Operations. Thus, the multiple embedded derivatives do not need to be separately bifurcated and fair valued. The Senior and Subordinated Convertible Notes are reflected at their respective fair values on the Consolidated Balance Sheet at December 31, 2022.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and then remeasured at fair value at each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash other income or expense on the consolidated statements of operations.

Warranty

The Company offers a warranty guaranteeing the fit and finish of their intraoral devices for three years from the date of initial sale, as well as a guarantee for the unlimited remaking of arches. The accrual for warranty claims and unlimited arch remakes totaled $269,496 and $217,244 at December 31, 2022 and 2021, respectively, and these amounts are recorded in accrued expenses on the consolidated balance sheets.

Revenue Recognition

The Company creates customized precision milled intraoral devices. When devices are sold, they include an assurance-type warranty guaranteeing the fit and finish of the product for a period of 3 years from the date of sale.

The Company recognizes revenue upon meeting the following criteria:

●	Identifying the contract with a customer: Customers submit authorized prescriptions and dental impressions to the Company. Authorized prescriptions constitute the contract with customers.
●	Identifying the performance obligations within the contract: The sole performance obligation is the shipment of a completed customized intraoral device.
●	Determining the transaction price: Prices are determined by standardized pricing sheets and adjusted for estimated returns, discounts, and allowances.
●	Allocating the transaction price to the performance obligations: The full transaction price is allocated to the shipment of the completed intraoral device as it is the only element in the transaction.
●	Recognizing revenue as the performance obligation is satisfied: revenue is recognized upon transfer of control which occurs upon shipment of the product.

The Company does not require collateral or any other form of security from customers. Inbound shipping and handling costs related to sales are billed to customers. We charge for inbound shipping/handling and the costs are classified as Cost of Revenue. Outbound shipping costs are not billed to customers and are included in sales and marketing expenses. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.

Standalone selling price for the various intraoral device models are determined using the Company’s standard pricing sheet. The Company invoices customers upon shipment of the product and invoices are due within 30 days. Amounts that have been invoiced are recorded in accounts receivable and revenue as all revenue recognition criteria have been met. Given the nominal value of each transaction, the Company does not offer a financing component related to its revenue arrangements.

Cost of Revenue

Cost of revenue consists primarily of materials and the costs related to the production of the intra-oral device, including employee compensation, other employee-related expenses and allocable manufacturing overhead costs. The Company has a policy to classify initial recruiting, onboarding and training costs of new manufacturing employees as part of research and development expenses in the consolidated statements of operations. Such costs totaled $211,218 and $144,775 for the years ended December 31, 2022 and 2021, respectively.

The Company utilizes the practical expedient which permits expensing of costs to obtain a contract when the expected amortization period is one year or less, which typically results in expensing commissions paid to employees. The Company expenses sales commissions paid to employees as revenue are recognized.

Research and Development

Research and development costs are charged to operations as incurred.

Advertising

Advertising costs are expensed as incurred and totaled $100,319 and $87,764 for the years ended December 31, 2022 and 2021, respectively.

Stock-Based Compensation

The Company’s stock-based compensation expense is recognized based on the estimated fair value of the restricted stock awards on the date of grant. The grant-date fair value of all stock-based payment awards is recognized as employee compensation expense on a straight-line basis over the requisite service period. The Company recognizes forfeitures of restricted stock awards as they occur.

Leases

The Company assesses at contract inception whether a contract is, or contains, a lease. Generally, the Company determines that a lease exists when (1) the contract involves the use of a distinct identified asset, (2) the Company obtains the right to substantially all economic benefits from use of the asset, and (3) the Company has the right to direct the use of the asset. A lease is classified as a finance lease when one or more of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term, (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (3) the lease term is for a major part of the remaining useful life of the asset, (4) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset or (5) the asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. A lease is classified as an operating lease if it does not meet any of these criteria.

At the lease commencement date, the Company recognizes a right-of-use asset and a lease liability for all leases, except short- term leases with an original term of 12 months or less. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, less any lease incentives received. All right-of-use assets are periodically reviewed for impairment in accordance with standards that apply to long-lived assets. The lease liability is initially measured at the present value of the lease payments, discounted using an estimate of the Company’s incremental borrowing rate for a collateralized loan with the same term as the underlying leases for operating leases and the implied rate in the lease agreement for finance leases.

Lease payments included in the measurement of lease liabilities consist of (1) fixed lease payments for the noncancelable lease term, (2) fixed lease payments for optional renewal periods where it is reasonably certain the renewal option will be exercised, and (3) variable lease payments that depend on an underlying index or rate, based on the index or rate in effect at lease commencement. The Company’s real estate operating lease agreement requires variable lease payments that do not depend on an underlying index or rate established at lease commencement. Such payments and changes in payments are recognized in operating expenses when incurred.

Lease expense for operating leases consists of the fixed lease payments recognized on a straight-line basis over the lease term plus variable lease payments as incurred. Lease expense for finance leases consists of the amortization of assets obtained under finance leases on a straight-line basis over the lease term and interest expense on the lease liability based on the discount rate at lease commencement.

Income Taxes

The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes as well as net operating loss carryforwards and tax credit carryforwards. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

Significant judgment may be required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that is more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

The Company follows authoritative guidance regarding uncertain tax positions. The guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the consolidated financial statements. The guidance further prescribes the benefit to be realized assumes a review by taxing authorities having all relevant information and applying current conventions.

The guidance also clarifies the consolidated financial statements classification of tax related penalties and interest and sets forth disclosures regarding unrecognized tax benefits. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Net Loss per Share Attributable to Common Stockholders

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since the effects of potentially dilutive securities are antidilutive.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer and Chief Financial Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Recent Accounting Pronouncements

On January 1, 2022, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (ASC 842), which superseded previous guidance related to accounting for leases within Topic 842, Leases. The Company elected the practical expedient provided under ASU 2018-11, Leases (ASC 842) Targeted Improvements, which amended ASU 2016-02 to provide entities an optional transition practical expedient to adopt the new standard with a cumulative effect adjustment as of the beginning of the year of adoption with prior year comparative financial information and disclosures remaining as previously reported. As a result, no adjustments were made to the consolidated balance sheet prior to January 1, 2022 and amounts are reported in accordance with historical accounting under Topic 840, while the consolidated balance sheet as of December 31, 2022 is presented under Topic 842.

The Company elected the package of practical expedients permitted under the transition guidance, which allowed it to carry forward historical lease classification, assessment on whether a contract was or contains a lease, and assessment of initial direct costs for any leases that existed prior to January 1, 2022. The Company also elected to combine its lease and non-lease components and to keep leases with an initial term of 12 months or less off the consolidated balance sheet and recognize the associated lease payments in the consolidated statements of operations on a straight-line basis over the lease term.

Adoption of the new standard resulted in the recording of right of use assets and operating lease liabilities of $406,551 and $464,291, respectively, as of January 1, 2022. Additionally, upon adoption of the new standard, the Company reclassified the equipment of $2,349,591 related to capital leases to right of use assets. Finance lease liabilities of $1,826,973 were reclassified from capital lease obligation. The transition did not have a material impact on the Company’s consolidated results of operations, cash flows or liquidity measures.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt - “Debt with Conversion and Other Options” (Subtopic 470-20) and “Derivatives and Hedging-Contracts in Entity’s Own Equity” (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Amendments include removal of certain exceptions to the general principles of ASC 740, Income Taxes and simplification in several other areas such as accounting for a franchise tax (or similar tax) that is partially based on income. ASU 2019-12 is effective for public business entities for annual reporting periods beginning after December 15, 2020, and interim periods within those reporting periods. The impact to the company is immaterial.

NOTE 3 - MERGER AND REVERSE RECAPITALIZATION

Business Combination Transaction

On May 9, 2022, Lakeshore and ProSomnus Holdings, Inc. executed the Merger Agreement. Pursuant to the Merger Agreement, the business combination was effected in two steps: (i) upon approval and adoption of the Merger Agreement by the shareholders of Lakeshore, Lakeshore reincorporated to the State of Delaware by merging with and into LAAA Merger Corp., a Delaware corporation and wholly-owned subsidiary of Lakeshore (“PubCo”), with PubCo surviving as the publicly traded entity (the “Reincorporation Merger”); and (ii) immediately after the Reincorporation Merger, LAAA Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), merged with and into ProSomnus Holdings, Inc., with ProSomnus, surviving as a wholly-owned subsidiary of PubCo (the “Acquisition Merger”). The Merger Agreement was by and among Lakeshore, PubCo, Merger Sub, ProSomnus and HGP II, LLC, as the representative of the stockholders of ProSomnus (“Stockholders’ Representative”), and RedOne Investment Limited, as the representative of the shareholders of Lakeshore. The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination” and the resulting execution of the transaction is herein referred to as “Merger Transaction”. References to “Legacy ProSomnus” refer to ProSomnus Holdings, Inc. and its consolidated subsidiaries prior to the consummation of the Merger.

On December 6, 2022, Lakeshore consummated a series of transactions that resulted in the combination (the “Business Combination”) of Lakeshore with ProSomnus Holdings, Inc., a Delaware Corporation (“ProSomnus Holdings”) pursuant to the previously announced Agreement and Plan of Merger, dated May 9, 2022 (the “Merger Agreement”), by and among Lakeshore, Merger Sub, RedOne Investment Limited (“Sponsor”), as purchaser representative, Stockholders’ Representative, and ProSomnus Holdings, following the approval at the extraordinary general meeting of the shareholders of Lakeshore held on December 2, 2022 (the “Special Meeting”). Pursuant to the Merger Agreement, Lakeshore merged with and into PubCo, Merger Sub merged with and into ProSomnus Holdings, and Surviving Pubco changed its name to ProSomnus, Inc., resulting in ProSomnus Holdings being a wholly owned subsidiary of ProSomnus, Inc.

Simultaneous with the closing of the Business Combination, the Company also completed a series of private financings, issuing and selling 1,025,000 shares of its common stock in a private placement to certain PIPE investors (the “Equity PIPE Offering”), entering into non-redemption agreements with holders of an aggregate of approximately 0.48 million public shares of common stock of Lakeshore, and issuing an aggregate of $16.96 million principal value senior secured convertible notes (the “Senior convertible notes”) and an aggregate of $17.45 million principal value subordinated secured convertible notes (the “Subordinated convertible notes”) to certain investors pursuant to previously announced Senior Securities Purchase Agreement and Subordinated Securities Purchase Agreement, each dated August 26, 2022. Pursuant to the terms of the Merger Agreement, the total consideration for the Business Combination and related transactions (the “Merger Consideration”) was approximately $113 million. In connection with the Special Meeting, holders of 2,380,246 shares of Lakeshore ordinary shares sold in its initial public offering exercised their right to redeem those shares for cash prior to the redemption deadline of November 30, at a price of $10.238 per share, for an aggregate payment from Lakeshore’s trust account of approximately $24.37 million.

As a result of the Reincorporation Merger and the Business Combination, holders of Lakeshore ordinary shares automatically received common stock of the Company, and holders of Lakeshore warrants automatically received warrants of the Company with substantively identical terms. At the Closing of the Business Combination, 1,054,390 ordinary shares of Lakeshore owned by the Sponsor, which we refer to as the founder shares, automatically converted into an equal number of shares of the Company common stock, and 196,256 Private Placement Warrants held by the Sponsor, each exercisable for one ordinary share of Lakeshore at $11.50 per share, automatically converted into warrants to purchase one share of Surviving Pubco common stock at $11.50 per share with substantively identical terms. An aggregate of 4,597,180 warrants were issued to holders of Lakeshare founder shares, and private and public warrant holders, as a result of the Business Combination, see Footnote 9 – Common Stock Warrants.

Additionally, Legacy ProSomnus stockholders (other than holders of ProSomnus Subordinated Debt) are entitled to receive up to 3.0 million Earn-out shares in three tranches:

●	the first tranche of 1.0 million Earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $12.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing;
●	the second tranche of 1.0 million Earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $15.00 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing; and

●	the third tranche of 1.0 million Earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $17.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing.

The Earn-out shares will be allocated among Legacy ProSomnus’s stockholders in proportion to the number of shares issued to them at the closing that continue to be held by them.

Concurrently with the execution of the Merger Agreement, in May and September 2022, the Company and certain holders of the Bridge Loans executed a conversion addendum. Upon notice of the Business Combination Agreement, the holders of the Bridge Loans had up to 10 days to elect to convert into Series A Redeemable Convertible Preferred Stock. Immediately prior to the closing of the Business Combination, the Bridge Loans automatically converted into the number of Series A Redeemable Convertible Preferred Stock as equal to the repayment amount of the Bridge Loans divided by the Conversion Price. The Conversion Price is defined as the quotient of the aggregate consideration to be paid to all holders of the Series A Redeemable Convertible Preferred Stock divided by the outstanding number of Series A Redeemable Convertible Preferred Stock, including the shares into which the Bridge Loans convert. Holders of Bridge Loans totaling $2,550,000 elected to convert, immediately prior to the Acquisition Merger. The remaining $100,000 principal amount of the Bridge Loan and accrued and unpaid interest thereon was paid in cash at closing of the Acquisition Merger. In addition, the indebtedness arising under ProSomnus’s loan agreement dated August 9, 2019, by and among ProSomnus Sleep Technologies, Inc. and the lenders signatory thereto, in the aggregate principal amount of $6,490,000 (collectively with the Bridge Loan, the “ProSomnus Subordinated Debt”), also converted into shares of ProSomnus Common Stock immediately prior to the Acquisition Merger.

On June 29, 2022, Legacy ProSomnus entered into the Second Amendment and Loan Security Agreement (“Second Amendment”) to the subordinated loan and security agreement effective in April 2021. The Second Amendment established a convertible bridge loan advance of up to $2,000,000 to ProSomnus from the lender (“Convertible Bridge Loan Advance”). The interest rate of the Convertible Bridge Loan Advance was 14% and the maturity date was the earlier of the date of the bridge loan conversion event or June 29, 2023. The bridge loan conversion event was the termination of the Merger Agreement or the occurrence of any event that would result in the termination of the Merger Agreement as defined in the Merger Agreement. If the bridge loan conversion had not occurred, and the Convertible Bridge Loan Advance was not repaid in full on the maturity date, the default interest would bear additional 6.0% per annum. Interest was to be paid in arrears at December 29, 2022 and at the maturity date. Prepayment of the Convertible Bridge Loan Advance was permitted in increments of $100,000 at any time, and the prepayment requires the payment of all accrued and unpaid interest as well as a prepayment premium. The prepayment premium was the incremental amount of interest that would have been paid for the term of the convertible bridge advance and had not yet been paid. ProSomnus had received $2,000,000 from the Convertible Bridge Loan Advance as of November 30, 2022.

On December 2, 2022, the Company entered into a Securities Exchange Agreement with holders of the Subordinated Loan and Security agreement and the holders of Convertible Bridge Loan Advance. The Company also executed a payment arrangement with other debt holders on December 6, 2022. The Company agreed to the following key terms and conditions with the holders under these arrangements.

-	The Company agreed to exchange an aggregate of $800,000 of existing debt for common stock. An aggregate of 80,000 shares were issued for such debt, along with a bonus of 65,604 shares under this arrangement.
-	The Company executed on the Subordinated Securities Purchase Agreement dated August 26, 2022, to issue subordinated notes worth $2,547,879 pursuant to the terms and conditions of such agreement with the holders. The Company issued 42,464 shares of common stock and warrants to purchase 296,456 shares of common stock along with this note.
-	The Company paid off the remaining balance of $9,719,135 of the Subordinated Loan and Security Agreement in cash on close of the merger transaction.

All the warrants issued pursuant to the subordinated loan and security agreements were exercised immediately prior to the merger transaction. The Company issued 161,112 shares of Series B redeemable preferred stock to the warrant holders as a cashless exercise. This Series A Redeemable Convertible Preferred Stock was converted to common stock on the close of the merger transaction.

The Company executed on the above terms and conditions on close of the merger transaction. The Company recorded a loss on extinguishment of debt of $2.4 million for the subordinated loan and security agreement and convertible bridge loan advance in accordance with ASC 470-50, Debt-Modifications and Extinguishments. There was no outstanding balance on these loans as of December 31, 2022.

Immediately prior to the closing of the Business Combination, the following transactions occurred:

Legacy ProSomnus Series B Convertible Preferred Stock

●	2020 Preferred Series B warrant holders and 2021 Preferred Series B warrant holders exercised their 322,223 warrants, by way of cashless exercise, for 161,112 of Legacy ProSomnus’s Series B convertible preferred stock

Legacy ProSomnus Series A Redeemable Convertible Preferred Stock

●	The Subordinated Notes automatically converted into the number of Series A Redeemable Convertible Preferred Stock as equal to the repayment amount of the Bridge Loans divided by the Conversion Price. The Company had issued 10,029 shares of Series A Redeemable Convertible Preferred Stock, which got converted into 1,002,869 shares of common stock on the date of the merger transaction based on proceeds of $10.03 million
●	Holders of Bridge Loan (Unsecured Subordinated Promissory Notes) elected to convert into Series A Redeemable Preferred Stock. The aggregate amount due, including interest and Bridge Loan Kickers, was $3,052,065, amounting to 3,052 shares of Series A Redeemable Convertible Preferred Stock, this was converted into 305,206 shares of common stock
●	Certain Legacy ProSomnus holders received an aggregate of 5,945 shares of Series A Redeemable Convertible Preferred Stock

Legacy ProSomnus Common Stock

●	Options to purchase 600,000 shares of Common C stock immediately vested prior to the closing of Business Combination. [An additional 254,507 vested as per their vesting schedule, prior to consummation of the Business Combination]

At the Closing, each issued share of Legacy ProSomnus outstanding immediately prior to the closing, was automatically converted into the right to receive shares of the Company’s Common Stock, par value $0.0001 (“Common Stock”) at a purchase price of $10.00 as defined in the Merger Agreement.

The company issued an aggregate of 7,208,865 shares of common stock for Legacy ProSomnus Preferred stock as below:

●	All 7,288,333 shares of Legacy ProSomnus’s outstanding Series B convertible preferred stock and the additional 161,112 Preferred B shares from warrant exercise, totalling 7,449,445 shares; were converted into 2,623,800 shares and 58,000 shares of ProSomnus’s common stock, respectively.
●	All 45,270 shares of Legacy ProSomnus Series A Redeemable Convertible Preferred Stock were converted into 4,527,065 shares of ProSomnus’s common stock.

All 25,420,893 shares of Legacy ProSomnus’s Series A Common stock, Series B Common stock and Series C Common stock were converted into 4,084,418 shares of ProSomnus’s common stock.

Immediately prior to the Closing of the Business Combination, the Company issued and sold 1,025,000 shares of common stock (the “PIPE – Equity Shares”) to the PIPE Investors for gross proceeds of $10,250,000. The PIPE – Equity Shares investors also received an additional 805,133 bonus shares; total issuance to PIPE – Equity investors was 1,830,133 shares of the Company.

Non-redeeming shareholders of Lakeshore retained an aggregate of 480,637 shares, and, the non-redeeming shareholders that entered into agreements with Lakeshore and ProSomnus to not redeem received an aggregate of 340,085 bonus shares; total issuance to these Lakeshare stock holders was 820,722 shares of the Company.

The total of 1,145,218 bonus shares referenced above, issued on close of the Merger transaction by Prosomnus, were sourced from transfer of founder shares, forfeiture of shares by placement agents and new issuances as below:

●	574,035 founder shares were transferred to non-redeeming shareholders that entered into agreements with Lakeshore and ProSomnus to not redeem and new PIPE investors, as a source of bonus shares.

●	Underwriters, advisors and convertible notes placement agents totally forfeited $1,640,010 of compensation in exchange of new issuance of 164,010 shares as a source of bonus shares, to be issued to non-redeeming shareholders that entered into agreements with Lakeshore and ProSomnus to not redeem and new PIPE investors.
●	The company issued an additional 407,173 of common shares for distribution of bonus shares.

In connection with agreements with certain Underwriters, Advisors and Convertible notes placement agents, the Company issued an aggregate of 716,223 shares of Company’s common stock in lieu of cash fees of $7.16 million, net of forfeited compensation, at the close of the Merger transaction.

In connection with the Senior and Subordinated Convertible Notes, the Company issued to the holders of Convertible Notes, warrants to purchase an aggregate of 1,914,907 shares of Company’s Common Stock at an exercise price of $11.50 per share, and issued an aggregate of 326,713 shares of Company’s Common Stock.

The Merger is accounted for as a reverse recapitalization under accounting principles generally accepted in the United States (“GAAP”). This determination is primarily based on Legacy ProSomnus stockholders comprising a relative majority of the voting power of ProSomnus and having the ability to nominate the members of the Board, Legacy ProSomnus’s operations prior to the acquisition comprising the only ongoing operations of ProSomnus, and Legacy ProSomnus’s senior management comprising a majority of the senior management of ProSomnus. Under this method of accounting, while the legal acquirer in the Merger Agreement is Lakeshore, for financial accounting and reporting purposes under GAAP, ProSomnus will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of ProSomnus Inc. in many respects. Accordingly, for accounting purposes, the financial statements of ProSomnus Inc. represent a continuation of the financial statements of ProSomnus Inc. with the Business Combination treated as the equivalent of ProSomnus Inc. issuing stock for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of ProSomnus Inc.

In connection with the Merger, the Company raised $45.17 million of proceeds including the contribution of $4.92 million of cash held in Lakeshore’s trust account from its initial public offering, net of redemptions of Lakeshore’s public stockholders of $24.4 million; $10.25 million of gross proceeds in connection with the PIPE Equity financing and approximately $30 million in gross proceeds from the Convertible Notes (Senior and Subordinated Convertible Notes) offering. These proceeds were used to pay transaction expenses and other liabilities of Lakeshore, pay certain transaction expenses of ProSomnus, and pay off approximately $11.53 million in debt of ProSomnus at closing, with the remaining being deposited in ProSomnus’ cash account.

NOTE 4 — PROPERTY AND EQUIPMENT

On January 1, 2022 the Company adopted ASC 842 for Leases. Adoption of the new standards resulted in a reclassification of $2,349,591 of assets reported as property, plant and equipment prior to adoption, to right of use assets.

Property and equipment consisted of the following as of December 31:

	2022	2021
Manufacturing equipment	$2,516,859	$4,420,281
Computers and software	1,608,075	1,547,549
Furniture	27,587	27,587
Leasehold Improvements	441,956	295,471
	4,594,477	6,290,888
Less: accumulated depreciation	(2,190,075)	(2,934,293)
Total Property and equipment, net	$2,404,402	$3,356,595

Depreciation expense for the years ended December 31, 2022 and 2021 was $424,359 and $827,568 respectively.

NOTE 5 — INVENTORY

Inventory consisted of the following as of December 31:

	2022	2021
Raw Materials	$561,726	$323,989
Work in progress	78,219	54,780
	$639,945	$378,769

The company did not have any excess or obsolete inventory reserves as of December 31, 2022 and 2021.

NOTE 6 — ACCRUED EXPENSES

Accrued expenses consisted of the following as of December 31:

	2022	2021
Bonus	$832,918	$831,601
Wages	218,974	140,962
Vacation	959,004	569,777
Earned discounts	554,642	499,219
Commission settlement	—	274,323
Warranty	269,496	217,244
Other	360,717	264,533
Professional fees	129,169	72,611
Interest	110,239	28,750
401k matching contributions	93,112	100,134
Travel	60,400	—
Credit card fees	60,424	34,424
Marketing expenses	57,000	45,000
	$3,706,094	$3,078,578

Commission

The Company had an agreement in which it paid commission to an individual for promotional consideration. The agreement required commissions of 15% of sales of the MICRO2 Sleep and Snore Device and the MICRO2 Night Time Orthotic devices.

In December 2017, the Company notified this individual that the individual was in material breach of the contract and in 2018, the Company terminated the contract. In January 2019, the Company settled the dispute and agreed to pay the individual $1,600,000. $400,000 was paid in January 2019 and sixteen (16) quarterly payments of $75,000 are required and commenced in April 2019. The Company recorded the net present value of this obligation in these consolidated financial statements totaling $1,284,825 using the Company’s incremental borrowing rate of 15.04% as the originating event for the settlement occurred in 2018. The balance of the remaining settlement totaled $274,323 as of December 31, 2021. There was no outstanding balance on the commission agreement as of December 31, 2022. The payments under this commission agreement, including interest, totaled $300,000 and were paid in full in 2022.

Invoice Fee Deferral

During 2018 the Company reached an agreement with a vendor allowing the Company to pay less than 100% of the invoiced amounts. Only upon the sale or merger of the Company or upon a public financing would the remaining portion of the invoices become due. As of December 31, 2021, the Company has accrued $291,479, related to the deferred portions. All invoices were paid in full on close of the merger transaction in December 2022.

NOTE 7 —LEASES

Prior to the adoption of ASC 842, rent expense on operating leases was recognized on a straight-line basis over the term of the lease. In addition, certain of the Company’s operating lease agreements for office space also include rent holidays and scheduled rent escalations during the initial lease term. The Company recorded the rent holidays as deferred rent within other liabilities on the consolidated balance sheets. The Company recognized the deferred rent liability and scheduled rent increase on a straight-line basis into rent expense over the lease term commencing on the date the Company took possession of the leased space.

The Company’s previous corporate office lease has a remaining term of approximately twelve months as of December 31, 2022. The Company’s operating lease agreement does not contain any material residual value guarantees or material restrictive covenants. The Company recognized right-of-use assets and lease liabilities for such leases in connection with its adoption of ASC 842 as of January 1, 2022. The Company reports operating lease right-of-use assets and the current and non-current portions of its operating lease liabilities on the consolidated balance sheet as of December 31, 2022.

On May 17, 2022, the Company signed a ten-year lease for the Company’s corporate headquarters. The lease commenced on December 15, 2022. The monthly payment is approximately $68,000, with stated annual escalation, up to approximately $88,000. The Company received 5 months free rent.

The Company provided a $200,000 security deposit, which is recorded in other assets on the accompanying consolidated balance sheet. The Company’s largest investor, at the date of the lease agreement, provided an initial two-year guaranty of $1,700,000 for the benefit of the lessor, followed by a one-year rolling guaranty of the lease performance. The Company can replace the guaranty with a letter of credit for $700,000. The Company recognized a $5.44 million of right of use operating lease liability for this new lease. The Company’s new operating lease agreement does not contain any material residual value guarantees or material restrictive covenants.

The Company’s finance leases consist of various machinery, equipment, computer-related equipment, or software and have remaining terms from less than one year to five years. The Company reports assets obtained under finance leases in right-of-use assets and the current and non-current portions of its finance leases on the consolidated balance sheet.

During June 2022, two finance leases were extended for an additional ten months. The Company evaluated the terms of the extension and determined that a lease modification occurred. The modification did not meet the requirements to be considered a separate contract. The additional amount of the commitments of approximately $239,000 have been recorded in right-of-use assets and finance lease liabilities on the consolidated balance sheets.

The components of the Company’s lease cost, weighted average lease terms and discount rates are presented in the tables below:

Year ended
December 31, 2022
Lease Cost:
Operating lease cost	$324,929
Finance lease cost:
Amortization of assets obtained under finance leases	$772,870
Interest on lease liabilities	288,969
$1,061,839

Lease term and discount rate	Weighted average	Weighted average remaining
As of December 31, 2022	discount rate:	lease term:
Operating leases	10.31%	9.6	years
Finance leases	11.17%	3.5	years

Year ended
December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(159,348)
Operating cash flows from finance leases	772,870
Financing cash flows from finance leases	(1,222,270)
Right-of-use assets obtained in exchange for lease liabilities:
Acquisition of ROU assets through operating leases	$5,435,661
Acquisition of property and equipment through finance leases	2,233,834
Addition of ROU assets from finance lease modification	239,000
$2,472,834

Right-of-use assets consisted of the following as of December 31, 2022:

Total
Manufacturing equipment	$4,673,618
Computers and software	700,234
Leasehold Improvements	218,244
Total	5,592,095
Less: accumulated amortization	(1,941,644)
Right-of-use assets for finance leases	3,650,451
Right-of-use assets for operating leases	5,632,771
Total right-of-use assets	$9,283,222

At December 31, 2022, the following table presents maturities of the Company’s finance lease liabilities:

Years ending	Total
2023	$1,275,119
2024	863,280
2025	785,386
2026	597,933
2027	190,283
Thereafter	—
Total minimum lease payments	3,712,001
Less amount representing interest	(622,004)
Present value of minimum lease payments	3,089,997
Less current portion	(1,008,587)
Finance lease obligations, less current portion	$2,081,410

At December 31, 2022, the following table presents maturities of the Company’s operating lease liabilities:

Years ending December 31,	Total
2023	$794,619
2024	836,280
2025	861,372
2026	887,208
2027	913,824
Thereafter	4,997,184
Total minimum lease payments	9,290,487
Less: amount representing interest	(3,549,882)
Present value of minimum lease payments	5,740,605
Less: current portion	(215,043)
Operating lease liabilities, less current portion	$5,525,562

Total rent expense for the years ended December 31, 2022 and 2021 ended was $325,683 and $250,495, respectively.

NOTE 8 — DEBT

Equipment Financing Obligation

Two equipment financing arrangements entered in to during 2018 and 2020 were guaranteed by the Company’s primary stockholder (at that period) until November 2022. The balance of these notes was $244,618 and $299,950 at December 31, 2022 and 2021, respectively. Interest expense on the notes totaled $30,497 and $36,167 for the years ended December 31, 2022 and 2021, respectively.

At December 31, 2022, the Company’s future principal maturities under the equipment financing obligation are summarized as follows:

Years ending	Total
2023	$58,973
2024	56,995
2025	63,698
2026	64,952
2027	—
Total principal maturities	244,618
Less: current portion	(58,973)
Equipment financing obligation, net of current portion	$185,645

Line of Credit

The Company entered into a Loan and Security Agreement in 2018 with a financial institution. The balance on the line of credit was paid off at the close of merger transaction, there was no credit available as of year ended December 31, 2022. The balance of the line of credit was $587,816 at December 31, 2021. Interest expense on the line of credit totaled $247,334 and $135,581 for the years ended December 31, 2022 and 2021, respectively.

Subordinated Notes

Prior to January 2020, the Company received advances under unsecured subordinated promissory note agreements for gross proceeds of $2,208,299, net of issuance costs of $76,701. The Company received advances under unsecured subordinated promissory note agreements for total proceeds of $375,000 and $2,765,000 during the years ended December 31, 2022 and 2021, respectively. No issuance costs were incurred in 2022 and 2021.

These advances are subordinate to the line of credit and Subordinated Loan and Security Agreement. $250,000 and $1,440,000 of these advances were made by the Company’s stockholders, directors, and employees as of December 31, 2022 and 2021, respectively. $50,000 and $1,330,000 of these advances were made by the Company’s customers as of December 31, 2022, and 2021, respectively. Amortization of the issuance costs totaled $18,184 and $18,273 for the years ended December 31, 2022 and 2021, respectively.

On May 4, 2022, the Company’s Board of Directors amended the terms of the unsecured subordinated promissory note agreements to provide for the automatic conversion of the outstanding loan amounts (including principal, interest and prepayment and change of control premiums, as well as a 5% equity kicker to incentivize lenders to agree to the amendment) into shares of Series A Redeemable Convertible Preferred Stock of the Company immediately prior to the closing of the merger transaction so that such lenders receive shares of common stock at the closing.

Noteholders had the option to elect between two forms of the amendments:

1.	Interest is received as a cash payment (“Cash Notes”) and paid on a quarterly basis every January 1, April 1, July 1 and October 1. The annual interest rate on these notes is 15% per annum based on a 360-day year. $750,000 of the proceeds related to the Cash Notes. Interest expense totaled $181,067 (including kickers at closing) and $114,062 for the years ended December 31, 2022 and 2021, respectively, for the Cash Notes.
2.	Interest is accrued and added to the principal balance (“PIK Notes”) at the commencement of each new calendar year (January 1). The annual interest rate on these notes is 20% per annum based on a 360-day year. $5,440,000 of the proceeds related to the PIK Notes as of December 31, 2021. Interest expense totaled $2,251,260 (including kickers at closing) and $710,443 for the years ended December 31, 2022 and 2021, respectively, for the PIK Notes.

Both the Cash and PIK notes have a prepayment penalty that is calculated on the principal and all accrued but unpaid interest at the following rates:

Less than one (1) year from the funding date	3%
One (1) year to less than two (2) years from the funding date	2%
Two (2) years to less than three (3) years from the funding date	1%
A change in control event	5%

All note holders elected to convert the bridge loan into Series A Redeemable Convertible Preferred Stock of the Company immediately prior to the closing of the proposed merger. This Series A Redeemable Convertible Preferred Stock was converted to common stock of ProSomnus on close of the merger transaction. The company had issued 1,002,869 shares of Series A Redeemable Convertible Preferred Stock, which got converted into 10,029 shares of common stock on the date of the merger transaction.

Bridge Loan (Unsecured Subordinated Promissory Notes)

During February and March 2022, the Company received proceeds of $3,000,000 from unsecured subordinated promissory notes (the “Bridge Loans”). Interest accrues at 15% per annum, and all accrued but unpaid interest is applied and added quarterly to the principal balance (the “Base Amount”). The maturity date is two years from the date of funding or upon a change in control of the Company. The interest is increased to an amount equal to 103% of the Base Amount if the Bridge Loans are repaid upon the closing of a change of control in the Company. The Bridge Loans are subordinate to the line of credit and Subordinated Loan and Security Agreement.

During March 2022, $500,000 of the Bridge Loans were repaid. The primary stockholder of the Company was the borrower on this Bridge Loan, and a representative of this primary stockholder is a member of the Company’s Board of Directors.

During April 2022, the Company received proceeds of $150,000 from additional Bridge Loans.

On May 4, 2022, the Company’s Board of Directors approved a resolution to amend the terms of the Bridge Loans to grant an additional 5% of the Base Amount (the “Bridge Loan Kicker”) to each bridge lender who exercises its option to convert its bridge loan, which Bridge Loan Kicker will be payable in shares of Series A Redeemable Convertible Preferred Stock so that such exercising lenders will receive shares of common stock issuable at the closing thereof.

During May and June 2022, the Company and certain holders of the Bridge Loans executed a conversion addendum. Upon notice of the Business Combination Agreement, the holders of the Bridge Loans had up to 10 days to elect to convert into Series A Redeemable Convertible Preferred Stock. Immediately prior to the closing of the Business Combination, the Bridge Loans will automatically convert into the number of Series A Redeemable Convertible Preferred Stock as equal to the repayment amount of the Bridge Loans divided by the Conversion Price. The Conversion Price is defined as the quotient of the aggregate consideration to be paid to all holders of the Series A Redeemable Convertible Preferred Stock divided by the outstanding number of Series A Redeemable Convertible Preferred Stock, including the shares into which the Bridge Loans convert. Holders of Bridge Loans totaling $2,550,000 who elected to convert into Series A redeemable convertible preferred stock, received common stock of ProSomnus on the close of the merger transaction. As of date of conversion, the aggegrate amount due, including interest and Bridge Loan Kickers, was $3,052,065, amounting to 305,206 shares of Series A Redeemable Convertible Preferred Stock, this was converted into 3,052 shares of common stock.

Subordinated Loan and Security Agreement

In January 2020, the Company entered into a loan and security agreement with a lender and borrowed $3,800,000 (“SMC Loans”). The loan is subordinate to the line of credit. The loan was secured by substantially all assets of the Company, and contained certain financial and non-financial covenants and had a four-year term. The loan was repayable monthly starting February 2021 at an amount equal to 4% of net revenues of the Company until the Company had paid an amount equal to the return cap of $9,500,000. The return cap was subject to a reduction of 30% if fully repaid within 12 months, 22% if fully repaid within 24 months and 11.85% if fully repaid within 36 months.

In April 2021, the Company entered into a second loan and security agreement with the same lender and borrowed $2,000,000 (“SMC Loans”). The loan is subordinate to the line of credit. The loan is secured by substantially all assets of the Company, contains certain financial and non-financial covenants and has a three-year term. The loan is repayable monthly starting February 2021 at an amount initially equal to 1.0526% of net revenues of the Company and increasing to 2.105% in the second year of the agreement, until the Company has paid an amount equal to the return cap of $3,902,800. The return cap is subject to a reduction of 22% if fully repaid within 12 months and 11.85% if fully repaid within 24 months. During the year ended December 31, 2022 and 2021, the Company made revenue share payments totaling $1,580,019 and $602,637, respectively.

The effective interest rates on the subordinated loan and security agreement ranged from 25.8% - 27.2% and 25.8% - 26.2% for the years ended December 31, 2022 and 2021, respectively. The effective interest rate is adjusted to reflect the actual cash flows paid to date and the revised estimate of future cash flows for revenue share payments. The Company records the impact of the change in the cash flows in the current and future periods.

The outstanding balance of the subordinated loan and security agreement was paid off as of December 31, 2022. The outstanding balance of the subordinated loan and security agreement for principal plus accrued interest was $6,589,563 as of December 31, 2021 includes the principal amount of $4,876,496 and accrued interest of $2,681,560. The prior period presentation of this debt was updated to conform to the current period presentation.

As of December 31, 2021, the Company had a compensating balance arrangement under the loan and security agreement which required a minimum cash deposit to be maintained in the amount of $500,000.

Bridge Loan (Secured subordinated loan)

On June 29, 2022, the Company entered into the Second Amendment and Loan Security Agreement (“Second Amendment”) to the subordinated loan and security agreement effective in April 2021. The Second Amendment established a convertible bridge loan advance of up to $2,000,000 to the Company from the lender (“Convertible Bridge Loan Advance”). The interest rate of the Convertible Bridge Loan Advance is 14% and the maturity date is the earlier of the date of the bridge loan conversion event or June 29, 2023. The bridge loan conversion event is the termination of the Merger Agreement (see Note 3) or the occurrence of any event that would result in the termination of the Merger Agreement as defined in the Merger Agreement. If the bridge loan conversion has not occurred, and the Convertible Bridge Loan Advance is not repaid in full on the maturity date, the default interest will bear additional 6.0% per annum. Interest is paid in arrears at December 29, 2022 and at the maturity date. Prepayment of the Convertible Bridge Loan Advance is permitted in increments of $100,000 at any time, and the prepayment requires the payment of all accrued and unpaid interest as well as a prepayment premium. The prepayment premium is the incremental amount of interest that would have been paid for the term of the convertible bridge advance, this amount was paid in full on close of the merger transaction. Interest expense from the Bridge Loans was $101,548 for the year ended December 31, 2022.

The Company recorded the amendment of the subordinated loan and security agreement in accordance with ASC 470-50, Debt-Modifications and Extinguishments, and recorded a loss on extinguishment of debt of $192,731 in the consolidated statements of operations.

Upon the occurrence of a bridge loan conversion event, the bridge loan advance balance is calculated at the amount of the principal outstanding plus a 14% premium and is considered to have been outstanding since the second amendment date of June 29, 2022.

Extinguishment of Subordinated Loan and Security Agreement and Bridge Loan (Secured subordinated loan)

On December 2, 2022, the Company entered into a Securities Exchange Agreement with holders of the Subordinated Loan and Security agreement and the holders of Convertible Bridge Loan Advance. The Company also executed a payment arrangement with other debt holders on December 6, 2022. The Company agreed to the following key terms and conditions with the holders under these arrangements.

-	The Company agreed to exchange an aggregate of $800,000 of existing debt for common stock. An aggregate of 80,000 shares were issued for such debt, along with a bonus of 65,604 shares under this arrangement.
-	The Company executed on the Subordinated Securities Purchase Agreement dated August 26, 2022, to issue subordinated notes worth $2,547,879 pursuant to the terms and conditions of such agreement with the holders. The company issued 42,464 shares of common stock and warrants to purchase 296,456 shares of common stock along with this note.
-	The Company paid off the remaining balance of $9,719,135 of the Subordinated Loan and Security Agreement in cash on close of the merger transaction.

All the warrants issued pursuant to the subordinated loan and security agreements were exercised immediately prior to the merger transaction. The Company issued 161,112 shares of Series B redeemable preferred stock to the warrant holders as a cashless exercise. This Series A Redeemable Convertible Preferred Stock was converted to common stock on the close of the merger transaction.

The Company executed on the above terms and conditions on close of the merger transaction. The Company recorded in the consolidated statement of operations, a loss of debt extinguishment of $2,405,111 for the subordinated loan and security agreement and convertible bridge loan advance in accordance with ASC 470-50, Debt-Modifications and Extinguishments. There was no outstanding balance on these loans as of December 31, 2022.

Paycheck Protection Program Loan

The Paycheck Protection Program (“PPP”) was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). On May 6, 2020, the Company entered into a promissory note evidencing an unsecured loan in the aggregate amount of $1,278,150 made to the Company under the PPP (“PPP Loan 1”). On February 2, 2021, the Company entered into a second unsecured promissory note in the aggregate amount of $1,003,112 made to the Company under the PPP (“PPP Loan 2”).

The PPP Loan to the Company was being made through Home Loan Investment Bank FSB. The interest rate on the PPP Loan was 1% and the term was two years. In accordance with the updated Small Business guidance, the PPP Loan was modified so that, beginning ten months from the date of the PPP Loan, the Company was required to make monthly payments of principal and interest. The promissory note evidencing the PPP Loan contained customary events of default relating to, among other things, payment defaults or breaching the terms of the PPP Loan documents. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company.

On June 16, 2021, the Company submitted an application for forgiveness of $1,278,150 due on the PPP Loan 1. On June 30, 2021, the Company was notified that the principal balance of the PPP Loan 1 and accrued interest were fully forgiven. On September 16, 2021, the Company submitted an application for forgiveness of $1,003,112 due on the PPP Loan 2. On September 28, 2021, the Company was notified that the principal balance of the PPP Loan 2 and accrued interest were fully forgiven.

As a result, the Company recorded a gain in the amount of $2,281,262 to other income in the consolidated statement of operations during the year ended December 31, 2021. As of December 31, 2022 and 2021, the Company had an outstanding balance of $0 and $0, respectively, under the PPP Loans.

Convertible Debt Agreements

On August 26, 2022, Lakeshore and ProSomnus entered into definitive agreements with certain investors pursuant to which convertible promissory notes with an aggregate principal funding equal to thirty million dollars ($30,000,000) was to be issued to such investors in a private placement to be consummated immediately prior to the consummation of the Business Combination.

Senior Convertible Notes

On December 6, 2022, the Company entered into that certain Senior Indenture by and between ProSomnus, Inc., ProSomnus Holdings, ProSomnus Sleep Technologies, and Wilmington Trust, National Association, as Trustee and Collateral Agent, and Senior Secured Convertible Notes Due December 6, 2025 (“Senior Convertible Notes”), with an aggregate principal amount of $16.96 million, pursuant to the previously disclosed Senior Securities Purchase Agreement, dated August 26, 2022. In connection with the closing of this Convertible Debt offering, the Company issued 36,469 shares of common stock and 169,597 warrants (“Convertible Notes warrants”) to purchase common stock. These warrants entitle the Holders to purchase shares of common stock of the Company, subject to adjustment, at a purchase price per share of $11.50. The debt has an interest rate of 9% per annum with a term of 3 years.

Subordinated Convertible Notes

On December 6, 2022, the Company entered into that certain Subordinated Indenture by and between ProSomnus, Inc., ProSomnus Holdings, ProSomnus Sleep Technologies, and Wilmington Trust, National Association, as Trustee and Collateral Agent, and Subordinated Secured Convertible Notes Due April 6, 2026 (“Subordinated Convertible Notes”), with an aggregate principal amount of $17.45 million, pursuant to the previously disclosed Subordinated Securities Purchase Agreement, dated August 26, 2022. In connection with the closing of this Convertible Debt offering, the Company issued 290,244 shares of common stock and 1,745,310 warrants

(“Convertible Notes warrants”) to purchase common stock to certain Convertible Debt holders. The debt has an interest rate of Prime Rate plus an additional 9% per annum with a term of 3 years.

The Convertible Notes included the following embedded features:

Embedded Feature	Nature	Description
(1) Optional redemption – Election of Company	Redemption feature (embedded call option)

At any time after the later of (i) the eighteen-month anniversary of the initial issue date and (ii) the date that the Senior Debt is no longer outstanding, if the daily volume weighted-average price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days exceeds $18.00, the Company may redeem a portion of or all of the principal amount (including accrued and unpaid interest) + any liquidated damages and any other amounts due in respect of the Notes redeemable in cash.

(2) Mandatory redemption – Events of Default	Redemption feature (embedded contingent call option)	The Company is required to prepay all of the outstanding principal balance and accrued and unpaid interest upon bankruptcy-related events of default.
(3) Lenders’ Optional redemption – Events of Default	Redemption feature (embedded contingent call option)

Holders of at least 25% aggregate principal amount of the Notes can require the Company to pay all of the outstanding principal balance and accrued and unpaid interest upon any event of default that is not bankruptcy related.

(4) Lender’s Optional Conversion	Conversion feature

At each Lenders’ option, subject to specific conditions, it may convert all or any portion of its Notes at an initial conversion rate of 86.95652173913043, which is reduced (and only reduced) at various dates and subject to certain adjustments to the conversion rate in the case of specified events. If a note is converted, the Company will adjust the conversion rate to account for any accrued and unpaid interest on such note plus any Make-Whole Amount related to such note.

(5) Lenders’ Optional Conversion Upon Merger Event	Other feature

Upon a merger event, Note holders of each $1,000 principal amount of Notes are entitled to convert such notes plus accrued interest, plus the Make-Whole Amount related to the in kind and amount of reference property that a holder of a number of shares of common stock equal to the conversion rate in effect immediately prior to such event would have owned or been entitled to receive upon such event

(6) Additional interest rate upon certain non-credit related events	Other feature	Upon an event of default, additional interest will be incurred. Additional interest will also be incurred if the Notes are not freely tradeable
(7) Ability to pay interest in kind (PIK Interest)*	Other feature	The Company has the election to pay interest in cash or in-kind.

*The PIK interest feature was only present in the Subordinated Convertible Note, and not available in the Senior Convertible Notes

The Company assessed the embedded features within these Convertible Note and determined the following:

o	the Optional Redemption feature (1) , the Mandatory redemption feature (2) and the Lender’s Optional redemption feature (3) met the definition of a derivative and were not clearly and closely related to the host contract and required separate accounting. Further, the redemption features are settled in cash and would therefore not meet the indexed to equity and equity classification scope exception. Thus, these redemption features were concluded to be embedded derivatives that should be bifurcated from the loan and accounted for separately at fair value on a recurring basis through the income statement.
o	The Lender’s Optional Conversion feature (4) and the Lender’s Optional Conversion Upon Merger (5) event features also met the definition of a derivative and were not clearly and closely related to the host contract and required separate accounting. The economic characteristics of the Lender’s Optional Conversion feature (4) and the Make Whole premium on Lenders’ Optional

Conversion Upon Merger Event (5) were based on fair value of the underlying shares. The settlement amount of the interest make-whole is not indexed to the issuer’s equity but it is based on stated interest cash flows. The Lenders Optional Conversion Upon Merger event feature is contingent on merger event, this exercise contingency is allowable as it is not based on market or an observable index. The company noted that features (4) and (5) did not meet the indexed to equity and equity classification scope exception. Thus, these conversion features were concluded to be embedded derivatives that should be bifurcated from the loan and accounted for separately at fair value on a recurring basis through the consolidated statement of operations.
o	The additional interest rate upon certain non-credit related events (6) are triggered based on timely filing of financial information and the tradability of the Notes, these are not related to the economic characteristics of debt. Therefore, this feature is not clearly and closely related to the debt host. The additional interest payment is settled in cash and hence did not meet the derivative scope exception. However, since the probability of the Convertibles Notes being freely tradeable or Company’s failure to timely file is estimated to be less than 5%, the company concluded that the fair value of this feature is not material. Thus, even though this additional interest feature was concluded to be embedded derivatives, it will not be fair valued separately.
o	The ability to pay PIK interest feature is clearly and closely related to the debt, and will not be evaluated separately as a derivative feature.

The Company determined the Notes contained multiple embedded derivatives that are required to be bifurcated, two of which are conversion features. As per ASC 815, if there is a conversion feature that is required to be bifurcated, the cash conversion feature and beneficial conversion feature guidance is not applicable to such conversion feature and the fair value election is allowable provided the debt was not issued at a substantial premium. As the proceeds received at issuance from these Convertible Notes do not exceed the principal amount that will be paid at maturing, there is no substantial premium.

Further, ASC 815-15-25 provides that if an entity has a hybrid financial instrument that would require bifurcation of embedded derivatives under ASC 815, the entity may irrevocably elect to initially and subsequently measure a hybrid financial instrument in its entirety at fair value with changes in fair value recognized in earnings. The Company elected to measure the Senior and Subordinated Convertible Notes in their entirety at fair value with changes in fair value recognized as non-operating gain or loss in the consolidated statement of operations at each balance sheet date in accordance with ASC 815-15-25.

The estimated fair value of the convertible note payable was determined using a Monte Carlo Simulation method. We simulated the stock price using a Geometric Brownian Motion until maturity.  For each simulation path we calculated the convertible bond value at maturity and then discount that back to the valuation date. Finally, the value of the convertible bond is determined by averaging the discounted cash flows of all the simulated paths. The following assumptions were used as of issuance date of December 6, 2022 and as of December 31, 2022.

	Monte Carlo Simulation Assumptions
	Asset	Risky	Expected	Risk-Free
Convertible Notes Issuance - December 6, 2022	Price	Yield	Volatility	Interest Rate
Senior Convertible Notes	$8.69	30.80%	40%	4.07%
Subordinated Convertible Notes	8.69	40.20%	40%	4.01%

	Asset	Risky	Expected	Risk-Free
As of December 31, 2022	Price	Yield	Volatility	Interest Rate
Senior Convertible Notes	$5.56	31.80%	45%	4.23%
Subordinated Convertible Notes	5.56	41.20%	45%	4.19%

The following is a summary of Fair value of Convertible Notes on issuance and as of December 31, 2022.

	Convertible			Fair Value of
	Notes as of	Fair value of	Change in	Convertible Notes
	December 31,	Convertible Notes	fair value of	December 31,
Convertible Notes	2021	on Issuance	Convertible Notes	2022
Senior Convertible Notes	$—	$14,536,000	$(885,000)	$13,651,000
Subordinated Convertible Notes	—	10,223,000	(69,000)	10,154,000

The change in fair value was offset by $311,919 of interest accrued on Senior and Subordinated debt and $83,000 of issuance costs. An additional net expense of $5,845 was recorded to change in fair value on account of issuance of warrants and an issue discount on Senior and Subordinated debt, that was offset by a gain in fair value on date of issuance of the Senior and Subordinated debt.

NOTE 9 – COMMON STOCK WARRANTS

As of December 31, 2022, the Company has 6,512,087 warrants outstanding. The exercise price for the warrants is $11.50 per share. An aggregate of 1,914,907 warrants were issued by the Company with issuance of Senior and Subordinated Convertible Notes (See Footnote 8 – Debt). Additionally, 4,597,180 warrants were issued to holders of Lakeshare founder shares, and private and public warrant holders, as a result of the Business Combination, detailed as below:

●	At the Closing of the Business Combination, 196,256 Private Placement Warrants held by the Sponsor, each exercisable for one ordinary share of Lakeshore at $11.50 per share, automatically converted into warrants to purchase one share of ProSomnus common stock at $11.50 per share. (Private Warrants)
●	At the Closing of the Business Combination, 4,100,239 Public Warrants of Lakeshore, originally issued in the initial public offering of Lakeshore, were converted into 4,100,239 common stock warrants of ProSomnus common stock at $11.50 per share. (Public Warrants)
●	Pursuant to Amended and Restated Purchaser Support Agreement dated November 28, 2022 between the Company and Lakeshore, at the closing of the Business Combination, the Company issued an additional 300,685 warrants of the Company’s common stock to founders of Lakeshore at substantively identical terms as the Private Placement warrants and the Public warrants. (Additional Private Warrants)

As of December 31, 2021, the Company had an aggregate of 322,223 warrants outstanding. These warrants were issued in connection with the loan and security agreement by the Company. (See Footnote 8 – Debt).

The following is a summary of the Company’s warrant activity for the year ended December 31, 2022.

		Outstanding				Oustanding
	Issuance	December 31,				December 31,
Warrant Issuance	Period	2021	Granted	Exercised	Cancelled	2022	Expiration

Convertible Notes Warrants - Senior Debt	Dec-22	—	169,597	—	—	169,597	Dec-27
Convertible Notes Warrants - Subordinated Debt	Dec-22	—	1,745,310	—	—	1,745,310	Dec-27
Private Warrants	Dec-22	—	196,256	—	—	196,256	Dec-27
Public Warrants	Dec-22	—	4,100,239	—	—	4,100,239	Dec-27
Additional Private Warrants	Dec-22	—	300,685	—	—	300,685	Dec-27
2021 preferred Series B warrants	Jan-20	111,111	—	(111,111)	—	—	Jan-30
2020 preferred Series B warrants	Apr-21	211,112	—	(211,112)	—	—	Apr-31

		322,223	6,512,087	(322,223)	—	6,512,087

Warrants classified as Liabilities

Warrants in connection with the Loan and Security Agreement

In connection with the Loan and Security Agreement, the Company issued a warrant to the lender for the purchase of 211,112 shares of Series B redeemable convertible preferred stock, with an exercise price of $1.80 per share (subject to a valuation cap of $150,000,000 in the event of a liquidation) and a term of ten years (“2020 preferred Series B warrants”). The fair value of the warrant at issuance was $228,000. The fair value of such warrant was estimated using the Black-Scholes Model based on the following weighted average assumptions: redeemable convertible preferred share price on date of grant $1.80, expected dividend yield 0%, expected volatility 26%, risk-free interest rate 0.93% and expected life of ten years.

In connection with the second loan and security agreement, the Company issued warrants to the lender for the purchase of 111,111 shares of Series B redeemable convertible preferred stock, with an exercise price of $1.80 per share (subject to a valuation cap of $150,000,000 in the event of a liquidation) and a term of ten years (“2021 preferred Series B warrants”). The fair value of the warrant at issuance was $143,333. The fair value of such warrant was estimated using the Black-Scholes Model based on the following weighted average assumptions: redeemable convertible preferred share price on date of grant $1.80, expected dividend yield 0%, expected volatility 27%, risk-free interest rate 1.73% and expected life of ten years.

The fair value of warrants was recorded within noncurrent liabilities as a debt discount and a warrant liability, with changes in fair value recognized in the consolidated statements of operations. During the years ended December 31, 2022 and 2021, the Company recognized interest expense of $47,046 and $89,750, respectively, upon amortization of the debt discounts. There was no balance of the debt discount as of December 31, 2022. The debt discount at December 31, 2021 was $242,277.

All of the warrants issued pursuant to these loan and security agreements were exercised immediately prior to the merger transaction. The Company issued 161,112 shares of Series B redeemable preferred stock to the warrant holders in a cashless exercise. The Series A Redeemable Convertible Preferred Stock was converted to common stock of ProSomnus on close of the merger transaction. There were no outstanding 2021 preferred Series B warrants and 2020 preferred Series B warrants in connection with the Loan and Security Agreement as of December 31, 2022.

Convertible Notes Warrants

In connection with closing of the Senior Convertible notes offering, the Company issued 169,597 warrants to purchase common stock. These warrants entitle the holders to purchase shares of common stock of the Company, subject to adjustment, at a purchase price per share of $11.50 and have a term of five years. Further, in connection with the closing of Subordinated Convertible notes offering, 1,745,310 warrants to purchase common stock to the Convertible Notes holders. These warrants entitle the Holders to purchase shares of common stock of the Company, subject to adjustment, at a purchase price per share of $11.50 and have a term of five years.

The Convertible Notes Warrants were classified as a derivative liability because the settlement provisions for the warrants contain adjustments to the settlement amount that do not meet the fixed-for-fixed test, thus these did not qualify as being indexed to the Company’s own common stock and are measured at fair value on a recurring basis.

The aggregate fair value of these warrants at issuance was $5,246,845.

Estimated Fair Value of Outstanding Warrants Classified as Liabilities

The estimated fair value of outstanding warrants classified as liabilities is determined at each consolidated balance sheet date. Any decrease or increase in the estimated fair value of the warrant liability since the most recent consolidated balance sheet date is recorded in the consolidated statements of operations as a change in fair value of warrant liability.

The fair value of the outstanding warrants accounted for as liabilities as of December 6, 2022, December 31, 2022 and December 31, 2021 are calculated using the Black-Scholes option pricing model with the following assumptions:

			Black-Scholes Fair Value Assumptions
	Exercise	Asset	Dividend	Expected	Risk-Free	Expected
As of Issuance date - December 6, 2022	Price	Price	Yield	Volatility	Interest Rate	Life
Convertible Notes Warrants - Senior Debt	$11.50	$8.69	0%	40%	3.70%	5.00	years
Convertible Notes Warrants - Subordinated Debt	11.50	8.69	0%	40%	3.70%	5.00	years

	Exercise	Asset	Dividend	Expected	Risk-Free	Expected
As of December 31, 2022	Price	Price	Yield	Volatility	Interest Rate	Life
Convertible Notes Warrants - Senior Debt	$11.50	$5.56	0%	40%	4.00%	4.93	years
Convertible Notes Warrants - Subordinated Debt	11.50	5.56	0%	40%	4.00%	4.93	years

			Black-Scholes Fair Value Assumptions
	Exercise	Asset	Dividend	Expected	Risk-Free	Expected
As of December 31, 2021	Price	Price	Yield	Volatility	Interest Rate	Life
2021 preferred Series B warrants	$1.80	$2.89	0%	20%	1.52%	9.26	years
2020 preferred Series B warrants	1.80	2.89	0%	20%	1.52%	8.10	years

Warrants Classified as Equity

Private warrants, Public warrants and Additional Private warrants

Certain warrants are classified as equity instruments since they do not meet the characteristics of a liability or a derivative and are recorded at fair value on the date of issuance using the Black-Scholes option pricing model. The fair value as determined at the issuance date is recorded as an issuance cost of the related stock.

At close of Business Combination, the Company issued an aggregate of 4,597,180 warrants to holders of Lakeshare founder shares, and to the private and public warrant holders, as a result of the Reincorporation Merger and the Business Combination agreements. The Public and Private warrants were issued in June 2021, pursuant to the initial public offering of Lakeshore; each warrant was exercisable for one ordinary share of Lakeshore at $11.50 per share. These automatically converted into warrants to purchase one share of ProSomnus common stock at $11.50 per share on consummation of the Business Combination with an expiry of 5 years, redeemable at $18.00 per share redemption trigger price.

ASC 815-10-15-74(a) provides a scope exception from Derivative Acccounting if the financial instruments meet the following conditions:

Contracts issued or held by that reporting entity that are both:

1.	Indexed to its own stock (see Section 815-40-15)
2.	Classified in stockholders’ equity in its statement of financial position (see Section 815-40-25).

The Company has concluded that the Warrants meet the derivative scope exception in 815-10-15-74(a) as the Warrants are both indexed to the Company’s own stock, and meet the equity classification conditions within ASC 815-40-25. These warrants have been classified as Equity and recorded to additional paid in capital at the grant date fair value on date of issuance. The aggregate fair value of these warrants at issuance was $666,600. The fair value of such warrant was estimated using observable market inputs, the closing price of Lakeshore public warrants was $0.145 as of December 6, 2022.

The changes in fair value of the outstanding warrants classified as liabilities for the year ended December 31, 2022 and 2021 were as follows:

	Warrant				Warrant
	liability,	Fair value of	Fair value of	Change in	liability,
	December 31,	warrants	warrants	fair value of	December 31,
Warrant Issuance	2021	granted	exercised	warrants	2022
Convertible Notes Warrants - Senior Debt	$—	$464,696	$—	$(288,315)	$176,381
Convertible Notes Warrants - Subordinated Debt	—	4,782,149	—	(2,967,027)	1,815,122
2020 preferred Series B warrants and 2021 preferred Series B warrants	562,244	—	(580,000)	17,756	—

	Warrant				Warrant
	liability,	Fair value of	Fair value of	Change in	liability,
	December 31,	warrants	warrants	fair value of	December 31,
Warrant Issuance	2020	granted	exercised	warrants	2021
2020 preferred Series B warrants and 2021 preferred Series B warrants	$228,000	$143,333	$—	$190,911	$562,244

There were 4,597,180 equity classified warrants granted during the year ended December 31, 2022.

NOTE 10 – FAIR VALUE

At December 31, 2022 and 2021, the warrants related to the Senior and Subordinated convertible notes, warrant liability and the Earnout liability are classified within Level 3 of the valuation hierarchy. (See Footnote 8 – Debt for change in fair value of Senior and Subordinated convertible notes and Footnote 7 – Common Stock warrants for change in fair value of warrants).

The following tables provide a summary of the financial instruments that are measured at fair value on a recurring basis as of December 31, 2022 and 2021:

		December 31, 2022
	Fair Value	Level 1	Level 2	Level 3

Senior Convertible Notes	$13,651,000	$—	$—	$13,651,000
Subordinated Convertible Notes	10,355,681	—	—	10,355,681
Earn-out liability	12,810,000	—	—	12,810,000
Warrant liability	1,991,503	—	—	1,991,503

		December 31, 2021
	Fair Value	Level 1	Level 2	Level 3
Warrant liability	$562,244	$—	$—	$562,244

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

NOTE 11 – COMMON STOCK

The Company was authorized to issue up to 101,000,000 shares of all classes of stock at a par value of $0.0001 per share as of December 31, 2022. The Company was authorized to issue 36,038,535 shares of all classes of common stock at a par value of $0.0001 per share as of December 31, 2021.

At December 31, 2022 the common stock consisted of the following:

	Shares	Shares issued	Liquidation
	Authorized	and outstanding	Amount
Common Stock*	100,000,000	16,041,464	$—
Preferred Stock	1,000,000	—	—
Total	101,000,000	16,041,464	$—

*excludes shares issued as an ‘Escrow Reserve’

At December 31, 2021 the common stock consisted of the following:

	Shares	Shares issued		Liquidation
	Authorized	and outstanding		Amount
Series A	30,415,100	20,179,645		$5,355,678
Series B	1,675,600	1,673,092		977,755
Series C	3,947,835	2,713,649	*	1,192,377
Total	36,038,535	24,566,386		$7,525,810

*Represents fully vested Series C Shares

The Company has reserved shares of Common Stock for the following as of December 31, 2022:

2022 Equity Incentive Plan reserve	2,411,283
Reserve for Earn-out shares	3,000,000
Reserve for exercise of Public Warrants	4,100,250
Reserve for exercise of Private Warrants	496,941
Total	10,008,474

Immediately following the Business Combination there were 16,041,464 shares of Common stock with a par value of $0.0001 issued and outstanding and 6,512,087 shares of Common stock warrants. The Company also issued 339,000 shares as an “Escrow reserve” for Merger Consideration Adjustment, if any, pursuant to the Merger Agreement. The company evaluated the merger consideration on March 5, 2023, and determined there were no shares issued on account of the Merger Consideration adjustment.

NOTE 12 — REDEEMABLE CONVERTIBLE PREFERRED STOCK

During May and December 2022, the Board approved the issuance of an aggregate of 5,945 shares, respectively, of Series A Redeemable Convertible Preferred Stock to certain employees of the Company for no cash consideration but in exchange for their services as members of the Company’s management. The Company recorded stock compensation expense of $2,145,000 related to these awards. The Company calculated the grant date fair value of the awards using the valuations prepared by an independent third-party valuation firm, which were approved by the Board or the issuance price of $10 per share at the Business Combination date. (See Note 14 – Stock Compensation).

In connection with the Business Combination, the ProSomnus common and redeemable convertible preferred stockholders received 11,300,000 shares of Surviving Pubco common stock as Merger Consideration. As of December 31, 2022, there were no outstanding Series A and B Redeemable Convertible Preferred Stock of the Company. These original holders of such common and redeemable preferred stock also received a contingent right to receive Earn-Out Shares as set forth in the Merger Agreement. See Footnote 13 – Earn-Out Shares.

At December 31, 2021, the redeemable convertible preferred stock consisted of the following:

	Shares	Shares issued	Liquidation
	Authorized	and outstanding	amount
Series B Redeemable Convertible Preferred Stock	7,610,700	7,288,333	$26,237,999
Series A Redeemable Convertible Preferred Stock	26,250	26,245	26,245,000
Total	7,636,950	7,314,578	$52,482,999

The Company was authorized to issue 7,636,950 shares of all classes of preferred stock at a par value of $0.0001 per share as of December 31, 2021.

NOTE 13 - EARN-OUT SHARES

In connection with the Business Combination, certain of the Company’s original stockholders are entitled to receive up to 3,000,000 Earn-out shares in three tranches:

(1)	the first tranche of 1,000,000 Earn-out shares will be issued when the volume-weighted average price per share of PubCo common stock is $12.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing; ·
(2)	the second tranche of 1,000,000 Earn-out shares will be issued when the volume-weighted average price per share of PubCo common stock is $15.00 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing; and ·
(3)	the third tranche of 1,000,000 Earn-out shares will be issued when the volume-weighted average price per share of PubCo common stock is $17.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing.

The Earn-out shares will be allocated among the Company’s stockholders in proportion to the number of shares issued to them at the closing that continue to be held by them.

Due to the variability in the number of Earn-out shares at settlement which could change upon a control event, the Earn-out arrangement contains a settlement provision that violates the indexation guidance under ASC 815-40 and liability classification is required. The Company recorded the earnout liability initially at fair value, and will subsequently remeasure the liability with changes in fair value recorded in the consolidated statement of operations.

The Company recorded an Earn-out liability of $22.07 million at issuance and a subsequent expense for change in fair value of Earn-out liability of $9.26 million as of December 31, 2022. The Earn-out liability as of December 31, 2022 was $12.81 million.

NOTE 14 — STOCK-BASED COMPENSATION

The Company issued 65,000 shares of restricted common C shares with a four- year vesting period during the year ended December 31, 2021; there were no issuances of restricted common C shares in the year ended December 31, 2022. 600,000 shares of the 2019 restricted common C shares vested upon consummation of the Business Combination on December 6, 2022. An additional 254,507 vested as per the vesting schedule, prior to consummation of the Business Combination.

A summary of non-vested restricted common C shares as of December 31, 2022 and changes during the year then ended is presented below:

		Weighted-Average
		Grant Date Fair Value
	Shares	per Share
Non-vested restricted common C shares as of December 31, 2021	912,692	$0.01
Granted	—	—
Vested	(854,507)	0.01
Forfeited	(58,185)	0.02
Non-vested restricted common C shares as of December 31, 2022	—

A summary of non-vested restricted common C shares as of December 31, 2021 and changes during the year then ended is presented below:

		Weighted-Average
		Grant Date Fair Value
	Shares	per Share
Non-vested restricted common C shares as of December 31, 2020	1,370,391	$0.01
Granted	65,000	0.08
Vested	(381,689)	0.01
Forfeited	(141,010)	0.02
Non-vested restricted common C shares as of December 31, 2021(1)	912,692	$0.01
(1)	As of December 31, 2021, there was $10,949 of total unrecognized compensation cost related to non- vested restricted common C shares that is expected to be recognized over a weighted-average period of 1.98 years. The estimated forfeiture rate for restricted common C share was 0% as of December 31, 2021.

The fair value of the 381,689 shares that vested during the year ended December 31, 2021 was approximately $4,100.

Total stock compensation expense for the years ended December 31, 2022 and 2021 was $2,156,915 and $4,712, respectively. Stock compensation expense related to the restricted common C shares was $11,915 and $4,712 for the years ended December 31, 2022 and 2021, respectively. Stock compensation expense related to the issuance of Series A Redeemable Convertible Preferred Stock to certain employees was $2,145,000 and $0 for the years ended December 31, 2022 and 2021, respectively. (See Note 12 – Redeemable Convertible Preferred Stock.)

For the year ended December 31, 2021, and until immediately prior to the Merger transaction, the fair values of the shares of the Company’s restricted common C stock were estimated on each grant date by the board of directors. In order to determine the fair value, the then board of directors considered, among other things, valuations prepared by an independent third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The fair value of the Company’s restricted common C stock was estimated using a two-step process. First, the Company’s enterprise value was established using generally accepted valuation methodologies, such as guideline public company and guideline company transactions. The enterprise value was allocated among the securities that comprise the capital structure of the Company using the option-pricing method. The option-pricing method treats all levels of the capital structure as call options on the enterprise’s value, with exercise price based on the “breakpoints” between each of the different claims on the securities. The inputs necessary for the option-pricing model include the current equity value (the enterprise value as previously calculated), breakpoints (the various characteristics for each class of equity, including liquidation preferences and priority distributions, in accordance with the Company’s certificate of incorporation, as amended and restated), term, risk-free rate, and volatility.

NOTE 15 — INCOME TAXES

The current tax expense for the years ended December 31, 2022 and 2021 was $6,480 and $7,652, respectively, which have been included in general and administrative expenses in the consolidated statements of operations. These amounts consisted of state and franchise tax expense.

A reconciliation of the federal income tax rate to the Company’s effective tax rate as of December 31 is as follows:

	2022	2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	24.7%	8.0%
PPP loan forgiveness	—	8.0%
Stock Compensation	(6.3)%	—%
Transaction Costs	7.4%	—%
Change in FV Earnout Liab	27.2%	—%
Change in FV of Debt	31.2%	—%
Change in Warrant Liability	9.5%	—%
Other Permanent Differences	(0.3)%	(0.5)%
Change in valuation allowance	(114.4)%	(36.5)%
Income tax provision	—%	—%

The tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities as of December 31, 2022 and 2021 related to the following:

	2022	2021
Deferred tax assets
Net operating losses	$17,847,721	$13,497,030
Reserve and accruals	619,236	554,632
OID Amortization	1,184,396	—
Debt Extinguishment Amortization	645,511	—
Debt-Related Warrants	1,408,206
Capitalized R&D	557,589	—
Lease Liability	1,540,727	—
Other	1,388	1,792
Total deferred tax assets	23,804,774	14,053,454
Deferred tax liabilities
Depreciation and amortization	(270,747)	(200,998)
Right of Use Asset	(1,511,785)	—
Total deferred tax liabilities	(1,782,533)	(200,998)
Net deferred tax assets	22,022,241	13,852,456
Valuation Allowance	(22,022,241)	(13,852,456)
Net deferred tax asset	$—	$—

Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed “more-likely-than-not” to be realized. The Company has recorded a full valuation allowance as of December 31,2022 and December 31, 2021. The change in the valuation allowance was an increase of $8,168,552 and $2,184,631 for the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $70,812,501 and $43,017,282, respectively. Of the $70,812,501of net operating loss carryforwards for federal purposes, $35,193,226 have an unlimited carry-forward period. The remaining federal carryforwards begin to expire in 2028 while the state carryforwards begin to expire in 2036.

The Internal Revenue Code of 1986, as amended, imposes restrictions on the utilization of net operating losses in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use net operating losses may be limited as prescribed under Internal Revenue Code Section 382 (“IRC Section 382”). Events which may cause limitations in the amount of the net operating losses that the Company may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Utilization of the federal and state net operating losses may be subject to substantial annual limitation due to the ownership change limitations provided by the IRC Section 382 and similar state provisions. A detailed analysis to determine whether an ownership change under Section 382 has not been performed recently to determine if there is any limitation on the utilization of the company’s net operating losses.

The Company performed a Section 382 analysis in 2017 and identified a change in ownership during 2017 and therefore a limitation in the ability to utilize the existing NOLs. The calculated limitation was $44M, and the DTA was reduced by the amount of the limitation that the Company will not be able to utilize in future tax periods. An updated Section 382 study has not been completed through December 31, 2022 and there has not been a determination if there is a cumulative ownership change of more than 50% during the most recent three-year period. The effect of a further Section 382 limitation on the provision and this disclosure is immaterial due to the full valuation allowance against all deferred tax assets, including NOLs, as of December 31, 2022.

The Company estimates that there will be no material changes in its uncertain tax positions in the next 12 months. In accordance with FASB ASC 740, the Company has adopted the accounting policy that interest and penalties recognized are classified as part of its income taxes. Total interest and penalties recognized in the consolidated statement of operations was zero 2022 and 2021.

The Company files income tax returns in the US federal, various state, and foreign jurisdictions with varying statutes of limitations. The Company is generally no longer subject to tax examinations for years prior to 2019 for federal purposes and 2018 for state purposes, except in certain limited circumstances. The Company’s NOL and credit carryforwards from all years may be subject to adjustment for three (or four for certain states) following the year in which utilized. We do not anticipate that any potential tax adjustments will have a significant impact on our financial position or results of operations.

NOTE 16 — POST-RETIREMENT BENEFITS

The Company offers a 401(k) plan to employees and has historically matched employee contributions to the plan up to 3% of the employee’s salary. The matching contributions accrued for the years ended December 31, 2022 and 2021 were $93,112 and $100,134, respectively.

NOTE 17 — NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders during the years ended December 31:

	2022	2021
Numerator:
Net loss attributable to common stockholders	$(7,145,320)	$(5,977,407)
Denominator:
Weighted-average common shares outstanding	10,021,632	3,957,783
Net loss per share attributable to common stockholders, basic and diluted	$(0.71)	$(1.51)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the years ended December 31, 2022 and 2021 because including them would have been antidilutive are as follows:

	2022	2021
Series A common stock upon conversion of redeemable convertible preferred stock A	—	4,214,422
Series A common stock upon conversion of redeemable convertible preferred stock B	—	7,288,333
Non-vested shares of Series C common stock	—	912,692
Senior and Subordinated Convertible Notes	3,179,410	—
Shares subject to warrants to purchase common stock	6,512,087	322,223
Total	9,691,497	12,737,670

NOTE 18 — SUBSEQUENT EVENTS

No subsequent event which had a material impact on the Company was identified through the date of issuance of the financial statements.

LAKESHORE ACQUISITION I CORP.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2022	2021
	Unaudited
ASSETS
Current assets
Cash	$150,923	$438,913
Prepaid expenses	—	63,708
Other current assets	135,000	—
Marketable securities held in trust account	29,144,536	54,671,966
Total Current Assets	29,430,459	55,174,587
Total Assets	$29,430,459	$55,174,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Note payable to related party	200,000	—
Note payable to third party	310,000	—
Accrued expense and other current liabilities	$32,538	$25,000
Total Current Liabilities	542,538	25,000
Total Liabilities	542,538	25,000

Commitments and contingencies

Redeemable Ordinary Shares
Ordinary shares subject to possible redemption: 2,860,883 shares (at redemption value of $10.18 per share as of September 30,2022) and 5,467,000 shares (at redemption value of $10.00 per share as of December 31, 2021)	29,144,536	54,670,000

Shareholders’ Equity
Ordinary share, $0.0001 par value; 500,000,000 shares authorized; 1,628,425 shares issued and outstanding (excluding 2,860,883 shares and 5,467,000 shares subject to possible redemption as of September 30, 2022 and December 31, 2021, respectively)	163	163
Additional paid-in capital	132,444	779,049
Accumulated deficit	(389,222)	(299,625)
Total Shareholders’ Equity (Deficit)	(256,615)	479,587
Total Liabilities and Shareholders’ Equity	$29,430,459	$55,174,587

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LAKESHORE ACQUISITION I CORP.

Unaudited Condensed Consolidated Statements of Operations

				For The
				Period From
				January 6,
				2021
	For The	For The	For The	(Inception)
	Three Months Ended	Nine Months Ended	Three Months Ended	To
	September 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2021
Formation, general and administrative expenses	$147,393	$376,626	$101,299	$157,963
Loss from operations	(147,393)	(376,626)	(101,299)	(157,963)

Other income
Interest income on marketable securities held in trust account	207,698	287,029	705	811
Net income (loss)	$60,305	$(89,597)	$(100,594)	$(157,152)

Basic and diluted weighted average shares outstanding
Redeemable ordinary shares-basic and diluted	5,013,762	5,314,261	5,467,000	2,180,466
Non-redeemable ordinary shares-basic and diluted (1)	1,628,425	1,628,425	1,628,425	1,386,942

Basic and diluted net loss per share
Redeemable ordinary shares-basic and diluted	$0.04	$0.02	$(0.01)	$0.70
Non-redeemable ordinary shares-basic and diluted	$(0.08)	$(0.11)	$(0.01)	$(1.22)
(1)	During January 6, 2021 (Inception) through June 27, 2021, an aggregate of 187,500 shares of non-redeemable founder shares were subject to forfeiture if the underwriters did not exercise over-allotment option. In connection with the closing of the initial public offering and the underwriters’ partial exercise of over-allotment option on June 15, 2021 and June 28, 2021, respectively, a total of 70,750 founder shares were forfeited and a total of 116,750 founder shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LAKESHORE ACQUISITION I CORP.

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity

			Additional		Total
	Ordinary shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity
Balances, January 6, 2021 (Inception)	—	$—	$—	$—	$—
Issuance of ordinary shares to the sponsor	1,437,500	144	24,856	—	25,000
Net loss	—	—	—	(4,013)	(4,013)
Balances, March 31, 2021(1)	1,437,500	144	24,856	(4,013)	20,987

Issuance of public units	5,467,000	547	54,669,453	—	54,670,000
Issuance of private units	261,675	26	2,616,724	—	2,616,750
Underwriters’ discount	—	—	(1,366,750)	—	(1,366,750)
Deduction of other offering costs	—	—	(495,788)	—	(495,788)
Forfeiture of shares	(70,750)	(7)	7	—	—
Change in value of ordinary shares subject to redemption	(5,467,000)	(547)	(52,251,125)	—	(52,251,672)
Allocation of offering costs to ordinary shares subject to redemption	—	—	1,780,148	—	1,780,148
Deduction for increases of carrying value of redeemable shares	—	—	(4,198,476)	—	(4,198,476)
Net loss	—	—	—	(52,545)	(52,545)
Balances, June 30, 2021	1,628,425	$163	$779,049	$(56,558)	$722,654
Net loss	—	—	—	(100,594)	(100,594)
Balances, September 30, 2021	1,628,425	163	779,049	(157,152)	622,060

			Additional		Total
	Ordinary shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity
Balances, December 31, 2021	1,628,425	$163	$779,049	$(299,625)	$479,587
Net loss	—	—	—	(145,304)	(145,304)
Balances, March 31, 2022	1,628,425	163	779,049	(444,929)	334,283

Deduction for increases of carrying value of redeemable shares	—	—	(81,296)	—	(81,296)
Net loss	—	—	—	(4,598)	(4,598)
Balances, June 30, 2022	1,628,425	$163	$697,753	$(449,527)	$248,389
Deduction for increases of carrying value of redeemable shares	—	—	(565,309)	—	(565,309)
Net loss	—	—	—	60,305	60,305
Balances, September 30, 2022	1,628,425	163	132,444	(389,222)	(256,615)
(1)	The number of ordinary shares outstanding at March 31, 2021 includes an aggregate of up to 187,500 shares of non-redeemable founder shares that are subject to forfeiture if the underwriters do not exercise over-allotment option. In connection with the closing of the initial public offering and the underwriters’ partial exercise of over-allotment option on June 15, 2021 and June 28, 2021, respectively, a total of 70,750 founder shares were forfeited and a total of 116,750 founder shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LAKESHORE ACQUISITION I CORP.

Unaudited Condensed Consolidated Statements of Cash Flows

		For the
		Period From
		January 6,
		2021
	For the	(Inception)
	Nine Months Ended	To
	September 30,	September 30,
	2022	2021
Cash flow from operating activities
Net loss	$(89,597)	$(157,152)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income earned in trust account	(287,029)	(811)
Cost accrued to note payable to a third party	10,000	—
Change in operating assets and liabilities:
Change in prepaid expenses	63,708	(101,933)
Change in amount due from related party	—	(30,000)
Change in other current assets	(135,000)	—
Change in accrued expense and other current liabilities	7,538	—
Net cash provided - (used) by operating activities	(430,380)	(289,896)

Cash flow from investing activities
Proceeds from sale of marketable securities in trust account	26,172,069	—
Cash deposited in trust account	(357,610)	(54,670,000)
Net cash used in investing activities	25,814,459	(54,670,000)

Cash flow from financing activities
Proceeds from note payable to a related party	200,000	450,000
Proceeds from note payable to a third party	300,000	—
Proceeds from advance for private units to be issued	—	70,750
Proceeds from issuance of ordinary shares	—	57,311,750
Payment for the redemption of ordinary shares	(26,172,069)	—
Repayment of note payable to a related party	—	(450,000)
Repayment of advance from private units purchasers	—	(70,750)
Payment of underwriters’ discount	—	(1,366,750)
Payment of offering costs	—	(495,788)
Net cash provided by financing activities	(25,672,069)	55,449,212

Net change in cash	(287,990)	489,316
Cash at beginning of period	438,913	—
Cash at end of period	$150,923	$489,316

Supplemental disclosure of cash flow information
Initial value of public shares subject to possible redemption	$—	$52,251,672
Reclassification of offering cost related to public shares	—	(1,780,148)
Subsequent measurement of ordinary shares subject to possible redemption	646,605	4,198,476

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LAKESHORE ACQUISITION I CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 — Organization and Business Operations

Organization and General

Lakeshore Acquisition I Corp. (the “Company”) was incorporated in Cayman Islands on January 6, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

As of September 30, 2022, the Company had not generated revenue. All activities for the period from January 6, 2021 (inception) through September 30, 2022 relate to the Company’s formation and the initial public offering (the “IPO”) described below and its effort in seeking a target business. The Company will not generate any operating revenue until after its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year-end.

The Company’s sponsor is RedOne Investment Limited, a BVI limited liability company (the “sponsor”).

On May 3, 2022, LAAA Merger Corp. was incorporated under Delaware law as a wholly owned subsidiary of the Company, and LAAA Merger Sub Inc. was incorporated under Delaware law as a wholly owned subsidiary of LAAA Merger Corp. Both of these two companies were incorporated for the purpose of effecting its initial business combination and will not have any activities before the closing of the business combination (as described below in “Business Combination” in Note 1).

Financing

The registration statement for the Company’s IPO (as described in Note 3) was declared effective on June 10, 2021. On June 15, 2021, the Company consummated the IPO of 5,000,000 units (which does not include the exercise of the over-allotment option by the underwriters in the IPO) at $10.00 per unit (the “Public Units’), generating gross proceeds of $50,000,000.

Simultaneously with the IPO, the Company sold to its sponsor, hedge funds and the representatives of underwriters and certain of their affiliates 250,000 units at $10.00 per unit (the “Private Units”) in a private placement (as described in Note 4), generating total gross proceeds of $2,500,000.

The Company granted the underwriters a 45-day option to purchase up to 750,000 Units to cover over-allotment. The Underwriters had partially exercised the option and purchased 467,000 additional Public Units by June 28, 2021, generating gross proceeds of $4,670,000.

Upon the closing of the over-allotment on June 28, 2021, the Company consummated a private sale of an additional 11,675 Private Units at a price of $10.00 per Private Unit, generating gross proceeds of $116,750.

Offering costs amounted to $1,862,538, consisting of $1,366,750 of underwriting discount and $495,788 of other offering costs. Except for the $25,000 of subscription of founder shares, the Company received net proceeds of $55,424,212 from the IPO and the private placement.

On September 7, 2022, the Company held an Extraordinary General Meeting (the “General Meeting”) of shareholders. In the General Meeting, shareholders approved to amend Lakeshore’s Amended and Restated Memorandum and Articles of Association (the “Charter Amendment”), and to extend the time for Lakeshore to complete a business combination for an additional three (3) months, from September 15, 2022 to December 15, 2022, and the Charter Amendment was amended on September 7, 2022. In the General Meeting, shareholders elected to redeem 2,606,117 public shares.

On September 15, 2022, a total redemption payment of $26,172,069 was distributed for 2,606,117 public shares redeemed.

Trust Account

Upon the closing of the IPO on June 15, 2021 and the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, an aggregate of $54,670,000 from the net proceeds of the sale of the Public Units and the Private Units was placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee.

The funds held in the Trust Account can be invested in United States government treasury bills, notes or bonds having a maturity of 185 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, until the earlier of the consummation of its first business combination and the Company’s failure to consummate a business combination before December 15, 2022.

Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements.

In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

In connection with the General Meeting held on September 9, 2022, a total redemption payment of $26,172,069 was distributed from the Company’s trust account for 2,606,117 public shares redeemed on September 15, 2022.

As of September 30, 2022, an aggregate of $29,144,536 was held in the Trust Account in money market funds that invest in cash, U.S. Treasury bills, notes, and other obligations issued or guaranteed as to principal and interest by the U.S. Treasury.

Business Combination

Pursuant to Nasdaq listing rules, the Company’s initial business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding any taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial business combination, although the Company may structure a business combination with one or more target businesses whose fair market value significantly exceeds 80% of the Trust Account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test.

The Company currently anticipates structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses. The Company may, however, structure a business combination where the Company merges directly with the target business or where the Company acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but the Company will only complete such business combination if the post-transaction company owns 50% or more of the outstanding voting securities of the target or otherwise owns a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test.

The Company will either seek shareholder approval of any business combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, or provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid.

The Company will proceed with a business combination only if it will have net tangible assets of at least $5,000,001 upon consummation of the business combination and, solely if shareholder approval is sought, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company will be required to approve the business combination.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the ordinary shares sold in this offering without the Company’s prior written consent.

In connection with any shareholder vote required to approve any business combination, the Company’s sponsor, the hedge funds and the representatives of underwriters and certain of their affiliates (collectively, “initial shareholders”) will agree (i) to vote any of their respective shares in favor of the initial business combination and (ii) not to convert such respective shares into a pro rata portion of the Trust Account or seek to sell their shares in connection with any tender offer the Company engages in.

On May 9, 2022, The Company entered into a merger agreement (the “Merger Agreement”) with certain parties aiming to acquire 100% of the equity securities of ProSomnus Holdings Inc. “ProSomnus”.

Pursuant to the Merger Agreement, the business combination will be effected in two steps: (i) the Company will reincorporate to the State or Delaware by merging with and into LAAA Merger Corp. (“PubCo”), which is a wholly-owned subsidiary of the Company and a Delaware corporation, with PubCo surviving as the publicly traded entity (the “Reincorporation Merger”); and (ii) immediately after the Reincorporation Merger, LAAA Merger Sub Inc. (“Merger Sub”), which is a wholly-owned subsidiary of PubCo and also a Delaware corporation, will merge with and into ProSomnus, with ProSomnus surviving as a wholly-owned subsidiary of PubCo (the “Acquisition Merger”).

Upon closing of the Acquisition Merger, PubCo will acquire 100% of the equity securities of ProSomnus. In exchange, the stockholders of ProSomnus will receive an aggregate number of shares of PubCo Common Stock (the “Merger Consideration”) with an aggregate value equal to $113,000,000 minus the amount by which the Closing Net Indebtedness (as defined in the Merger Agreement) exceeds $12,000,000.

Additionally, the Company will make available to ProSomnus no less than $40,000,000, prior to the payment of expenses incurred in connection with the Business Combination and any outstanding debt of ProSomnus, in cash and cash equivalents (the “Minimum Cash Amounts”). Pursuant to the Merger Agreement, an aggregate of $10,000,000 will be from equity investors, by (i) waiving their rights of redeeming public shares and (ii) purchasing the company’s ordinary shares at $10.00 per share, or the combination of (i) and (ii); An aggregate of $30,000,000 will be from certain convertible notes investors by purchasing convertible notes of PubCo.

Additionally, the ProSomnus Stockholders may be entitled to receive up to 3.0 million earn-out shares in three tranches:

●	the first tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $12.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing;
●	the second tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $15.00 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing; and
●	the third tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $17.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing.

On June 29, 2022, LAAA Merger Corp. (“PubCo”), the Company’s wholly owned subsidiary, filed a Form S-4 containing the registration statement with respect to the proposed merger with ProSomnus.

On August 12, 2022, PubCo filed a Form S-4/A containing amendment No. 1 to the registration statement to address comments LAAA Merger Corp. received from the SEC on August 2, 2022, regarding the registration statement.

On October 17, 2022, PubCo filed a Form S-4/A containing amendment No. 2 to the registration statement to address comments LAAA Merger Corp. received from the SEC on August 31, 2022.

On November 4, 2022, PubCo filed a Form S-4/A containing amendment No. 3 to the registration statement to address the comments LAAA Merger Corp. received from the SEC on November 2, 2022.

The registration statement for the Company’s proposed merger with ProSomnus was declared effective on November 10, 2022.

Liquidation

Pursuant to the Company’s amended and restated memorandum and articles of association, if the Company is unable to complete its initial business combination before December 15, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, liquidate and dissolve. In the event of liquidation, the holders of the founder shares and Private Units will not participate in any redemption distribution with respect to their founder shares or Private Units, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the Trust Account).

Liquidity and Capital Resources

As of September 30, 2022, the Company had $150,923 in cash held outside its Trust Account available for the Company’s working capital purposes.

Prior to the IPO, The Company’s liquidity needs had been satisfied through a payment from the sponsor of $25,000 (see Note 8) for the founder shares, the loan under an unsecured promissory note from the sponsor of $450,000 (see Note 5). The promissory note from the sponsor was repaid in full on June 14, 2021.

Upon the consummation of the IPO on June 15, 2021 and the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, and associated private placements (see Note 3 and Note 4), $54,670,000 of cash was placed in the Trust Account.

On September 12, 2022, the Company issued an unsecured promissory note in the aggregate principal amount of $200,000 to RedOne Investment Limited, the Sponsor.

On September 15, 2022, the Company, ProSomnus Holdings Inc., (“ProSomnus”), the Sponsor, and the investor (the “Investor”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”). Pursuant to the Note Purchase Agreement, the Investor deposited $300,000 into the Company’s account.

On September 15, 2022, the Company deposited $357,610 to the trust account at $0.125 per share for each public share that has not been redeemed in accordance with the terms of the amended and restated memorandum and articles of association to extend the time to complete the Business Combination by three months until December 15, 2022. $300,000 was from the Investor received from the Note Purchase Agreement and $57,610 was paid out of the Company’s operating account.

On September 15, 2022, a total redemption payment of $26,172,069 was distributed for 2,606,117 public shares redeemed.

As of September 30, 2022, there were 2,860,883 non-redeeming public shares issued and outstanding. As of September 30, 2022, an aggregate of $29,144,536 was held in the Trust Account in money market funds that invest in cash, U.S. Treasury bills, notes, and other obligations issued or guaranteed as to principal and interest by the U.S. Treasury.

In order to finance transaction costs in connection with a business combination, the initial shareholders or affiliates of the initial shareholders or certain of the Company’s officers and directors may, but are not obligated to, provide the Company working capital loans, as defined below (see Note 5). To date, an aggregate of $200,000 was outstanding evidenced by an unsecured promissory note as described above.

Going Concern

The Company performed an assessment on its ability to continue as a going concern in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. There is no assurance that the Company will be able to consummate the initial business combination before December 15, 2022. In the event that the Company fails to consummate business combination within the required period, the Company will face mandatory liquidation and dissolution subject to certain obligations under applicable laws or regulations. This uncertainty raises substantial doubt about the Company’s ability as a going concern one year from the date the financial statement is issued. No adjustments have been made to the carrying amounts of assets or liabilities regarding the possibility of the Company not continuing as a going concern, as a result of failing to consummate business combination before December 15, 2022. Management plans to continue its efforts to consummate a business combination within required period.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. Dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months and for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any future period.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K filed by the Company with the SEC on March 31, 2022.

Principals of Consolidation

The accompanying unaudited condensed consolidated financial statements included the accounts of the Company and its wholly owned subsidiaries where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of September 30, 2022 and December 31, 2021.

Marketable Securities Held in the Trust Account

As of September 30, 2022 and December 31, 2021, The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information (See Note 6).

Trust Account activities during the nine months ended September 30, 2022 included interest income earned of $287,029, a cash receipt of $357,610 for the 2,860,883 shares non-redeeming public shares at $0.125 per share, and a total payment of $26,172,069 to public shareholders who redeemed their public shares in an aggregate amount of 2,606,117 shares.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s public shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero. The interest earned by the marketable security held in trust, and the fund deposited into the trust account for extending the date of consummation of business combination were also recognized in redemption value against additional paid-in capital and accumulated deficit immediately as these funds will be used to fund the possible redemption of the public shares (less amount necessary to pay the Company’s taxes and less up to $50,000 for dissolution in the event of a liquidation). Accordingly, as of September 30, 2022 and December 31, 2021, ordinary shares subject to possible redemption are presented at redemption value of $10.18 per share and $10.00 per share respectively as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Offering Costs Associated with the IPO

Offering costs consist underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO. As of September 30, 2022, offering costs associated with the IPO totaled $1,862,538. The amount was consisted of $1,366,750 in underwriters’ fees, plus $495,788 of other expenses. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A – “Expenses of Offering”. The Company allocates offering costs between public shares and public warrants based on the estimated fair values of public shares and public warrants at the date of issuance. Accordingly, $1,780,148 was allocated to public shares and was charged to temporary equity, and $82,390 was allocated to public warrants and was charged to shareholders’ equity.

Other Current Assets

Other current assets relate to an aggregate amount of $135,000 that is due from ProSomnus Holdings Inc. “ProSomnus”. Pursuant to a letter agreement dated May 11, 2022 between ProSomuns and the Company, the Company advanced $135,000 on behalf of ProSomnus to a certain convertible notes investor for the investor to begin the legal work based on a term sheet, and ProSomnus agrees to reimburse the advance to the Company within a short period of time.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution that at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Net Income (Loss) per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less interest income in trust account less any dividends paid. The company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of September 30, 2022 and September 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The net income (loss) per share presented in the condensed consolidated statement of operations is based on the following:

				For The
				Period From
				January 6,
	For The	For The	For The	2021
	Three Months	Nine months	Three Months	(Inception)
	Ended	Ended	Ended	To
	September 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2021
Net income (loss)	$60,305	$(89,597)	$(100,594)	$(157,152)
Accretion of temporary equity to initial redemption value (1)	(357,610)	(357,610)	—	(4,198,476)
Interest earned from trust account	(207,698)	(287,029)	(705)	(811)
Net loss including accretion of temporary equity to redemption value	$(505,003)	$(734,236)	$(101,299)	$(4,356,439)

	For The Three Months		For The Nine months		For The Three Months		For The Period From
	Ended		Ended		Ended		January 6, 2021 (Inception) To
	September 30, 2022		September 30, 2022		September 30, 2021		September 30, 2021
	Redeemable	Non-redeemable	Redeemable	Non-redeemable	Redeemable	Non-redeemable	Redeemable	Non-redeemable
	shares	shares	shares	shares	shares	shares	shares	shares
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity	$(381,194)	$(123,809)	$(562,019)	$(172,217)	$(78,050)	$(23,249)	$(2,662,738)	$(1,693,701)
Accretion of temporary equity to initial redemption value (1)	357,610	—	357,610	—	—	—	4,198,476	—
Interest earned from trust account	207,698	—	287,029	—	705	—	811	—
Allocation of net income/(loss)	$184,114	$(123,809)	$82,620	$(172,217)	$77,345	$(23,249)	$1,536,549	$(1,693,701)

Denominators:
Weighted-average shares outstanding (2)	5,013,762	1,628,425	5,314,261	1,628,425	5,467,000	1,628,425	2,180,466	1,386,942
Basic and diluted net income/(loss) per share	$0.04	$(0.08)	$0.02	$(0.11)	$(0.01)	$(0.01)	$0.70	$(1.22)
(1)

Based on IPO prospectus of the Company, redemption price was initially $10.00 per share, plus any pro rata interest earned on the fund held in the trust account less amount necessary to pay the Company’s taxes. An aggregate of $4,198,476 was accreted to the redemption value of public shares at the closing of the IPO. Based on the terms of the amended and restated memorandum and articles of association amended on September 7, 2022, an aggregate of $357,610 was accreted to the redemption value of 2,860,883 non-redeeming public shares at $0.125 per share.

(2)	During January 6, 2021 (Inception) through June 27, 2021, an aggregate of 187,500 shares of non-redeemable founder shares were subject to forfeiture if the underwriters did not exercise over-allotment option. In connection with the closing of the underwriters’ partial exercise of their over-allotment option on June 28, 2021, 116,750 founder shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.

These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.

Warrants

The Company evaluates the public and private warrants as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, both public and private warrants are classified in shareholders’ equity.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on January 6, 2021, the evaluation was performed for the period ended December 31, 2021 and the upcoming 2022 tax year. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.

Because the Company will acquire a U.S. domestic corporation and reincorporate as a Delaware corporation (the “PubCo”), and the Pubco’s securities will trade on Nasdaq upon the consummation of the proposed business combination, the Company may become a “covered corporation”.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

The Company’s tax provision was nil and it had no deferred tax assets for the period presented. The Company is considered to be an exempted Cayman Islands Company, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal year beginning after December 15, 2023 for smaller reporting companies and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently evaluating the impact that the pronouncement will have on the financial statements.

Except for the foregoing, Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

Pursuant to the IPO on June 15, 2021, the Company sold 5,000,000 Public Units, which does not include the exercise of the underwriters’ over-allotment option, at a price of $10.00 per Public Unit. Each unit consists of one ordinary share and three-quarters of one warrant (see Note 8).

The Company granted the underwriters a 45-day option to purchase up to 750,000 Units to cover over-allotment. Upon the closing of the over-allotment on June 28, 2021, the Underwriters had partially exercised the option and purchased 467,000 additional Public Units at a price of $10.00 per Public Unit, generating gross proceeds of $4,670,000.

The Company paid an underwriting discount of $1,250,000 (2.5% of the gross IPO proceeds) to the underwriters, and $75,000 to the qualified independent underwriter, at the closing of the IPO. The Company paid an underwriting discount of $116,750 at the closing of the underwriters’ partial exercise of the over-allotment option.

The Company has agreed to pay $1,640,100 (“fee” via Business Combination Marketing Agreement between the Company and representative of underwriters), which equals 3% of the gross offering proceeds, payable upon the Company’s completion of the business combination. The fee will become payable from the amounts held in the Trust Account, or in the form of new shares, subject to certain agreements and approvals, solely in the event the Company completes its business combination. In the event that the Company does not close a business combination, the representative underwriter has agreed to waive its right to receive the fee.

All of the 5,467,000 public shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such public shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

On September 15, 2022, a total redemption payment of $26,172,069 was distributed for 2,606,117 public shares redeemed (As described in Note 1).

As of September 30, 2022, the ordinary shares reflected on the balance sheet are reconciled in the following table.

As of September 30, 2022
Gross proceeds	$54,670,000
Less:
Proceeds allocated to public warrants	(2,418,328)
Offering costs of public shares	(1,780,148)
Redemption payment for 2,606,117 shares redeemed	26,172,069
Plus:
Accretion of carrying value to redemption value (1)	4,845,081
Ordinary shares subject to possible redemption	$29,144,536
(1)	Including (i) An aggregate of $4,198,476 at the closing of the IPO based on $10.00 per share redemption price; (ii) an aggregate of $357,610 for 2,860,883 non-redeeming public shares at $0.125 per share and (iii) interest earned from trust account.

Note 4 — Private Placement

Concurrently with the closing of the IPO on June 15, 2021, the Company’s sponsor, hedge funds and the representatives of underwriters and certain of their affiliates purchased an aggregate of 250,000 Private Units in a private placement at $10.00 per Private Unit. The Private Units are identical to the Public Units except with respect to certain registration rights and transfer restrictions.

Upon the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, the Company consummated a private sale of an additional 11,675 Private Units to the above-mentioned private units purchasers at $10.00 per Private Unit.

Note 5 — Related Party Transactions

Founder Shares

On January 8, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. This number includes an aggregate of up to 187,500 shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters. Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of the Company’s initial business combination or earlier if, subsequent to its initial business combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. On June 28, 2021, the Company cancelled an aggregated of 70,750 ordinary shares issued to certain shareholders of the Company prior to the IPO.

Related Party Loans

On February 10, 2021, the Company issued a $450,000 principal amount unsecured promissory note to the Company’s sponsor, and the Company had received such amount as of issuance date. The note is non-interest bearing, at the discretion of the sponsor, due on the earlier of December 31, 2021, the consummation of this offering or the abandonment of this offering. The loan was fully repaid on June 14, 2021.

In order to meet its working capital needs following the consummation of the IPO, the Company’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of the Company’s business combination into additional Private Units at a price of $10.00 per unit. If the Company does not complete a business combination, the working capital loan will only be repaid with funds not held in the Trust Account and only to the extent available.

On September 12, 2022, the Company issued an unsecured promissory note in the aggregate principal amount of $200,000 to RedOne Investment Limited, the Sponsor. The principal shall be payable promptly on the date on which the Company consummates its initial business combination with no interest accrued, and the amount of $200,000 does not have the conversion feature of converting into additional Private Units, based on the description of the promissory note.

As of September 30, 2022, an aggregate of $200,000 was outstanding evidenced by an unsecured promissory note as described above.

Other Related Party Transactions

For the nine months ended September 30, 2022 and for the period from January 6, 2021 (Inception) to September 30, 2021, total reimbursement of out-of-pocket expenses paid to our sponsor, officers or directors were $5,383 and $30,074 respectively. The balance amount was nil at September 30, 2022 and September 30, 2021.

In September 2021, the Company made a temporary payment of $30,000 to the Company’s sponsor, for the purpose of leasing an office on behalf of the Company. The Company had cancelled this plan and the sponsor returned the amount to the Company on October 19, 2021. The balance amount of due to related party was nil at September 30, 2022.

Note 6 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30,2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2022	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$29,144,536	$54,671,966

Except for the foregoing, the Company does not have any assets measured at fair value on a recurring basis at September 30, 2022 and December 31, 2021.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. No such transfers took place for the period presented.

Note 7 — Commitments and Contingencies

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements.

Business Combination Marketing Agreement

The Company has entered into Business Combination Marketing Agreement with representative of its underwriters, and agreed to pay a fee totaling $1,640,100, which equals 3% of the gross offering proceeds, payable upon the Company’s completion of the business combination. The fee will become payable from the amounts held in the Trust Account, or in the form of new shares, subject to certain agreements and approvals, solely in the event the Company completes its Business Combination. In the event that the Company does not close a business combination, the representative underwriter has waived its right to receive the fee.

Registration Rights

The initial shareholders will be entitled to registration rights with respect to their initial shares, as well as the holders of the Private Units and holders of any securities issued to the Company’s initial shareholders, officers, directors or their affiliates in payment of working capital loans or extension loans made to the Company, will be entitled to registration rights with respect to the Private Units (and underlying securities), pursuant to an agreement signed on the effective date of the IPO. The holders of such securities are entitled to demand that the Company register these securities at any time after the Company consummates a business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a business combination.

Note 8 — Shareholders’ Equity

Ordinary shares

The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share.

On January 8, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. On May 11, 2021, the sponsor surrendered 553,314 shares of founder shares, and then the Company re-issued this portion of founder shares, purchased by hedge funds and representatives of underwriters and certain of their affiliates with nominal price. In the event that the over-allotment option is not exercised, an aggregate of up to 187,500 shares held by initial shareholders will be forfeited proportionally. Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of our initial business combination or earlier if, subsequent to the Company’s initial business combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On June 15, 2021, the Company sold 5,000,000 units at a price of $10.00 per Public Unit in the IPO; and the Company sold to its sponsor, hedge funds and the representatives of underwriters and certain of their affiliates of underwriters an aggregate of 250,000 Private Units at $10.00 per Private Unit. Each Public Unit and Private Unit consists of one share of ordinary shares and three quarters of one warrant.

The Company granted the underwriters a 45-day option to purchase up to 750,000 Units to cover over-allotment. Upon the closing of the over-allotment on June 28, 2021, the Underwriters had partially exercised the option and purchased 467,000 additional Public Units at a price of $10.00 per Public Unit; and the Company consummated a private sale of an additional 11,675 Private Units at a price of $10.00 per Private Units. Additionally, on June 28, 2021, the Company cancelled an aggregated of 70,750 ordinary shares issued to certain shareholders of the Company prior to the IPO.

On September 15, 2022, a total redemption payment of $26,172,069 was distributed for 2,606,117 public shares redeemed.

As of September 30, 2022, there were 1,628,425 shares of ordinary shares issued and outstanding excluding 2,860,883 shares subject to possible redemption.

Warrants

Each warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share commencing 30 days after the completion of its initial business combination, and expiring five years from after the completion of an initial business combination. No fractional warrant will be issued and only whole warrants will trade. The Company may redeem the warrants at a price of $0.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given, provided there is an effective registration statement and current prospectus in effect with respect to the ordinary shares underlying such warrants during the 30 day redemption period. If the Company redeems the warrants as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” If a registration statement is not effective within 90 days following the consummation of a business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933, as amended. In the event that a registration statement is not effective at the time of exercise or no exemption is available for a cashless exercise, the holder of such warrant shall not be entitled to exercise such warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the warrant exercise. If an initial business combination is not consummated, the warrants will expire and will be worthless.

In addition, if (a) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination, and (c) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the market price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the market price.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the unaudited condensed consolidated financial statements were issued and identified the following subsequent events that shall be disclosed.

On October 17, 2022, LAAA Merger Corp. (“PubCo”), the Company’s wholly owned subsidiary, filed a Form S-4/A containing amendment No. 2 to the registration statement to address comments LAAA Merger Corp. received from the SEC on August 31, 2022, regarding the registration statement.

On November 4, 2022, the PubCo filed a Form S-4/A containing amendment No. 3 to the registration statement to address the comments LAAA Merger Corp. received from the SEC on November 2, 2022.

The registration statement for the Company’s proposed merger with ProSomnus (as described in Note 1) was declared effective on November 10, 2022. On November 14, 2022, PubCo filed the Definitive Proxy Statement with the SEC with respect to the proposed merger with ProSomnus.

Except for the foregoing, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Note 10 — Events Subsequent to the Date of the Form 10-Q filed on November 14, 2022

On December 2, 2022, the Company held an Extraordinary General Meeting (the “General Meeing”). In the General Meeting, the Company’s shareholders approved the proposed business combination, and a total of 2,380,246 public shares was elected to be redeemed. A total redemption payment of $24,369,280 was distributed for 2,380,246 public shares redeemed. As of December 2, 2022, there were 2,109,062 ordinary shares issued and outstanding. Refer to the Form 8-K and Form 8-K/A filed by the Company on December 2, 2022 and December 5, 2022, respectively.

On December 6, 2022, the Company completed the business combination with ProSomnus. Refer to the Form 25-NSE notified by Nasdaq Stock Market LLC on December 6, 2022.

REPORT OF LAKESHORE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders’ of Lakeshore Acquisition I Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Lakeshore Acquisition I Corp. (the Company) as of December 31, 2021, and the related statements of operations, changes in shareholders’ equity, and cash flows for the period from January 6, 2021 (inception) to December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from January 6, 2021 (inception) to December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenue, its business plan is dependent on the completion of a financing transaction and the Company’s cash and working capital as December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2021.

New York, New York

March 31, 2022

LAKESHORE ACQUISITION I CORP.

Balance Sheet

December 31, 2021

ASSETS
Current assets
Cash	$438,913
Prepaid expenses	63,708
Marketable securities held in trust account	54,671,966
Total Current Assets	55,174,587
Total Assets	$55,174,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accrued expense	$25,000
Total Current Liabilities	25,000
Total Liabilities	$25,000

Commitments and contingencies

Redeemable Ordinary Shares
Ordinary share subject to possible redemption: 5,467,000 shares (at redemption value of $10.00 per share)	$54,670,000

Shareholders’ Equity
Ordinary share, $0.0001 par value; 500,000,000 shares authorized; 1,628,425 shares issued and outstanding	163
Additional paid-in capital	779,049
Accumulated deficit	(299,625)
Total Shareholders’ Equity	479,587
Total Liabilities and Shareholders’ Equity	$55,174,587

The accompanying notes are an integral part of these financial statements.

LAKESHORE ACQUISITION I CORP.

Statement of Operations

For the period from January 6, 2021 (Inception) to December 31, 2021

Formation, general and administrative expenses	$301,591
Loss from operations	(301,591)
Other income
Interest income on marketable securities held in trust account	1,966
Net Loss	(299,625)

Basic and diluted weighted average shares outstanding
Redeemable ordinary shares – basic and diluted	3,020,358
Ordinary shares – basic and diluted	1,448,654

Basic and diluted net loss per share
Redeemable ordinary shares – basic and diluted	$0.38
Ordinary shares – basic and diluted	$(1.01)

The accompanying notes are an integral part of these financial statements.

LAKESHORE ACQUISITION I CORP.

Statement of Changes in Shareholders’ Equity

For the period from January 6, 2021 (Inception) to December 31, 2021

			Additional		Total
	Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity
Balances, January 6, 2021 (Inception)	—	$—	$—	$—	$—
Issuance of ordinary shares to the sponsor	1,437,500	144	24,856	—	25,000
Issuance of public units	5,467,000	547	54,669,453	—	54,670,000
Issuance of private units	261,675	26	2,616,724	—	2,616,750
Underwriters’ discount	—	—	(1,366,750)	—	(1,366,750)
Deduction of other offering costs	—	—	(495,788)	—	(495,788)
Forfeiture of shares	(70,750)	(7)	7	—	—
Change in value of ordinary shares subject to redemption	(5,467,000)	(547)	(52,251,125)	—	(52,251,672)
Allocation of offering costs to ordinary shares subject to redemption	—	—	1,780,148	—	1,780,148
Deduction for increases of carrying value of redeemable shares	—	—	(4,198,476)	—	(4,198,476)
Net loss	—	—	—	(299,625)	(299,625)
Balances, December 31, 2021	1,628,425	$163	$779,049	$(299,625)	$479,587

The accompanying notes are an integral part of these financial statements.

LAKESHORE ACQUISITION I CORP.

Statement of Cash Flows

For the period from January 6, 2021 (Inception) to December 31, 2021

Cash flow from operating activities
Net loss	$(299,625)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income earned in trust account	(1,966)
Change in operating assets and liabilities:
Change in prepaid expenses	(63,708)
Change in accrued expenses	25,000
Net cash provided by operating activities	(340,299)

Cash flow from investing activities
Cash deposited in trust account	(54,670,000)
Net cash used in investing activities	(54,670,000)

Cash flow from financing activities
Proceeds from note payable to a related party	450,000
Proceeds from advance for private units to be issued	70,750
Proceeds from issuance of ordinary shares	57,311,750
Repayment of note payable to a related party	(450,000)
Repayment of advance from private units purchasers	(70,750)
Payment of underwriters’ discount	(1,366,750)
Payment of offering costs	(495,788)
Net cash provided by financing activities	55,449,212

Net change in cash	438,913
Cash at beginning of period	—
Cash at end of period	$438,913

Non-cash investing and financing activities:
Initial classification of or ordinary shares subject to redemption	50,471,524
Subsequent measurement of ordinary shares subject to redemption	4,198,476

The accompanying notes are an integral part of these financial statements.

LAKESHORE ACQUISITION I CORP.

Notes to the Financial Statements

Note 1 — Organization and Business Operations

Organization and General

Lakeshore Acquisition I Corp. (the “Company”) was incorporated in Cayman Islands on January 6, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

As of December 31, 2021, the Company had not generated revenue. All activities for the period from January 6, 2021 (inception) through December 31, 2021 relate to the Company’s formation and the initial public offering (the “IPO”) described below and its effort in seeking a target business. The Company will not generate any operating revenue until after its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year-end.

The Company’s sponsor is RedOne Investment Limited, a BVI limited liability company (the “sponsor”).

Financing

The registration statement for the Company’s IPO (as described in Note 3) was declared effective on June 10, 2021. On June 15, 2021, the Company consummated the IPO of 5,000,000 units (which does not include the exercise of the over-allotment option by the underwriters in the IPO) at $10.00 per unit (the “Public Units’), generating gross proceeds of $50,000,000.

Simultaneously with the IPO, the Company sold to its sponsor, hedge funds and the representatives of underwriters and certain of their affiliates 250,000 units at $10.00 per unit (the “Private Units”) in a private placement (as described in Note 4), generating total gross proceeds of $2,500,000.

The Company granted the underwriters a 45-day option to purchase up to 750,000 Units to cover over-allotment. The Underwriters had partially exercised the option and purchased 467,000 additional Public Units by June 28, 2021, generating gross proceeds of $4,670,000.

Upon the closing of the over-allotment on June 28, 2021, the Company consummated a private sale of an additional 11,675 Private Units at a price of $10.00 per Private Unit, generating gross proceeds of $116,750.

Offering costs amounted to $1,862,538, consisting of $1,366,750 of underwriting discount and $495,788 of other offering costs. Except for the $25,000 of subscription of founder shares, the Company received net proceeds of $55,424,212 from the IPO and the private placement.

Trust Account

Upon the closing of the IPO on June 15, 2021 and the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, an aggregate of $54,670,000 from the net proceeds of the sale of the Public Units and the Private Units was placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee.

The funds held in the Trust Account can be invested in United States government treasury bills, notes or bonds having a maturity of 185 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, until the earlier of the consummation of its first business combination and the Company’s failure to consummate a business combination within 15 months from the consummation of the IPO.

Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the

Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements.

In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

Business Combination

Pursuant to Nasdaq listing rules, the Company’s initial business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding any taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial business combination, although the Company may structure a business combination with one or more target businesses whose fair market value significantly exceeds 80% of the Trust Account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test.

The Company currently anticipates structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses. The Company may, however, structure a business combination where the Company merges directly with the target business or where the Company acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but the Company will only complete such business combination if the post-transaction company owns 50% or more of the outstanding voting securities of the target or otherwise owns a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test.

The Company will either seek shareholder approval of any business combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, or provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid.

The Company will proceed with a business combination only if it will have net tangible assets of at least $5,000,001 upon consummation of the business combination and, solely if shareholder approval is sought, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company will be required to approve the business combination.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the ordinary shares sold in the IPO without the Company’s prior written consent.

In connection with any shareholder vote required to approve any business combination, the Company’s sponsor, the hedge funds and the representatives of underwriters and certain of their affiliates (collectively, “initial shareholders”) will agree (i) to vote any of their respective shares in favor of the initial business combination and (ii) not to convert such respective shares into a pro rata portion of the Trust Account or seek to sell their shares in connection with any tender offer the Company engages in.

Liquidation

Pursuant to the Company’s amended and restated memorandum and articles of association, if the Company is unable to complete its initial business combination within 15 months from the date of the IPO, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, liquidate and dissolve. In the event of liquidation, the holders of the founder shares and Private Units will not participate in any redemption distribution with respect to their founder shares or Private Units, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the Trust Account).

Liquidity and Capital Resources

As of December 31, 2021, the Company had $438,913 in cash held outside its Trust Account available for the Company’s working capital purposes.

Prior to the IPO, The Company’s liquidity needs had been satisfied through a payment from the sponsor of $25,000 (see Note 8) for the founder shares, the loan under an unsecured promissory note from the sponsor of $450,000 (see Note 5). The promissory note from the sponsor was repaid in full on June 14, 2021.

Upon the consummation of the IPO on June 15, 2021 and the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, and associated private placements (see Note 3 and Note 4), $54,670,000 of cash was placed in the Trust Account.

In order to finance transaction costs in connection with a business combination, the initial shareholders or affiliates of the initial shareholders or certain of the Company’s officers and directors may, but are not obligated to, provide the Company working capital loans, as defined below (see Note 5). To date, there were no amounts outstanding under any working capital loans.

Going Concern

The Company performed an assessment on its ability to continue as a going concern in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. There is no assurance that the Company will be able to consummate the initial business combination within 15 months from the date of the IPO. In the event that the Company fails to consummate business combination within the required period, the Company will face mandatory liquidation and dissolution subject to certain obligations under applicable laws or regulations. This uncertainty raises substantial doubt about the Company’s ability as a going concern one year from the date the financial statement is issued. No adjustments have been made to the carrying amounts of assets or liabilities regarding the possibility of the Company not continuing as a going concern, as a result of failing to consummate business combination within 15 months from the date of the IPO. Management plans to continue its efforts to consummate a business combination within 15 months from the date of the IPO.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. Dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2021.

Marketable Securities Held in the Trust Account

As of December 31, 2021, The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. (See Note 6).

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s public shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2021, ordinary shares subject to possible redemption are presented at redemption value of $10.00 per share as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Offering Costs Associated with the IPO

Offering costs consist of underwriting, legal, accounting, registration and other expenses incurred through the balance sheet date that are directly related to the IPO. As of December 31, 2021, offering costs totaled $1,862,538. The amount was consisted of $1,366,750 in underwriters’ fees, plus $495,788 of other expenses. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A – “Expenses of Offering”. The Company allocates offering costs between public shares and public warrants based on the estimated fair values of public shares and public warrants at the date of issuance. Accordingly, $1,780,148 was allocated to public shares and was charged to temporary equity, and $82,390 was allocated to public warrants and was charged to shareholders’ equity.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution that at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Net Income (Loss) per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The net income (loss) per share presented in the condensed statement of operations is based on the following:

For The Period From
January 6, 2021
(Inception) To December 31,
2021
Net loss	$(299,625)
Accretion of temporary equity to redemption value	(4,198,476)
Net loss including accretion of temporary equity to redemption value	$(4,498,101)

	For The Period From January 6, 2021 (Inception) To December 31,
	2021
	Redeemable shares	Non-redeemable shares
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity	$(3,040,019)	$(1,458,082)
Accretion of temporary equity to redemption value	4,198,476	—
Allocation of net income/(loss)	$1,158,457	$(1,458,082)

Denominators:
Weighted-average shares outstanding	3,020,358	1,448,654
Basic and diluted net income/(loss) per share	$0.38	$(1.01)

In connection with the closing of the underwriters’ partial exercise of their over-allotment option on June 28, 2021, 116,750 founder shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.

Warrants

The Company evaluates the public and private warrants as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, both public and private warrants are classified in shareholders’ equity.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on January 6, 2021, the evaluation was performed for the period ending December 31, 2021 which will be the only period subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

The Company’s tax provision was nil and it had no deferred tax assets for the period ending December 31, 2021. The Company is considered to be an exempted Cayman Islands Company, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 for smaller reporting companies and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently evaluating the impact that the pronouncement will have on the financial statements.

Except for the foregoing, Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

Pursuant to the IPO on June 15, 2021, the Company sold 5,000,000 Public Units, which does not include the exercise of the underwriters’ over-allotment option, at a price of $10.00 per Public Unit. Each unit consists of one ordinary share and three-quarters of one warrant (see Note 8).

The Company granted the underwriters a 45-day option to purchase up to 750,000 Units to cover over-allotment. Upon the closing of the over-allotment on June 28, 2021, the Underwriters had partially exercised the option and purchased 467,000 additional Public Units at a price of $10.00 per Public Unit, generating gross proceeds of $4,670,000.

The Company paid an underwriting discount of $1,250,000 (2.5% of the offering price) to the underwriters, and $75,000 to the qualified independent underwriter, at the closing of the IPO. The Company paid an underwriting discount of $116,750 at the closing of the underwriters’ partial exercise of the over-allotment option.

The Company has agreed to pay $1,640,100 (“fee” via Business Combination Marketing Agreement between the Company and representative of underwriters), which equals 3% of the gross offering proceeds, payable upon the Company’s completion of the business combination. The fee will become payable from the amounts held in the Trust Account solely in the event the Company completes its business combination. In the event that the Company does not close a business combination, the representative underwriter has agreed to waive its right to receive the fee.

All of the 5,467,000 public shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such public shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

As of December 31, 2021, the ordinary shares reflected on the balance sheet are reconciled in the following table.

As of December 31, 2021
Gross proceeds	$54,670,000
Less:
Proceeds allocated to public warrants	(2,418,328)
Offering costs of public shares	$(1,780,148)
Plus:
Accretion of carrying value to redemption value	$4,198,476
Ordinary share subject to possible redemption	$54,670,000

Note 4 — Private Placement

Concurrently with the closing of the IPO on June 15, 2021, the Company’s sponsor, hedge funds and the representatives of underwriters and certain of their affiliates purchased an aggregate of 250,000 Private Units in a private placement at $10.00 per Private Unit. The Private Units are identical to the Public Units except with respect to certain registration rights and transfer restrictions.

Upon the closing of the underwriters’ partial exercise of the over-allotment option on June 28, 2021, the Company consummated a private sale of an additional 11,675 Private Units to the above-mentioned private units purchasers at $10.00 per Private Unit.

Note 5 — Related Party Transactions

Founder Shares

On January 8, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. This number includes an aggregate of up to 187,500 shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters. Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of the Company’s initial business combination or earlier if, subsequent to its initial business combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. On June 28, 2021, the Company cancelled an aggregated of 70,750 ordinary shares issued to certain shareholders of the Company prior to the IPO.

Related Party Loans

On February 10, 2021, the Company issued a $450,000 principal amount unsecured promissory note to the Company’s sponsor, and the Company had received such amount as of issuance date. The note was non-interest bearing and was fully repaid on June 14, 2021.

In order to meet its working capital needs following the consummation of the IPO, the Company’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of the Company’s business combination into additional Private Units at a price of $10.00 per unit. If the Company does not complete a business combination, the working capital loan will only be repaid with funds not held in the Trust Account and only to the extent available. As of December 31, 2021, there was nil working capital loan outstanding.

Other Related Party Transactions

From January 6, 2021 (Inception) to December 31, 2021, total reimbursement of out-of-pocket expenses paid to our sponsor, officers or directors amounted to $ 39,121. The balance amount was nil at December 31, 2021.

In September 2021, the Company made a temporary payment of $30,000 to the Company’s sponsor, for the purpose of leasing an office on behalf of the Company. The Company had cancelled this plan and the sponsor returned the amount to the Company on October 19, 2021. The balance amount of due to related party was nil at December 31, 2021.

Note 6 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$54,671,966

Except for the foregoing, the Company does not have any assets measured at fair value on a recurring basis at December 31, 2021.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. No such transfers took place from January 6, 2021 (Inception) to December 31, 2021.

Note 7 — Commitments and Contingencies

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Business Combination Marketing Agreement

The Company has entered into Business Combination Marketing Agreement with representative of its underwriters, and agreed to pay a fee totaling $1,640,100, which equals 3% of the gross offering proceeds, payable upon the Company’s completion of the business combination. The fee will become payable from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. In the event that the Company does not close a business combination, the representative underwriter has waived its right to receive the fee.

Registration Rights

The initial shareholders will be entitled to registration rights with respect to their initial shares, as well as the holders of the Private Units and holders of any securities issued to the Company’s initial shareholders, officers, directors or their affiliates in payment of working capital loans or extension loans made to the Company, will be entitled to registration rights with respect to the Private Units (and underlying securities), pursuant to an agreement signed on the effective date of the IPO. The holders of such securities are entitled to demand that the Company register these securities at any time after the Company consummates a business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a business combination.

Note 8 — Shareholders’ Equity

Ordinary shares

The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share.

On January 8, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. On May 11, 2021, the sponsor surrendered 553,314 shares of founder shares, and then the Company re-issued this portion of founder shares, purchased by hedge funds and representatives of underwriters and certain of their affiliates with nominal price. In the event that the over-allotment option is not exercised, an aggregate of up to 187,500 shares held by initial shareholders will be forfeited proportionally. Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of our initial business combination or earlier if, subsequent to the Company’s initial business combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On June 15, 2021, the Company sold 5,000,000 units at a price of $10.00 per Public Unit in the IPO; and the Company sold to its sponsor, hedge funds and the representatives of underwriters and certain of their affiliates of underwriters an aggregate of 250,000 Private Units at $10.00 per Private Unit. Each Public Unit and Private Unit consists of one share of ordinary shares and three quarters of one warrant.

The Company granted the underwriters a 45-day option to purchase up to 750,000 Units to cover over-allotment. Upon the closing of the over-allotment on June 28, 2021, the Underwriters had partially exercised the option and purchased 467,000 additional Public Units at a price of $10.00 per Public Unit; and the Company consummated a private sale of an additional 11,675 Private Units at a price of $10.00 per Private Units. Additionally, on June 28, 2021, the Company cancelled an aggregated of 70,750 ordinary shares issued to certain shareholders of the Company prior to the IPO.

As of December 31, 2021, there were 1,628,425 shares of ordinary shares issued and outstanding excluding 5,467,000 shares subject to possible redemption.

Warrants

Each warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share commencing 30 days after the completion of its initial business combination, and expiring five years from after the completion of an initial business combination. No fractional warrant will be issued and only whole warrants will trade. The Company may redeem the warrants at a price of $0.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given, provided there is an effective registration statement and current prospectus in effect with respect to the ordinary shares underlying such warrants during the 30 day redemption period. If the Company redeems the warrants as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” If a registration statement is not effective within 90 days following the consummation of a business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933, as amended. In the event that a registration statement is not effective at the time of exercise or no exemption is available for a cashless exercise, the holder of such warrant shall not be entitled to exercise such warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the warrant exercise. If an initial business combination is not consummated, the warrants will expire and will be worthless.

In addition, if (a) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination, and (c) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the market price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the market price.

Note 9 — Restatement of Prior Period Financial Statement

Recently, the Staff of the SEC issued comment letters to multiple SPACs and addressed certain accounting and reporting considerations related to redeemable equity instruments. Based on ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary share subject to redemption to be classified outside of permanent equity. As a result, the Company re-evaluated its accounting classification of public shares and concluded that all public shares should be reported as temporary equity on the Company’s balance sheet. The Company previously classified 4,578,015 public shares as temporary equity and the remaining as permanent equity to maintain total shareholders’ equity above $5 million on the balance sheet as of June 15, 2021 filed with Form 8-K on June 22, 2021. In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” we evaluated and have determined to restate all 5,000,000 public shares as temporary equity.

The following summarizes the effect of the restatement on each financial statement line item.

	As		As
As of June 15, 2021	Reported	Adjustment	Restated
Restated Balance Sheet
Ordinary share subject to possible redemption	$45,780,150	$4,219,850	$50,000,000
Shareholders’ Equity
Ordinary share	211	(42)	169
Additional paid in capital	5,011,721	(4,219,808)	791,913
Total shareholders’ equity	$5,000,004	$(4,219,850)	$780,154

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 31, 2022, the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Note 11 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

The Company held an Extraordinary General Meeting (the “General Meeting”) of shareholders on September 7, 2022. In the General Meeting, shareholders approved to amend Lakeshore’s Amended and Restated Memorandum and Articles of Association (the “Charter Amendment”), and to extend the time for Lakeshore to complete a business combination for an additional three (3) months, from September 15, 2022 to December 15, 2022, and the Charter Amendment was amended on September 7, 2022. In the General Meeting, shareholders elected to redeem 2,606,117 public shares. Refer to the Form 8-K filed by the Company on September 7, 2022.

On September 12, 2022, the Company issued an unsecured promissory note in the aggregate principal amount of $200,000 to RedOne Investment Limited, the Sponsor.

On September 15, 2022, the Company, ProSomnus Holdings Inc., (“ProSomnus”), the Sponsor, and the investor (the “Investor”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”). Pursuant to the Note Purchase Agreement, the Investor deposited $300,000 into the Company’s account. In addition, the Sponsor will transfer 50,000 founder shares to the Investor at merger closing. Refer to the Form 8-K filed by the Company on September 15, 2022.

On September 15, 2022, the Company deposited $357,610 to the trust account at $0.125 per share for each public share that had not been redeemed in accordance with the terms of the amended and restated memorandum and articles of association to extend the time to complete the Business Combination by three months until December 15, 2022. $300,000 was from the Investor received from the Note Purchase Agreement and $57,610 was paid out of the Company’s operating account.

On September 15, 2022, a total redemption payment of $26,172,069 was distributed for 2,606,117 public shares redeemed. As of September 15, 2022, there were 2,860,883 non-redeeming public shares issued and outstanding.

On December 2, 2022, the Company held an Extraordinary General Meeting (the “General Meeing”). In the General Meeting, the Company’s shareholders approved the proposed business combination, and a total of 2,380,246 public shares was elected to be redeemed. A total redemption payment of $24,369,280 was distributed for 2,380,246 public shares redeemed. As of December 2, 2022, there were 2,109,062 ordinary shares issued and outstanding. Refer to the Form 8-K and Form 8-K/A filed by the Company on December 2, 2022 and December 5, 2022, respectively.

On December 6, 2022, the Company completed its business combination. Refer to the Form 25-NSE notified by Nasdaq Stock Market LLC on December 6, 2022.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement.

Amount to be paid
SEC registration fee	$16,466
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and miscellaneous expenses	*
Total	*
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Item 14. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Charter will contain provisions limiting the liability of the members of PubCo’s board of directors, and PubCo’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, will provide that PubCo will indemnify each of the members of PubCo’s board of directors and officers to the fullest extent permitted under Delaware law. PubCo’s bylaws will also provide the board of directors with discretion to indemnify employees and agents of PubCo.

PubCo intends to enter into indemnification agreements with each of its directors and executive officers and certain other key employees. The indemnification agreements will provide that PubCo will indemnify each of its directors and executive officers and such other key employees against any and all expenses incurred by such director, executive officer or other key employee because of his or her status as one of PubCo’s directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, the Charter and PubCo’s amended and restated bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, PubCo will advance all expenses incurred by its directors, executive officers and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.

Item 15. Recent Sales of Unregistered Securities

The Company has not sold any within the past three years which were not registered under the Securities Act except as follows:

Private Placements in Connection with the Lakeshore’s IPO

On January 8, 2021, 1,437,500 insider shares were issued to the Sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. On May 11, 2021, the Sponsor surrendered 553,314 insider shares, and then Lakeshore re-issued this portion of insider shares, purchased by hedge funds and representatives of underwriters and certain of their affiliates with nominal price. Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their insider shares until six months after the date of the consummation of Lakeshore’s initial business combination or earlier if, subsequent to its initial business combination, Lakeshore consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. On June 28, 2021, Lakeshore cancelled an aggregated of 70,750 insider shares in connection with the partial exercise of the IPO underwriter’s over- allotment option. Immediately prior to the closing of the Business Combination, Lakeshore will cancel 410, 025 insider shares which are currently held by the Sponsor.

On June 15, 2021, Lakeshore’s sponsor, hedge funds and the representatives of underwriters and certain of their affiliates purchased an aggregate of 250,000 Private Units in a private placement at $10.00 per Private Unit. On June 28, 2021, Lakeshore consummated a private sale of an additional 11,675 Private Units to the above-mentioned private unit purchasers at $10.00 per Private Unit.

Because this offer and sale was made to existing stockholders, the sale does not involve a public offering and is being made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to the foregoing sales.

PIPE Investment

On December 6, 2022, the Company closed its previously announced PIPE financing, selling 1,025,000 shares of common stock to investors for gross proceeds of $10,250,000. In connection with the PIPE financing, the Sponsor transferred 574,035 founders shares and the Company issued 571,183 additional shares to the PIPE investors.

The shares issued to such institutions and accredited investors in the PIPE financing were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Convertible Notes

On August 26, 2022, Lakeshore and ProSomnus entered into definitive agreements with certain investors pursuant to which convertible notes of PubCo (the “Convertible Notes”) with an aggregate principal funding equal to thirty million dollars ($30,000,000) was to be issued to such investors in a private placement to be consummated immediately prior to the consummation of the Business Combination.

Senior Convertible Notes

On December 6, 2022, Surviving Pubco entered into that certain Senior Indenture by and between ProSomnus, Inc., ProSomnus Holdings, ProSomnus Sleep Technologies, and Wilmington Trust, National Association, as Trustee and Collateral Agent, and Senior Secured Convertible Notes Due December 6, 2025 (“Senior Convertible Notes”), with an aggregate principal amount of $16.96 million, pursuant to the previously disclosed Senior Securities Purchase Agreement, dated August 26, 2022. The securities were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Subordinated Convertible Notes

On December 6, 2022, Surviving Pubco entered into that certain Subordinated Indenture by and between ProSomnus, Inc., ProSomnus Holdings, ProSomnus Sleep Technologies, and Wilmington Trust, National Association, as Trustee and Collateral Agent, and Subordinated Secured Convertible Notes Due April 6, 2026 (“Subordinated Convertible Notes”), with an aggregate principal amount of $17.45 million, pursuant to the previously disclosed Subordinated Securities Purchase Agreement, dated August 26, 2022. The securities were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

In connection with the closing of the announced Convertible Debt offering, the Company issued 326,713 shares of common stock and 1,914,907 warrants to purchase common stock to certain Convertible Debt holders. The securities were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Underwriter and Vendor Shares

At the closing of the Business Combination, the Company issued an aggregate of 716,223 shares of common stock to Craig-Hallum, Roth Capital Partners, and Gordon Pointe Capital, in partial satisfaction of fees due to such parties in connection with the Business Combination. The shares were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Additional Issuance

On January 30, 2023, the Company issued 1,552 shares of Common Stock to a former shareholder of ProSomnus Holdings, Inc. valued at $10.00 per share, due to an administrative error in recording the number of shares held by such shareholder prior to the Business Combination. The shares were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

On February 9, 2023, the Company issued 49 shares of Common Stock to a former shareholder of ProSomnus Holdings, Inc. valued at $10.00 per share, due to an administrative error in recording the number of shares held by such shareholder prior to the Business Combination. The shares were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit No.	Description
2.1	Merger Agreement dated May 9, 2022 (previously filed as Exhibit 2.1 of Form 8-K filed by Lakeshore with the SEC on May 10, 2022 ).
3.1	Amended and Restated Certificate of Incorporation of ProSomnus, Inc. (previously filed as Exhibit 3.1 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).
3.2	Amended and Restated Bylaws of ProSomnus, Inc. (previously filed as Exhibit 3.2 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).
4.1	Specimen Common Stock Certificate (previously filed as Exhibit 4.1 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).
4.2	Specimen Warrant Certificate (included in Exhibit 4.3 ).
4.3

Warrant Agreement, dated June 10, 2021, by and between Continental Stock Transfer & Trust Company and the Registrant (previously filed as Exhibit 4.1 of Form 8-K filed by Lakeshore with the SEC on June 16, 2021).

5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP
10.1

Letter Agreement by and between the Registrant and each of the initial shareholders, officers and directors of the Registrant (previously filed as Exhibit 10.1 of Form 8-K filed by Lakeshore with the SEC on June 16, 2021).

10.2

Investment Management Trust Account Agreement, dated June 10, 2021, by and between Continental Stock Transfer & Trust Company and the Registrant (previously filed as Exhibit 10.2 of Form 8-K filed by Lakeshore with the SEC on June 16, 2021).

10.3

Registration Rights Agreement, dated June 10, 2021, among the Registrant, Continental Stock Transfer & Trust Company and the initial shareholders (previously filed as Exhibit 10.3 of Form 8-K filed by Lakeshore with the SEC on June 16, 2021).

10.4

Registration Rights Agreement, dated December 6, 2022, by and between ProSomnus, Inc. and parties thereto (previously filed as Exhibit 10.4 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).

10.5

Registration Rights Agreement, dated December 6, 2022, by and between ProSomnus, Inc. and certain holders of Convertible Notes (previously filed as Exhibit 10.5 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).

10.6	Form of Indemnification Agreement between ProSomnus, Inc. and certain of its officers and directors (previously filed as Exhibit 10.3 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).
10.7

Private Placement Securities Subscription Agreements by and between the Company and the purchasers of the Company’s insider shares and private units (previously filed as Exhibit 10.5 of Form 8-K filed by Lakeshore with the SEC on June 10, 2021).

10.8	Form of Purchaser Support Agreement (previously filed as Exhibit 10.1 of Form 8-K filed by Lakeshore with the SEC on May 10, 2022).
10.9	Form of Voting and Support Agreement (previously filed as Exhibit 10.2 of Form 8-K filed by Lakeshore with the SEC on May 10, 2022).
10.10	Form of Lock-Up Agreement (previously filed as Exhibit 10.6 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).
10.11	Form of Non-Competition and Non-Solicitation Agreement (previously filed as Exhibit 10.4 of Form 8-K filed by Lakeshore with the SEC on May 10, 2022).
10.12	Form of Amended and Restated Registration Rights Agreement (previously filed as Exhibit 10.5 of Form 8-K filed by Lakeshore with the SEC on May 10, 2022).
10.13	2022 Equity Incentive Plan (previously filed as Exhibit 10.2 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).
10.14

Indenture for Senior Secured Convertible Notes due 2025, dated December 6, 2022 by and between ProSomnus, Inc. and Wilmington Trust, National Association, as trustee and collateral agent (previously filed as Exhibit 10.9 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).

10.15

Indenture for Subordinated Secured Convertible Notes due 2026, dated December 6, 2022 by and between ProSomnus, Inc. and Wilmington Trust, National Association, as trustee and collateral agent (previously filed as Exhibit 10.10 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).

10.16	Employment Agreement with Leonard Liptak (previously filed as Exhibit 10.11 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).

10.17	Employment Agreement with Sung Kim (previously filed as Exhibit 10.14 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).
10.18	Employment Agreement with Melinda Hungerman (previously filed as Exhibit 10.13 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).
10.19	Employment Agreement with Laing Rikkers (previously filed as Exhibit 10.12 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).
10.20	Employment Agreement with Brian Dow (previously filed as Exhibit 10.1 of Form 8-K by ProSomnus with the SEC on March 1, 2023).
14.1*	Code of Ethics
21.1	List of Subsidiaries of ProSomnus (previously filed as Exhibit 21.1 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).
23.1	Consent of Marcum LLP
23.2	Consent of SingerLewak LLP
23.3	Consent of UHY LLP
23.3*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)
107*	Filing Fee Calculation Table
*	Previously Filed.
±	Certain information has been omitted from this exhibit in reliance upon Item 601(b)(10) of Regulation S-K.

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California on May 12, 2023.

ProSomnus, Inc.

By:	/s/ Len Liptak
Name: Len Liptak
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement have been signed by the following persons in the capacities indicated on the 12th day of May, 2023.

Signature	Title

/s/ Len Liptak	Chief Executive Officer and Director
Len Liptak	(Principal Executive Officer)

/s/ Brian Dow	Chief Financial Officer
Brian Dow	(Principal Financial and Accounting Officer)

*	Executive Chairman
Laing Rikkers

*	Director
Leonard Hedge

*	Director
William Johnson

*	Director
Jason Orchard

*	Director
Steven Pacelli

*	Director
Heather Rider
*	Signed by Len Liptak pursuant to the power of attorney signed by each individual and previously filed with this Registration Statement on January 9, 2023.